EXHIBIT 99.1

NOTICE OF ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS

and

JOINT MANAGEMENT PROXY AND INFORMATION CIRCULAR

of

NEW HORIZON ENERGY INC.

and

CONDOR PETROLEUM INC.

Dated as of January 20, 2010

NEW HORIZON ENERGY INC.

500, 520 – 5th Avenue S.W.

Calgary, Alberta T2P 3R7

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting of the shareholders (the “Meeting”) of New Horizon Energy Inc. (“NHE”) will be held at the office of NHE at 500, 520 – 5th Avenue S.W., Calgary, Alberta on the 24th day of February, 2010, at 9:00 AM (Calgary time) for the following purposes:

1.	to receive and consider the audited financial statements of NHE for the fiscal year ended December 31, 2008, together with the report of the auditors thereon;
2.	to elect directors;
3.	to appoint auditors and to authorize the directors to fix their remuneration;
4.

to consider, and if thought appropriate, to pass, with or without variation, a special resolution (the “NHE Amalgamation Resolution”) of NHE shareholders to approve the amalgamation agreement (the “Amalgamation Agreement”) between NHE and Condor Petroleum Inc. (“Condor”) pursuant to which NHE and Condor will amalgamate (the “Amalgamation”) and continue as one corporation (“Amalco”) pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”), and to approve the Amalgamation, as more particularly described in the accompanying joint management information circular (the “Information Circular”);

5.

subject to the approval of the NHE Amalgamation Resolution, to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution (the “NHE Stock Option Plan Resolution”) to approve a stock option plan for Amalco, as more particularly described in the accompanying Information Circular; and

6.	to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The nature of the business to be transacted at the Meeting, including the texts of the NHE Amalgamation Resolution and the NHE Stock Option Plan Resolution, is described in further detail in the accompanying Information Circular which forms part of this Notice.

The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting (the “Record Date”) is at the close of business on January 18, 2010. Shareholders whose names have been entered in the register of shareholders at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting provided that, to the extent a shareholder transfers the ownership of any of such shareholder’s shares after such date and the transferee of those shares produces properly endorsed share certificates or otherwise establishes that the transferee owns the shares and demands, not later than ten (10) days before the Meeting, that such shareholder’s name be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those shares at the Meeting.

A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting, or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof. To be effective, the enclosed form of proxy must be mailed so as to reach or be deposited with the Transfer Agent of NHE, Olympia Transfer Services Inc. at Suite 920, 120 Adelaide Street West, Toronto, Ontario M5H 1T1, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time set for the Meeting or any adjournment thereof.

Pursuant to Section 191 of the ABCA, registered holders of shares of NHE are entitled to exercise rights of dissent in respect of the proposed Amalgamation and to be paid fair value for such shares. Holders of shares of NHE wishing to dissent with respect to the Amalgamation must send a written objection to NHE, addressed to the President of NHE c/o Olympia Transfer Services Inc. at Suite 920, 120 Adelaide Street West, Toronto, Ontario M5H 1T1 at or prior to the time of the Meeting in order to be effective. Failure to strictly comply with the requirements set forth in Section 191 of the ABCA may result in the loss of any right of dissent. Persons who are beneficial owners of shares of NHE registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of such shares are entitled to dissent. Accordingly, a beneficial owner of shares of NHE desiring to exercise this right must make arrangements for the shares of NHE beneficially owned by such individual to be registered in his or her name prior to the time the written objection to the special resolution to approve the Amalgamation is required to be received by NHE or, alternatively, make arrangements for the registered holder of his or her shares to dissent on his or her behalf.

The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a company, under its corporate seal by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors or officers of NHE. Each shareholder of NHE has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder’s behalf at the Meeting. To exercise such right, the names of the nominees of management of NHE should be crossed out and the name of the shareholder’s appointee should be legibly printed in the blank space provided.

In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder should be delivered by facsimile to Olympia Transfer Services Inc. at (416) 364-1827.

DATED at Toronto, Ontario as of the 20th day of January, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed)	John Burzynski
Director

CONDOR PETROLEUM INC.

500, 520 – 5th Avenue S.W.

Calgary, Alberta T2P 3R7

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting of the shareholders (the “Meeting”) of Condor Petroleum Inc. (“Condor”) will be held at the office of Condor at 500, 520 – 5th Avenue S.W., Calgary, Alberta on the 24th day of February, 2010, at 10:00 AM (Calgary time) for the following purposes:

1.	to receive and consider the audited consolidated financial statements of Condor for the fiscal year ended December 31, 2008, together with the report of the auditors thereon;
2.	to elect directors;
3.	to appoint auditors and to authorize the directors to fix their remuneration;
4.

to consider, and if thought appropriate, to pass, with or without variation, an ordinary resolution to approve an amendment to the exercise price of certain stock options, including those previously granted to insiders of Condor, as more particularly described in the accompanying joint management information circular (the “Information Circular”);

5.

to consider, and if thought appropriate, to pass, with or without variation, a special resolution (the “Condor Amalgamation Resolution”) of Condor shareholders to approve the amalgamation agreement (the “Amalgamation Agreement”) between New Horizon Energy Inc. (“NHE”) and Condor pursuant to which NHE and Condor will amalgamate (the “Amalgamation”) and continue as one corporation (“Amalco”) pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”), and to approve the Amalgamation, as more particularly described in the Information Circular;

6.

subject to the approval of the Condor Amalgamation Resolution, to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution (the “Condor Stock Option Plan Resolution”) to approve a stock option plan for Amalco, as more particularly described in the accompanying Information Circular; and

7.	to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The nature of the business to be transacted at the Meeting, including the texts of the Condor Amalgamation Resolution and the Condor Stock Option Plan Resolution, is described in further detail in the accompanying Information Circular which is incorporated into this Notice.

The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting (the “Record Date”) is at the close of business on January 18, 2010. Shareholders whose names have been entered in the register of shareholders at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of such shareholder’s shares after such date and the transferee of those shares produces properly endorsed share certificates or otherwise establishes that the transferee owns the shares and demands, not later than ten (10) days before the Meeting, that such shareholder’s name be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those shares at the Meeting.

A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting, or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof. To be effective, the enclosed form of proxy must be mailed so as to reach or be deposited with the Transfer Agent of Condor, Olympia Transfer Services Inc. at Suite 920, 120 Adelaide Street West, Toronto, Ontario M5H 1T1 not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time set for the Meeting or any adjournment thereof.

Pursuant to Section 191 of the ABCA, registered holders of shares of Condor are entitled to exercise rights of dissent in respect of the proposed Amalgamation and to be paid fair value for such shares. Holders of shares of Condor wishing to dissent with respect to the Amalgamation must send a written objection to Condor, addressed to the President of Condor c/o Olympia Transfer Services Inc. at Suite 920, 120 Adelaide Street West, Toronto, Ontario M5H 1T1, at or prior to the time of the Meeting in order to be effective. Failure to strictly comply with the requirements set forth in Section 191 of the ABCA may result in the loss of any right of dissent. Persons who are beneficial owners of shares of Condor registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered holders of such shares are entitled to dissent. Accordingly, a beneficial owner of shares of Condor desiring to exercise this right must make arrangements for the shares of Condor beneficially owned by such individual to be registered in his or her name prior to the time the written objection to the special resolution to approve the Amalgamation is required to be received by Condor or, alternatively, make arrangements for the registered holder of his or her shares to dissent on his or her behalf.

The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a company, under its corporate seal by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors or officers of Condor. Each shareholder of Condor has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder’s behalf at the Meeting. To exercise such right, the names of the nominees of management of Condor should be crossed out and the name of the shareholder’s appointee should be legibly printed in the blank space provided.

In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder should be delivered by facsimile to Olympia Transfer Services Inc. at (416) 364-1827.

DATED at Toronto, Ontario as of the 20th day of January, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed)	Sean Roosen
Director

TABLE OF CONTENTS

Page

NOTICE TO UNITED STATES SECURITYHOLDERS 1
CAUTION REGARDING FORWARD-LOOKING INFORMATION 2
SUMMARY 4
GENERAL PROXY INFORMATION 11
Solicitation Of Proxies 11
Non-Registered Holders 11
Appointment And Revocation Of Proxies 12
Exercise Of Discretion By Proxies 12
Voting Securities And Principal Holders Thereof 13
NHE 13
Condor 13
PARTICULARS OF MATTERS TO BE ACTED UPON AT THE NHE MEETING 15
Annual Business Of NHE 15
Financial Statements 15
Appointment of Auditors 15
Election of Directors 15
Special Business of NHE 17
Special Business of NHE –Amalgamation 17
Special Business of NHE – Amalco Stock Option Plan 30
PARTICULARS OF MATTERS TO BE ACTED UPON AT THE CONDOR MEETING 34
Annual Business Of Condor 34
Financial Statements 34
Appointment of Auditors 34
Election of Directors 34
Special Business Of Condor 36
Special Business of Condor – Option Amendment 36
Special Business of Condor – Amalgamation 38
Special Business of Condor – Amalco Stock Option Plan 39
INFORMATION CONCERNING NHE 41
Interest of Certain Persons or Companies in Matters to be Acted Upon 41
Executive Compensation 41
Securities Authorized for Issuance Under Equity Compensation Plans 41
Management Contracts 41
Corporate Governance 41
Mandate of the NHE Board 41
Composition of the Board 42
Directorships 42
Orientation and Continuing Education 42
Ethical Business Conduct 42
Nomination of Directors 42
Compensation 42
Board Committees 43
Assessments 43

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TABLE OF CONTENTS

(continued)

	Page
Indebtedness of Directors and Executive Officers	43
Interest of Insiders in Material Transactions	43
Other Matters which may Come Before the Meeting	43
Additional Information	44
INFORMATION CONCERNING CONDOR	**45**
Interest of Certain Persons or Companies in Matters to be Acted Upon	45
Executive Compensation	45
Compensation Discussion and Analysis	45
Executive Compensation: Tables and Narrative	47
Director Compensation	49
Securities Authorized for Issuance Under Equity Compensation Plans	51
Stock Option Plan	51
Management Contracts	52
Corporate Governance	52
Mandate of the Condor Board	52
Composition of the Board	53
Directorships	53
Orientation and Continuing Education	54
Ethical Business Conduct	54
Nomination of Directors	54
Compensation	54
Board Committees	54
Assessments	54
Indebtedness of Directors and Executive Officers	55
Interest of Insiders in Material Transactions	55
Other Matters which may Come Before the Meeting	55
Additional Information	55
NHE DIRECTORS' APPROVAL	**56**
CONDOR DIRECTORS' APPROVAL	**57**

APPENDICES:

APPENDIX A SECTION 191 OF THE ABCA	**A-1**
APPENDIX B AMALGAMATION RESOLUTIONS	**B-1**
APPENDIX C STOCK OPTION PLAN RESOLUTIONS	**C-1**
APPENDIX D AMALCO STOCK OPTION PLAN	**D-1**
APPENDIX E AMALGAMATION AGREEMENT	**E-1**
APPENDIX F NEW HORIZON ENERGY INC. INFORMATION BROCHURE	**F-1**
APPENDIX G CONDOR PETROLEUM INC. INFORMATION BROCHURE	**G-1**
APPENDIX H AMALCO INFORMATION BROCHURE	**H-1**

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Capitalized terms not otherwise defined in the following “Notice to United States Securityholders” and “Caution Regarding Forward-Looking Information” sections are defined elsewhere in this Information Circular.

NOTICE TO UNITED STATES SECURITYHOLDERS

The Amalgamation involves the securities of two Canadian issuers. The Amalgamation is subject to the disclosure requirements of Canada, which are different from those of the United States. The Amalco Common Shares to be issued to United States Condor Shareholders pursuant to the Amalgamation have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and are being issued to United States Condor Shareholders in reliance on the exemption from registration set forth in Rule 802 thereof. The solicitation of acceptances of the Amalgamation is not subject to the requirements of section 14(a) of the United States Securities Exchange Act of 1934, as amended. The Amalco Common Shares will not be listed for trading on any United States stock exchange. Accordingly, the solicitations and transactions contemplated by the Amalgamation and in the Information Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and securities laws, and the Information Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Condor Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act.

Likewise, information concerning the properties and operations of NHE and Condor has been prepared in accordance with Canadian standards under applicable Canadian securities laws, and may not be comparable to similar information for United States companies. In particular, the information regarding oil and natural gas reserves and resources contained in this Information Circular and appendices was prepared pursuant to National Instrument 51-101 adopted by the Canadian securities authorities. The United States Securities and Exchange Commission (the “SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proven and probable reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Certain terms used in this Information Circular and appendices, including "possible" and "recoverable" reserves, and "resources", while recognized and required by Canadian securities regulations, are strictly forbidden by the SEC's guidelines from being included in filings with the SEC. Accordingly, information regarding oil and natural gas reserves and resources contained herein may not be comparable to disclosures by United States companies contained in SEC filings.

All financial statements included herein have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies. As a result, the financial statements included herein have not been reconciled to U.S. generally accepted accounting principles as may otherwise be necessary under registration statement requirements of the U.S. Securities Act.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that NHE and Condor were each created under the laws of the Canadian Province of Alberta, that some or all of the officers and directors of NHE and Condor are residents of Canada, that some or all of the experts named in the Information Circular are residents of Canada and that all or a substantial portion of the assets of NHE and Condor are located outside the United States. You may not be able to sue a Canadian issuer or its officers or directors in a Canadian court for violations of the U.S. securities laws. It may be difficult or impossible to compel a Canadian issuer and its affiliates to subject themselves to a U.S. court’s judgment.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by NHE or Condor.

THE SECURITIES OF AMALCO ISSUABLE PURSUANT TO THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This Information Circular and the appendices attached hereto (including “Appendix F - NHE Information Brochure”, “Appendix G - Condor Information Brochure” and “Appendix H - Amalco Information Brochure”) contain forward-looking information. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or states that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Condor, NHE or Amalco to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information.

Examples of such statements include without limitation: (A) statements relating to the intention to complete the Amalgamation and the timing related thereto; (B) the description of Amalco upon completion of the Amalgamation and the expected benefits thereof; and (C) statements pertaining to the expectations of NHE or Condor regarding production; future plans relating to exploration, drilling, business strategy, project programs, and the timing related thereto; estimated reserves data and the size of oil and natural gas reserves; the development of reserves and the timing and method of funding thereof; expectations regarding the ability of Condor, NHE or Amalco, as applicable, to raise capital and to continually add to reserves through acquisitions and development; the projection of market prices and costs; supply and demand for oil and natural gas; expectations regarding the ability of Condor, NHE or Amalco, as applicable, to raise capital and to continually add to reserves through acquisitions and development; treatment under governmental regulatory regimes and tax laws; capital expenditure programs and the method of financing and timing thereof; the development plans and status of oil and gas assets; and future growth and performance; the development of pipelines and other infrastructure beyond the control of NHE, Condor or Amalco; and the extension of existing credit facilities.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking information contained in this Information Circular and the appendices attached hereto (including “Appendix F - NHE Information Brochure”, “Appendix G - Condor Information Brochure” and “Appendix H - Amalco Information Brochure”). Such forward-looking information is based on a number of assumptions which may prove to be incorrect, including, but not limited to: the ability of Condor and NHE to satisfy conditions under the Pre-Amalgamation Agreement, and to complete the Amalgamation; the ability of Condor, NHE or Amalco, as applicable, to obtain necessary financing and adequate insurance, and to successfully integrate NHE and Condor and manage risks; the state of the economy generally; the results of operations and exploitation, exploration and development activities; oil and natural gas prices and market conditions; the extent of oil and gas reserves and future growth and performance; the regulatory and foreign environment; the timely receipt of required regulatory and government approvals; future capital and other expenditures (including the amount, nature and sources of funding thereof), the ability of any of Condor, NHE or Amalco, as applicable, to obtain necessary equipment, services, supplies and personnel in a timely manner to carry out its activities; competitive advantages; foreign currency exchange rates; property title and investments; business prospects and opportunities; transportation and construction delays; and anticipated and unanticipated costs.

These assumptions involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by Condor or NHE, as applicable, and described in this Information Circular and the appendices attached hereto (including “Appendix F - NHE Information Brochure”, “Appendix G - Condor Information Brochure” and “Appendix H - Amalco Information Brochure”). These risks and uncertainties include, but are not limited to: the volatility of oil and natural gas prices; the dependency by Condor or Amalco, as applicable, on certain senior officers; actual reserves being lower than estimates; royalty rates and regulations are subject to change; if NHE is unsuccessful in acquiring and developing oil and natural gas properties, it will be prevented from establishing its reserves and its business will be adversely affected; the inability of NHE, Condor or Amalco, as applicable, to market production due to factors beyond the control of such companies; companies in the industry with greater access to capital markets can outbid NHE, Condor or Amalco, as applicable for acquisitions; necessary capital might not be obtained when required to fund exploration, development and operations of NHE, Condor or Amalco, as applicable; the interruption of drilling activities; surface conditions on the properties of NHE, Condor or Amalco may prohibit access or operations; Aboriginal peoples may make claims regarding the lands on which the operations of Condor or Amalco, as applicable, are conducted; complying with environmental and other government requirements could be costly and could negatively affect the business of NHE, Condor or Amalco, as applicable; changes in environmental laws and policies or newly discovered environmental conditions could negatively affect the results of operations of NHE, Condor or Amalco, as applicable; the future exploration, exploitation and development projects of NHE, Condor and Amalco, as applicable, are subject to change; the operations of NHE, Condor and Amalco, as applicable, are affected by operating hazards and uninsured risks, and a shutdown or slowdown of its operations will adversely affect the business of NHE, Condor or Amalco, as applicable; Condor does not control all of its operations; essential equipment and/or personnel might not be available; risks related to the Republic of Kazakhstan; and other risks and uncertainties described elsewhere in this Information Circular and the appendices attached hereto (including “Appendix F - NHE Information Brochure”, “Appendix G - Condor Information Brochure” and “Appendix H - Amalco Information Brochure”).

The factors identified above are not intended to represent a complete list of the factors that could affect Condor, NHE or Amalco. Additional factors are noted under the heading “Risk Factors” in each of “Appendix F – NHE Information Brochure”, “Appendix G- Condor Information Brochure” and “Appendix H – Amalco Information Brochure,” all attached hereto.

Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results, performance or achievement may vary materially from those expressed or implied by the forward-looking information contained in this Information Circular and the appendices attached hereto (including “Appendix F - NHE Information Brochure”, “Appendix G - Condor Information Brochure” and “Appendix H - Amalco Information Brochure”). These factors should be carefully considered and readers are cautioned not to place undue reliance on forward-looking information, which speaks only as of the date of this Information Circular. All subsequent forward-looking information attributable to Condor, NHE or Amalco herein is expressly qualified in its entirety by the cautionary statements contained in or referred to herein. None of Condor, NHE or Amalco undertake any obligation to release publicly any revisions to this forward-looking information to reflect events or circumstances that occur after the date of this Information Circular or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SUMMARY

The following is a summary of certain information concerning the matters to be considered by Shareholders at the NHE Meeting and the Condor Meeting relating to the Amalgamation and certain other matters, and should be read together with the detailed information and financial data and statements contained elsewhere in this Information Circular, including the appendices hereto. Capitalized terms not otherwise defined in this Summary are defined elsewhere in this Information Circular. This Summary is qualified in its entirety by the more detailed information appearing or referred to elsewhere herein.

THE MEETINGS

Date, Time and Place of Meetings

This Information Circular is furnished in connection with the solicitation of proxies by management of New Horizon Energy Inc. (“NHE”) and Condor Petroleum Inc.(“Condor”) for use at the annual and special meeting of shareholders of NHE (the “NHE Meeting”) and the annual and special meeting of shareholders of Condor (the “Condor Meeting”) (collectively, the “Meetings”). The NHE Meeting will be held on the 24th day of February, 2010 at the office of NHE at 500, 520 – 5th Avenue S.W., Calgary, Alberta at nine o’clock in the morning (Calgary time), and the Condor Meeting will be held on the 24th day of February, 2010 at the office of Condor at 500, 520 – 5th Avenue S.W., Calgary, Alberta at ten o’clock in the morning (Calgary time).

Record Date

The record date for the determination of shareholders of NHE and Condor, respectively, entitled to receive notice of the Meetings has been fixed as January 18, 2010 (the “Record Date”).

Purpose of the Meetings

The purpose of the NHE Meeting is for shareholders of NHE (each, a “NHE Shareholder”) to consider and vote with respect to the annual business of NHE, and to consider and, if thought appropriate, to pass a special resolution (the “NHE Amalgamation Resolution”) relating to the proposed amalgamation of NHE and Condor (the “Amalgamation”) and an ordinary resolution (the “NHE Stock Option Plan Resolution”) relating to the proposed adoption of a stock option plan for Amalco (the “Amalco Stock Option Plan”), all as more particularly described in this joint management information circular (the “Information Circular”).

The purpose of the Condor Meeting is for shareholders of Condor (each, a “Condor Shareholder”) to consider and vote with respect to the annual business of Condor, and to consider and, if thought appropriate, to pass an ordinary resolution (the “Option Amendment Resolution”) relating to the proposed amendment to the exercise price of certain stock options of Condor, and to consider and, if thought appropriate, to pass a special resolution (the “Condor Amalgamation Resolution”) relating to the Amalgamation and an ordinary resolution (the “Condor Stock Option Plan Resolution”) relating to the Amalco Stock Option Plan, all as more particularly described in this Information Circular.

The board of directors of each of NHE and of Condor unanimously recommends that their respective shareholders vote IN FAVOUR OF THE PROPOSALS DESCRIBED HEREIN.

AMALGAMATION

On December 28, 2009, NHE and Condor entered into a pre-amalgamation agreement (the “Pre-Amalgamation Agreement”) pursuant to which they agreed to amalgamate under the Business Corporations Act (Alberta) (the “ABCA”). The company resulting from the Amalgamation will continue under the name “Condor Petroleum Inc.”, or such other name as may be approved by the board of directors of NHE (the “NHE Board”) and the board of directors of Condor (the “Condor Board”) and is acceptable to applicable regulatory authorities, and will be governed by the provisions of the ABCA. If all necessary approvals and other conditions precedent are met, it is expected that the Amalgamation will be completed on or before July 31, 2010.

Amalco

Upon completion of the Amalgamation, the properties and assets of Condor and NHE will become those of Amalco, which will carry on the business of Condor and NHE. The unaudited pro forma consolidated balance sheet of Amalco as at September 30, 2009 and pro forma statement of operations of Amalco for the nine months ended September 30, 2009 and the pro forma statement of operations of Amalco for the financial year ended December 31, 2008 are included in this Information Circular under the heading “Financial Statement Disclosure” in “Appendix H - Amalco Information Brochure”.

The board of directors of Amalco will initially consist of the following three (3) individuals: John Burzynski, Sean Roosen, and Norman Storm. Senior management of Amalco will include: Donald Streu as President and Chief Executive Officer, Sandy Quilty as Chief Financial Officer, and John Burzynski as Secretary-Treasurer. The board of directors of Amalco may be increased by one (1) individual after completion of the Amalgamation and prior to the first meeting of the shareholders of Amalco, as permitted by the ABCA and the Articles of Amalco. For more information concerning the proposed officers and directors of Amalco see “Directors and Executive Officers” in “Appendix H – Amalco Information Brochure” attached to this Information Circular.

Reasons for the Amalgamation

The NHE Board believes that the exchange of all of the outstanding shares of NHE (each, a “NHE Common Share”) for common shares of Amalco (each, an “Amalco Common Share”) at the NHE Ratio (as defined under the heading “Calculation of Exchange Ratios”) is fair to NHE Shareholders from a financial point of view.

The Condor Board believes that the exchange of all of the outstanding shares of Condor (each, a “Condor Common Share”) for Amalco Common Shares at the Condor Ratio (as defined under the heading “Calculation of Exchange Ratios”) is fair to Condor Shareholders from a financial point of view.

Each of the Condor Board and the NHE Board supports the Amalgamation, as the Amalgamation is intended to enhance the value of each company funded by the exchange of common shares and without any out of pocket cash expenditures. The combined portfolios create a larger, more competitive company while providing risk diversification through increased exploration acreage with the potential for both oil and gas production. The corresponding strengthened balance sheet is expected to better position Amalco for future acquisitions of reserves and producing assets. Amalco is also expected to benefit from the synergies and cost savings associated with unifying management, administrative, technical and operational teams. See "Caution Regarding Forward-Looking Information".

Pre-Amalgamation Agreement

Overview

The Pre-Amalgamation Agreement contains certain customary representations and warranties of each of NHE and Condor relating to, among other things, their respective organization, capitalization, ownership of subsidiaries, financial statements, litigation, compliance with necessary regulatory or governmental authorities and other matters, including their authority to enter into the Pre-Amalgamation Agreement and to consummate the Amalgamation. Under the Pre-Amalgamation Agreement, among other things, until the completion of the Amalgamation, each of NHE and Condor shall, and shall cause each of its subsidiaries to, conduct business in the ordinary course of business consistent with past practice, and to refrain from making changes to its capital structure or from redeeming, purchasing or offering to purchase any securities, other than as contemplated by the Pre-Amalgamation Agreement.

Conditions

The Pre-Amalgamation Agreement provides that the respective obligations of NHE and Condor to complete the Amalgamation are subject to a number of conditions, including the following mutual conditions precedent: (i) each of NHE and Condor shall provide notice regarding the Amalgamation to, and obtain all necessary or desirable waivers, consents and approvals or releases regarding the Amalgamation from, other parties to agreements, understandings or other documents to which it is a party or by which it is or its properties are bound or affected; (ii) each of NHE and Condor shall effect or cause to be effected all necessary or advisable registrations, filings and submissions in connection with the Amalgamation and in compliance with applicable legislation; (iii) each of NHE and Condor shall obtain, prior to the effecting the Amalgamation, all licences, consents, approvals, authorizations and orders as may be necessary or desirable for the consummation of the Amalgamation; and (iv) each of NHE and Condor shall cooperate with each other on a timely basis in connection with the preparation of, and shall furnish to each other such information as may be reasonably necessary for inclusion in, all documents and information necessary or desirable to be filed with applicable agencies in connection with the Amalgamation, including making an application as soon as practicable to the Ministry of Energy and Mineral Resources of Kazakhstan for necessary waivers and consents and, if required, application for necessary approvals from the anti-trust and anti-monopoly authorities in Kazakhstan.

The material conditions for the benefit of Condor include, among others: (i) the Amalgamation will have been approved by the Condor Shareholders at the Condor Meeting and by the NHE Shareholders at the NHE Meeting; (ii) all of the consents and approvals required for the completion of the Amalgamation will have been obtained; (iii) there will not have been any change, condition, event or occurrence that, individually or in the aggregate, has been, or could reasonably be expected to be, materially adverse to NHE; (iv) the officers and directors of NHE shall have resigned and executed a full and final release in favour of NHE; and (v) NHE Shareholders representing in excess of 5% of the NHE Common Shares issued and outstanding prior to the NHE Meeting will not have exercised any applicable rights of dissent with respect to the Amalgamation.

The material conditions for the benefit of NHE include, among others: (i) the Amalgamation will have been approved by the Condor Shareholders at the Condor Meeting and by the NHE Shareholders at the NHE Meeting; (ii) all of the consents and approvals required for the completion of the Amalgamation will have been obtained; (iii) there will not have been any change, condition, event or occurrence that, individually or in the aggregate, has been, or could reasonably be expected to be, materially adverse to Condor; and (iv) Condor Shareholders representing in excess of 5% of the Condor Common Shares issued and outstanding prior to the Condor Meeting will not have exercised any applicable rights of dissent with respect to the Amalgamation.

Calculation of Exchange Ratios

Subject to adjustment as described below, upon the Amalgamation:

(a)	all outstanding NHE Common Shares will be exchanged for Amalco Common Shares on the basis that every one (1) NHE Common Share will be exchanged for one (1) Amalco Common Share (the “NHE Ratio”); and
(b)

all outstanding Condor Common Shares will be exchanged for Amalco Common Shares on the basis that every three and four-tenths (3.4) Condor Common Shares will be exchanged for one (1) Amalco Common Share (the “Condor Ratio”).

No fractional Amalco Common Shares will be issued on completion of the Amalgamation. Persons otherwise entitled to receive fractional Amalco Common Shares will instead receive Amalco Common Shares rounded up to the nearest whole number.

Pursuant to the terms of the stock option plan of Condor, each outstanding stock option granted under such plan (each, a “Condor Option”) will entitle the holder to receive upon exercise the number of Amalco Common Shares equal to the number of such shares that such holder would have received pursuant to the Amalgamation if such Condor Option had been exercised immediately before the Amalgamation became effective. The aggregate exercise price of a holders' Condor Options in effect immediately prior to the Amalgamation will remain unchanged. Amalco may offer holders of Condor Options the opportunity to obtain a new or replacement option agreement to reflect the adjusted terms of such options.

Prior to the completion of the Amalgamation, NHE may undertake one or more private placement financings (collectively, the “Private Placement”) consisting of NHE Common Shares and possibly NHE Common Share purchase warrants. For more information on the Private Placement see “Proposed Private Placements” in “Appendix F – NHE Information Brochure” attached to this Information Circular. Upon completion of the Amalgamation, without giving effect to the Private Placement, Condor Shareholders would receive approximately 60,517,922 Amalco Common Shares, representing approximately 32.8% of the outstanding Amalco Common Shares, and NHE Shareholders would receive approximately 123,876,900 Amalco Common Shares representing approximately 67.2% of the outstanding Amalco Common Shares, calculated on a non-diluted basis.

Dissent Rights

Any NHE Shareholder or Condor Shareholder (each, a “Shareholder”) who properly exercises his, her or its right of dissent with respect to the Amalgamation will be entitled to be paid the fair value of such shares if the Amalgamation is completed. For more information concerning dissent rights see “Special Business of NHE – Amalgamation – Rights of Dissent” in this Information Circular.

ADDITIONAL CONSIDERATIONS

Resale of Amalco Common Shares

The issuance of Amalco Common Shares pursuant to the Amalgamation to Shareholders resident in each of the provinces and territories of Canada is exempt from the prospectus and registration requirements of the securities laws of those provinces and territories. If the Amalgamation is completed, Shareholders will receive Amalco Common Shares pursuant to the Amalgamation, which may be resold in each province and territory of Canada, provided (i) Amalco is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (ii) the trade is not a "control distribution" as defined in National Instrument 45-102, (iii) no unusual effort is made to prepare the market or create a demand for those securities, (iv) no extraordinary commission or consideration is paid in respect of that sale, and (v) if the selling security holder is an insider or officer of Amalco, the insider or officer has no reasonable grounds to believe that Amalco is in default of securities legislation. Shareholders resident outside of these jurisdictions should consult with their own advisers with respect to any resale of Amalco Common Shares received pursuant to the Amalgamation.

Income Tax Considerations

Shareholders should carefully consider the information set forth in “Special Business of NHE – Amalgamation – Other Considerations – Canadian Federal Income Tax Considerations for Holders of NHE Common Shares and/or Condor Common Shares” in this Information Circular.

Risk Factors

The operations of Amalco are speculative due to the high-risk nature of its business. Shareholders should review carefully the risk factors set forth under “Risk Factors” in each of “Appendix G – Condor Information Brochure” and “Appendix F – NHE Information Brochure” attached to this Information Circular.

PROCEDURE FOR EXCHANGE OF SHARE CERTIFICATES BY SHAREHOLDERS

The details of the procedures for the exchange of share certificates representing the NHE Common Shares and Condor Common Shares for share certificates representing Amalco Common Shares are described more fully in the Letters of Transmittal accompanying this Information Circular. For more information see “Special Business of NHE – Amalgamation – Procedure for Exchange of Share Certificates by Shareholders”.

SUMMARY FINANCIAL INFORMATION

The following has been derived from, should be read in conjunction with, and is qualified in its entirety by, the pro forma consolidated balance sheet of Amalco dated as at September 30, 2009 (see “Pro Forma Financial Statement Disclosure” in “Appendix H – Amalco Information Brochure” attached to this Information Circular), the unaudited balance sheet of NHE dated as at September 30, 2009 (see “Financial Statement Disclosure” in “Appendix F – NHE Information Brochure” attached to this Information Circular), and the unaudited consolidated balance sheet of Condor dated as at September 30, 2009 (see “Financial Statement Disclosure” in “Appendix G - Condor Information Brochure” attached to this Information Circular). The pro forma information presents Amalco’s position after giving effect to the Amalgamation. Readers are cautioned that changes will have occurred in each company since the date of the relevant balance sheets.

As at September 30, 2009 (CDN$)
Assets
Current Assets	3,134,383
Equipment(1)	1,694,334
Exploration Properties(1)	50,124,307

Liabilities
Current Liabilities	4,126,463

Shareholders’ Equity
Dollar Amount	76,772,656
Number of Amalco Common Shares	184,394,822

Notes:

(1)	The above amounts for equipment and exploration properties is NBV (cost less accumulated amortization).

AMALCO STOCK OPTION PLAN

Shareholders will be asked, subject to the approval of the NHE Amalgamation Resolution and the Condor Amalgamation Resolution, to adopt the Amalco Stock Option Plan. Immediately upon completion of the Amalgamation and subject to the requisite approval of the Amalco Stock Option Plan by the Shareholders, all outstanding Condor Options will be subject to the Amalco Stock Option Plan. Pursuant to the Amalco Stock Option Plan, options to purchase Amalco Common Shares may be granted to certain directors, senior officers, employees and consultants of Amalco. Subject to the provisions thereof, the aggregate number of Amalco Common Shares that may be issued under the Amalco Stock Option Plan will not exceed 10% of the aggregate number of Amalco Common Shares issued and outstanding from time to time. The exercise price of options granted under the Amalco Stock Option Plan will be established by board of directors of Amalco (the “Amalco Board”) at the time each such option is granted provided that such price will not be less than the volume weighted average trading price (calculated in accordance with the rules and policies of the Toronto Stock Exchange (“TSX”)) of the Amalco Common Shares on the TSX, or another stock exchange where the majority of the trading volume and value of the Amalco Common Shares occurs, for the five trading days immediately preceding the day the option is granted and, where the Amalco Common Shares are not listed on any exchange, the exercise price of an option shall be such price as determined by the Amalco Board. Options will not be granted for a term exceeding five years. For more information concerning the Amalco Stock Option Plan see “Special Business of NHE – Amalco Stock Option Plan” in this Information Circular.

CONDOR OPTION AMENDMENT

Condor Shareholders will be asked to consider, and if thought appropriate, to pass the Option Amendment Resolution to approve an amendment to the exercise price of certain stock options. The Condor Board is proposing to reprice up to 10,135,000 Condor Options, including 9,000,000 Condor Options granted to insiders of Condor, to an exercise price of $0.30 per Condor Common Share. In all other respects, the terms of the Condor Options will remain as originally granted.

The Condor Board grants Condor Options to directors, officers and employees of Condor or a subsidiary of Condor in order to align the interests of such holders of Condor Options with those of the Condor Shareholders. The Condor Board wishes to amend the exercise price of the Condor Options in order to maintain a strong incentive for the directors, officers and employees of Condor to continue their efforts to bring success to Condor, and to recognize the decreased share prices that have resulted from the current global financial crises.

In order to become effective, the Option Amendment Resolution must be approved by a simple majority of the votes cast by Condor Shareholders at the Condor Meeting.

GENERAL PROXY INFORMATION

Solicitation Of Proxies

THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF NHE AND OF CONDOR of proxies to be used at the NHE Meeting and the Condor Meeting, as applicable, to be held at the respective times and places and for the purposes set forth in the enclosed notice of the NHE Meeting (the “Notice of NHE Meeting”) and the enclosed notice of the Condor Meeting (the “Notice of Condor Meeting”). While it is expected that the solicitation will be primarily by mail, proxies may also be solicited personally by regular employees of NHE or Condor, as applicable, at nominal cost. The cost of solicitation by management respecting the NHE Meeting or the Condor Meeting will be borne directly by NHE or Condor, as applicable. The information contained herein is given as at January 20, 2010 unless indicated otherwise.

NHE or Condor, as applicable, may pay the reasonable costs incurred by persons who are the registered but not beneficial owners of NHE Common Shares or Condor Common Shares (NHE Common Shares or Condor Common Shares, the “Common Shares”) (such as brokers, dealers, other registrants under applicable securities laws, nominees and/or custodians) in sending or delivering copies of the Notice of NHE Meeting, the Notice of Condor Meeting, this Information Circular and the respective forms of proxy (collectively, the “Meeting Materials”) to the beneficial owners of such Common Shares. NHE or Condor will provide, without cost to such persons, upon request to the secretary of NHE or Condor, as applicable, additional copies of the Meeting Materials required for this purpose.

Non-Registered Holders

Only registered holders of Common Shares, as at January 18, 2010 (the “Record Date”) or holders who have acquired, by way of transfer from a registered holder, Common Shares after the Record Date and who have established ownership of such Common Shares and who have demanded, not later than ten (10) days before the applicable meeting, that such shareholder’s name be included in the list of Shareholders eligible to vote at the applicable meeting, or the persons they appoint as their proxies are permitted to vote at the applicable meeting. However, in some cases, Common Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (i) in the name of a nominee such as an intermediary (an “Intermediary”) with whom the Non-Registered Holder deals in respect of the Common Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. NHE or Condor, as applicable, will have distributed copies of the Meeting Materials to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders. Non-Registered Holders will be given, in substitution for the proxy otherwise contained in Meeting Materials, a request for voting instructions (the “voting instructions form”) which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary, will constitute voting instructions which the Intermediary must follow.

The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. Should a Non-Registered Holder who receives the voting instructions form wish to vote at the applicable meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should so indicate in the place provided for that purpose in the voting instructions form and a form of legal proxy will be sent to the Non-Registered

Holder by the applicable Intermediary. In any event, Non-Registered Holders should carefully follow the instructions of their Intermediary set out in the voting instructions form.

Appointment And Revocation Of Proxies

The persons named in the enclosed forms of proxy are directors and/or officers of NHE or Condor, as applicable. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER OF THE APPLICABLE COMPANY) TO REPRESENT HIM, HER OR IT AT THE APPLICABLE MEETING MAY DO SO EITHER BY CROSSING OUT THE NAMES OF THE NOMINEES OF MANAGEMENT OF CONDOR OR NHE, AS APPLICABLE, AND INSERTING SUCH OTHER PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER PROPER FORM OF PROXY and, in either case, depositing the completed proxy at the office of the transfer agent and registrar of NHE and Condor, Olympia Transfer Services Inc., Suite 920, 120 Adelaide Street West, Toronto, Ontario M5H 1T1, not later than 48 hours (excluding Saturdays, Sundays and holidays in the Province of Alberta) before the time of the applicable meeting, or any adjournment thereof, at which the proxy is to be used.

A Shareholder who has given a proxy has the power to revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy and may do so either:

1.	by delivering another properly executed form of proxy bearing a later date and depositing it as described above;
2.	by depositing an instrument in writing revoking the proxy executed by such Shareholder or by the Shareholder’s attorney authorized in writing:
(a)

at the registered office of NHE or Condor, as applicable, at any time up to and including the last business day preceding the day of the applicable meeting, or any adjournment thereof, at which the proxy is to be used; or

(b)	with the Chairman of the applicable meeting on the day of the such meeting or any adjournment thereof; or
3.	in any other manner permitted by law.

Only a registered shareholder of NHE or Condor, as applicable, has the right to revoke a proxy. A Non-Registered Holder who wishes to change his, her or its vote must arrange for the Intermediary to revoke the proxy on his, her or its behalf in accordance with the instructions of such Intermediary set out in the voting instructions form.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Exercise Of Discretion By Proxies

The Common Shares represented by proxies in favour of management nominees will be voted or withheld from voting or voted for or against in accordance with the instructions of the Shareholder on any ballot that may be called for and, if a Shareholder specifies a choice with respect to any matter to be acted upon at the applicable meeting, the Common Shares represented by the proxy shall be voted accordingly. WHERE NO CHOICE IS SPECIFIED, THE PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE APPOINTMENT OF AUDITORS AND THE AUTHORIZATION OF THE DIRECTORS TO FIX

THEIR REMUNERATION, AND FOR EACH ITEM OF SPECIAL BUSINESS AS STATED ELSEWHERE IN THIS INFORMATION CIRCULAR. THE ENCLOSED FORM OF PROXY ALSO CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS NAMED THEREIN TO VOTE WITH RESPECT TO ANY AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE APPLICABLE NOTICE OF MEETING AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE APPLICABLE MEETING IN SUCH MANNER AS SUCH NOMINEE IN HIS OR HER JUDGMENT MAY DETERMINE. As at the date of this Information Circular the respective management of NHE and Condor know of no such amendments, variations or other matters to come before the applicable meeting.

Voting Securities And Principal Holders Thereof

NHE

The authorized capital of NHE consists of an unlimited number of NHE Common Shares. As at the date of this Information Circular, NHE has 123,876,900 NHE Common Shares issued and outstanding.

The by-laws of NHE provide that a quorum for the transaction of business at any meeting of shareholders shall be at least two NHE Shareholders entitled to vote at such meeting present in person or by proxy holding or representing in the aggregate not less than 5% of the total number of NHE Common Shares entitled to vote at such meeting, and if one NHE Shareholder appoints two or more different persons as proxyholders to represent portions of the shares held by such NHE Shareholder, each proxyholder shall be treated as a person present at the meeting for quorum purposes.

NHE has made a list of all NHE Shareholders as at Record Date and the number of NHE Common Shares registered in the name of each such person on that date. Each NHE Shareholder is entitled to one vote for each NHE Common Share registered in his, her or its name as it appears on such list except to the extent that such NHE Shareholder has transferred any of his, her or its NHE Common Shares after the Record Date and the transferee of those NHE Common Shares produces properly endorsed share certificates or otherwise establishes that he, she or it owns the NHE Common Shares and demands, not later than ten days before the day of the NHE Meeting, that his, her or its name be included in the list. In such case the transferee is entitled to vote his, her or its NHE Common Shares at the NHE Meeting.

To the knowledge of the directors and executive officers of NHE, as of the Record Date, no person or company beneficially owns, controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to the NHE Common Shares entitled to be voted at the NHE Meeting other than as listed below:

Name	Number of NHE Common Shares	Percentage of Outstanding NHE Common Shares
Eurasia Resource Holdings AG	100,576,800	81.2%(1)
Herman Maurer in Trust	23,300,000	18.8%(1)

Notes:

(1)	Based on a total of 123,876,900 NHE Common Shares issued and outstanding as at the date hereof.

Condor

The authorized capital of Condor consists of an unlimited number of Condor Common Shares, an unlimited number of First Preferred Shares, issuable in series and an unlimited number of Second

Preferred Shares issuable in series. As at the date of this Information Circular, Condor has 205,760,934 Condor Common Shares issued and outstanding and no First Preferred Shares or Second Preferred Shares outstanding.

The by-laws of Condor provide that a quorum for the transaction of business at any meeting of shareholders shall be at least two Condor Shareholders entitled to vote at such meeting present in person or by proxy holding or representing in the aggregate not less than 5% of the total number of Condor Common Shares entitled to vote at such meeting, and if one Condor Shareholder appoints two or more different persons as proxyholders to represent portions of the shares held by such Condor Shareholder, each proxyholder shall be treated as a person present at the meeting for quorum purposes.

Condor has made a list of all Condor Shareholders as at Record Date and the number of Condor Common Shares registered in the name of each such person on that date. Each Condor Shareholder is entitled to one vote for each Condor Common Share registered in his, her or its name as it appears on the list except to the extent that such Condor Shareholder has transferred any of his, her or its Condor Common Shares after the Record Date and the transferee of those Condor Common Shares produces properly endorsed share certificates or otherwise establishes that he, she or it owns the Condor Common Shares and demands, not later than ten days before the day of the Condor Meeting, that his, her or its name be included in the list. In such case the transferee is entitled to vote his, her or its Condor Common Shares at the Condor Meeting.

To the knowledge of the directors and executive officers of Condor, as of the Record Date, no person or company beneficially owns, controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to the Condor Common Shares entitled to be voted at the Condor Meeting other than as listed below:

Name	Number of Condor Common Shares	Percentage of Outstanding Condor Common Shares(1)
EurAsia Resource Holdings AG	142,500,100	69.3%(1)

Notes:

(1)	Based on a total of 205,760,934 Condor Common Shares issued and outstanding as at the date hereof.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE NHE MEETING

Annual Business Of NHE

Financial Statements

The NHE Shareholders will receive and consider the audited consolidated financial statements of NHE for the fiscal year ended December 31, 2008 together with the auditor’s report thereon (collectively, the “NHE Financial Statements”). Receipt of the NHE Financial Statements at the NHE Meeting will not constitute approval or disapproval of any matters referred to therein.

Appointment of Auditors

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, the present auditors, as auditors of NHE to hold office until the next annual meeting of NHE Shareholders, at a remuneration to be fixed by the directors. PricewaterhouseCoopers LLP, Chartered Accountants were first appointed as auditors of NHE on December 19, 2008. In the event that the NHE Amalgamation Resolution and the Condor Amalgamation Resolution is passed, and the Amalgamation is effected, it is intended that the auditors of Amalco will be PricewaterhouseCoopers LLP, Chartered Accountants, the current auditors of NHE and Condor.

Election of Directors

Unless such authority is withheld, the persons named in the accompanying form of proxy intend to vote in favour of the election, as directors of NHE, of the nominees (the “NHE Nominees”) whose names are set forth below. Management does not contemplate that any of the NHE Nominees will be unable to serve as a director of NHE.

Each elected director will hold office until the next annual meeting of NHE Shareholders or until his or her successor is duly elected, unless his or her office is earlier vacated in accordance with NHE’s by-law. There are no directors of NHE presently in office whose term of office will continue after the date on which the NHE Meeting is held.

At the NHE Meeting, NHE Shareholders will be asked to elect two (2) directors to the NHE Board. The following table provides the names of the NHE Nominees, the province and country of residence, all positions and offices in NHE held by each of them, the principal occupation of each of the NHE Nominees during the past five years, the year in which each NHE Nominee was first elected a director of NHE and the approximate number of NHE Common Shares that each has advised are beneficially owned or subject to his or her control or direction, whether directly or indirectly.

Name, Position with NHE, and Residence(1)	Principal Occupation and Occupation During the Past 5 Years(1)	Director Since	Number of NHE Common Shares(1)
John Burzynski Director Ontario, Canada	Vice President, Corporate Development of Osisko Exploration Ltd., a public gold mining company	December 4, 2006	1,500,000
Sean Roosen Director Quebec, Canada	Chief Executive Officer of Osisko Exploration Ltd., a public gold mining company	December 4, 2006	1,500,000

Notes:

(1)

The information for each NHE Nominee above relating to the residence, the principal occupations, the date since which each NHE Nominee has been a director, and the number of NHE Common Shares beneficially owned, controlled or directed, directly or indirectly, not being within the knowledge of NHE, has been furnished by the respective NHE Nominees individually.

Cease Trade Orders and Bankruptcies

None of the NHE Nominees as set forth in the above table is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including NHE) that:

(a)

was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while such proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after such proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while such proposed director was acting in the capacity as director, chief executive officer or chief financial officer.

Corporate Bankruptcies

No NHE Nominee as set forth in the above table (or any personal holding company of such proposed director), is, as of the date of this Information Circular, or has been within ten (10) years before the date of this Information Circular, a director or executive officer of any company (including NHE) that, while such proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Personal Bankruptcies

No NHE Nominee as set forth in the above table (or any personal holding company of such proposed director), has, within the ten (10) years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such proposed director.

Penalties or Sanctions

No NHE Nominee, as set forth in the above table (or any personal holding company of such proposed director), has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

The election of the above NHE Nominees will be of on-going relevance to NHE only if the Amalgamation does not proceed. In the event that the NHE Amalgamation Resolution and the Condor Amalgamation Resolution are passed, and the Amalgamation is effected, the Amalgamation Agreement provides that the board of directors of Amalco will be comprised of John Burzynski, Sean Roosen, and Norman Storm, and such persons will hold office until the earlier of the first annual meeting of shareholders of Amalco or until their successors are appointed. For more information see “Directors and Executive Officers” in “Appendix H – Amalco Information Brochure”.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF NHE WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED NHE NOMINEES AS DIRECTORS OF NHE, UNLESS THE NHE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS NHE COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT THEREOF. MANAGEMENT OF NHE HAS NO REASON TO BELIEVE THAT ANY OF THE NHE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR BUT, IF AN NHE NOMINEE IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE REMAINING NHE NOMINEES AND MAY BE VOTED FOR A SUBSTITUTE NHE NOMINEE UNLESS THE NHE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS NHE COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT OF THE ELECTION OF DIRECTORS.

Special Business of NHE

Special Business of NHE –Amalgamation

NHE Shareholders will be asked to consider and, if deemed advisable, pass with or without variation, the NHE Amalgamation Resolution, as set forth in Appendix B to this Information Circular, approving the Amalgamation of NHE and Condor (resulting in the amalgamated corporation “Condor Petroleum Inc.” (“Amalco”)) under the ABCA in accordance with the terms of a pre-amalgamation agreement entered into between NHE and Condor on December 28, 2009.

Background

Management of NHE and Condor determined that the value of each of NHE and Condor could be enhanced by a merger of the two companies.

Following its initial negotiations, each of the NHE Board and the Condor Board approved in principle the proposed Amalgamation pursuant to which NHE and Condor agreed to amalgamate conditional upon, among other things, receipt of all necessary regulatory and shareholder approvals.

Reasons for the Amalgamation

The Amalgamation is intended to enhance the value of each company funded by the exchange of common shares and without any out of pocket cash expenditures. The combined portfolios create a larger, more competitive company while providing risk diversification through increased exploration acreage with the potential for both oil and gas production. The corresponding strengthened balance sheet is expected to better position Amalco for future acquisitions of reserves and producing assets. Amalco is also expected to benefit from the synergies and cost savings associated with unifying management, administrative, technical and operational teams. See "Caution Regarding Forward-Looking Information".

From the perspective of the NHE Board, Condor owns a 66% interest in the Marsel territory in Kazakhstan, a vast 18,500 sq km block in a proven commercial hydrocarbon basin. The territory is under-explored, with only 13 of 27 structures drilled to date. Several wells drilled by the Russians up to 1984 tested gas. Prospects are large and numerous, and are currently being further defined by an ongoing 700 km 2D seismic acquisition program. A pipeline transportation system is under construction 80 km adjacent to the block, opening market routes to neighbouring China. Condor adds existing production, cash flow and reserves from its Canadian oil and gas properties which produced an average of 163 boepd during the nine months ended September 30, 2009 and had proved plus probable reserves of 619,800 boe as at December 31, 2008. The TSX requires a minimum level of proved reserves as a listing requirement and Condor’s Canadian properties are a qualifying asset based on the Condor reserve report dated December 31, 2008. Also, Condor has an established relationship with the TSX through the prior TSX listing approval, which Condor later retracted due to global market conditions. See "Caution Regarding Forward-Looking Information".

The NHE Board believes that the exchange of the NHE Common Shares for Amalco Common Shares at the NHE Ratio is fair to NHE Shareholders from a financial point of view.

From the perspective of the Condor Board, Zharkamys, NHE’s exploration territory in Kazakhstan, is a highly prospective oil block located in the prolific Pre Caspian basin. It is on-trend with 80 existing oil fields and has proven hydrocarbons and reservoir quality which supports possible commercial development. To date, 15 salt domes and 26 prospects have been identified on the block. A 650km 2D seismic acquisition program was recently completed, providing key information to mature multiple targets for the planned 2010 drilling program. Expected development costs of the territory are reduced due to the anticipated shallow well depths and the proximity to existing production and marketing infrastructure. Zharkamys also provides the potential for early cash flow and reserves in Kazakhstan; since oil could be delivered to market access points by tank trucks, any oil produced in Zharkamys could be marketed immediately and not be dependent upon a pipeline tie in. See "Caution Regarding Forward-Looking Information".

The Condor Board believes that the exchange of the Condor Common Shares for Amalco Common Shares at the Condor Ratio is fair to Condor Shareholders from a financial point of view.

Principal Consequences of Amalgamation

The principal consequences of the Amalgamation may be summarized as follows:

(a)

NHE and Condor will complete an amalgamation under the ABCA and the name of the amalgamated corporation will be “Condor Petroleum Inc.”, or such other name as may be approved by the NHE Board and the Condor Board and is acceptable to applicable regulatory authorities.

(b)	The registered office of Amalco will be situated at 500, 520 – 5th Avenue S.W., Calgary, Alberta T2P 3R7.
(c)

Amalco will have an authorized capital consisting of an unlimited number of Amalco Common Shares, an unlimited number of First Preferred Shares issuable in series and an unlimited number of Second Preferred Shares issuable in series.

(d)

NHE Shareholders will receive one (1) Amalco Common Share in exchange for every one (1) NHE Common Share. Condor Shareholders will receive one (1) Amalco Common Share in exchange for every three and four-tenths (3.4) Condor Common Shares.

(e)

No fractional Amalco Common Shares will be issued and Condor Shareholders otherwise entitled to receive fractional Amalco Common Shares will instead receive Amalco Common Shares rounded up to the nearest whole number.

(f)

Amalco will be formed by Articles of Amalgamation and will contain substantially the same provisions as the articles of Condor. The form of Articles of Amalgamation to be filed to effect the Amalgamation is attached as “Schedule A to the Amalgamation Agreement” as set out in “Appendix E – Amalgamation Agreement” attached to this Information Circular.

(g)

The auditors of Amalco will be PricewaterhouseCoopers LLP, Chartered Accountants, (currently the auditors of NHE and Condor) and the transfer agent and registrar for the Amalco Common Shares will be Olympia Transfer Services Inc. at its offices in Suite 920, 120 Adelaide Street West, Toronto, Ontario M5H 1T1, Canada.

(h)

The Amalco Board will consist of not less than three (3) and not more than nine (9) directors, with the number of directors of Amalco being set at three (3) initially. The first directors of Amalco will be Sean Roosen, John Burzynski and Norman Storm. Senior management of Amalco will include: Donald Streu as President and Chief Executive Officer, Sandy Quilty as Chief Financial Officer, and John Burzynski as Secretary-Treasurer. The board of directors of Amalco may be increased by one (1) individual after completion of the Amalgamation and prior to the first meeting of the shareholders of Amalco, as permitted by the ABCA and the Articles of Amalco. For more information see “Directors and Executive Officers” in “Appendix H – Amalco Information Brochure” attached to this Information Circular.

(i)	The property of each of NHE and Condor will continue to be the property of Amalco and Amalco will continue to be liable for the liabilities and obligations of each of NHE and Condor.
(j)	The Amalgamation will be accounted for as a related party transaction.

If the conditions to the Amalgamation are satisfied, it is proposed that the Articles of Amalgamation, will be filed on or before July 31, 2010 in substantially the form set forth in “Schedule A to the Amalgamation

Agreement” as set out in “Appendix E – Amalgamation Agreement” attached to this Information Circular.

Pre-Amalgamation Agreement

Overview

The Pre-Amalgamation Agreement contains certain customary representations and warranties of each of NHE and Condor relating to, among other things, their respective organization, capitalization, ownership of subsidiaries, financial statements, litigation, compliance with necessary regulatory or governmental authorities and other matters, including their authority to enter into the Pre-Amalgamation Agreement and to consummate the Amalgamation.

Under the Pre-Amalgamation Agreement, among other things, each of NHE and Condor (each, a “Party”) shall, and shall cause each of their subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, shall not (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, dispose of or encumber any participatory interests or material assets; (ii) amend or propose to amend the articles, by-laws, charters, foundation agreements or other equivalent incorporation and organizational documents of the Party; (iii) declare or make any distribution (in cash, securities or other property) in respect of any participatory interests or securities; (iv) redeem, purchase or offer to purchase any participatory interests or securities (except with respect to the exercise of dissent rights); (v) reorganize, amalgamate or merge with any other individual or entity; (vi) reduce its stated capital or charter capital; (vii) acquire or agree to acquire (by amalgamation, acquisition of participatory interests and/or shares or assets or otherwise) any entity; (viii) incur or commit to incur any indebtedness for borrowed money or any obligations for capital expenditures (other than, in the case of Condor, in respect of exploration or development activities); (ix) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters listed in this paragraph; or (x) directly or indirectly, except pursuant to existing rights and obligations, acquire or dispose of securities of the other Party, including by way of transactions by individuals or entities acting jointly or in concert with the Party.

Also under the Pre-Amalgamation Agreement, NHE and Condor shall not, and shall cause each of their subsidiaries not to, without the prior written consent of the other Party, which shall not be unreasonably withheld, except in the ordinary course of business and consistent with past practice or as contemplated herein: (i) without the approval of the other Party, enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or grant any salary increases, severance or termination pay to, any officers or directors other than pursuant to agreements in effect on the date of the Pre-Amalgamation Agreement or pursuant to ongoing labour negotiations; (ii) in the case of employees who are not officers or directors, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay other than pursuant to agreements and policies in effect on the date of the Pre-Amalgamation Agreement; or (iii) adopt or amend any bonus, profit sharing compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee. In addition, each of NHE and Condor shall use its commercially reasonable efforts to preserve intact its (and its respective subsidiaries’) business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom it has business relationships.

Conditions

The Pre-Amalgamation Agreement provides that the respective obligations of Condor and NHE to complete the Amalgamation are subject to a number of conditions including the following mutual conditions precedent: (i) each of NHE and Condor shall provide notice regarding the Amalgamation to, and obtain all necessary or desirable waivers, consents and approvals or releases regarding the Amalgamation from, other parties to agreements, understandings or other documents to which it is a party or by which it is or its properties are bound or affected; (ii) each of NHE and Condor shall effect or cause to be effected all necessary or advisable registrations, filings and submissions in connection with the Amalgamation and in compliance with applicable legislation; (iii) each of NHE and Condor shall obtain, prior to the effecting the Amalgamation, all licences, consents, approvals, authorizations and orders as may be necessary or desirable for the consummation of the Amalgamation; and (iv) each of NHE and Condor shall cooperate with each other on a timely basis in connection with the preparation of, and shall furnish to each other such information as may be reasonably necessary for inclusion in, all documents and information necessary or desirable to be filed with applicable agencies in connection with the Amalgamation, including making an application as soon as practicable to the Ministry of Energy and Mineral Resources of Kazakhstan for necessary waivers and consents and, if required, application for necessary approvals from the anti-trust and anti-monopoly authorities in Kazakhstan.

The material conditions for the benefit of Condor include, among others: (i) the Amalgamation will have been approved by the Condor Shareholders at the Condor Meeting and by the NHE Shareholders at the NHE Meeting; (ii) all of the consents and approvals required for the completion of the Amalgamation will have been obtained; (iii) there will not have been change, condition, event or occurrence that, individually or in the aggregate, has been, or could reasonably be expected to be, materially adverse to NHE; (iv) the officers and directors of NHE shall have resigned and executed a full and final release in favour of NHE; and (v) NHE Shareholders representing in excess of 5% of the NHE Common Shares issued and outstanding prior to the NHE Meeting will not have exercised any applicable rights of dissent with respect to the Amalgamation.

The material conditions for the benefit of NHE include, among others: (i) the Amalgamation will have been approved by the Condor Shareholders at the Condor Meeting and by the NHE Shareholders at the NHE Meeting; (ii) all of the consents and approvals required for the completion of the Amalgamation will have been obtained; (iii) there will not have been any change, condition, event or occurrence that, individually or in the aggregate, has been, or could reasonably be expected to be, materially adverse to Condor; and (v) Condor Shareholders representing in excess of 5% of the Condor Common Shares issued and outstanding prior to the Condor Meeting will not have exercised any applicable rights of dissent with respect to the Amalgamation.

Calculation of Exchange Ratios

Subject to adjustment as described below, upon the Amalgamation:

(a)	all outstanding NHE Common Shares will be exchanged for Amalco Common Shares on the basis that every one (1) NHE Common Share will be exchanged for one (1) Amalco Common Share (the “NHE Ratio”);
(b)

all outstanding Condor Common Shares will be exchanged for Amalco Common Shares on the basis that every three and four-tenths (3.4) Condor Common Shares will be exchanged for one (1) Amalco Common Share (the “Condor Ratio”).

No fractional Amalco Common Shares will be issued on the Amalgamation. Persons otherwise entitled to receive fractional Amalco Common Shares will instead receive Amalco Common Shares rounded up to the nearest whole number.

Pursuant to the terms of the stock option plan of Condor, each Condor Option will entitle the holder to receive upon exercise the number of Amalco Common Shares equal to the number of such shares that such holder would have received pursuant to the Amalgamation if such Condor Option had been exercised immediately before the Amalgamation became effective. The aggregate exercise price of a holders' Condor Options in effect immediately prior to the Amalgamation will remain unchanged. Amalco may offer holders of Condor Options the opportunity to obtain a new or replacement option agreement to reflect the adjusted terms of such options.

Prior to the completion of the Amalgamation, NHE may undertake one or more private placement financings (collectively, the “Private Placement”) consisting of NHE Common Shares and possibly NHE Common Share purchase warrants. For more information on the Private Placement see “Proposed Private Placements” in “Appendix F – NHE Information Brochure” attached to this Information Circular. Upon completion of the Amalgamation, without giving effect to the Private Placement, Condor Shareholders would receive approximately 60,517,922 Amalco Common Shares, representing approximately 32.8% of the outstanding Amalco Common Shares, and NHE Shareholders would receive approximately 123,876,900 Amalco Common Shares representing approximately 67.2% of the outstanding Amalco Common Shares, calculated on a non-diluted basis.

Transaction Mechanics

The Pre-Amalgamation Agreement provides that if the Amalgamation is approved at the Meetings, as soon as reasonably practicable thereafter and subject to the fulfillment or the waiver of each of the conditions to closing set out in the Pre-Amalgamation Agreement, NHE and Condor will:

(a)	execute and deliver the Articles of Amalgamation and jointly file or cause to be filed the Articles of Amalgamation to give effect to the Amalgamation (the “Effective Date”); and
(b)	complete the Amalgamation on or before July 31, 2010.

Pursuant to the terms of the Pre-Amalgamation Agreement, on the Effective Date, by filing the Articles of Amalgamation, and upon the issuance by the Registrar of a Certificate of Amalgamation, NHE and Condor will amalgamate to form Amalco on the basis described above under “Principal Consequences of Amalgamation” and “Calculation of Exchange Ratios”.

Non-Solicitation

Pursuant to the Pre-Amalgamation Agreement, each of NHE and Condor agreed that it would not, directly or indirectly, solicit, initiate, assist or encourage enquiries, submissions or proposals or offers from any other individual, entity or group relating to, or facilitate or encourage any effort or attempt involving:

(a)	the acquisition or disposition of all or any substantial part of the issued and outstanding Condor Common Shares or NHE Common Shares;
(b)	the direct or indirect acquisition of any material part of the assets of Condor or NHE, as applicable; and

(c)	an amalgamation, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving Condor or NHE.

(each, an “Extraordinary Business Combination”).

Each of the parties further agreed that it would not participate in any discussions or negotiations regarding, or (except as required by law) furnish to any other individual, entity or group, any information with respect to, or otherwise co-operate in any way with, or assist, participate in, facilitate or encourage any effort or attempt to enter into any commitment or agreement respecting, any Extraordinary Business Combination.

Termination

It is anticipated that the Amalgamation will be completed on or before July 31, 2010. The Pre-Amalgamation Agreement may be terminated by Condor or NHE at any time prior to the Effective Date by written agreement by the other Party. In the event that the Amalgamation does not close on or before July 31, 2010 or if it becomes apparent that one or more of the conditions cannot be satisfied and will not be waived by the Party for which such condition benefitted, Condor or NHE will also have the right to terminate the Pre-Amalgamation Agreement upon written notice to the other Party, in which events the Parties will be released from all of the respective obligations thereunder.

Information Concerning NHE, Condor and Amalco

NHE

For additional information concerning NHE, including its corporate structure, business, management and its audited consolidated financial statements for the period from its incorporation (December 4, 2006) to December 31, 2006, and for the fiscal years ended December 31, 2007 and 2008 and unaudited consolidated financial statements for the nine months ended September 30, 2009, see “Appendix F – NHE Information Brochure” attached to this Information Circular.

Condor

For additional information concerning Condor, including its corporate structure, business, management and its audited consolidated financial statements for the period from its incorporation (October 20, 2006) to December 31, 2006, and for the fiscal years ended December 31, 2007 and 2008 and unaudited consolidated financial statements for the nine months ended September 30, 2009, see “Appendix G – Condor Information Brochure” attached to this Information Circular.

Amalco

For additional information concerning Amalco, including its corporate structure, business, management and its pro forma consolidated financial statements dated as at September 30, 2009, see “Appendix H – Amalco Information Brochure” attached to this Information Circular.

Other Considerations

NHE Board and Condor Board

The current directors of NHE are John Burzynski and Sean Roosen, who also comprise two of the three current directors of Condor.

Canadian Federal Income Tax Considerations for Holders of NHE Common Shares and/or Condor Common Shares

General

In the opinion of Macleod Dixon LLP, counsel to Condor, the following is, as at the date hereof, a summary of the principal Canadian federal income tax consequences of the Amalgamation generally applicable to beneficial owners of NHE Common Shares and/or Condor Common Shares who, at all relevant times and for purposes of the Income Tax Act (Canada) (the “ITA”), hold their NHE Common Shares and Condor Common Shares, as the case may be, as capital property and who deal at arm’s-length with, and are not affiliated with either NHE or Condor (each, an “Applicable Shareholder”).

The NHE Common Shares or Condor Common Shares will generally constitute capital property to an Applicable Shareholder unless such NHE Common Shares or Condor Common Shares are held in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or such Applicable Shareholder has acquired such NHE Common Shares or Condor Common Shares, as the case may be, in a transaction or transactions considered to be an adventure in the nature of trade.

The following summary is based on the provisions of the ITA as at the date hereof, the Regulations thereunder and counsel’s understanding of the current published administrative practices of the Canada Revenue Agency the (“CRA”). This summary also takes into account all specific proposals to amend the ITA and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Tax Proposals”). While it has been assumed that all the Tax Proposals will become law, no assurances can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative practices of the CRA.

The ITA contains certain provisions relating to securities held by certain financial institutions (the “mark-to-market rules”). This summary does not take into account the mark-to-market rules and Applicable Shareholders that are financial institutions for the purposes of those rules should consult their own tax advisors. This summary is not applicable to an Applicable Shareholder an interest in which would be a “tax shelter investment”, as defined in the ITA or an Applicable Shareholder to whom the “functional currency” reporting rules in subsection 261(4) of the ITA apply.

This summary does not take into account provincial, territorial or foreign income tax legislation considerations. Provisions of provincial income tax legislation may vary from province to province in Canada and in some cases differ from federal income tax legislation.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Applicable Shareholders. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Applicable Shareholders should consult their own tax advisers regarding the income tax consequences of the Amalgamation having regard to their particular circumstances.

Applicable Shareholders Resident in Canada

The following portion of the summary is generally applicable to Applicable Shareholders who, at all relevant times, are, or are deemed to be, resident in Canada for purposes of the ITA (a “Resident Shareholder”).

Resident Shareholders Participating in the Amalgamation

On the amalgamation of NHE and Condor, no gain or loss will be realized by a Resident Shareholder who participates in the Amalgamation on the exchange of their NHE Common Shares or Condor Common Shares for Amalco Common Shares. The Resident Shareholder will be considered to have disposed of the NHE Common Shares or Condor Common Shares for proceeds of disposition equal to the aggregate adjusted cost base of such shares and to have acquired the Amalco Common Shares at an aggregate cost equal to such aggregate proceeds of disposition.

Dissenting Resident Shareholders

Based on counsel’s understanding of the current administrative practice of the CRA, Resident Shareholders who dissent from the Amalgamation and receive a cash payment from Amalco in respect of the fair value of such Applicable Shareholder’s NHE Common Shares or Condor Common Shares, as the case may be, will be considered to have disposed of such shares for proceeds of disposition equal to the amount paid by Amalco to them, less any amount received as interest and will generally realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) their aggregate adjusted cost base of such shares and any reasonable costs of disposition.

One-half of any such capital gain (a “taxable capital gain”) must be included in computing the income of the holder in the year of disposition, and one-half of any such capital loss (an “allowable capital loss”) generally must be deducted against taxable capital gains realized by the holder in the year of disposition. Allowable capital losses in excess of taxable capital gains for the year of disposition generally may be deducted by the holder against net taxable capital gains realized in any of the three preceding years or in any subsequent year, subject to various detailed provisions of the ITA including provisions that apply to corporate holders after an acquisition of control. Where a loss is otherwise realized by a Resident Shareholder that is a corporation, the amount of the loss may be reduced in respect of dividends received or deemed to be received on the disposed shares, in accordance with certain rules in the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns NHE Common Shares or Condor Common Shares, directly or indirectly, through a partnership or a trust.

Any interest awarded to a Resident Shareholder who dissents from the Amalgamation will be included in the Resident Shareholder’s income.

A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including interest income and taxable capital gains.

Shareholders Not Resident in Canada

The following portion of the summary is applicable to Applicable Shareholders who, at all relevant times, for purposes of the ITA and any applicable income tax treaty or convention, are neither resident nor deemed to be resident in Canada, and are not corporations that carry on an insurance business in Canada (a “Non-Resident Shareholder”).

Non-Resident Shareholders Who Participate in the Amalgamation

The NHE Common Shares, the Condor Common Shares and the Amalco Common Shares will be taxable Canadian property because they are not listed on a designated stock exchange. Even if subsequently so listed, the Amalco Common Shares acquired by a Non-Resident Holder on the Amalgamation will be deemed to be taxable Canadian property in the hands of such holder because of the fact that they will be acquired in exchange for shares that are taxable Canadian property. Accordingly, a Non-Resident Shareholder will generally be taxable in Canada in respect of any gain arising on a disposition of NHE Common Shares, Condor Common Shares or Amalco Common Shares unless the Non-Resident Shareholder is afforded relief under an applicable income tax treaty.

The income tax treatment to a Non-Resident Shareholder on the exchange of NHE Common Shares or Condor Common Shares for Amalco Common Shares will be the same as described above for Resident Shareholders. In particular, no gain or loss will be realized by a Non-Resident Holder on the exchange of such shares for Amalco Common Shares on the Amalgamation. Under the published administrative practice of the CRA, it is not necessary to comply with the notice and certificate requirements of section 116 of the ITA in respect of a disposition of the NHE Common Shares or the Condor Common Shares on the Amalgamation. In addition, unless the Amalco Common Shares are listed on a designated stock exchange, such as the Exchange, at the time they are disposed of, it will be necessary for a Non-Resident Shareholder to comply with such requirements in respect of the disposition.

The Non-Resident Shareholder will be required to file a Canadian income tax return reporting any disposition of NHE Common Shares, Condor Common Shares or Amalco Common Shares unless: (i) no tax is payable (or in the case of a corporation would be payable but for a tax treaty) under Part I of the ITA in respect of the year of disposition and a tax return is not otherwise required to be filed by the Non-Resident Shareholder for the year, (ii) the Non-Resident Shareholder is not liable to pay any amount under the ITA in respect of any previous taxation year, and (iii) the shares disposed of either qualify as excluded property under the ITA, or a certificate under section 116 of the ITA has been issued in respect of such common shares. Excluded property includes: (i) property the gain realized on the disposition of which is exempt from Canadian tax due to the application of an income tax convention; (ii) a share of a class of shares of the capital stock of a corporation that is listed on a recognized stock exchange and (iii) property that is taxable Canadian property solely because it is deemed to be so.

Dissenting Non-Resident Shareholders

Based on counsel’s understanding of the current administrative practice of the CRA, the receipt by a Non-Resident Shareholder that dissents to the Amalgamation (a “Dissenting Non-Resident Shareholder”) of a cash payment from Amalco equal to the fair market value of the Applicable Shareholder’s NHE Common Shares or Condor Common Shares will be treated as proceeds of disposition of such shares (except for any amount received as interest). Accordingly, the Canadian tax treatment to a Dissenting Non-Resident Shareholder will be the same as provided above for Resident Shareholders who dissent from the Amalgamation, subject to (i) any relief available under an applicable income tax treaty; and (ii) the requirement to comply with section 116 of the ITA (“section 116”).

Unless, after reasonably inquiry, Amalco concludes that (1) the Dissenting Non-Resident Shareholder is resident in a jurisdiction which has entered into an income tax treaty with Canada and (2) any gains from the disposition of NHE Common Shares or Condor Common Shares as applicable would be exempt from Canadian tax under such treaty (“Treaty Exempt Property”), such holder must comply with certain notification requirements imposed by section 116 of the ITA. Specifically, the Dissenting Non-Resident Shareholder must notify the CRA of its disposition of the NHE Common Shares or Condor Common Shares prior to or within ten (10) days of such disposition. The CRA will issue a certificate in respect of such disposition provided the Dissenting Non-Resident Shareholder has complied with the requirements imposed by the ITA. Unless Amalco is in receipt of a copy of such certificate on or prior to the date on which it pays the Dissenting Non-Resident Shareholder for the NHE Common Shares or Condor Common Shares, it will withhold 25% of the payment otherwise due to the Dissenting Non-Resident Shareholder (less any amount received as interest), and will remit such withheld amount to the Receiver General as tax on behalf of the Dissenting Non-Resident Shareholder. A Dissenting Non-Resident

Shareholder on behalf of whom an amount is remitted may claim any refund to which it is entitled by filing a Canadian income tax return for the taxation year in which the disposition occurs.

To assist Amalco in determining whether a Dissenting Non-Resident Shareholder is resident in a jurisdiction which has entered into an income tax treaty with Canada, Part D of CRA Form T2062C must be completed and sent to Amalco prior to the date on which payment is made to the Dissenting Non-Resident Shareholder. If the Dissenting Non-Resident Shareholder does not meet the requirements of the Treaty Exempt Property as discussed above, CRA Form T2062 is required to be filed with CRA. Dissenting Non-Resident Shareholders are solely responsible for completing and filing this form and any supporting documentation required, and obtaining the required certificate.

The Dissenting Non-Resident Shareholder will be required to file a Canadian income tax return reporting the disposition of the NHE Common Shares or Condor Common Shares, unless (i) no tax is payable (or in the case of a corporation would be payable but for a tax treaty) under Part I of the ITA in respect of the year of disposition and a tax return is not otherwise required to be filed by the Dissenting Non-Resident Shareholder for the year, (ii) no tax is payable under the ITA in respect of any previous taxation year, and (iii) the NHE Common Shares or Condor Common Shares disposed of either qualify as excluded property under the ITA, or a certificate under section 116 of the ITA has been issued in respect of such shares. Excluded property includes: (i) property the gain realized on the disposition of which is exempt from Canadian tax due to the application of an income tax convention; (ii) a share of a class of share of the capital stock of a corporation that is listed on a recognized stock exchange; and (iii) property that is taxable Canadian property solely because it is deemed to be so.

Non-Canadian Income Tax Considerations

This Information Circular does not contain a summary of the non-Canadian income tax consequences of the Amalgamation for NHE Shareholders or Condor Shareholders who are subject to tax outside of Canada. Such holders should consult their own tax advisors with respect to the tax implications of the Amalgamation, including any associated filing requirements, in such jurisdictions.

Resale of Amalco Common Shares

The issuance of Amalco Common Shares pursuant to the Amalgamation to Shareholders resident in each of the provinces and territories of Canada is exempt from the prospectus and registration requirements of the securities laws of those provinces and territories.

If the Amalgamation is completed, Shareholders will receive Amalco Common Shares pursuant to the Amalgamation, which may be resold in each province and territory of Canada, provided (i) Amalco is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (ii) the trade is not a "control distribution" as defined in National Instrument 45-102, (iii) no unusual effort is made to prepare the market or create a demand for those securities, (iv) no extraordinary commission or consideration is paid in respect of that sale, and (v) if the selling security holder is an insider or officer of Amalco, the insider or officer has no reasonable grounds to believe that Amalco is in default of securities legislation. Shareholders resident outside of these jurisdictions should consult with their own advisers with respect to any resale of Amalco Common Shares received pursuant to the Amalgamation.

Procedure for Exchange of Share Certificates by Shareholders

The details of the procedures for the deposit of share certificates representing NHE Common Shares and Condor Common Shares, and the delivery by Olympia Transfer Services Inc. (the “Exchange Agent”) of

new share certificates representing Amalco Common Shares are set out in the Letters of Transmittal accompanying this Information Circular. Shareholders who have not received an applicable Letter of Transmittal should contact NHE or Condor, as applicable.

Upon receipt by the Exchange Agent of Shareholders’ properly completed Letters of Transmittal, together with their share certificates, the Exchange Agent will forward to the Shareholders, on or as soon as practicable after the Effective Date, share certificates representing the Amalco Common Shares to which they are entitled. Once Shareholders surrender their share certificates, they will not be entitled to sell the securities to which those certificates relate.

No certificates representing fractional Amalco Common Shares will be issued. Persons otherwise entitled to receive fractional Amalco Common Shares will instead receive Amalco Common Shares rounded up to the nearest whole number.

If the Amalgamation is not completed, all transmitted share certificates will be returned forthwith to the Shareholders entitled thereto, without charge. It is recommended that Shareholders complete and return their Letters of Transmittal to the Exchange Agent as soon as possible before the Meetings but in any event prior to the Effective Date. All share certificates deposited with the Exchange Agent may be withdrawn at any time prior to the Effective Date.

Any use of the mail to transmit a share certificate representing NHE Common Shares or Condor Common Shares, and a related Letter of Transmittal is at the risk of the shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

Where a share certificate representing NHE Common Shares or Condor Common Shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately contact the Exchange Agent regarding the issuance of a replacement certificate upon the holder satisfying such requirements as may be imposed by NHE and Condor, as applicable, in connection with the issuance of a replacement certificate.

Rights of Dissent

The following description of the rights of dissenting Shareholders (each, a “Dissenting Shareholder”) is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such Shareholder’s NHE Common Shares or Condor Common Shares, as applicable, and is qualified in its entirety by reference to the full text of Section 191 of the ABCA which is attached asAppendix Ato this Information Circular. A Shareholder who intends to exercise dissent rights should carefully consider and comply with the provisions of Section 191 of the ABCA. Failure to comply with the provisions of such section and to adhere to the procedures established therein may result in the loss of all rights thereunder.

Pursuant to the ABCA, a registered Shareholder is entitled, in addition to any other rights he or she may have, to dissent and to be paid by Amalco the fair value of the NHE Common Shares or Condor Common Shares, as applicable, held by such Shareholder in respect of which such Shareholder dissents, determined as at the Effective Date. A Shareholder may dissent only with respect to all of the NHE Common Shares or Condor Common Shares, as applicable, held by such Shareholder or on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. Shareholders who have voted in favour of the NHE Amalgamation Resolution or the Condor Amalgamation Resolution, as applicable, shall not be accorded a right of dissent. Persons who are beneficial owners of NHE Common Shares or Condor Common Shares, as applicable, registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered owner of such NHE Common Shares or Condor Common Shares, as applicable, is entitled to dissent. Accordingly, a beneficial owner of NHE Common Shares or Condor Common Shares, as applicable, desiring to exercise his or her right of dissent must make arrangements for the NHE Common Shares or Condor Common Shares, as applicable, beneficially owned by him or her to be registered in his or her name prior to the time the written objection to the NHE Amalgamation Resolution or the Condor Amalgamation Resolution, as applicable, is required to be received by NHE or Condor, as applicable, or, alternatively, make arrangements for the registered holder of his or her NHE Common Shares or Condor Common Shares, as applicable, to dissent on his behalf.

A Dissenting Shareholder must send to NHE or Condor, as applicable, a written objection to the NHE Amalgamation Resolution or the Condor Amalgamation Resolution, as applicable, which written objection must be received by NHE, Attention: President, at 500, 520 – 5th Avenue S.W., Calgary, Alberta T2P 3R7, or by Condor, as applicable, Attention: President, at 500, 520 – 5th Avenue S.W., Calgary, Alberta T2P 3R7, before the Meetings (or any adjournment or postponement thereof) or at the respective Meetings. No Shareholder who has voted in favour of the Amalgamation shall be entitled to dissent with respect to the Amalgamation.

An application may be made to the court by NHE or Condor, as applicable, or by a Dissenting Shareholder to fix the fair value of the Dissenting Shareholder’s NHE Common Shares or Condor Common Shares, as applicable. If such an application to the court is made by either NHE or Condor, as applicable, or a Dissenting Shareholder, NHE or Condor, as applicable, must, unless the court otherwise orders, send to each Dissenting Shareholder a written offer to pay him an amount considered by NHE Board or the Condor Board, as applicable, to be the fair value of the NHE Common Shares or Condor Common Shares, as applicable, held by such Dissenting Shareholder. The offer, unless the court otherwise orders, will be sent to each Dissenting Shareholder at least 10 days before the date on which the application is returnable, if NHE or Condor, as applicable, is the applicant, or within 10 days after NHE or Condor, as applicable, is served with notice of the application, if a Dissenting Shareholder is the applicant. The offer must be made on the same terms to each Dissenting Shareholder and must be accompanied by a statement showing how the fair value was determined.

A Dissenting Shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application and appraisal. On the application, the court will make an order under Subsection 191(13) of the ABCA fixing the fair value of the NHE Common Shares or Condor Common Shares, as applicable, of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against NHE or Condor, as applicable, and in favour of each of those Dissenting Shareholders, and fixing the time within which NHE or Condor, as applicable, must pay that amount to the Dissenting Shareholders. The court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as a Shareholder under the ABCA until the date of payment.

NHE or Condor, as applicable, shall not make a payment to a Dissenting Shareholder under Section 191 of the ABCA if there are reasonable grounds for believing that NHE or Condor, as applicable, is, or would after the payment, be unable to pay its liabilities as they become due, or the realizable value of the assets of NHE or Condor, as applicable, would by reason of the payment be less than the aggregate of its liabilities. In such event, NHE or Condor, as applicable, shall, within 10 days after the pronouncement of the order under Subsection 191(13) of the ABCA, or the making of an agreement between a Dissenting Shareholder and NHE or Condor, as applicable, as to the payment to be made for such Dissenting Shareholder’s NHE Common Shares or Condor Common Shares, as applicable, notify each Dissenting Shareholder that it is lawfully unable to pay Dissenting Shareholders for their NHE Common Shares or

Condor Common Shares, as applicable,. In such event, each Dissenting Shareholder retains his status as a claimant against NHE or Condor, as applicable, to be paid as soon as NHE or Condor, as applicable, is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to creditors but prior to holders of then outstanding shares of NHE or Condor, as applicable.

All NHE Common Shares or Condor Common Shares, as applicable, held by Dissenting Shareholders will be deemed to be transferred to NHE or Condor, as applicable, for cancellation on the Effective Date in exchange for payment of the fair value of such NHE Common Shares or Condor Common Shares, as applicable, determined as of the close of business on the last business day before the Amalgamation is approved by the Shareholders at the Meetings.

It is a condition to the obligations of the parties to complete the Amalgamation that dissent rights shall not have been exercised by the holders of more than 5% of the outstanding NHE Common Shares or the outstanding Condor Common Shares.

For a general summary of certain income tax implications to a Dissenting Shareholder, see “Other Considerations - Canadian Federal Income Tax Considerations for Holders of NHE Common Shares and/or Condor Commons Shares”.

The foregoing is a summary only of the rights of Dissenting Shareholders and is qualified in its entirety by the provisions of Section 191 of the ABCA as set out in Appendix A to this Information Circular. The provisions of Section 191 of the ABCA are technical and complex. Any Shareholder desiring to exercise a right of dissent should seek legal advice since failure to comply strictly with the provisions of the ABCA may prejudice that right.

Required Approval

The Amalgamation is subject to the approval of the NHE Shareholders and the Condor Shareholders. The NHE Shareholders will be asked at the NHE Meeting to consider and, if thought appropriate, to pass, with or without variation, a special resolution, the full text of which is set out in Appendix B to this Information Circular, to approve the Amalgamation.

In order to become effective, the NHE Amalgamation Resolution must be approved by not less than two-thirds of the votes cast by NHE Shareholders at the NHE Meeting. The NHE Board recommends that NHE Shareholders vote in favour of the NHE Amalgamation Resolution.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF NHE WILL BE VOTED IN FAVOUR OF THE NHE AMALGAMATION RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION. In the event that either the NHE Amalgamation Resolution or the Condor Amalgamation Resolution does not receive the requisite shareholder approval, NHE will not proceed with the Amalgamation. It should be further noted that if holders of NHE Common Shares representing in excess of 5% of the number of NHE Common Shares issued and outstanding prior to the Meetings will have exercised any applicable rights of dissent with respect to the Amalgamation, Condor will have the right to terminate the Amalgamation.

Special Business of NHE – Amalco Stock Option Plan

At the Meetings, Shareholders will be asked to consider and, if deemed advisable, approve the Amalco Stock Option Plan for adoption by Amalco, which will authorize the Amalco Board to issue stock options to directors, officers, employees or other service providers of Amalco. The Amalco Stock Option Plan is substantially in the same form as the current stock option plan of Condor. To be approved, the ordinary resolution in the form as set out in Appendix C to this Information Circular must be approved by a simple majority of votes cast at the Meetings by the respective Shareholders. A copy of the Amalco Stock Option Plan is set out in Appendix D to this Information Circular, subject to any revisions or amendments necessary by the Amalco Board.

The Amalco Stock Option Plan provides for the acquisition of Amalco Common Shares by directors, officers, employees or Consultants (as defined in the Amalco Stock Option Plan) of Amalco, or any affiliated entity of Amalco, for the purpose of advancing the interests of Amalco through the motivation, attraction and retention of key employees and directors and to secure for Amalco and the shareholders of Amalco the benefits inherent in the ownership of Amalco Common Shares by key employees and directors, it being generally recognized that stock option plans can aid in attracting, retaining and encouraging employees and directors due to the opportunity offered to them to acquire a proprietary interest in such company.

The following information is intended to be a brief description of the Amalco Stock Option Plan and is qualified in its entirety by the full text of the Amalco Stock Option Plan as set out in Appendix D, subject to any revisions or amendments deemed necessary by the Amalco Board:

(a)

The aggregate number of Amalco Common Shares which may be issued under the Amalco Stock Option Plan shall not exceed 10% (the “Plan Maximum”) of the aggregate number of Amalco Common Shares issued and outstanding (calculated on a non-diluted basis) from time to time. Based upon 205,760,934 Condor Common Shares outstanding and 123,876,900 NHE Common Shares outstanding as at the date of this Information Circular, upon completion of the Amalgamation, 18,439,482 Amalco Common Shares may be reserved and set aside for issuance under the Amalco Stock Option Plan.

(b)

The maximum number of Amalco Common Shares which may be reserved for issuance to insiders of Amalco pursuant to all share compensation arrangements, including the Amalco Stock Option Plan, shall not exceed 10% of the total number of Amalco Common Shares then outstanding.

(c)

The maximum number of Amalco Common Shares which may be issued to insiders of Amalco pursuant to all share compensation arrangements, including the Amalco Stock Option Plan, within any one year period shall not exceed 10% of the total number of Amalco Common Shares then outstanding.

(d)

Any Amalco Common Share subject to an option which has been granted under the Amalco Stock Option Plan and which has been cancelled, repurchased, expired or terminated in accordance with the terms of the Amalco Stock Option Plan without having been exercised will again be available under the Amalco Stock Option Plan. No fractional Amalco Common Shares shall be issued, and the Amalco Board may determine the manner in which fractional share value shall be treated.

(e)

The option price of any Amalco Common Shares in respect of which an option may be granted shall be fixed by the Amalco Board provided that such price shall be not less than the volume weighted average trading price (calculated in accordance with the rules and policies of the TSX) of the Amalco Common Shares on the TSX, or another stock exchange where the majority of the trading volume and value of the Amalco Common Shares occurs, for the five trading days immediately preceding the day the option is granted and, where the Amalco Common Shares are not listed on any exchange, the exercise price of an option shall be such price as determined by the Amalco Board.
(f)

Unless the Amalco Board determines otherwise, options issued pursuant to the Amalco Stock Option Plan will vest as follows: (i) one-third upon the first anniversary of the grant; (ii) one-third upon the second anniversary of the grant; and (iii) one-third on the third anniversary of the grant.

(g)	Options granted under the Amalco Stock Option Plan may be exercisable over a period not exceeding five (5) years.
(h)

In the event of the Termination (as defined in the Amalco Stock Option Plan) with cause of an optionee, each option held by such optionee will cease to be exercisable on the earlier of the expiry of its term and the date of the Termination, or such longer or shorter period as determined by the Amalco Board. In the event of the Termination without cause, or the retirement of an optionee, each option held by such optionee will cease to be exercisable within a period of 90 days after the date of the Termination or retirement date, as the case may be, or such longer or shorter period as determined by the Amalco Board. No option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such option; and (ii) 36 months following the date of Termination or retirement date, as the case may be, of the optionees.

(i)	Options may be transferred by an eligible person to Permitted Transferees (as defined in the Amalco Stock Option Plan). An eligible person shall inform Amalco immediately upon such a transfer.
(j)

The Amalco Board may amend the Amalco Stock Option Plan at any time, provided, however, that no such amendment may materially and adversely affect any option previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment shall be subject to all necessary regulatory approvals. The Amalco Board will have the power to approve amendments relating to the Amalco Stock Option Plan or to options, without further approval of the shareholders of Amalco, except to the extent that such amendments relate to any of the following: i) increasing the Plan Maximum; ii) extending the term of options granted to insiders of Amalco; iii) reducing the price of options granted to insiders of Amalco; and iv) amending the restrictions on grants to insiders of Amalco.

Required Approval

The adoption of the Amalco Stock Option Plan for Amalco is subject to the approval of the NHE Shareholders and the Condor Shareholders. The NHE Shareholders will be asked at the NHE Meeting to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution, the full text of which is set out in Appendix C to this Information Circular, to approve the adoption of the Amalco Stock Option Plan for Amalco.

In order to become effective, the NHE Stock Option Plan Resolution must be approved by a simple majority of the votes cast by NHE Shareholders at the NHE Meeting. The NHE Board recommends that NHE Shareholders vote in favour of the NHE Stock Option Plan Resolution.

If the Amalco Stock Option Plan is approved by a simple majority of votes cast at each of the respective Meetings, and the Amalgamation is approved, all outstanding Condor Options will, immediately upon completion of the Amalgamation, be subject to the Amalco Stock Option Plan. If the Amalco Stock Option Plan is not approved by a simple majority of votes cast at each of the respective Meetings and the Amalgamation is approved, then the outstanding Condor Options would continue to be governed by the provisions of the existing Condor stock option plan, Amalco would have no stock option plan, and no stock options will be granted to directors, officers, employees or consultants of Amalco or its subsidiaries until such time as a stock option plan is adopted by Amalco.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF NHE WILL BE VOTED IN FAVOUR OF THE NHE STOCK OPTION PLAN RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE CONDOR MEETING

Annual Business Of Condor

Financial Statements

The Condor Shareholders will receive and consider the audited consolidated financial statements of Condor for the fiscal year ended December 31, 2008 together with the auditor’s report thereon (collectively, the “Condor Financial Statements”). Receipt of the Condor Financial Statements at the Condor Meeting will not constitute approval or disapproval of any matters referred to therein.

Appointment of Auditors

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, the present auditors, as auditors of Condor to hold office until the next annual meeting of Condor Shareholders, at a remuneration to be fixed by the directors. PricewaterhouseCoopers LLP, Chartered Accountants, were first appointed as auditors of Condor on November 27, 2007. In the event that the NHE Amalgamation Resolution and the Condor Amalgamation Resolution is passed, and the Amalgamation is effected, it is intended that the auditors of Amalco will be PricewaterhouseCoopers LLP, Chartered Accountants, the current auditors of NHE and Condor.

Election of Directors

Unless such authority is withheld, the persons named in the accompanying respective form of proxy intend to vote in favour of the election, as directors of Condor, of the nominees (the “Condor Nominees”) whose names are set forth below. Management does not contemplate that any of the Condor Nominees will be unable to serve as a director of Condor.

Each elected director will hold office until the next annual meeting of Condor Shareholders or until his or her successor is duly elected, unless his or her office is earlier vacated in accordance with Condor’s by-law. There are no directors of Condor presently in office whose term of office will continue after the date on which the Condor Meeting is held.

At the Condor Meeting, Condor Shareholders will be asked to elect three (3) directors to the Condor Board. The following table provides the names of the Condor Nominees, the province and country of residence, all positions and offices in Condor held by each of them, the principal occupation of each of the Condor Nominees during the past five years, the year in which each Condor Nominee was first elected a director of Condor and the approximate number of Condor Common Shares that each has advised are beneficially owned or subject to his control or direction, whether directly or indirectly.

Name, Position with Condor, and Residence(1)	Principal Occupation and Occupation During the Past 5 Years(1)	Director Since	Number of Condor Common Shares(1)
John Burzynski Secretary, Treasurer, Director Ontario, Canada	Vice-President, Corporate Development of Osisko Exploration Ltd., a public gold mining company	October, 2006	1,510,000

Name, Position with Condor, and Residence(1)	Principal Occupation and Occupation During the Past 5 Years(1)	Director Since	Number of Condor Common Shares(1)
Sean Roosen Director Quebec, Canada	Chief Executive Officer of Osisko Exploration Ltd., a public gold mining company	October, 2006	1,528,000
Norman Storm Director Riga, Latvia	President and Chief Executive Officer of EurAsia Holding AG, a private German-based resource fund	November, 2007	1,510,000

Notes:

(1)

The information for each Condor Nominee above relating to the residence, the principal occupations, the date since which each Condor Nominee has been a director, and the number of Condor Common Shares beneficially owned, controlled or directed, directly or indirectly, not being within the knowledge of Condor, has been furnished by the respective Condor Nominees individually.

Cease Trade Orders and Bankruptcies

None of the Condor Nominees as set forth in the above table is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including Condor) that:

(a)

was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while such proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after such proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while such proposed director was acting in the capacity as director, chief executive officer or chief financial officer.

Corporate Bankruptcies

No Condor Nominee as set forth in the above table (or any personal holding company of such proposed director), is, as of the date of this Information Circular, or has been within ten (10) years before the date of this Information Circular, a director or executive officer of any company (including Condor) that, while such proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Personal Bankruptcies

No Condor Nominee as set forth in the above table (or any personal holding company of such proposed director), has, within the ten (10) years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such proposed director.

Penalties or Sanctions

No Condor Nominee, as set forth in the above table (or any personal holding company of such proposed director), has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

The election of the above Condor Nominees will be of on-going relevance to Condor only if the Amalgamation does not proceed. In the event that the NHE Amalgamation Resolution and Condor Amalgamation Resolution are passed, and the Amalgamation is effected, the Amalgamation Agreement provides that the board of directors of Amalco will be comprised of Sean Roosen, John Burzynski and Norman Storm, and such persons will hold office until the earlier of the first annual meeting of shareholders of Amalco or until their successors are appointed. For more information see “Directors and Executive Officers” in “Appendix H – Amalco Information Brochure” attached to this Information Circular.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF CONDOR WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED CONDOR NOMINEES AS DIRECTORS OF CONDOR, UNLESS THE CONDOR SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS CONDOR COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT THEREOF. MANAGEMENT OF CONDOR HAS NO REASON TO BELIEVE THAT ANY OF THE CONDOR NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR BUT, IF A CONDOR NOMINEE IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE REMAINING CONDOR NOMINEES AND MAY BE VOTED FOR A SUBSTITUTE CONDOR NOMINEE UNLESS THE CONDOR SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS CONDOR COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT OF THE ELECTION OF DIRECTORS.

Special Business Of Condor

Special Business of Condor – Option Amendment

The Condor Board grants Condor Options to directors, officers and employees of Condor or a subsidiary of Condor in order to align the interests of such holders of Condor Options with those of the Condor Shareholders. The Condor Board wishes to amend the exercise price of the Condor Options in order to maintain a strong incentive for the directors, officers and employees of Condor to continue their efforts to bring success to Condor, and to recognize the decreased share prices that have resulted from the current global financial crises.

As at the date hereof, Condor has 10,135,000 Condor Options outstanding under its stock option plan, which have been granted to directors, officers, employees and consultants of Condor or a subsidiary of

Condor. The Condor Board is proposing to reprice all of the outstanding Condor Options, including 9,000,000 Condor Options granted to insiders of Condor, currently granted under Condor’s stock option plan to an exercise price of $0.30 per Condor Common Share. In all other respects, the terms of the Condor Options will remain as originally granted.

The following table sets out information about the proposed repricing of Condor Options granted to insiders of Condor:

Optionee	Number of Condor Shares Subject to Option	Original Exercise Price ($)	Amended Exercise Price ($)	Date of Grant	Expiry Date
Sean Roosen	500,000	$0.60	$0.30	7-Apr-08	7-Apr-13
Sean Roosen	250,000	$1.25	$0.30	15-Sep-08	15-Sep-13
John Burzynski	500,000	$0.60	$0.30	7-Apr-08	7-Apr-13
John Burzynski	250,000	$1.25	$0.30	15-Sep-08	15-Sep-13
Norman Storm	500,000	$0.60	$0.30	7-Apr-08	7-Apr-13
Norman Storm	250,000	$1.25	$0.30	15-Sep-08	15-Sep-13
Donald Streu	2,500,000	$1.25	$0.30	15-Sep-08	15-Sep-13
Sandy Quilty	1,250,000	$0.60	$0.30	7-Apr-08	7-Apr-13
Sandy Quilty	300,000	$1.25	$0.30	15-Sep-08	15-Sep-13
Mark Eckerle	200,000	$0.60	$0.30	7-Apr-08	7-Apr-13
Walter Dawson	500,000	$0.60	$0.30	23-May-08	23-May-13
Walter Dawson	500,000	$1.25	$0.30	15-Sep-08	15-Sep-13
Jeffrey Scott	500,000	$0.60	$0.30	23-May-08	23-May-13
Jeffrey Scott	250,000	$1.25	$0.30	15-Sep-08	15-Sep-13
Donald Wright	750,000	$1.25	$0.30	15-Sep-08	15-Sep-13
TOTAL	9,000,000

Condor Shareholders will be asked to pass the following resolution (the “Option Amendment Resolution”):

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.

The board of directors of Condor Petroleum Inc. (“Condor”) be and is hereby authorized to amend the exercise price of up to 10,135,000 stock options, including 9,000,000 stock options previously granted to insiders of Condor, in the manner as set forth in the joint management information circular of New Horizon Energy Inc. and Condor dated January 20, 2010;

2.

any one or more of the directors and officers of Condor be authorized and directed to perform all such acts, deeds and things and execute, under the seal of Condor or otherwise, all such documents and other writings, including treasury orders, as may be required to give effect to the true intent of this resolution; and

3.

notwithstanding the approval of shareholders of Condor of the above resolutions, the directors of Condor may revoke the foregoing resolutions before they are acted on without having to obtain any further approval by the shareholders of Condor.”

The authorization by Condor Shareholders of the amendment to the exercise price of the Condor Options does not mean that such amendment will occur. Rather it allows the Condor Board the flexibility to amend the exercise price of such Condor Options as described in this Information Circular should the circumstances warrant, without the expense of calling another Condor Shareholder meeting to specifically approve each amendment of price.

Required Approval

In order to become effective, the Option Amendment Resolution must be approved by a simple majority of the votes cast by Condor Shareholders at the Condor Meeting. The Condor Board recommends that Condor Shareholders vote in favour of the Option Amendment Resolution.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF CONDOR WILL BE VOTED IN FAVOUR OF THE OPTION AMENDMENT RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION. In the event the Option Amendment Resolution does not receive the requisite shareholder approval, Condor will not proceed with the amendment.

Special Business of Condor – Amalgamation

Condor Shareholders will be asked to consider and, if deemed advisable, pass with or without variation, the Condor Amalgamation Resolution, as set forth in Appendix B to this Information Circular, approving the Amalgamation of NHE and Condor (resulting in the amalgamated corporation “Condor Petroleum Inc.” (“Amalco”)) under the ABCA, in accordance with the terms of a Pre-Amalgamation Agreement entered into between NHE and Condor on December 28, 2009. For further information regarding the particulars of the Amalgamation see “Particulars of Matters to be Acted Upon at the NHE Meeting – Special Business of NHE – Amalgamation”.

Fairness Opinion

Jennings Capital Inc. (“Jennings”) was retained by Condor as an advisor pursuant to an agreement dated October 6, 2009 and executed on October 7, 2009, and was requested by the Condor Board to provide an opinion as to the fairness, from a financial point of view, of the Amalgamation to the Condor Shareholders. Jennings is an independent, duly registered investment dealer with its head office in Calgary, Alberta and is a member of, or a participating organization in, the TSX Venture Exchange, the Toronto Stock Exchange and the Investment Regulatory Organization of Canada, and it specializes in investments in natural resources with a particular emphasis on the oil and gas industry.

The opinion of Jennings dated January 20, 2010 (the “Fairness Opinion”) was provided to the Condor Board in an impartial and objective fashion to assist the Condor Board in fulfilling its fiduciary responsibilities to the Condor Shareholders. For the purposes of preparing the Fairness Opinion, Jennings analysed financial, operational and other information relating to Condor, NHE and the Amalgamation, including information derived from discussions with management, directors and consultants to Condor and NHE. Based upon the information analysed by Jennings, which is set out in detail in the Fairness Opinion, and subject to assumptions and limitations set out in the Fairness Opinion and other factors which Jennings considered to be relevant, Jennings is of the opinion that as of the date of the Fairness Opinion, the Amalgamation is fair, from a financial point of view, to the Condor Shareholders.

Required Approval

The Amalgamation is subject to the approval of the NHE Shareholders and the Condor Shareholders. In order to become effective, the Condor Amalgamation Resolution must be approved by not less than two-thirds of the votes cast by Condor Shareholders at the Condor Meeting. The Condor Board recommends that Condor Shareholders vote in favour of the Condor Amalgamation Resolution.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF CONDOR WILL BE VOTED IN FAVOUR OF THE CONDOR AMALGAMATION RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION. In the event that either the NHE Amalgamation Resolution or the Condor Amalgamation Resolution does not receive the requisite shareholder approval, Condor will not proceed with the Amalgamation. It should be further noted that if holders of Condor Common Shares representing in excess of 5% of the number of Condor Common Shares issued and outstanding prior to the Meetings will have exercised any applicable rights of dissent with respect to the Amalgamation, NHE will have the right to terminate the Amalgamation.

Special Business of Condor – Amalco Stock Option Plan

If the Amalgamation is effected, pursuant to the terms of the stock option plan of Condor, each Condor Option will entitle the holder to receive upon exercise the number of Amalco Common Shares equal to the number of such shares that such holder would have received pursuant to the Amalgamation if such Condor Option had been exercised immediately before the Amalgamation became effective. The aggregate exercise price of a holders' Condor Options in effect immediately prior to the Amalgamation will remain unchanged. Amalco may offer holders of Condor Options the opportunity to obtain a new or replacement option agreement to reflect the adjusted terms of such options. It is proposed that, immediately upon completion of the Amalgamation, the Condor Options will be subject to the Amalco Stock Option Plan.

At the Meetings, Shareholders will be asked to consider and, if deemed advisable, approve the Amalco Stock Option Plan for adoption by Amalco, which will authorize the Amalco Board to issue stock options to directors, officers, employees or other service providers of Amalco. To be approved, the ordinary resolution in the form as set out in Appendix C to this Information Circular must be approved by a simple majority of votes cast at the Meetings by the respective Shareholders. A copy of the Amalco Stock Option Plan is set out in Appendix D to this Information Circular, subject to any revisions or amendments deemed necessary by the Amalco Board.

For further information regarding the particulars of the Amalco Stock Option Plan see “Particulars of Matters to be Acted Upon at the NHE Meeting – Special Business of NHE – Amalco Stock Option Plan”.

Required Approval

The adoption of the Amalco Stock Option Plan for Amalco is subject to the approval of the NHE Shareholders and the Condor Shareholders. The Condor Shareholders will be asked at the Condor Meeting to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution, the full text of which is set out in Appendix C to this Information Circular, to approve the adoption of the Amalco Stock Option Plan for Amalco.

In order to become effective, the Condor Stock Option Plan Resolution must be approved by a simple majority of the votes cast by Condor Shareholders at the Condor Meeting. The Condor Board recommends that Condor Shareholders vote in favour of the Condor Stock Option Plan Resolution.

If the Amalco Stock Option Plan is approved by a simple majority of votes cast at each of the respective Meetings, and the Amalgamation is approved, all outstanding Condor Options will, immediately upon completion of the Amalgamation, be subject to the Amalco Stock Option Plan. If the Amalco Stock Option Plan is not approved by a simple majority of votes cast at each of the respective Meetings and the Amalgamation is approved, then the outstanding Condor Options would continue to be governed by the provisions of the existing Condor stock option plan, Amalco would have no stock option plan, and no stock options will be granted to directors, officers, employees or consultants of Amalco or its subsidiaries until such time as a stock option plan is adopted by Amalco.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT OF CONDOR WILL BE VOTED IN FAVOUR OF THE CONDOR STOCK OPTION PLAN RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

INFORMATION CONCERNING NHE

Interest of Certain Persons or Companies in Matters to be Acted Upon

No person who has been a director or executive officer of NHE at any time since the beginning of NHE’s last completed fiscal year, no NHE nominee proposed for election as a director of NHE and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the NHE Meeting, except as disclosed in this Information Circular.

Executive Compensation

NHE does not currently compensate any of its senior officers, nor does it, as the date hereof, anticipate compensating any of its senior officers in the foreseeable future.

NHE does not currently compensate any of its directors, nor does it, as the date hereof, anticipate compensating any of its directors in the foreseeable future. The directors of NHE are reimbursed for all reasonable out-of-pocked expenses.

Securities Authorized for Issuance Under Equity Compensation Plans

As at the date hereof, NHE does not have any compensation plans in place under which equity securities of NHE are authorized for issuance.

Management Contracts

Management functions of NHE and its subsidiaries are performed by the management team of Condor, including the operation and administration of NHE’s business.

Corporate Governance

NHE believes that good corporate governance is an essential element in a well-managed company. The following is a description of NHE’s corporate governance practices.

Mandate of the NHE Board

The duties and responsibilities of the NHE Board are:

(a)	to supervise the management of the business and affairs of NHE; and
(b)	to act with a view towards the best interests of NHE.

In discharging its mandate, the NHE Board is responsible for the oversight and review of the development of, among other things, the following matters:

(a)	the strategic planning process of NHE;
(b)	identifying the principal risks of NHE’s business and ensuring the implementation of appropriate systems to manage these risks;
(c)	succession planning, including appointing, training and monitoring senior management;

(d)	a communications policy for NHE to facilitate communications with investors and other interested parties; and
(e)	the integrity of NHE’s internal control and management information systems.

The NHE Board also has the mandate to assess the effectiveness of the NHE Board as a whole and the contribution of individual directors.

Composition of the Board

The NHE Board currently consists of twodirectors, Messrs. Roosen and Burzynski. Of these directors, the NHE Board has determined that neither of the directors is independent, as each of the directors is an executive officer of NHE.

As NHE is not a reporting issuer, the NHE Board does not function independently of management of NHE, and therefore does not exercise independent supervision over the management of NHE.

Directorships

The following directors of NHE are also presently directors of reporting issuers, as follows:

Name of Director	Name of Issuer
Sean Roosen	Osisko Mining Corporation

Orientation and Continuing Education

The President and current directors of NHE are responsible for providing an orientation for new directors. Director orientation and ongoing training will include presentations by management of NHE to familiarize directors with the NHE’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its principal officers and its internal and independent auditors.

Ethical Business Conduct

The NHE Board has not adopted a formal written code of conduct for its directors, officers and employees.

Nomination of Directors

When an NHE Board vacancy occurs or is contemplated, or at any time and from time to time in the sole discretion of the directors, the NHE Board may make determinations as to qualified individuals for nomination to the NHE Board.

In identifying new candidates, the NHE Board will take into account the mix of director characteristics and diverse experiences, perspectives and skills appropriate for NHE at that time.

Compensation

The NHE Board reviews and considers the compensation for executive officers and directors of NHE, and compensation for executive officers’ and directors’ fees, if any, from time to time. Executive officers and directors of NHE are not currently compensated, and the NHE Board does not anticipate that executive officers or directors of NHE will be compensated in the foreseeable future. However, executive officers and directors of NHE may be compensated in the future in cash and/or equity for their expert advice and contribution towards the success of NHE. The form and amount of compensation will be evaluated by the NHE Board, which will be guided by the following goals:

(a)

compensation should be commensurate with the time spent by executive officers and directors in meeting their obligations and reflective of the compensation paid by companies similar in size and business to NHE; and

(b)

the structure of the compensation should be simple, transparent and easy for NHE Shareholders to understand. NHE Shareholders will be given the opportunity to vote on all new or substantially revised equity compensation plans for directors as required by regulatory policies.

Board Committees

The NHE Board has no standing committees.

Assessments

The NHE Board does not conduct any formal evaluation of the performance and effectiveness of the members of the NHE Board or the NHE Board as a whole.

Indebtedness of Directors and Executive Officers

No executive officer, director or employee, or former executive officer, director or employee, of NHE or any of its subsidiaries was indebted to NHE or any of its subsidiaries as at the date of this Information Circular.

No director or executive officer of NHE, proposed nominee for election as a director of NHE, nor any associate of any such director, executive officer or proposed nominee is or at any time since January 1, 2008 has been, indebted to NHE or another entity, for which such indebtedness is, or at any time since January 1, 2008 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by NHE, in respect of any security purchase program or any other program.

Interest of Insiders in Material Transactions

Other than as set forth in this Information Circular and other transactions carried out in the ordinary course of business of NHE, none of the directors, proposed directors, officers or executive officers of NHE, any person or company beneficially owning, directly or indirectly, voting securities or exercising control or direction over voting securities, directly or indirectly, or a combination of both, carrying more than 10% of the voting rights attached to all outstanding NHE Common Shares, nor any director, executive officer, associate or affiliate of the foregoing had since January 1, 2008 (being the commencement of NHE’s last completed fiscal year) any material interest, in any transaction or proposed transaction, which materially affected or would materially affect NHE or any of its subsidiaries.

Other Matters which may Come Before the Meeting

Except as otherwise indicated, information contained herein is given as of January 20, 2010. Management of NHE knows of no matters to come before the NHE Meeting other than the matters referred to in the

NHE Notice of Meeting. However, if any other matters which are not now known to the management of NHE should come properly before the NHE Meeting, the proxy will be voted on such matters in accordance with the best judgment of the person voting it.

Additional Information

Financial information is provided in NHE’s audited consolidated financial statements and Management Discussion and Analysis for the year ended December 31, 2008. Copies of NHE’s financial statements and Management Discussion and Analysis are included in “Appendix F – NHE Information Brochure” attached to this Information Circular, and may also be obtained upon written request to the President at 500, 520 – 5th Avenue S.W., Calgary, Alberta T2P 3R7.

INFORMATION CONCERNING CONDOR

Interest of Certain Persons or Companies in Matters to be Acted Upon

No person who has been a director or executive officer of Condor at any time since the beginning of Condor’s last completed fiscal year, no Condor Nominee proposed for election as a director of Condor and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Condor Meeting, except as disclosed in this Information Circular.

Executive Compensation

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about Condor’s executive compensation philosophy, objectives, and processes and to discuss compensation decisions relating to Condor’s senior officers, being the three identified named executive officers (the “NEOs”) during the Corporation’s two most recently completed financial years (the “2008 Financial Year” and the “2009 Financial Year”, respectively). The NEOs who are the focus of the CD&A and who appear in the compensation tables of this Circular are: Sean Roosen, the previous President and Chief Executive Officer (the “Previous CEO”); Donald Streu, the President and Chief Executive Officer (the “CEO”); Sandy Quilty, the Chief Financial Officer and Vice-President of Finance (the “CFO”); and Mark Eckerle, Manager of Geosciences.

Compensation Process

The Condor Board relies on the knowledge and experience of the members of the Condor Board to set appropriate levels of compensation for senior officers. Neither Condor nor the Condor Board currently has any contractual arrangement with any executive compensation consultant who has a role in determining or recommending the amount or form of senior officer compensation.

The Condor Board reviews the various elements of the NEOs’ compensation in the context of the total compensation package (including salary, consulting fees and prior awards under Condor’s stock option plan) and recommends and approves the NEOs’ compensation packages.

Compensation Program

Principles/Objectives of the Compensation Program

The primary goal of Condor’s executive compensation program is to attract, motivate and retain top quality individuals at the executive level. The program is designed to ensure that the compensation provided to Condor’s senior officers is determined with regard to Condor’s business strategy and objectives and financial resources, and with the view of aligning the financial interests of the senior officers with the financial interests of the Condor Shareholders.

Compensation Program Design and Analysis of Compensation Decisions

Standard compensation arrangements for Condor’s senior officers are composed of the following elements, which are linked to Condor’s compensation and corporate objectives as follows:

Compensation Element	Link to Compensation Objectives	Link to Corporate Objectives
Base Salary and/or Consulting Fees	Attract and Retain	Competitive pay ensures access to skilled employees necessary to achieve corporate objectives.
Stock Options	Motivate and Reward Align interests with shareholders	Long-term incentives motivate and reward senior officers to increase shareholder value by the achievement of long-term corporate strategies and objectives.

Performance and Compensation

Condor is an international oil and gas company and may be generating revenues from operations in the foreseeable future (see “Caution Regarding Forward-Looking Information” in this Information Circular). As a result, the use of traditional performance standards, such as corporate profitability, is considered by the Condor Board to be appropriate in the evaluation of corporate or NEO performance. The compensation of senior officers is also based, in part, on trends in the oil and gas industry as well as achievement of Condor’s business plans. The Condor Board did not establish any quantifiable criteria during the 2008 Financial Year or the 2009 Financial Year with respect to base compensation payable or the amount of equity compensation granted to NEOs and did not benchmark against a peer group of companies.

Base Salaries andConsulting Fees

Condor provides senior officers with base salaries or consulting fees which represent their minimum compensation for services rendered during the 2008 Financial Year and the 2009 Financial Year. NEOs’ base compensation depends on the scope of their experience, responsibilities, leadership skills, performance, length of service, generally industry trends and practices competitiveness, and Condor’s existing financial resources. Base salaries are reviewed annually by the Condor Board.

As of August 1, 2009, Sandy Quilty’s annual base salary was increased from $275,000 to $325,000. There were no other changes made to the base compensation of the NEOs during or following the 2008 Financial Year. The current base compensation arrangements for the NEOs are as follows:

NEO	Base Compensation
Donald Streu	$375,000
Sandy Quilty	$325,000
Mark Eckerle	$250,000

Stock Options

The grant of Condor Options pursuant to Condor’s stock option plan is an integral component of the compensation arrangements of the senior officers of Condor. The Condor Board believes that the grant of Condor Options to senior officers and Condor Common Share ownership by such officers serves to motivate such officers to strive towards achievement of Condor’s long-term strategic objectives, which will benefit all Condor Shareholders. Condor Options are awarded to employees of Condor by the Condor Board, based on determinations of the Condor Board.Decisions with respect to options granted are based upon the individual’s level of responsibility and their contribution towards Condor’s goals and objectives, and additionally may be awarded in recognition of the achievement of a particular goal or extraordinary service. The Condor Board considers the overall number of Condor Options that are outstanding relative to the number of outstanding Condor Common Shares in determining whether to make any new grants of Condor Options and the size of such grants.

During the 2008 Financial Year, on the basis of the above factors, the Condor Board granted 2,500,000 options to Donald Streu, and 1,550,000 options to Sandy Quilty. During the 2009 Financial Year, no Condor Options were granted.

Executive Compensation: Tables and Narrative

NEO Summary Compensation Table

The following table provides a summary of the compensation earned by the NEOs for services rendered in all capacities during the 2008 Financial Year and the 2009 Financial Year:

Name and Principal Position	Year	Salary ($)	Share-Based Awards ($)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)		Pension Value ($)	All Other Compen-sation ($)	Total Compen-sation($)
					Annual Incentive Plans	Long-Term Incentive Plans
Donald Streu(1) President & CEO	2008	$140,625	Nil	$1,664,150(3)(4)	Nil	Nil	Nil	Nil	$1,804,775
	2009	$375,000	Nil	Nil	Nil	Nil	Nil	Nil	$375,000
Sean Roosen(2) President & CEO	2008	Nil	Nil	$327,273(3)(4)	Nil	Nil	Nil	Nil	$327,273
Sandy Quilty CFO	2008	$275,000	Nil	$601,844(3)(4)	$137,500	Nil	Nil	Nil	$1,014,344
	2009	$295,833	Nil	Nil	Nil	Nil	Nil	Nil	$295,833
Mark Eckerle Manager of Geosciences	2008	$250,000	Nil	$64,343(3)(4)	$35,000	Nil	Nil	Nil	$349,343
	2009	$250,000	Nil	Nil	Nil	Nil	Nil	Nil	$250,000

__________

Notes:

(1)	Mr. Streu commenced employment on August 15, 2008 and was appointed President and CEO effective September 1, 2008.
(2) (3)

Mr. Roosen received no compensation during 2008 and resigned as President and CEO effective September 1, 2008.

The grant date fair value of the options was calculated using the Black Scholes model with the following assumptions: expected life of 5 years, expected volatility of 60.0%, risk free interest rate of 3.0% per annum and a dividend yield of nil.

(4)

The option-based awards have no cash component and no amounts were paid by Condor. The values of the option-based awards presented in the table represent the deemed fair value of such Condor Options at the date of grant for accounting purposes using estimates including the expected share price volatility, the expected dividend yield and the expected life of such Condor Options.

Incentive Plan Awards

The following table provides details regarding outstanding NEO option and share-based awards as at December 31, 2009:

Outstanding share-based awards and option-based awards
	Option-based Awards					Share-based Awards
Name	Option grant date	Number of securities underlying unexercised (#)	Option exercise price ($)	Option expiration date	Aggregate value of unexercised in-the-money options ($)	Number of shares or units that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Don Streu	Sept. 15, 2008	2,500,000	$1.25	Sept. 15, 2013	$Nil	Nil	N/A
Sean Roosen	April 7, 2008 Sept. 15, 2008	500,000 250,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013	$Nil	Nil	N/A
Sandy Quilty	April 7, 2008 Sept. 15, 2008	1,250,000 300,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013	$Nil	Nil	N/A
Mark Eckerle	April 7, 2008	200,000	$0.60	April 7, 2013	$Nil	Nil	N/A

Please see “Information Concerning Condor - Executive Compensation - Performance and Compensation - Stock Options” in this Information Circular for a discussion of Condor’s stock option plan and determinations of awards during the 2008 Financial Year and the 2009 Financial Year.

The following table provides details regarding outstanding NEO option-based awards, share-based awards and non-equity incentive plan compensation, which vested and/or were earned during the 2008 Financial Year and the 2009 Financial Year:

Incentive plan awards - value vested or earned during the year
Name	Year	Option-based awards - Value vested during the year(1) ($)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Don Streu	2008	Nil	Nil	Nil
	2009	Nil	Nil	Nil
Sean Roosen	2008	Nil	Nil	Nil
	2009	Nil	Nil	Nil
Sandy Quilty	2008	Nil	Nil	Nil
	2009	Nil	Nil	Nil
Mark Eckerle	2008	Nil	Nil	Nil
	2009	Nil	Nil	Nil

__________

Note:

(1)	Identifies the aggregate dollar value that would have been realized by the NEO if the NEO had exercised all options exercisable under the option-based award on the vesting date(s) thereof.

Termination and Change of Control

Other than as described below, there are no agreements, compensation plans, contracts or arrangements whereby a NEO is entitled to receive payments from Condor in the event of the resignation, retirement or other termination of the NEO’s employment with Condor, change of control of Condor or a change in the NEO’s responsibilities following a change in control.

Pursuant to the executive employment agreement between Condor and Donald Streu dated October 1, 2009, in the event that Mr. Streu’s employment is terminated by Condor, Condor shall pay Mr. Streu the amount equivalent to 200% of his most recently fixed annual salary, less any applicable withholdings or deductions. In the event of a Change of Control (as defined in Mr. Streu’s employment agreement) occurring, Mr. Streu shall be entitled to elect, by at least 30 days prior written notice to be delivered to Condor within 180 days following the effective date of the Change of Control, in his sole discretion, to terminate his employment agreement and his employment thereunder. Upon the delivery of such notice, Mr. Streu shall be entitled to receive, and Condor shall pay to Mr. Streu, a retirement allowance equal to 200% of Mr. Streu’s most recently fixed annual salary, less any applicable statutory withholdings or deductions. In the event that Mr. Streu is terminated by Condor, other than for cause, within 180 days following the effective date of a Change of Control, Mr. Streu shall be entitled to receive, and Condor shall pay to Mr. Streu, the same retirement allowance.

Pursuant to the executive employment agreement between Condor and Sandy Quilty dated October 1, 2009, in the event that Mr. Quilty’s employment is terminated by Condor, Condor shall pay Mr. Quilty the amount equivalent to 200% his most recently fixed annual salary, less any applicable withholdings or deductions. In the event of a Change of Control (as defined in Mr. Quilty’s employment agreement) occurring, Mr. Quilty shall be entitled to elect, by at least 30 days prior written notice to be delivered to Condor within 180 days following the effective date of the Change of Control, in his sole discretion, to terminate his employment agreement and his employment thereunder. Upon the delivery of such notice, Mr. Quilty shall be entitled to receive, and Condor shall pay to Mr. Quilty, a retirement allowance equal to 200% of Mr. Quilty’s most recently fixed annual salary, less any applicable statutory withholdings or deductions. In the event that Mr. Quilty is terminated by Condor, other than for cause, within 180 days following the effective date of a Change of Control, Mr. Quilty shall be entitled to receive, and Condor shall pay to Mr. Quilty, the same retirement allowance.

The Amalgamation is not a Change of Control as defined in the employment agreements of Messrs. Streu or Quilty.

Director Compensation

The Condor Board determines the level of compensation for directors. The Condor Board reviews directors’ compensation as needed, taking into account time commitment, risks and responsibilities to ensure that the amount of compensation adequately reflects the responsibilities and risks of being a director and makes adjustments as deemed necessary.

As of the date hereof, the Condor Board has not adopted a cash compensation program for its directors with respect to general directors duties, meeting attendance, or for additional service on Condor Board committees. However, directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending Condor Board, committee or Condor Shareholder meetings and otherwise incurred in carrying out their duties as directors of Condor.

Directors may receive Condor Option grants as determined by the Condor Board pursuant to Condor’s stock option plan. The exercise price of such options is determined by the Condor Board, but shall in no event be less than the market price of the Condor Common Shares at the time of the grant of the Condor Options.

Director Summary Compensation Table

The following compensation table sets out the total compensation paid to each of Condor’s directors (who are not NEOs) during the 2008 Financial Year and the 2009 Financial Year (Mr. Roosen is a director and officer of Condor. Compensation paid to Mr. Roosen is reported in the NEO Summary Compensation Table above):

Name	Year	Fees earned ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	All other Compensation ($)	Total ($)
John Burzynski	2008	Nil	Nil	$327,273(1)	Nil	Nil	$327,273
	2009	Nil	Nil	Nil	Nil	Nil	Nil
Norman Storm	2008	Nil	Nil	$327,273(1)	Nil	Nil	$327,273
	2009	Nil	Nil	Nil	Nil	Nil	Nil

__________

Notes:

(1)

The grant date fair value of the options was calculated using the Black Scholes model with the following assumptions: expected life of 5 years, expected volatility of 60.0%, risk free interest rate of 3.0% per annum and a dividend yield of nil.

Incentive Plan Awards

The following table provides details regarding the outstanding option and share based awards held by directors (who are not NEOs) as at December 31, 2009:

Outstanding share-based awards and option-based awards
	Option-based Awards					Share-based Awards
Name	Option grant date(1)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Aggregate value of unexercised in-the-money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
John Burzynski	April 7, 2008 Sept. 15, 2008	500,000 250,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013	Nil	Nil	Nil
Norman Storm	April 7, 2008 Sept. 15, 2008	500,000 250,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013	Nil	Nil	Nil

The following table provides details regarding the outstanding option and share based awards vested and exercisable by directors (other than the NEOs, who are also directors) during the year ended December 31, 2009:

Incentive plan awards - value vested or earned during the year
Name	Option-based awards - Value vested during the year ($)(1)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)
John Burzynski	Nil	Nil	Nil
Norman Storm	Nil	Nil	Nil

__________

Notes:

(1)	Identifies the aggregate dollar value that would have been realized by the director if the director had exercised all options exercisable under the option-based award on the vesting date(s) thereof.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as at December 31, 2009 with respect to Condor Common Shares that may be issued under Condor’s stock option plan and, as applicable, other equity compensation plans of Condor:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	10,135,000	$0.96	10,441,093
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	10,135,000	$0.96	10,441,093

__________

Note:

(1)	Condor’s stock option plan provides for the grant of options for the purchase of up to 10% of the issued and outstanding Condor Common Shares. See “Information Concerning Condor - Stock Option Plan” .

Stock Option Plan

The following information is intended to be a brief description of Condor’s stock option plan dated effective February 14, 2008, as amended and restated effective July 23, 2008:

(a)

The aggregate number of Condor Common Shares which may be issued under Condor’s stock option plan shall not exceed 10% (the “Plan Maximum”) of the aggregate number of Condor Common Shares issued and outstanding (calculated on a non-diluted basis) from time to time. Based upon 205,760,934 Condor Common Shares outstanding at the date of this Information Circular, 20,576,093 Condor Common Shares may be reserved and set aside for issuance under Condor’s stock option plan.

(b)

The maximum number of Condor Common Shares which may be reserved for issuance to insiders of Condor pursuant to all share compensation arrangements, including Condor’s stock option plan, shall not exceed 10% of the total number of Condor Common Shares then outstanding.

(c)

The maximum number of Condor Common Shares which may be issued to insiders of Condor pursuant to all share compensation arrangements, including Condor’s stock option plan, within any one year period shall not exceed 10% of the total number of Condor Common Shares then outstanding.

(d)

Any Condor Common Share subject to an option which has been granted under Condor’s stock option plan and which has been cancelled, repurchased, expired or terminated in accordance with the terms of Condor’s stock option plan without having been exercised will again be available under Condor’s stock option plan. No fractional Condor Common Shares shall be issued, and Condor Board may determine the manner in which fractional share value shall be treated.

(e)	The option price of any Condor Common Shares in respect of which an option may be granted shall be fixed by Condor Board but shall be not less than the volume weighted average trading price (calculated in accordance with the rules and policies of the Exchange) of Condor Common Shares on the Exchange, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding the day the option is granted.

(f)

Unless Condor Board determines otherwise, options issued pursuant to Condor’s stock option plan will vest as follows: (i) one-third upon the first anniversary of the grant; (ii) one-third upon the second anniversary of the grant; and (iii) one-third on the third anniversary of the grant.

(g)	Options granted under Condor’s stock option plan may be exercisable over a period not exceeding five (5) years.
(h)

In the event of the Termination (as defined in Condor’s stock option plan) with cause of an optionee, each option held by such optionee will cease to be exercisable on the earlier of the expiry of its term and the date of the Termination, or such longer or shorter period as determined by Condor Board. In the event of the Termination without cause, or the retirement of an optionee, each option held by such optionee will cease to be exercisable within a period of 90 days after the date of the Termination or retirement date, as the case may be, or such longer or shorter period as determined by Condor Board. No option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such option; and (ii) 36 months following the date of Termination or retirement date, as the case may be, of the optionees.

(i)	Options may be transferred by an eligible person to Permitted Transferees (as defined in Condor’s stock option plan). An eligible person shall inform Condor immediately upon such a transfer.

Condor Board may amend the stock option plan of Condor at any time, provided, however, that no such amendment may materially and adversely affect any option previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment shall be subject to all necessary regulatory approvals. The Condor Board will have the power to approve amendments relating to Condor’s stock option plan or to options, without further approval of the Condor Shareholders, except to the extent that such amendments relate to any of the following: i) increasing the Plan Maximum; ii) extending the term of options granted to insiders of Condor; iii) reducing the price of options granted to insiders of Condor; and iv) amending the restrictions on grants to insiders of Condor.

Management Contracts

Management functions of Condor and its subsidiaries are not performed by any person other than the directors or executive officers of Condor and its respective subsidiaries.

Corporate Governance

Condor believes that good corporate governance is an essential element in a well-managed company. The following is a description of Condor’s corporate governance practices.

Mandate of the Condor Board

The duties and responsibilities of the Condor Board are:

(a)	to supervise the management of the business and affairs of Condor; and
(b)	to act with a view towards the best interests of Condor.

In discharging its mandate, the Condor Board is responsible for the oversight and review of the development of, among other things, the following matters:

(a)	the strategic planning process of Condor;
(b)	identifying the principal risks of Condor’s business and ensuring the implementation of appropriate systems to manage these risks;
(c)	succession planning, including appointing, training and monitoring senior management;
(d)	a communications policy for Condor to facilitate communications with investors and other interested parties; and
(e)	the integrity of Condor’s internal control and management information systems.

The Condor Board also has the mandate to assess the effectiveness of the Condor Board as a whole and the contribution of individual directors.

Composition of the Board

The Condor Board currently consists of three directors, Messrs. Roosen, Burzynski and Storm. Of these directors, the Condor Board has determined that none of the directors are independent, as each of the directors is, or has been within the last three years, an employee or an executive officer of Condor.

To facilitate the functioning of the Condor Board independently of management, the following structures and processes are in place:

(a)	members of management on the Condor Board are limited to a minority of the directors;
(b)	when appropriate, members of management are not present for the discussion and determination of certain matters at meetings of the Condor Board; and
(c)	under the by-laws of Condor, any director, the President or the Secretary of Condor may call a meeting of the Condor Board.

Directorships

The following directors of Condor are also presently directors of other reporting issuers as follows:

Name of Director	Name of Issuer
Sean Roosen	Osisko Mining Corporation
Norman Storm	Osisko Mining Corporation

Orientation and Continuing Education

The CEO and/or the CFO are responsible for providing an orientation for new directors. Director orientation and ongoing training will include presentations by management of Condor to familiarize directors with the Condor’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its principal officers and its internal and independent auditors.

Ethical Business Conduct

The Condor Board has adopted a Code of Business Conduct and Ethics that outlines the values of Condor and its commitment to ethical business practices in every business transaction. This code applies to all directors, officers, and employees of Condor and its subsidiaries and affiliates.

Nomination of Directors

When a Condor Board vacancy occurs or is contemplated, or at any time and from time to time in the sole discretion of the directors, the Condor Board may make determinations as to qualified individuals for nomination to the Condor Board.

In identifying new candidates, the Condor Board will take into account the mix of director characteristics and diverse experiences, perspectives and skills appropriate for Condor at that time.

Compensation

The Condor Board reviews the compensation of the directors and executive officers. The Condor Board also administers Condor’s stock option plan.

The Condor Board reviews and considers the granting of stock options to directors and executive officers of Condor, compensation for executive officers of Condor, and compensation for executive officers’ and directors’ fees, if any, from time to time. Executive officers and directors may be compensated in cash and/or equity for their expert advice and contribution towards the success of Condor. The form and amount of compensation will be evaluated by the Condor Board, which will be guided by the following goals:

(i)

compensation should be commensurate with the time spent by executive officers and directors in meeting their obligations and reflective of the compensation paid by companies similar in size and business to Condor; and

(ii)

the structure of the compensation should be simple, transparent and easy for Condor Shareholders to understand. Condor Shareholders will be given the opportunity to vote on all new or substantially revised equity compensation plans for directors as required by regulatory policies.

Board Committees

The Condor Board has no standing committees. From time to time, when appropriate, ad hoc committees of the Condor Board are appointed by the Condor Board.

Assessments

The Condor Board does not conduct any formal evaluation of the performance and effectiveness of the members of the Condor Board, the Condor Board as a whole or any committee of the Condor Board.

Indebtedness of Directors and Executive Officers

No executive officer, director or employee, or former executive officer, director or employee, of Condor or any of its subsidiaries was indebted to Condor or any of its subsidiaries as at the date of this Information Circular.

No director or executive officer of Condor, proposed nominee for election as a director of Condor, nor any associate of any such director, executive officer or proposed nominee is or at any time since January 1, 2008 has been, indebted to Condor or another entity, for which such indebtedness is, or at any time since January 1, 2008 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Condor, in respect of any security purchase program or any other program.

Interest of Insiders in Material Transactions

Other than as set forth in this Information Circular and other transactions carried out in the ordinary course of business of Condor, none of the directors, proposed directors, officers or executive officers of Condor, any person or company beneficially owning, directly or indirectly, voting securities or exercising control or direction over voting securities, directly or indirectly, or a combination of both, carrying more than 10% of the voting rights attached to all outstanding Condor Common Shares, nor any director, executive officer, associate or affiliate of the foregoing had since January 1, 2008 (being the commencement of Condor’s last completed fiscal year) any material interest, in any transaction or proposed transaction, which materially affected or would materially affect Condor or any of its subsidiaries.

Other Matters which may Come Before the Meeting

Except as otherwise indicated, information contained herein is given as of January 20, 2010. Management of Condor knows of no matters to come before the Condor Meeting other than the matters referred to in the Condor Notice of Meeting. However, if any other matters which are not now known to the management of Condor should come properly before the Condor Meeting, the proxy will be voted on such matters in accordance with the best judgment of the person voting it.

Additional Information

Financial information is provided in Condor’s audited financial statements and Management Discussion and Analysis for the year ended December 31, 2008. Copies of Condor’s financial statements and Management Discussion and Analysis are included in “Appendix G – Condor Information Brochure” attached to this Information Circular, and may also be obtained upon written request to the President at 500, 520 – 5th Avenue S.W., Calgary, Alberta T2P 3R7.

NHE DIRECTORS’ APPROVAL

The contents of this Information Circular and the sending of it to each NHE Shareholder, to the auditors of NHE and to the appropriate governmental agencies, have been approved by the directors of NHE.

DATED as of the 20th day of January, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed)	John Burzynski
Director

CONDOR DIRECTORS’ APPROVAL

The contents of this Information Circular and the sending of it to each Condor Shareholder, to the auditors of Condor and to the appropriate governmental agencies, have been approved by the directors of Condor.

DATED as of the 20th day of January, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed)	Sean Roosen
Director

APPENDIX A

SECTION 191 OF THE ABCA

Section 191 - Shareholder's right to dissent

(1)       Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1)	amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1), (2005, c. 40, s. 7(a).)

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)       A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)       In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)       A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)       A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)

if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder's right to dissent.

(6)       An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a)	by the corporation, or

(b)

by a shareholder if the shareholder has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation. (2005, c. 40, s. 7(b).)

(7)       If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)       Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10)      A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder's shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)

joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)	fixing the time within which the corporation must pay that amount to a shareholder, and

(d)

fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation. (2005, c. 40, s. 7(c).)

(14)	On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)

the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder's shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

(c)

the pronouncement of an order under subsection (13), whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder's shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs,

(a)	the shareholder may withdraw the shareholder's dissent, or

(b)	the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

(17)      The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)

the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder's shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)      Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder's notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder's full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)         A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation's assets would by reason of the payment be less than the aggregate of its liabilities.

(2005, c. 40, s. 7.)

APPENDIX B

AMALGAMATION RESOLUTIONS

NHE Amalgamation Resolution

“BE IT RESOLVED as a special resolution of the shareholders of New Horizon Energy Inc. (“NHE”) that:

1.

the amalgamation of NHE and Condor Petroleum Inc. (“Condor”) (the “Amalgamation”) as provided for in the amalgamation agreement between NHE and Condor, as amended from time to time (the “Amalgamation Agreement”), in substantially the form as set out in Appendix E to the joint information circular of NHE and Condor dated January 20, 2010, be and is hereby approved and authorized;

2.	the Amalgamation Agreement, and any amendments thereto, be and is hereby approved and authorized; and
3.

any officer or director of NHE is hereby authorized and directed for and on behalf of NHE to execute or cause to be executed, under the seal of NHE or otherwise, and to deliver or cause to be delivered, the Articles of Amalgamation and all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.”

Condor Amalgamation Resolution

“BE IT RESOLVED as a special resolution of the shareholders of Condor Petroleum Inc. (“Condor”) that:

1.

the amalgamation of New Horizon Energy Inc. (“NHE”) and Condor (the “Amalgamation”) as provided for in the amalgamation agreement between NHE and Condor, as amended from time to time (the “Amalgamation Agreement”), in substantially the form as set out in Appendix E to the joint information circular of NHE and Condor dated January 20, 2010, be and is hereby approved and authorized;

2.	the Amalgamation Agreement, and any amendments thereto, be and is hereby approved and authorized; and
3.

any officer or director of Condor is hereby authorized and directed for and on behalf of Condor to execute or cause to be executed, under the seal of Condor or otherwise, and to deliver or cause to be delivered, the Articles of Amalgamation and all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.”

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APPENDIX C

STOCK OPTION PLAN RESOLUTIONS

NHE Stock Option Plan Resolution

“BE IT RESOLVED, as an ordinary resolution of the shareholders of NHE Resources Inc. (“NHE”), subject to the completion of the amalgamation (the “Amalgamation”) between NHE and Condor Petroleum Inc. (“Condor”) as set out in the joint information circular of NHE and Condor dated January 20, 2010 (the “Circular”), that:

1.

the stock option plan (the “Amalco Stock Option Plan”) for the amalgamated company resulting from the Amalgamation (“Amalco”) in substantially the form as set out in Appendix D to the Circular be and is hereby approved;

2.

anytime prior to the listing of the shares of Amalco on a recognized stock exchange, the Amalco Stock Option Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities, without requiring further approval of the shareholders of Amalco; and

3.

any officer or director of Amalco is hereby authorized and directed for and on behalf of NHE and Amalco to execute or cause to be executed, under the seal of NHE or Amalco or otherwise, and to deliver or cause to he delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.”

Condor Stock Option Plan Resolution

“BE IT RESOLVED, as an ordinary resolution of the shareholders of Condor Petroleum Inc. (“Condor”), subject to the completion of the amalgamation (the “Amalgamation”) between NHE Resources Inc. (“NHE”) and Condor as set out in the joint information circular of NHE and Condor dated January 20, 2010 (the “Circular”), that:

1.

the stock option plan (the “Amalco Stock Option Plan”) for the amalgamated company resulting from the Amalgamation (“Amalco”) in substantially the form as set out in Appendix D to the Circular, be and is hereby approved;

2.

anytime prior to the listing of the shares of Amalco on a recognized stock exchange, the Amalco Stock Option Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities, without requiring further approval of the shareholders of Amalco; and

3.

any officer or director of Amalco is hereby authorized and directed for and on behalf of Condor and Amalco to execute or cause to be executed, under the seal of Condor or Amalco or otherwise, and to deliver or cause to he delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.”

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APPENDIX D

AMALCO STOCK OPTION PLAN

CONDOR PETROLEUM INC.

2010 INCENTIVE STOCK OPTION PLAN

ARTICLE 1

GENERAL

1.1	Purpose

The purpose of this Plan is to advance the interests of Condor Petroleum Inc. (the “Company”) by (i) providing Eligible Persons with additional incentive; (ii) encouraging stock ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Company; (iv) encouraging Eligible Persons to remain with the Company or its Affiliates; and (v) attracting new employees, officers, directors and Consultants to the Company or its Affiliates.

1.2	Administration
(a)

The Committee will administer this Plan. All references hereinafter to the term “Board” will be deemed to be references to the Committee. Notwithstanding the foregoing, if at any time the Committee has not been appointed by the Board, this Plan will be administered by the Board and in such event references herein to the Committee shall be construed to be a reference to the Board.

(b)

Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority and/or stock exchange and/or shareholders, as applicable; (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, Regulations, interpretations and determinations will be conclusive and binding upon all parties.

1.3	Interpretation

For the purposes of this Plan, the following terms will have the following meanings unless otherwise defined elsewhere in this Plan:

“Act” means the Securities Act (Ontario);

“Affiliate” means any corporation that is an affiliate of the Company as defined in the Act;

“Affiliated Entity” means with respect to the Company, a person or company that controls or is controlled by the Company or that is controlled by the same person or company that controls the Company;

“Associate” where used to indicate a relationship with any person or company, means: (i) any company of which such person or company beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the company for the time being outstanding; (ii) any partner of that person or company; (iii) any trust or estate in which such person or company has a substantial beneficial interest or as to which such person or company serves as trustee or in a similar capacity; (iv) any relative of that person who resides in the same home as that person; (v) any person who resides in the same home as that person and to whom that person is married, or any person of the opposite sex or the same sex who resides in the same home as that person and with whom that person is living in a conjugal relationship outside marriage; or (vi) any relative of a person mentioned in clause (v) who has the same home as that person;

“Blackout Period”means any period during which a policy of the Company prevents certain persons designated by said policy from trading in the securities of the Company;

“Board” means the Board of Directors of the Company;

“Change of Control” means the occurrence of any one or more of the following events:

(i)

a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)

the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Company and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Company in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Company;
(iv)

any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Company which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Act) to cast or to direct the casting of 20% or more of the votes attached to all of the Company’s outstanding Voting Securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)

as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Company for election to the Board shall not constitute a majority of the Board; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent;

“Committee” means the Company’s Compensation Committee, duly appointed by the Board from time to time;

“Company” means Condor Petroleum Inc.;

“Consultant” means a person, including an advisor, other than an employee, officer or director of the Company or an Affiliated Entity, that is engaged to provide consulting, technical, management or other services to the Company or any Affiliated Entity under a written contract with the Company or the Affiliated Entity and that spends or will spend a significant amount of time and attention on the affairs and business of the Company or the Affiliated Entity, and, for an individual consultant, includes a company of which the individual consultant is an employee or shareholder and a partnership of which the individual consultant is an employee or partner;

“Eligible Person” means, subject to the Regulations and to all applicable law, (A) any employee, officer, director, or Consultant of (i) the Company or (ii) any Affiliated Entity (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliated Entity) and (B) a person to whom an employee, officer, director or Consultant (as applicable) is married;

“Holding Company” means a holding company wholly-owned and controlled by an Eligible Person;

“Insider” means an “insider” (as defined in the Act) of the Company that is subject to the insider reporting requirements of National Instrument 55-101 – Insider Reporting Exemptions;

“Merger and Acquisition Transaction” means:

(i)	any merger,
(ii)	any acquisition,
(iii)	any amalgamation,
(iv)	any offer for Shares of the Company which if successful would entitle the offeror to acquire more than 50% of the voting securities of the Company,
(v)	any arrangement or other scheme of reorganization, or
(vi)	any consolidation,

that results in a Change of Control;

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;

“Option” means a right granted to an Eligible Person to purchase Shares pursuant to the terms of this Plan;

“Optionee” means an Eligible Person to whom an Option has been granted or a Permitted Assign to whom an Option has been transferred in accordance with the terms of this Plan, which, in each case, as applicable, continues to hold such Option;

“Participant” means an Eligible Person to whom or to whose RRSP or to whose Holding Company an Option has been granted;

“Permitted Assign” has the meaning ascribed thereto in NI 45-106;

“Plan” means the Company’s 2010 Incentive Stock Option Plan, as same may be amended from time to time;

“Plan Maximum” has the meaning ascribed thereto in Section 1.4(a);

“Regulations” means the regulations made pursuant to this Plan, as same may be amended from time to time;

“Retirement” in respect of a Participant means the Participant ceasing to be an employee, officer, director or Consultant of the Company or an Affiliated Entity after attaining a stipulated age in accordance with the Company’s normal retirement policy or earlier with the Company’s consent;

“Retirement Date” means the date that a Participant ceases to be an employee, officer, director or Consultant of the Company or an Affiliated Entity due to the Retirement of the Participant;

“RRSP” means a registered retirement savings plan;

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

“Shares” means the common shares in the capital of the Company;

“Subsidiary” means a corporation which is a subsidiary of the Company as defined under the Securities Act (Ontario);

“Termination” means: (i) in the case of an employee, the termination of the employment of the employee with or without cause by the Company or an Affiliated Entity or cessation of employment of the employee with the Company or an Affiliated Entity as a result of resignation or otherwise other than the Retirement of the employee; (ii) in the case of an officer or director, the removal of or failure to re-elect or re-appoint the individual as an officer or director of the Company or an Affiliated Entity (other than through the Retirement of an officer); and (iii) in the case of a Consultant, the termination of the services of a Consultant by the Company or an Affiliated Entity (other than through the Retirement of a Consultant);

“Termination Date” means the date on which a Participant ceases to be an Eligible Person due to the Termination of the Participant;

“Trading Day”means any day on which the TSX is open for trading;

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing;

“TSX” means the Toronto Stock Exchange; and

“Voting Securities” means Shares and/or any other securities (other than debt securities) that carry a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario.

1.4	Shares Reserved under the Share Option Plan
(a)

The aggregate number of Shares which may be issued under the Plan shall not exceed 10.0% (such percentage being, the “Plan Maximum”) of the aggregate number of Shares issued and outstanding (calculated on a non-diluted basis) from time to time, subject to adjustment or increase of such number pursuant to Section 3.2. Any Share subject to an Option which has been granted under the Plan and which has been cancelled, repurchased, expired or terminated in accordance with the terms of the Plan without having been exercised will again be available under the Plan.

(b)

The maximum number of Shares which may be reserved for issuance to Insiders (including their Permitted Assigns) pursuant to all Share Compensation Arrangements, including the Plan, shall not exceed 10% of the total number of Shares then outstanding.

(c)

The maximum number of Shares which may be issued to Insiders (including their Permitted Assigns) pursuant to all Share Compensation Arrangements, including the Plan, within any one year period, shall not exceed 10% of the total number of Shares then outstanding.

(d)

For purposes of this Section 1.4, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option.

ARTICLE 2

OPTION GRANTS AND TERMS OF OPTIONS

2.1	Grants

Subject to this Plan, the Board will have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set out in this Plan, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Shares acquired upon exercise of an Option may be forfeited. An Eligible Person, an Eligible Person’s RRSP and an Eligible Person’s Holding Company may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion.

2.2	Exercise of Option
(a)	An Option must be exercised no later than:

(i)	5 years after the date of grant;
(ii)	such lesser period as the Regulations may require; and
(iii)	the date of expiration specified in the agreement or the resolution granting such Option;

provided that, if the expiry date of an Option falls during, or within three Trading Days of the termination of, a Blackout Period, such Option will expire on the tenth Trading Day following the end of the Blackout Period.

(b)

The Board may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments or pursuant to a vesting schedule. Notwithstanding the foregoing, unless the Board determines otherwise, and subject to the other provisions of this Plan, Options issued pursuant to this Plan are subject to a vesting schedule as follows:

(i)	1/3 upon the first anniversary of grant;
(ii)	1/3 upon the second anniversary of grant; and
(iii)	1/3 upon the third anniversary of grant.
(c)	No fractional Shares may be issued and the Board may determine the manner in which fractional Share value will be treated.
(d)

A minimum of 100 Shares must be purchased by a Participant upon exercise of Options at any one time, except where the remainder of Shares available for purchase pursuant to Options granted to such Participant totals less than 100.

(e)

The date on which an Option will be deemed to have been granted under this Plan will be the date on which the Committee authorizes the grant of such Option or such other future date as may be specified by the Committee at the time of such authorization.

2.3	Option Price and Date

The Board will establish the exercise price of an Option at the time each Option is granted provided that such price shall not be less than the volume weighted average trading price (calculated in accordance with the rules and policies of the TSX) of the Shares on the TSX, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the five Trading Days immediately preceding the day the option is granted and, where the Shares are not listed on any exchange, the exercise price of an Option shall be such price as determined by the Board.

2.4	Grant to Participant’s RRSP or Holding Company

Upon written notice from an Eligible Person, any Option that might otherwise be granted to that Eligible Person, will be granted, in whole or in part, to an RRSP or a Holding Company established by and for the sole benefit of the Eligible Person.

2.5	Termination, Retirement or Death
(a)

In the event of the Termination with cause of a Participant, each Option held by the Participant, the Participant’s RRSP or the Participant’s Holding Company will cease to be exercisable on the earlier of the expiry of its term and the Termination Date, or such longer or shorter period as determined by the Board. In the event of the Termination or Retirement of a Participant, each Option held by the Participant, the Participant’s RRSP or the Participant’s Holding Company will cease to be exercisable within a period of 90 days after the Termination Date or Retirement Date, as the case may be, or such longer or shorter period as determined by the Board. For greater certainty, such determination of a longer or shorter period may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such Option; and (ii) 36 months following the Termination Date or Retirement Date, as the case may be, of the Participants. The Board may delegate authority to the Chief Executive Officer of the Company to make any determination with respect to the expiry or termination date of Options held by any departing Participant, other than a departing non-management director or the Chief Executive Officer. If any portion of an Option has not vested on the Termination Date or Retirement Date, as the case may be, the Participant, the Participant’s RRSP or the Participant’s Holding Company may not, after the Termination Date or Retirement Date, as the case may be, exercise such portion of the Option which has not vested, provided that the Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board. The Board may delegate authority to the Chief Executive Officer to make any determination with respect to vesting of Options or any portion thereof held by any departing Participant, other than a departing non-management director or the Chief Executive Officer. Without limitation, and for greater certainty only, this Section 2.5(a) will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest. Should the termination occur during a Blackout Period, the Participant’s rights shall be extended in accordance with Section 2.2(a).

(b)

If a Participant dies, the legal representatives of the Participant may exercise the Options held by the Participant, the Participant’s RRSP and the Participant’s Holding Company within a period after the date of the Participant’s death as determined by the Board, and for greater certainty such determination may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of (i) the expiry date of such Option; and (ii) 12 months following the date of death of the Participant, but only to the extent the Options were by their terms exercisable on the date of death. The Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board. The Board may delegate authority to the Chief Executive Officer to make any determination with respect to the expiry or termination date of Options or vesting of Options or any portion thereof held by any deceased Participant, other than a departing non-management director or the Chief Executive Officer. If the legal representative of a Participant who has died exercises the Option of the Participant or the Participant’s RRSP or the Participant’s Holding Company in accordance with the terms of this Plan, the Company will have no obligation to issue the Shares until evidence satisfactory to the Company has been provided by the legal representative that the legal representative is entitled to act on behalf of the Participant, the Participant’s RRSP or the Participant’s Holding Company to purchase the Shares under this Plan.
2.6	Option Agreements

Each Option must be confirmed, and will be governed, by an agreement in a form (which may, but need not be, in the form of Schedule “A” hereto) determined by the Board and signed by the Company and the Participant or an RRSP of which the Participant is an annuitant or the Participant’s Holding Company.

2.7	Payment of Option Price

The exercise price of each Share purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise, and upon receipt of payment in full, but subject to the terms of this Plan, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable. Share certificates representing the number of Shares in respect of which the Option has been exercised will be issued only upon payment in full of the relevant exercise price to the Company.

2.8	Acceleration of Vesting

In the event of a Change of Control, all Options outstanding shall be immediately exercisable, notwithstanding any determination of the Board pursuant to Section 2.2 hereof, if applicable. Notwithstanding the vesting schedule for an Option that is specified in an agreement granting an Option or in this Plan, the Committee shall have the right with respect to any one or more Participants in this Plan to accelerate the time at which an option may be exercised.

2.9	Merger and Acquisition

In the event of a Merger and Acquisition Transaction or proposed Merger and Acquisition Transaction:

(a)

subject to Section 2.8, the Committee may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the exercise of such rights by the Participants, the time for the fulfillment of any conditions or restrictions on such exercise, and the time for the expiry of such rights;

(b)

the Committee or any company which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Merger and Acquisition Transaction becoming effective may offer any Participant the opportunity to obtain a new or replacement option over any securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Shares under Option and the Exercise Price (and otherwise substantially upon the terms of the Option being replaced, or upon terms no less favorable to the Participant) including, without limitation, the periods during which the Option may be exercised and expiry dates; and in such event, the Participant shall, if he accepts such offer, be deemed to have released his Option over the Shares and such Option shall be deemed to have lapsed and be cancelled; or

(c)

the Committee may exchange for or into any other security or any other property or cash, any Option that has not been exercised, upon giving to the Participant to whom such Option has been granted at least 30 days written notice of its intention to exchange such Option, and during such notice period, the Option, to the extent it has not been exercised, may be exercised by the Participant without regard to any vesting conditions attached thereto, and on the expiry of such notice period, the unexercised portion of the Option shall lapse and be cancelled.

Subsections (a), (b) and (c) of this Section 2.9 are intended to be permissive and may be utilized independently of, successively with, or in combination with each other and Section 2.8, and nothing therein contained shall be construed as limiting or affecting the ability of the Committee to deal with Options in any other manner. All determinations by the Committee under this Section 2.9 will be final, binding and conclusive for all purposes.

ARTICLE 3

MISCELLANEOUS

3.1	Transfer of Options

Options are personal to each Eligible Person. Options may be transferred by an Eligible Person to a Permitted Assign in accordance with section 2.27 of NI 45-106. The Eligible Person shall inform the Company immediately upon such transfer.

3.2	Capital Adjustments

If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental or similar corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under this Plan; (ii) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (iii) the number and kind of shares subject to unexercised Options theretofore granted under this Plan; provided, however, that no substitution or adjustment will obligate the Company to issue or sell fractional shares. In the event of the reorganization of the Company or the amalgamation or consolidation of the Company with another corporation, the Board may make such provision for the protection of the rights of Eligible Persons, Participants, their RRSPs and their Holding Companies as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

The grant of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

3.3	Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.

3.4	Amendment and Termination of Options and Plan
(a)

The Board may amend the Plan at any time, provided, however, that no such amendment may materially and adversely affect any Option previously granted to an Optionee without the consent of the Optionee, except to the extent required by law. Any such amendment shall be subject to all necessary regulatory approvals.

(b)

The Board shall have the power and authority to approve amendments relating to the Plan or to Options, without further approval of the shareholders of the Company, except to the extent that such amendments relate to any of the following:

(i)	increasing the Plan Maximum;
(ii)	extending the term of Options granted to Insiders;
(iii)	reducing the price of Options granted to Insiders; and
(iv)	amending the restrictions on grants to Insiders and their Permitted Assigns described in Sections 1.4(a) and 1.4(b) of the Plan.
(c)

Notwithstanding any other provision of this Plan, the Company will be required to obtain the approval of the shareholders of the Company for an amendment related to: (i) a reduction in the exercise price of an Option held by an Insider or (ii) an extension of the term of an Option held by an Insider.

(d)	Notwithstanding any other provision of the Plan, the Board may, at any time, terminate the Plan by resolution.
3.5	No Rights as Shareholder

Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of the Company with respect to any Shares reserved for the purpose of any Option.

3.6	Employment

In the case of employees, nothing contained in this Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Company or any of its subsidiaries, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant's employment at any time. Participation in this Plan by a Participant is voluntary.

3.7	Securities Regulation and Tax Withholding
(a)

Where necessary to effect exemption from registration of the Shares under securities laws applicable to the securities of the Company, a Participant shall be required, upon the acquisition of any Shares pursuant to the Plan, to acquire the Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Committee an undertaking to that effect in a form acceptable to the Committee. The Committee may take such other action or require such other action or agreement by such Participant as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Company to undertake the registration of any Options or the Shares under any securities laws applicable to the securities of the Company.

(b)

The Committee and the Company may take all such measures as they deem appropriate to ensure that the Company's obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares or the grant or exercise of Options under this Plan.

(c)

Issuance, transfer or delivery of certificates for Shares purchased pursuant to this Plan may be delayed, at the discretion of the Compensation Committee, until the Committee is satisfied that the applicable requirements of securities and income tax laws have been met.

3.8	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of this Plan.

3.9	Compliance with Legislation

The Board may postpone or adjust any exercise of any Option or the issue of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Company to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Company is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. In addition, if the Shares are listed on a stock exchange, the Company will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.

3.10	Effective Date

This Plan shall be effective on the effective date of the amalgamation of Condor Petroleum Inc. and New Horizon Energy Inc.

SCHEDULE “A”

CONDOR PETROLEUM INC.

2010 INCENTIVE STOCK OPTION PLAN - FORM OF AGREEMENT

OPTION AGREEMENT

This Option Agreement is entered into between Condor Petroleum Inc. (the “Company”) and the Optionee named below pursuant to the Condor Petroleum Inc. 2010 Incentive Stock Option Plan (the “Plan”). This Agreement witnesses that in consideration of the covenants and agreements herein contained and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as set forth and confirms that:

on

______________________________ (the "Grant Date");

______________________________ (the "Option Holder");

was granted _________________ options (the “Options”) to purchase ____________ Shares (the “Optioned Shares”) of the Company, exercisable 1/3 on ____________, 1/3 on ______________ and 1/3 on _____________ on a cumulative basis;

at a price (the "Exercise Price") of $_______________ per Optioned Share; and

for a term expiring at 5:00 p.m., Toronto time, on                                                          (the “Expiry Date”);

All on the terms set out in, and in accordance with, the Plan. By signing this Option Agreement, the Option holder acknowledges that he or she has read and understands the Plan and accepts the Options in accordance with the terms and conditions of the Plan. All capitalized terms not defined herein have the meaning assigned to them in the Plan.

IN WITNESS WHEREOF the Company and the Optionee have executed this Option Agreement as of  ___________________, 20___.

By:
Sandy Quilty, CFO

Name of Option holder

Signature of Option holder

CONDOR PETROLEUM INC.

2010 INCENTIVE STOCK OPTION PLAN - FORM OF NOTICE OF EXERCISE

NOTICE OF EXERCISE

TO:	Condor Petroleum Inc.

500, 520 – 5th Avenue S.W.

Calgary, Alberta T2P 3R7

Attention: Sandy Quilty, CFO

Reference is made to the Option Agreement made as of                                                    20_____, between Condor Petroleum Inc. (the “Company”) and the Option holder named below. The Option holder hereby exercises the Option to purchase Shares of the Company as follows:

Number of Optioned Shares for which Options are being exercised:	________________________________

Exercise Price per Optioned Share:	________________________________

Total Exercise Price (in the form of a cheque which need not be a certified cheque or bank draft tendered with this Notice of exercise):

Name of Option holder as it is to appear on share certificate	________________________________

Address of Option holder as it is to appear on the register of Shares of the Company [and to which a certificate representing the Shares being purchased is to be delivered]:	________________________________

Dated	Name of Option holder

Signature of Option holder

APPENDIX E

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is dated as of January 20, 2010.

BETWEEN:

NEW HORIZON ENERGY INC., a corporation incorporated under the laws of the Province of Alberta (“New Horizon”)

- and -

CONDOR PETROLEUM INC., a corporation incorporated under the laws of the Province of Alberta (“Condor”)

WHEREAS Condor and New Horizon wish to amalgamate into one corporation to be named “Condor Petroleum Inc.” pursuant to the provisions of the Business Corporations Act (Alberta) and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions. In this Agreement, the following words and terms shall have the following meanings:
(a)	“ABCA” means the Business Corporations Act, S.A. 2000, c. B-9, as heretofore enacted or as the same has been or may from time to time be amended or re-enacted;
(b)	“Amalco”, “Amalgamated Corporation” or “Corporation” mean the corporation continuing from the amalgamation of the Amalgamating Corporations, to be named Condor Petroleum Inc.;
(c)	“Amalco Common Shares” means the common shares in the capital of Amalco;
(d)	“Amalco Option Plan” means the share option plan for Amalco to be put to shareholders of the Amalgamating Corporations for approval at the Meetings;
(e)	“Amalgamating Corporations” means Condor and New Horizon;
(f)	“Amalgamation” means the amalgamation of the Amalgamating Corporations provided for in Article 2;

(g)	“Amalgamation Agreement” or “Agreement” means this amalgamation agreement and includes the Schedules attached hereto;
(h)	“Articles of Amalgamation” means the Articles of Amalgamation with respect to the Amalgamation, in the form attached hereto as Schedule A;
(i)	“Board” or “Board of Directors” means the board of directors of the Amalgamated Corporation;
(j)	“Certificate of Amalgamation” means the Certificate of Amalgamation issued pursuant to the ABCA with respect to the Amalgamation;
(k)	“Condor Common Shares” means the common shares in the capital of Condor;
(l)	“Condor Option” means a stock option granted pursuant to the Condor Option Plan entitling the holder thereof to purchase one (1) Condor Common Share;
(m)	“Condor Option Plan” means Condor’s 2008 incentive stock option plan dated effective February 14, 2008, as amended and restated effective July 23, 2008;
(n)	“Effective Date” or “Effective Date of the Amalgamation” mean the date set forth in the Certificate of Amalgamation;
(o)	“Pre-Amalgamation Agreement” means that Pre-Amalgamation Agreement dated as of the 28th day of December, 2009 between the Amalgamating Corporations;
(p)

“Meetings” means, collectively, the annual and special meeting of shareholders of each of the Amalgamating Corporations held for the purpose of, among other items of business, voting on the Amalgamation; and

(q)	“New Horizon Common Shares” means the common shares in the capital of New Horizon.

1.2         Interpretation Not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular article, section, paragraph or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3          Number, etc. Words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4          ABCA Defined Terms. Any word or term used in this Agreement which is defined in the ABCA and not otherwise defined herein shall have the same meaning herein as in the ABCA.

1.5	Schedules. The following Schedules are annexed hereto and form an integral part hereof:
Schedule A	-	Articles of Amalgamation of Amalco
Schedule B	-	By-law No. 1 of Amalco

ARTICLE 2

AMALGAMATION

2.1          Agreement. The Amalgamating Corporations hereby agree to amalgamate under the provisions of the ABCA upon the terms and conditions hereinafter set out.

2.2          Name. The name of the Amalgamated Corporation shall be “Condor Petroleum Inc.” or such other name as may be approved by the directors of Condor.

2.3          Registered Office. The registered office of the Amalgamated Corporation shall be located at 500, 520 – 5th Avenue S.W., Calgary, Alberta T2P 3R7.

2.4          Articles of Amalgamation and By-laws. The Articles of Amalgamation of the Amalgamated Corporation shall be in the form set forth in Schedule A hereto. The by-laws of the Amalgamated Corporation shall be in the form set forth in Schedule B hereto.

2.5          Authorized Capital. The Articles of Amalgamation shall authorize the issuance by the Amalgamated Corporation of an unlimited number of Amalco Common Shares, an unlimited number of First Preferred Shares issuable in series and an unlimited number of Second Preferred Shares issuable in series.

2.6          Board of Directors. The minimum number of directors of the Amalgamated Corporation shall be three (3) and the maximum number of directors of the Amalgamated Corporation shall be nine (9). The Board of Directors of the Amalgamated Corporation shall initially consist of the following three (3) directors:

Name	Address

Sean Roosen	2175 Hwy 141 Utterson, Ontario P0B 1M0
John Burzynski	63 Boulton Drive Toronto, Ontario M4V 2V5
Norman Storm	Brivibas Iela 59-8 7070-Riga, Latvia

Such directors shall hold office until the first annual meeting of shareholders of the Amalgamated Corporation or until their successors are duly elected or appointed. The subsequent directors shall be elected each year thereafter as provided for in the by-laws of the Amalgamated Corporation. The directors shall, subject to the provisions of the ABCA, manage the business and affairs of the Amalgamated Corporation.

2.7	Conversion Ratios.
(a)

On the Effective Date of the Amalgamation, the then outstanding common shares in the capital of each of the Amalgamating Corporations shall be exchanged for issued and outstanding Amalco Common Shares, subject to paragraphs 2.7(c) and 2.7(d) below, as follows:

(i)	each three and four-tenths (3.4) Condor Common Shares shall be exchanged for one (1) fully paid and non-assessable Amalco Common Share; and
(ii)	each one (1) New Horizon Common Share shall be exchanged for one (1) fully paid and non-assessable Amalco Common Share.
(b)

In addition, on the Effective Date, pursuant to the terms of the Condor Option Plan, each Condor Option will entitle the holder thereof to receive upon exercise of the Condor Option the number of Amalco Common Shares equal to the number of such shares that such holder would have received pursuant to the Amalgamation if such Condor Option had been exercised immediately before the Amalgamation became effective. The terms of the Condor Options, including the aggregate exercise price of a holders' Condor Options in effect immediately prior to the Amalgamation, will remain unchanged. If the requisite shareholder approval of the Amalco Option Plan is obtained at the Meetings, the Condor Options will, immediately upon completion of the Amalgamation, be subject to the Amalco Option Plan.

(c)

Any shares of either of the Amalgamating Corporations held by or on behalf of the other Amalgamating Corporation shall, upon the Amalgamation becoming effective, be cancelled without any repayment of capital in respect thereof.

(d)

No fractional Amalco Common Shares will be issued pursuant to the Amalgamation. To the extent a shareholder of Condor or New Horizon is entitled to receive a fractional Amalco Common Share pursuant to the terms of the Amalgamation Agreement, such fraction shall be rounded to the next higher whole number of Amalco Common Shares and provided that each holder of New Horizon Common Shares and Condor Common Shares will be entitled to receive at least one Amalco Common Share.

2.8          Share Certificates. On the Effective Date, registered holders of shares of the Amalgamating Corporations shall be deemed to be the registered holders of the applicable number of Amalco Common Shares issued to such persons pursuant to Section 2.7 and after the Effective Date such holders may surrender their share certificates representing their shares of the Amalgamating Corporations and, in exchange therefor, shall be entitled to receive a share certificate representing the number of Amalco Common Shares to which they are entitled.

2.9          Stated Capital. Upon the Amalgamation, the aggregate stated capital of Amalco will be an amount equal to the aggregate stated capital of the shares of the Amalgamating Corporations immediately prior to the Effective Date, less an amount equal to the stated capital of any shares of any Amalgamating Corporations that are cancelled in accordance with paragraph 2.7(c) hereof.

2.10         Filing of Articles of Amalgamation. As soon as practicable after all conditions provided for in this Agreement have been satisfied or waived by each of the Amalgamating Corporations, as applicable, the Amalgamating Corporations shall jointly file, in duplicate, with the Registrar under the ABCA,

Articles of Amalgamation in accordance with the terms hereof and all other documents necessary to give effect to the Amalgamation.

2.11        Effective Time and Effect of the Amalgamation. Notwithstanding anything else to the contrary, the Amalgamation shall be effective at 12:01 am on the Effective Date. At such time on such Effective Date:

(a)	the amalgamation of the Amalgamating Corporations shall become effective;
(b)	the property of each of the Amalgamating Corporations shall continue to be the property of the Amalgamated Corporation;
(c)	the Amalgamated Corporation shall continue to be liable for the obligations of each of the Amalgamating Corporations;
(d)	any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Corporations shall be unaffected;
(e)	any civil, criminal or administrative action or proceeding pending by or against any of the Amalgamating Corporations may be continued to be prosecuted by or against the Amalgamated Corporation;
(f)	any conviction against or ruling, order or judgment in favour of or against any of the Amalgamating Corporations may be enforced by or against the Amalgamated Corporation; and
(g)

the Articles of Amalgamation shall be deemed to be the Articles of Incorporation of the Amalgamated Corporation and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of the Amalgamated Corporation.

ARTICLE 3

AMENDMENT AND TERMINATION OF THIS AGREEMENT

3.1          Amendment. This Agreement may, at any time and from time to time before the filing of the Articles of Amalgamation, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

(a)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(b)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto;
(c)	waive compliance with or modify any other conditions precedent contained herein;
(d)	change the time for performance of any of the obligations or acts of the parties hereto; and
(e)	amend this Agreement in accordance with or to comply with the directions or requirements of any regulatory authority.

3.2          Termination. This Agreement may be terminated by agreement of the Amalgamating Corporations in writing or under those circumstances set forth in Section 5.3. In addition, this Agreement will terminate if the Pre-Amalgamation Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Amalgamating Corporations. Each Amalgamating Corporation represents and warrants to and in favour of the other Amalgamating Corporation as follows and acknowledges that the other Amalgamating Corporation is relying upon such representations and warranties:

(a)

it is (or will be prior to the filing of the Articles of Amalgamation) duly incorporated and validly subsisting under the ABCA and it has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, and is duly licensed or qualified as a foreign or extra-provincial corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of the business as now conducted by it requires it to be so licensed or qualified and it has the corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b)	this Agreement has been duly authorized and approved by the directors of such Amalgamating Corporation and it has the corporate power and authority to perform its obligations hereunder;
(c)	there are reasonable grounds for believing that:
(i)	Amalco will be able to pay its liabilities as they become due; and
(ii)	the realizable value of Amalco's assets will not be less than the aggregate of its liabilities and stated capital of all classes; and
(d)	there are reasonable grounds for believing that no creditor of the Amalgamating Corporations will be prejudiced by the Amalgamation.

ARTICLE 5

CONDITIONS PRECEDENT

5.1          Mutual Conditions. The respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to fulfilment of the following conditions:

(a)	the representations and warranties of the other Amalgamating Corporation contained herein shall be true and correct in all material respects at the time of filing the Articles of Amalgamation; and
(b)	the Articles of Amalgamation shall have been accepted for filing by the Registrar.

The foregoing conditions precedent shall be for the mutual benefit of the parties hereto and may not be waived in whole or in part unless waived by all of them.

5.2          Other Conditions. The obligation of an Amalgamating Corporation to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Effective Date, of the following conditions precedent (which conditions precedent are hereby acknowledged to be inserted for such Amalgamating Corporation's exclusive benefit), any of which may be waived by it without prejudice to its right to rely on any other condition precedent:

(a)

each of the acts and undertakings of the other Amalgamating Corporation to be performed on or before the Effective Date pursuant to the terms of the Pre-Amalgamation Agreement and this Agreement shall have been duly performed by it respectively; and

(b)

each of the conditions precedent for the benefit of each of the Amalgamating Corporations contained in the Pre-Amalgamation Agreement shall have been satisfied or waived by the applicable Amalgamating Corporation.

5.3          Effect of Failure to Comply with Conditions. If any of the conditions precedent set forth in Section 5.1 or 5.2 shall not be complied with or waived by the party for whose benefit such conditions are provided on or before the date required for the performance thereof, then the party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement provided that prior to the filing on the Effective Date of Articles of Amalgamation for the purpose of giving effect to the Amalgamation, the party intending to rely thereon has delivered a written notice to the other party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfilment of the applicable conditions precedent. More than one such notice may be delivered by a party.

5.4          Satisfaction of Conditions. The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Amalgamating Corporations, Articles of Amalgamation are filed under the ABCA to give effect to the Amalgamation.

ARTICLE 6

GENERAL

6.1          Binding Effect. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.

6.2          Assignment. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

6.3          Merger. It is understood and agreed that a merger of all other agreements made between the Amalgamating Corporations relating to the Amalgamation will not occur until the Certificate of Amalgamation is issued.

6.4          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

6.5	Time of Essence. Time shall be of the essence in this Agreement.

            IN WITNESS WHEREOF this Amalgamation Agreement has been duly executed by the parties hereto as witnessed by the signatures of their proper officers in that behalf, on the day and year first above written.

NEW HORIZON ENERGY INC.

Per:	“John Burzynski”
Name: John Burzynski
Title: Director

CONDOR PETROLEUM INC.

Per:	“Sean Roosen”
Name: Sean Roosen
Title: Director

SCHEDULE A

ARTICLES OF AMALGAMATION

BUSINESS CORPORATIONS ACT                                             FORM 9

(SECTION 179)

Alberta MUNICIPAL AFFAIRS Registries	Articles of Amalgamation
1. Name of Amalgamated Corporation	2. Corporate Access Number
Condor Petroleum Inc.
3. THE CLASSES OF SHARES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:
SEE SHARE STRUCTURE SCHEDULE ATTACHED HERETO.
4. RESTRICTIONS ON SHARE TRANSFERS (IF ANY):
None.
5. NUMBER, OR MINIMUM AND MAXIMUM NUMBER OF DIRECTORS:
Minimum 3; Maximum 9
6. Restrictions if any on business the corporation may carry on
None.
7. OTHER PROVISIONS (IF ANY):
SEE OTHER RULES OR PROVISIONS SCHEDULE ATTACHED HERETO.

	8. Name of Amalgamating Corporations	Corporate Access Number
	Condor Petroleum Inc.	2012761710
	New Horizon Energy Inc.	2012857088
9. DATE	SIGNATURE	TITLE
	______________________________________	Chief Financial Officer
	Sandy Quilty
FOR DEPARTMENTAL USE ONLY		FILED

SHARE STRUCTURE SCHEDULE

TO THE ARTICLES OF AMALGAMATION OF

CONDOR PETROLEUM INC.

The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of First Preferred Shares issuable in series and an unlimited number of Second Preferred Shares issuable in series.

I.	COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

1.	Voting

Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

2.	Dividends

Subject to the preferences accorded to holders of First Preferred Shares, Second Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

Holders of Common Shares shall be entitled to receive dividends on the Common Shares exclusive of any other shares of the Corporation.

3.	Liquidation, Dissolution or Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a "Distribution"), holders of Common Shares, subject to the preferences accorded to holders of First Preferred Shares, Second Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to payment on a Distribution, shall be entitled to share equally, share for share, in the remaining property of the Corporation.

II.	FIRST PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the First Preferred Shares, as a class, shall be as follows:

1.	Non-Voting

Except as required by law, the holders of the First Preferred Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

2.	Issuable in Series

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the "Act"), the Board of Directors may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

3.	Series Rights, Privileges, Restrictions and Conditions

Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of First Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

4.	Dividends

The holders of each series of First Preferred Shares shall be entitled, in priority to holders of Common Shares, the Second Preferred Sharesand any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of First Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

5.	Liquidation, Dissolution or Winding-up

In the event of a Distribution, holders of each series of First Preferred Shares shall be entitled, in priority to holders of Common Shares, Second Preferred Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of First Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

III.	SECOND PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares, as a class, shall be as follows:

1.	Voting

Holders of the Second Preferred Shares shall be entitled to receive notice of, attend at and vote at all meetings of the shareholders of the Corporation, except meetings of another class of shares. Each Second Preferred Share shall entitle the holder thereof to one vote.

2.	Issuable in Series

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the "Act"), the Board of Directors may at any time and from time to time issue the Second Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

3.	Series Rights, Privileges, Restrictions and Conditions

Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Second Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

4.	Dividends

The holders of each series of Second Preferred Shares shall be entitled, in priority to holders of Common Sharesand any other shares of the Corporation ranking junior to the Second Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of Second Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

5.	Liquidation, Dissolution or Winding-up

In the event of a Distribution, holders of Second Preferred Shares, subject to the preferences accorded to holders of First Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to payment on a Distribution, shall be entitled to, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Second Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of Second Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

OTHER RULES OR PROVISIONS SCHEDULE

ATTACHED TO THE ARTICLES OF AMALGAMATION OF

CONDOR PETROLEUM INC.

1)

The directors may appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

2)	In addition to holding meetings at any location within Alberta, meetings of shareholders of the Corporation may be held outside of Alberta.

SCHEDULE B

BY-LAW NO. 1

A By-Law relating generally to the transaction of

the business and affairs of CONDOR PETROLEUM INC.

CONTENTS

SECTION	SUBJECT

One	Interpretation
Two	Business of the Corporation
Three	Directors
Four	Committees
Five	Protection of Directors and Officers

Six	Shares
Seven	Dividends
Eight	Meetings of Shareholders
Nine	Notices
Ten	tive Date

IT IS HEREBY ENACTED as By-law No. 1 of CONDOR PETROLEUM INC.(hereinafter called the “Corporation”) as follows:

SECTION ONE

INTERPRETATION

1.01	Definitions

In the by-laws of the Corporation, unless the context otherwise requires:

“Act” means the Business Corporations Act of Alberta, and any statute that may be substituted therefor, including the regulations thereunder, as from time to time amended;

“appoint” includes “elect” and vice versa;

“articles” means the articles of the Corporation, as defined in the Act, and includes any amendments thereto;

“board” means the board of directors of the Corporation;

“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

“meeting of shareholders” means any meeting of shareholders, including any meeting of one or more classes or series of shareholders;

“recorded address” means, in the case of a shareholder, the address of such shareholder as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and, in the case of a director, officer, auditor or member of a committee of the board, the latest address of such person as recorded in the records of the Corporation; and

“signing officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by Section 2.03 or by a resolution passed pursuant thereto.

Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts, unincorporated organizations and personal representatives.

1.02	Conflict with the Act, the Articles or any Unanimous Shareholder Agreement

To the extent of any conflict between the provisions of the by-laws and the provisions of the Act, the articles or any unanimous shareholder agreement relating to the Corporation, the provisions of the Act, the articles or the unanimous shareholder agreement shall govern.

1.03	Headings and Sections

The headings used throughout the by-laws are inserted for convenience of reference only and are not to be used as an aid in the interpretation of the by-laws. “Section” followed by a number means or refers to the specified section of this by-law.

1.04	Invalidity of any Provision of By-laws

The invalidity or unenforceability of any provision of the by-laws shall not affect the validity or enforceability of the remaining provisions of the by-laws.

SECTION TWO

BUSINESS OF THE CORPORATION

2.01	Corporate Seal

The corporate seal of the Corporation, if any, shall be in such form as the board may from time to time by resolution approve.

2.02	Financial Year

The financial year of the Corporation shall end on such date in each year as the board may from time to time by resolution determine.

2.03	Execution of Instruments

Deeds, transfers, assignments, contracts, mortgages, charges, obligations, certificates and other instruments of any nature whatsoever (collectively “instruments”) shall be signed on behalf of the Corporation by any one officer or director. In addition, the board is authorized from time to time by resolution to appoint any person or persons on behalf of the Corporation either to sign instruments in writing generally or to sign specific instruments. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.04	Execution in Counterpart, By Facsimile, and by Electronic Signature
(a)	Subject to the Act, any instrument or document required or permitted to be executed by one or more persons on behalf of the Corporation may be signed by electronic means or by facsimile; and
(b)

Any instrument or document required or permitted to be executed by one or more persons may be executed in separate counterparts, each of which when duly executed by one or more of such persons shall be an original and all such counterparts together shall constitute one and the same such instrument or document.

2.05	Banking Arrangements

The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be authorized by the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

2.06	Voting Rights in Other Bodies Corporate

The signing officers may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the persons executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the board or, failing the board, the signing officers may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.07	Divisions

The board may from time to time cause the business and operations of the Corporation or any part thereof to be divided into one or more divisions upon such basis, including without limitation, types of business or operations, geographical territories, product lines or goods or services, as the board may consider appropriate in each case. From time to time the board may authorize upon such basis as may be considered appropriate in each case:

(a)

the designation of any such division by, and the carrying on of the business and operations of any such division under, a name other than the name of the Corporation; provided that the Corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the Corporation; and

(b)	the appointment of officers for any such division and the determination of their powers and duties, provided that any such officers shall not, as such, be officers of the Corporation.

SECTION THREE

DIRECTORS

3.01	Number of Directors

The board shall consist of the number of directors provided in the articles, or, if a minimum number and a maximum number of directors is so provided, the number of directors of the Corporation shall be determined from time to time by ordinary resolution of the shareholders, or in the absence of such resolution, by resolution of the directors.

3.02	Calling and Notice of Meetings

Meetings of the board shall be called and held at such time and at such place as the board, the chair of the board, the president or any two directors may determine, and the secretary or any other officer shall give notice of meetings when directed or authorized by such persons. Notice of each meeting of the board shall be given in the manner provided in Section Nine to each director not less than forty-eight hours before the time when the meeting is to be held unless waived in accordance with the Act. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting, except where required by the Act. Notwithstanding the foregoing, the board may from time to time fix a day or days in any month or months for regular meetings of the board at a place and hour to be named, in which case no other notice shall be required for any such regular meeting except where the Act requires specification of the purpose or the business to be transacted thereat. Provided that a quorum of directors is present, each newly elected board may, without notice, hold its first meeting following the meeting of shareholders at which such board was elected.

3.03	Place of Meetings

Meetings of the board may be held at any place in or outside Alberta.

3.04	Meetings by Telephonic, Electronic or Other Communication Facility

A director may participate in a meeting of the board or of a committee of the board by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear each other. A director participating in such a meeting in such manner shall be considered present at the meeting and at the place of the meeting.

3.05	Quorum

Subject to the requirements under the Act requiring resident Canadians to be present at any meeting of the board, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the directors or such greater number of directors as the board may from time to time determine, provided that, if the board consists of only one director, the quorum for the transaction of business at any meeting of the board shall consist of one director.

3.06	Chair

The chair of any meeting of the board shall be the director present at the meeting who is the first mentioned of the following officers as have been appointed: chair of the board, president or a vice-president (in order of seniority). If no such officer is present, the directors present shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair of the meeting shall appoint some person, who need not be a director, to act as secretary of the meeting.

3.07	Action by the Board

At all meetings of the board every question shall be decided by a majority of the votes cast on the question. A director participating in a meeting by electronic means, telephone or other communication facilities may vote by means of such facility. In case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote. The powers of the board may also be exercised by resolution in writing signed by all the directors who would be entitled to vote on that resolution at a meeting of the board.

3.08	Adjourned Meeting

Any meeting of directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to a fixed time and place. The adjourned meeting shall be duly constituted if a quorum is present and if it is held in accordance with the terms of the adjournment. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

3.09	Remuneration and Expenses

Subject to any unanimous shareholder agreement, the directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for reasonable travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.10	Officers

The board from time to time may appoint one or more officers of the Corporation and, without prejudice to rights under any employment contract, may remove any officer of the Corporation. The powers and duties of each officer of the Corporation shall be those determined from time to time by the board and, in the absence of such determination, shall be those usually incidental to the office held.

3.11	Agents and Attorneys

The board shall have the power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

SECTION FOUR

COMMITTEES

4.01	Committees of the Board

Subject to the Act, the board may appoint one or more committees of the board, however designated, and delegate to any such committee any of the powers of the board.

4.02	Transaction of Business

The powers of any committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of any committee may be held at any place in or outside Alberta.

4.03	Procedure

Unless otherwise determined by the board, a quorum for meetings of any committee shall be a majority of its members, each committee shall have the power to appoint its chair and the rules for calling, holding, conducting and adjourning meetings of the committee which, unless otherwise determined, shall be the same as those governing the board. Each member of a committee shall serve during the pleasure of the board of directors and, in any event, only so long as such person shall be a director. The directors may fill vacancies in a committee by appointment from among their members. Provided that a quorum is maintained, the committee may continue to exercise its powers notwithstanding any vacancy among its members.

SECTION FIVE

PROTECTION OF DIRECTORS AND OFFICERS

5.01	Limitation of Liability

No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.02	Indemnity

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, indemnify a director or officer of the Corporation, a former director or officer of the Corporation, and a person who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party to or involved by reason of that association with the Corporation or such other entity.

5.03	Advance Of Costs

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, advance moneys to an individual referred to in Section 5.02 to defray the costs, charges and expenses of a proceeding referred to in Section 5.02 provided such individual shall repay the moneys advanced if the individual does not fulfil the conditions set forth in the Act.

5.04	Court Approval

The Corporation shall use reasonable commercial efforts to obtain any court or other approvals necessary for any indemnification pursuant to Sections 5.02.

5.05	Indemnities Not Exclusive

The rights of any person to indemnification granted by the Act or this by-law are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person.

5.06	Insurance

The Corporation may purchase, maintain or participate in insurance for the benefit of the persons referred to in Section 5.02 as the board may from time to time determine.

SECTION SIX

SHARES

6.01	Non-Recognition of Trusts

Subject to the Act, the Corporation may treat as the absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation's records or on the share certificate.

6.02	Joint Shareholders

If two or more persons are registered as joint holders of any share:

(a)	the Corporation shall record only one address on its books for such joint holders;
(b)	the address of such joint holders for all purposes with respect to the Corporation shall be their recorded address; and
(c)

any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

6.03	Lien for Indebtedness

If the articles provide that the Corporation has a lien on any shares registered in the name of a shareholder or his or her legal representative for a debt of that shareholder to the Corporation, such lien may be enforced, subject to the articles and to any unanimous shareholder agreement, by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares.

SECTION SEVEN

DIVIDENDS

7.01	Dividend Cheques

A dividend payable in cash shall be paid by cheque of the Corporation or of any dividend paying agent appointed by the board, to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the shareholder's recorded address, unless such holder otherwise directs and the Corporation agrees to follow such direction. In the case of joint holders the cheque shall, unless such joint holders otherwise direct and the Corporation agrees to follow such direction, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold. Alternatively, dividends payable in money may be paid to shareholders by such form of electronic funds transfer as the board considers appropriate.

7.02	Non-receipt of Cheques

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case. No dividend shall bear interest against the Corporation.

7.03	Unclaimed Dividends

Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

SECTION EIGHT

MEETINGS OF SHAREHOLDERS

8.01	Place of Meetings

Meetings of the shareholders shall be held at such place within Alberta as the board shall determine. Subject to the Act, meetings may be held outside of Alberta.

8.02	Participation in Meeting By Electronic Means

Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Act, by electronic means, telephone or other communication facility that permits all participants to hear each other or otherwise communicate with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means shall be deemed to be present at the meeting.

8.03	Electronic Meetings

If the directors or the shareholders of the Corporation call a meeting of shareholders, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Act, entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

8.04	Chair, Secretary and Scrutineers

The chair of any meeting of shareholders, who need not be a shareholder of the Corporation, shall be the first mentioned of the following officers as has been appointed and is present at the meeting: chair of the board, president or a vice-president (in order of seniority). If no such officer is present and willing to act as chair within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. The chair shall conduct the proceedings at the meeting in all respects and his or her decision in any matter or thing, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments of proxy and any question as to the admission or rejection of a vote, shall be conclusive and binding upon the shareholders. The secretary of any meeting of shareholders shall be the secretary of the Corporation, provided that, if the Corporation does not have a secretary or if the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The board may from time to time appoint in advance of any meeting of shareholders one or more persons to act as scrutineers at such meeting and, in the absence of such appointment, the chair may appoint one or more persons to act as scrutineers at any meeting of shareholders. Scrutineers so appointed may, but need not be, shareholders, directors, officers or employees of the Corporation.

8.05	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be; (a) those entitled to vote at such meeting; (b) the directors and auditors of the Corporation; (c) others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles or the by-laws to be present at the meeting; (d) legal counsel to the Corporation when invited by the Corporation to attend the meeting; and (e) any other person on the invitation of the chair or with the consent of the meeting.

8.06	Quorum

A quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy or representative for an absent shareholder so entitled, provided that, if there should be only one shareholder of the Corporation entitled to vote at any meeting of shareholders, the quorum for the transaction of business at the meeting of shareholders shall consist of the one shareholder.

8.07	Representatives

The authority of an individual to represent a body corporate or association at a meeting of shareholders of the Corporation shall be established by depositing with the Corporation a certified copy of the resolution of the directors or governing body of the body corporate or association, as the case may be, granting such authority, or in such other manner as may be satisfactory to the chair of the meeting.

8.08	Action by Shareholders

The shareholders shall act by ordinary resolution unless otherwise required by the Act, articles, by-laws or any unanimous shareholder agreement. In case of an equality of votes either upon a show of hand or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.

8.09	Show of Hands

Upon a show of hands, every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is required or demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

8.10	Ballots

A ballot required or demanded shall be taken in such manner as the chair shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he or she is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

8.11	Electronic Voting

Notwithstanding Section 8.09, any vote referred to in Section 8.08 may be held, in accordance with the Act, partially or entirely by electronic means, telephone or other communication facility, if the Corporation has made available such a facility.

Any person participating in a meeting of shareholders under Section 8.02 or 8.03 and entitled to vote at the meeting may vote, in accordance with the Act by electronic means, telephone or other communication facility that the Corporation has made available such purpose.

8.12	Resolution in Lieu of Meeting

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of shareholders. A resolution in writing may be signed in one or more counterparts.

SECTION NINE

NOTICES

9.01	Method of Giving Notices

Any notice (which term includes any communication or contract document or instrument in writing, or electronic document) to be given (which term includes sent, delivered or served) pursuant to the Act, the articles or the by-laws or otherwise to a shareholder, director, officer, or auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person's record address or if mailed to such person at such record address by prepaid mail or if sent to such person by electronic means as permitted by, and in accordance with, the

Act. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by the secretary to be reliable. The foregoing shall not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law.

9.02	Notice to Joint Holders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all of such joint holders but notice addressed to one of such persons shall be sufficient notice to all of them.

9.03	Computation of Time

In computing the date when notice must be given under any provision requiring a specified number of days' notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

9.04	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.05	Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to such person's name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of such person's entitlement prescribed by the Act.

SECTION TEN

EFFECTIVE DATE

10.01	Effective Date

This by-law came into force on _____________, 2010.

APPENDIX F

NEW HORIZON ENERGY INC.

INFORMATION BROCHURE

The information contained in this brochure is supplemental to and forms part of the information provided in the Information Circular of New Horizon Energy Inc. and Condor Petroleum Inc. which this Information Brochure accompanies. Unless otherwise noted, the information contained herein is given as of January 20, 2010

All information contained herein relating to New Horizon Energy Inc. was supplied by such company.

TABLE OF CONTENTS

	Page
ABBREVIATIONS	**4**
CURRENCY	**4**
CORPORATE STRUCTURE	**5**
Name, Address and Incorporation	5
Inter-corporate Relationships	5
DESCRIPTION OF THE BUSINESS	**5**
Description of the Business	5
History since Incorporation on December 5, 2006	8
Oil and Natural Gas Reserves, Properties and Prospects	8
DIVIDENDS	**17**
MANAGEMENT'S DISCUSSION AND ANALYSIS	**17**
Annual MD&A for the year ended December 31, 2008	18
Interim MD&A for the three and nine months ended September 30, 2009	29
CONSOLIDATED CAPITALIZATION	**41**
OPTIONS TO PURCHASE SECURITIES	**41**
PRIOR SALES	**41**
PROPOSED PRIVATE PLACEMENTS	**41**
PRINCIPAL SECURITYHOLDERS	**41**
DIRECTORS AND EXECUTIVE OFFICERS	**42**
Name and Occupation	42
Ownership of NHE Common Shares by Directors and Executive Officers	43
Cease Trade Orders, Bankruptcies, Penalties Or Sanctions	43
Conflicts Of Interest	43
EXECUTIVE COMPENSATION	**43**
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	**43**
Aggregate Indebtedness	43
Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs	43
RISK FACTORS	**44**
PROMOTER	**50**
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	**50**
Legal Proceedings	50
Regulatory Actions	51

ABBREVIATIONS

Capitalized terms not otherwise defined in this Information Brochure have the meanings ascribed to such terms in the Information Circular. Unless the context otherwise requires, the following terms have the following meanings when used in this Information Brochure:

“bbl” means barrel;

“boe” means barrels of oil equivalent;

“GJ” means Gigajoule;

“mbbls” means thousand barrels;

“mboe” means thousands of barrels of oil equivalent;

“mcf” means thousand cubic feet;

“mmcf” means million cubic feet; and

“NGL” means natural gas liquids.

CURRENCY

All dollar amounts in this Information Brochure are expressed in Canadian dollars unless otherwise specifically indicated.

CORPORATE STRUCTURE

Name, Address and Incorporation

New Horizon Energy Inc. (“NHE”) was incorporated on December 4, 2006, pursuant to the ABCA. The registered office of NHE is located at 800, 640 – 8th Avenue South West, Calgary, Alberta T2P 1G7. The head office of NHE is located at 500, 520 5th Avenue SW, Calgary, Alberta, T2P 3R7.

Inter-corporate Relationships

The following diagram illustrates NHE’s subsidiaries, together with the jurisdiction of incorporation of each company and the percentage of voting securities beneficially owned or over which control or direction is exercised by NHE:

DESCRIPTION OF THE BUSINESS

Description of the Business

Summary

NHE is an international oil and gas company engaged, through its subsidiary, in the exploration for, and the acquisition, development and production of, oil natural gas and NGL resources in Kazakhstan.

Kazakhstan

On May 15, 2007, NHE, acquired a 100% interest inFalcon Oil & Gas Ltd. LLP (“Falcon”) which subsequently acquired oil and gas exploration rights covering a 2,610 square kilometer region in the Pre-Caspian Basin in Western Kazakhstan (the “Zharkamys West 1 Contract Territory”), providing NHE a large exploration play and potential significant oil and gas property. See “Description of the Business - Kazakhstan Oil and Gas Operations” for details. The property has a contractual minimum work program ofUS$58 million over the four year exploration period, of which approximately US$42.3 million remains to be spent as at September 30, 2009. The estimated remaining minimum work program for 2009 as at September 30, 2009 is US$2.2 million.

The Zharkamys West 1 territory is in a previously explored structural basin and extends over 2,600 square kilometers in the Pre-Caspian Basin. The territory offers drilling opportunities on several structures that previously been drilled with hydrocarbon shows and on a number of un-drilled structures that have been seismically defined. The Zharkamys West 1 territory currently has no Company assigned reserves. The Company continues to acquire and process the historical exploration well data, exploration 2D seismic data for reprocessing and reinterpretation, and new 2D seismic data over selective structures to better define the subsurface features. The contract territory contains 15 salt dome structures and to-date 26 structural leads have been identified. Several of these salt dome structures, but not all, have been tested by historical wells over the domal crest. Salt flank and subsalt plays have not been tested to date.

Efforts continue to build a prospect inventory that supports a planned 2010 drilling campaign. Ongoing work includes processing modern 2D seismic data recently acquired over 5 prospective, post salt structures. This 2D seismic data compliments the 1994-1998 seismic data purchased, re-oriented and loaded to workstation in 2009. The historical seismic data was of particular interest as it was obtained by a Western operator and the data included all the interpretive efforts undertaken by that operator. The 2009 2D Seismic acquisition program thus builds on that knowledge base. A project to refine the regional stratigraphic framework is also underway, as well as continued integration of historical documents into geologic models.

Falcon's first Zharkamys West 1 exploration well, Dongeleksor-Koskol #9 (DK#9), was spudded on December 1, 2008 and completed on January 2, 2009. The well reached its target depth of 1280m with zero safety incidents. DK#9 was drilled as a 200m downdip offset to Dongeleksor-Koskol Well G-10 which was one of two wells drilled in the Central SW Fault Block of the Dongeleksor-Koskol Structure between 1938 and 1941. Historical records indicated that in this fault block the updip Well G-2 had shallow oil shows in the Lower Cretaceous Aptian horizon, but penetrated less of the Jurassic section than Well G-10 due to the unconformity between the Cretaceous and the Jurassic. The downdip Well G-10 had shallow oil shows in the Lower Cretaceous Aptian, oil shows in the Upper Jurassic and tested oil in the Lower Cretaceous Barremian horizons. Well G-10 penetrated a thicker Jurassic section than Well G-2 and reached total depth in the Triassic. DK#9 was drilled to confirm the horizons and shows seen in wells G-2 and G-10 and to penetrate deeper into the Triassic and determine depth to the flank (updip trap mechanism) of the Koskol Salt Diapir. DK#9 penetrated 2 oil bearing sands; a Lower Cretaceous Barremian sand package with a 6.6m gross primary oil zone and a Mid Jurassic sand package with a 2.7m gross primary oil zone. DK#9 reached total depth in the Upper Triassic at 1280m (drill project/rig limit) without penetrating salt.

DK#9 was tested in April 2009. Only the Mid Jurassic sand was tested in DK#9 as the Barremian sand was previously tested in Well G-10, the oil is expected to be heavy and viscous, the sand is possibly unconsolidated and is behind 2 strings of casing. The Mid Jurassic sand was tested and did not produce any measurable reservoir fluids - possible reasons for the lack of flow include: formation damage during drilling; plugging off of perforations (sand and oil); high oil viscosity/low gas content; and low formation pressure. Following testing, the DK#9 was suspended. Future plans include: further evaluation; possible additional testing; use as a water disposal well or water injection well to assist oil recovery through pressure maintenance if field development is initiated. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Despite the lack of commercial hydrocarbon flows in the DK#9. The well has provided critical data for ongoing exploration efforts. This includes 8 meters of core, drilling cuttings and modern mud logs to substantially increase our knowledge of the Zharkamys West 1 depositional environment and modern electric logs to enhance our ability to interpret the historical log data. DK#9 is one of 4 wells over the SE flank of the Koskol salt dome (and the only modern well) that will be tied by the 2009 2D Seismic program. The information will be extremely useful in the current geologic characterization and modeling activities, identification of upcoming exploration targets and outlining development scenarios for this extensive asset.

Competitive Conditions

The oil and gas industry is highly competitive. NHE competes for acquisitions and in the exploration, development, production and marketing of oil and gas with numerous other participants, some of whom may have greater financial resources, staff and facilities than NHE.

NHE’s ability to increase reserves in the future will depend not only on its ability to develop or continue to develop existing properties, but also on its ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and gas include price, methods and reliability of delivery and availability of imported products.

Environmental and Worker Protection

NHE’s operations are subject to environmental regulations which require environmental impact assessments and permitting in the jurisdictions in which it operates. Such regulations cover a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labour regulations and worker safety. Under such regulations there are clean-up costs and liabilities for toxic or hazardous substances which may exist on or under any of its properties or which may be produced as a result of its operations. Environmental legislation and legislation relating to exploration and production of natural resources are likely to evolve in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their directors and employees. Such stricter standards could impact NHE’s costs and have an adverse effect on results of operations.

Employees

As at December 31, 2008, NHE and its subsidiaries had a total of 14 employees.

Specialized Skill and Knowledge

NHE believes its success is largely dependent on the performance of its management and key employees, many of whom have specialized skills and knowledge relating to oil and gas operations. NHE believes that it has adequate personnel with the specialized skills and knowledge to successfully carry out NHE’s business and operations.

Foreign Operations

NHE’s assets are currently located in Kazakhstan. Consequently, NHE is subject to certain risks, including currency fluctuations and possible political or economic instability. See “Risk Factors” in this Information Brochure for a further description of the risk factors affecting NHE’s foreign operations.

History since Incorporation on December 5, 2006

NHE is engaged in the exploration, development and production of crude oil, natural gas and NGL resources in Kazakhstan. On May 15, 2007, NHE completed the acquisition of 100% of Falcon which subsequently acquired oil and gas exploration rights covering the Zharkamys West 1 Contract Territory in Kazakhstan, where exploration work including initial drilling and seismic evaluation is currently underway. NHE holds this interest through a wholly owned Netherlands subsidiary. There are no current reserves assigned to this territory and no current production.

Oil and Natural Gas Reserves, Properties and Prospects

NHE has no Oil and Natural Gas Reserves. NHE has a 100% interest in an unproved property (the “Zharkamys West 1 Contract Territory”) in the Pre-Caspian Basin region of Western Kazakhstan.

The following paragraphs describe NHE's principal property.

Kazakhstan Oil and Gas Operations

In 2007, NHE acquired a 100% ownership in Falcon which holds the rights to explore for hydrocarbons pursuant to the terms of the Zharkamys West 1 Contract.The Zharkamys West 1 Contract permits Falcon to explore for oil and gas within a 2,610 square kilometre region of the Pre-Caspian Basin in Western Kazakhstan. The Zharkamys West 1 Contract Territory contains 15 salt dome structures with many untested potential traps. Prospective crestal, salt-flank, sub-salt canopy and possibly Pre-Salt structures are evident. The Territory is on-trend with the prolific Pre-Caspian Post-Salt play, with proven oil fields to the northeast, northwest and southwest having similar trapping geometries. The region is oil-prone with significant asphalt deposits found at the surface overlying several salt domes, and a number of shallow wells drilled during the Soviet era encountered oil in the subsurface.

The Zharkamys West 1 Contract Territory is situated in the south-east portion of the Pre-Caspian Basin of western Kazakhstan, northeast of the Caspian Sea, and is within the Aktubinsk Oblast. The Contract Territory includes Blocks XXIII-18 (partial), 19 (partial); XXIV-18 (partial), 19 (partial); XXV-19 (partial).

The Makat-Kenkiak oil pipeline operated by KazTransOil runs across the northwest portion of the Zharkamys West 1 Contract Territory, providing an option for future pipeline tie-in. Short-term export options include trucking to the KazTransOil-3 crude transfer pipeline terminal located on the Makat-Kenkiak line (90 km west), or to crude transfer rail terminals at Saghyz (70 km northwest) or Baiganin (110 km north).

The following map depicts the location of the Zharkamys West 1 Contract Territory.

Zharkamys West 1 Exploration Contract

On May 15, 2007, NHE, through a wholly-owned Netherlands subsidiary, acquired 100% of the shares of Falcon Oil & Gas Ltd. LLP (“Falcon”) from EurAsia Holding AG. The Government of Kazakhstan signed the West Zharkamys I exploration contract (the “Zharkamys Contract”) with Falcon on August 27, 2007, and committed Falcon, as the license holder, to a four-year US$53,500,000 exploration program with two optional extension periods of two-years each. Falcon has the exclusive right to develop any commercial discovery made during the exploration phase following the negotiation and execution of a development contract with the Government of Kazakhstan.

The Zharkamys Contract requires preferential use of Kazakhstani equipment, companies and personnel throughout the term of the agreement. In addition, Falcon must allocate 1% of the annual exploration program budget to professional training of the Kazakh personnel, US$3,000,000 to social development within the exploration region and 1% to a liquidation fund for remediation of the licensed area. Moreover, Falcon is solely responsible for any restoration expenses associated with damage to the natural environment, geological, archaeological or historic sites within the licensed area or harm to the health of the local population and shall provide additional funding if actual restoration costs exceed the liquidation fund but is entitled to any amount remaining if the liquidation fund exceeds the actual restoration costs.

The Zharkamys Contract requires Falcon to reimburse the Government of Kazakhstan for historical geological expenditures incurred in the territory. Payments are deferred during the four-year exploration period with repayment terms during the subsequent development period to be determined. The liabilities are US$ denominated and are non-interest bearing.

The Zharkamys Contract will terminate upon the expiration of the four-year term, save possible extensions, if no commercial discovery is made or no decision to enter into production is announced. Violation of certain provisions of the Zharkamys Contract, bankruptcy of Falcon or failure to complete obligations under the exploration work program could lead to fines, suspensions or the premature termination of the Zharkamys Contract by the Government of Kazakhstan. Termination of the Zharkamys

Contract for any reason does not release Falcon from its obligation to restore the contract territory to pre-exploration condition. Upon the expiry of the Zharkamys Contract all geological information, however acquired, becomes property of the Government of Kazakhstan. During the term of the Zharkamys Contract, the Government of Kazakhstan has a priority right to purchase oil and gas produced by Zharkamys at rates not exceeding world market prices and has the right to control the transfer of the license to a third party.

In accordance with the Tax Code of the Republic of Kazakhstan, a mineral production tax is paid by a subsoil user separately for each type of mineral produced on the territory of the Republic of Kazakhstan. The mineral production tax is normally paid in cash unless the Government of Kazakhstan specifically requires payment in kind.

Cash royalties will usually be calculated by multiplying the production by a weighted average price and applying the appropriate mineral production tax rate.

The mineral production tax rate for produced oil and gas condensate is determined by a sliding scale and depends on the volume of accumulated oil, including gas condensate, for each calendar year.

For export sales for the years 2009 to 2012, the tax rate ranges from 5% (for up to 250,000 tons of produced oil), to 18% (for over 10,000,000 tons of produced oil); for 2013, the tax rate will range from 6% (for up to 250,000 tons of produced oil), to 19% (for over 10,000,000 tons of produced oil); and for 2014 the tax rate ranges from 7% (for up to 250,000 tons of produced oil), to 20% (for over 10,000,000 tons of produced oil).

For domestic sales for the years 2009 to 2012, the tax rate ranges from 2.5% (for up to 250,000 tons of produced oil), to 9% (for over 10,000,000 tons of produced oil); for 2013, the tax rate ranges from 3% (for up to 250,000 tons of produced oil), to 9.5% (for over 10,000,000 tons of produced oil); and for 2014 the tax rate ranges from 3.5% (for up to 250,000 tons of produced oil), to 10% (for over 10,000,000 tons of produced oil).

The mineral production tax rate for gas hydrocarbons is determined by a sliding scale and depends on the volume of accumulated gas hydrocarbons, for each calendar year according to the below rates:

Annual Gas Production	Rate
Export	10%

Domestic
- up to 1 billion cubic meters	0.5%
- up to 2 billion cubic meters	1.0%
- above 2 billion cubic meters	1.5%

The mineral production tax rates in the table above may change by the time that Zharkamys will be entitled to proceed with production operations. In addition, such rates may be different from those established by the tax regulations as a result of negotiations with the Government of Kazakhstan (currently represented by the Ministry of Energy and Mineral Resources).

Exploration and Development to Date

Oil seeps had been recognized in the Zharkamys West 1 Territory as early as 1893, and the area was a focus for hydrocarbon exploration during the Soviet era. Major geophysical exploration programs were conducted in the 1930’s and several structural tests and deep wells were drilled in the early 1940’s. Exploration efforts were discontinued with the onset of WWII, but recommenced in 1944 with surface geological mapping expeditions. From 1945-1965, over 500 shallow mapping wells (50-100 m) and 100 structural wells (100-900 m) were drilled to support geologic mapping of the area. Oil shows were recorded in many of these wells, and by the end of this period most of the salt dome features in the area had been identified. Additional geophysical surveys were conducted from the late 1960’s to early 1990’s although no additional wells were drilled in this period. From 1995-2002, Preussag Energie GmbH ("Preussag") operated the Zharkamys West 1 Territory, acquiring 1189 km of modern 2D seismic data, and reprocessing over 1900 km of vintage 2D seismic data. Preussag drilled the Korumbet East 1 well in 2001 as a dry hole. After completing their minimum work program, Preussag exited the block in 2002.

Falcon became operator of the Zharkamy’s West 1 Territory on August, 27, 2007. From late 2007 through 2009, Falcon acquired numerous Soviet era historical reports of geological and geophysical studies, building an exploration database from previous efforts. Falcon also obtained prior operator Preussag’s geologic data and evaluation of the Territory, including 1203.9 km of newly acquired 2D seismic data and 1905.6 km of reprocessed, vintage seismic data. On November 12, 2008 four wells were transferred to the Falcon balance. Additional wells will be similarly transferred onto Falcon’s balance at a later date. Falcon drilled the Dongeleksor-Koskol 9 well in late 2008. The well encountered oil zones in the Cretaceous and Jurassic sections and was suspended.

In September, 2009 Falcon commenced a 670.6 km 2D seismic acquisition project to support a planned 2010 drilling campaign. Seismic acquisition was completed in November, 2009. Processing of this seismic data was completed in early January 2010. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Identified Structures in Zharkamys West 1 Contract Territory

Many of the salt dome structures in the Zharkamys West 1 Territory were identified by surface geologic mapping and shallow structural wells drilled during the early years of Soviet era exploration. These structures were further evaluated by 2D seismic data acquired from the late 1960’s to early 1990’s and reprocessed by Preussag. Additional 2D seismic data acquired by Preussag and now by Falcon supplement the vintage data and provide a more detailed characterization of the structures on the Zharkamys West 1 Territory. Based on this exploration research, combined with gravity and magnetic surveys, 15 salt dome structures have been identified as shown in the following figure.

Each salt dome is a complex structure with multiple crestal faultblocks, salt flank and sub-salt canopy trap opportunities. Several of these structures have been tested by historical wells over the domal crest, however flank and subsalt plays have not been tested to date.

Falcon has evaluated the existing well and seismic data on the Zharkamys West 1 territory, and identified 26 structural leads in the Post-Salt interval. These structures are defined by a coarse grid of 2D seismic data and limited well control. A 2009 2D seismic acquisition program was completed to further evaluate the most prospective structures. The following map illustrates the current Zharkamys West 1 prospect inventory, highlighting leads that are the focus of the 2009 seismic program.

The following structures include the most significant prospects identified to date, which will be the focus of the 2009-2010 exploration program.

Dongeleksor-Koskol Dome

The Dongeleksor and Koskol salt dome complex is located in the east-central portion of the Zharkamys West 1 Territory, and was identified as a prospective structure by early surface mapping and shallow structural well drilling. Two moderate-size surface asphalt deposits overly the dome, associated with surface fault exposures. From 1938-1941, 4 shallow mapping wells and 9 deeper exploratory wells were drilled over the domal crest. In 2008, Falcon drilled an additional deeper exploration well on the dome’s south flank, encountering 9.3 m of gross primary oil sands in Jurassic and Cretaceous reservoirs. Nine of the ten deep wells encountered oil shows and thin oil pays in these intervals overlying salt. Four wells were tested in Jurassic-Cretaceous pay sands, yielding small volumes of heavy, biodegraded oil (0.05-0.15 topd, 0.917-0.934 gm/cm3). These shallow, heavy oil reservoirs represent a small, undeveloped resource, however additional potential may exist in the deeper section of the dome’s flanks, and below canopy salt.

The Dongeleksor-Koskol complex is composed of two associated salt domes, both oriented NE-SW, with a combined area of 13 km by 4.5 km. Most of the historical drilling has been on the Koskol dome to the south. Seismic data suggests that Koskol dome has a large, shallow salt mass with extensive salt overhang and canopy salt. A collapse graben faulting system overlies the salt dome. All exploration wells drilled to date have targeted crestal faultblocks in the Jurassic and Cretaceous sections. One well (DK-8) penetrated a thin Permo-Triassic section prior to encountering salt. The remainder of the Permo-Triassic and Upper Permian stratigraphic section remains untested. In addition, potential salt flank and sub-canopy salt traps remain to be explored. The Dongeleksor dome to the north is a N-S trending elongate salt mass, which has been tested by only one shallow, crestal well (DK-1). Faulting appears complex on this structure, and additional testing may be merited.

Existing 2D seismic data is sparse over these structures relative to geologic complexity. Falcon’s 2009 2D seismic program included two new seismic lines designed to tie wells and provide additional subsurface detail.

Akshoky Structure

The Akshoky salt dome is located in the south-eastern part of the Zharkamys West 1 Contract Territory, approximately 15 km south of Koskol dome. The structure was evident from early surface mapping and verified by 8 shallow structural wells drilled from 1945-1960. No deep wells have been drilled on the structure to date. Two large surface asphalt deposits overly the dome, and solid bitumen is common at the surface and also encountered in the shallow structural wells.

Based on 2D seismic interpretation, the structural closure is approximately 4.5 km by 4 km in area, with several large fault blocks overlying salt.Substantial salt overhangs and canopy salt are apparent, suggesting that salt-flank and sub-salt overhang traps as well as crestal traps may be prospective

Falcon acquired 94.3 km (8 lines) of 2D seismic data over Akshoky dome in 2009, and is currently maturing the prospect to drilling stage.

Zhamankoblandy Structure

The Zhamankoblandy salt dome is located in the western part of the Zharkamys West 1, near the western border of the Territory. The structure is defined by 2D seismic data, and is a deeper seated dome with little surface expression. No wells have been drilled on the structure to date, and the nearest well control is 10 km to the north where two deep wells encountered oil shows in the Triassic section at Uytas dome. The Zhamankoblandy structure is a 3-way, upthrown, fault bounded closure with additional potential in smaller local downthrown faultblocks. Primary objectives are Jurassic and Cretaceous sandstones in trap position over the deep-seated domal crest. As the reservoirs are deeper, light oil is expected.

Falcon acquired 103.1 km (6 lines) of 2D seismic data over Zhamankoblandy dome in 2009, and anticipates maturation of a drillable prospect for the 2010 drilling campaign. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Kiyaktysay North Structure

The Kiyaktysai North dome is located in the south-central portion of the Zharkamys West 1 Territory, approximately 15 km southwest of Koskol dome. The structure was initially defined by surface geologic mapping, and confirmed by 9 shallow (13-500 m) structural wells drilled in the mid 1960’s. Oil shows were recorded in the stratigraphic section overlying salt in several of the early structural wells, and a small surface asphalt deposit overlies the dome. Kiyaktysay North dome is a large, upthrown faulted closure, approximately 10 km by 5 km in area. The domal crest is broken into 3 large faultblocks. One historical well penetrated salt on the northern flank of the dome, while the remaining faultblocks overlying salt have not been fully tested. 2D seismic data suggests possible salt overhang, sub-salt canopy and salt flank plays may be prospective. Several shallow wells penetrated the Cretaceous and Jurassic sections overlying salt, however the Triassic and Permo-Triassic sections remain untested.

Falcon acquired 103.1 km (6 lines) of 2D seismic data over Kiyaktysay dome in 2009, and anticipates maturation of a drillable prospect for the 2010 drilling campaign.

Kiyaktysay NE Structure

The Kiyaktysay NE structure is located adjacent and to the north of Kiyaktysay North dome. The structure consists of a faulted 3-way closure located in the downthrown hanging-wall block of a large listric fault / salt weld. Rollover closure is evident in the shallow section, with objective reservoirs targeted in the Cretaceous and Jurassic intervals. No wells have been drilled on the structure to date, however shows in nearby wells at Koskol dome (12 km NE) and Kiyaktysay North dome (3 km South) suggest that hydrocarbon may be charged. The structure is complexly faulted, and defined by good quality 2D seismic data.

Falcon acquired 34.9 km (3 lines) of 2D seismic data over Kiyaktysay NE structure in 2009, to assist maturation of a prospect for the 2010 drilling campaign.

Korumbet North – Eibety Structures

Korumbet North-Eibety are a series of NE-SW trending structures in the north-western part of the Zharkamys West 1 Territory. These structures are underpinned by a salt ridge, with overlying faulting which compartmentalizes the Jurassic and Cretaceous section into a series of prospective faultblocks. The northwest, upthrown flank of these salt structures is particularly attractive, having similar trap geometry as Shoba field which is located 13 km to the northwest. Additional potential is evident in downthrown rollover traps on the SE flank of the structures. The area was initially investigated in the early 1960’s with a series of shallow structural wells drilled to assist surface geological mapping. In 2001 Preussag drilled the Korumbet East 1 well, targeting a downthrown rollover trap on the southeastern flank of Korumbet dome. The well encountering good quality reservoirs in the Jurassic and Cretaceous sections, however no hydrocarbons were found.

Falcon acquired 311 km (15 lines) of 2D seismic data over the Korumbet North-Eibety structures in 2009. The primary focus of the seismic program is to image a series of structurally high, upthrown closures and define prospects supporting the 2010 drilling campaign.

Exploration and Development Plans

Falcon has acquired and analyzed 40 historical geotechnical reports including over 600 graphic attachments from Soviet era exploration of the Zharkamys West 1 Territory. In 2009, Falcon acquired rights to prior operator Preussag’s geological evaluation and over 3100 km of proprietary and reprocessed 2D seismic data. These data sources were used to establish a geologic framework for exploration of the area, and resulted in identification of 26 prospective leads. These leads were further evaluated, with the top 8 leads selected for additional seismic acquisition in 2009.

Falcon has acquired 671 km (37 lines) of high resolution 2D seismic data over the Zharkamys West 1 Territory. The acquisition program commenced in August and was completed in November, 2009. The program is designed to provide detailed subsurface control sufficient to mature a portfolio of prospects to drilling stage, in support of a planned 2010 drilling campaign. The 2009 2D seismic program is illustrated in the following figure.

KOPA
ZHARKAMYS
WEST 1
EBEITY
SARLYK
KORUMBET
MYRZAADY
TERSAKKAN
UITAS
SHOBA
BLOCK 17 A
ATYRAU
DONGELEKSOR
KIYAKTYSAY
NORTH
KOSKOL
ZHAMAN
KOBLANDY
BAYGANINSKI
KIYAKTYSAI
KONYRSAI
AKSHOKY
SANKUBAI
2009 2D Seismic
Vintage 2D Seismic
Prospect Area
Surface HC Seeps
Structural Lead
Surface Asphalt Occurence
Surface Faults
Surface Bitumen Pool
0
5
10
15 km

PGD (“Paradigm Geophysical”) Services LLP in Almaty, Kazakhstan began processing the new Zharkamys West 1 2D seismic data in October, 2009, and completed processing in January 2010. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Exploration activities in 2010 will begin with an intensive seismic interpretation and prospect generation program during the first quarter, designed to identify the 5 most promising prospects. Drilling programs will be developed for these prospects, with a 4 well drilling campaign planned to commence in the second quarter of 2010. Based on the results of this drilling program, additional appraisal wells may be drilled in late 2010 to assess the size and extent of discoveries.

The following table sets forth the budgeted work program for the Zharkamys West 1 Contract Territory for the balance of the Exploration term of the Contract.

Remaining Zharkamys West 1 Minimum Work Program Commitments (US $MM) as at September 30, 2009:

Contract date: August 27, 2007

End of MWP: August 27, 2011

Extensions: 2 @ 2 years each

Description	2009	2010	2011	Total
New Wells - Drilling and Testing	-	9.6	13.8	23.4
Seismic acquisition and processing	1.2	1.6	-	2.8
Equipment and field development	-	2.6	6.8	9.4
Indirect, Training and Social	1.0	2.1	3.6	6.7
Total MWP	2.2	15.9	24.2	42.3
Well Count		4	4	8

The allocation of anticipated expenditures may be adjusted within the stated categories depending on, among other things, access to equipment and results of exploration initiatives. See “Risk Factors” and “Forward Looking Information”.

No reserves have been assigned in connection with the Zharkamys West 1 Contract Territory given its early stage of development. Falcon has a right to explore and appraise such assets, but does not have a right to produce same until such time as the reserves are determined to be commercial. Exploration, appraisal and development of crude oil and natural gas reserves is speculative and involves a significant degree of risk. There is no guarantee that exploration or appraisal of the Zharkamys West 1 Contract Territory will lead to a commercial discovery or, if there is commercial discovery, thatFalcon will be able to realize such reserves as intended. See “Risk Factors”.

DIVIDENDS

NHE has not declared any dividends since its incorporation, and has no plans to declare any dividends for the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Annual MD&A for the year ended December 31, 2008

THE FOLLOWING MANAGEMENT’S DISCUSSION AND ANALYSIS (‘MD&A”) WAS PREPARED AS A STAND ALONE DOCUMENT AND DEFINED TERMS IN THE FOLLOWING MD&A APPLY ONLY TO SUCH MD&A, AND NOT TO THIS INFORMATION BROCHURE AS A WHOLE.

Business Description and Reader Guidance

New Horizon Energy Inc. (“NHE” or the “Company”) is a private oil company incorporated on December 5, 2006 with activities in the Republic of Kazakhstan (“Kazakhstan”).

Management’s Discussion and Analysis (“MD&A”) of the financial condition and results of operations and cash flows of NHE should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2008. The selected financial information herein has been prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) and is presented in Canadian dollars unless otherwise stated.

The consolidated financial statements were prepared using GAAP that are applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business as they come due. At December 31, 2008 the Company had accumulated losses of $2.1 million since inception (December 31, 2007 – $1.3 million) and a working capital deficiency of $0.8 million (December 31, 2007 – $5.4 million). The Company also has work commitments in Kazakhstan of US$ 45.9 million through August, 2011. As a result, there is significant doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. The recent credit crisis has affected the Company’s ability to raise funds but the Company plans to explore all alternatives possible for securing its financial viability including joint ventures, debt and equity financings, merger opportunities and asset dispositions. There are no assurances that the Company will be successful with these initiatives and there is uncertainty as to the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Forward-Looking Information

This MD&A contains certain forward-looking information and statements about the Company’s operations, reserves estimates, production, capital spending, financing, costs of production and other expenditures, political and regulatory issues. The forward-looking information provided is based on expectations, assumptions and best estimates the Company believes were reasonable at the time such information was presented. However, the Company cannot assure these assumptions will prove correct and the forward-looking information should not be overly relied upon. The forward-looking information is subject to considerable risks and uncertainties including, but not limited to, expectations regarding financing sources, innate uncertainties in estimating reserves, capital spending projections, results of exploration and development operations, commodity prices, exchange rates, production costs and other expenditures, liabilities inherent in oil and gas operations and operating in foreign countries. These risks and uncertainties could significantly affect anticipated future results and, accordingly, actual results may differ materially from those predicted. Readers should also be aware that historical results are not necessarily indicative of future performance. The Corporation does not undertake to update any forward-looking information except in accordance with applicable securities laws.

Overall Performance

Common shares of $9.5 million were issued during 2008 and $9.3 million during 2007 through loan conversions which funded the acquisition and capital program of the Company’s exploration property in Kazakhstan. Capital expenditures amounted to $3.9 million in 2008 and $8.5 million in 2007.

Operations in Kazakhstan

NHE operates the Zharkamys West 1 territory (“Zharkamys”) in western Kazakhstan in which the Company owns a 100% interest. The Zharkamys contract was signed on August 27, 2007 with the Kazakhstan Government and provides an exploration period of four years which may be extended twice for two years per extension. Upon commercial discovery, the Company has the exclusive right to enter the development stage by negotiating and signing a development contract. The property has a contractual minimum work program of US$58.0 million over the four year exploration period, of which approximately US$45.9 million remains to be spent as at December 31, 2008. The 2009 minimum work program is US$11.9 million.

Zharkamys is situated in the prolific Pre-Caspian Basin, where over 45 billion barrels (B bbls) of oil-equivalent have been discovered. This basin is home to many supergiant fields including Kashagan (+13 B bbls oil), Tengiz (9 B bbls oil), Karachaganak (6 B bbls oil + 47 TCF gas), and Astrakhan (3.4 B bbls oil + 95 TCF gas). Oil and gas reserves are located in carbonate reservoirs in reefs and structural traps of the subsalt sequence. Reserves are also located in numerous suprasalt sequence fields. These suprasalt fields are largely in shallow Jurassic and Cretaceous clastic reservoirs in salt dome-related traps. Zharkamys prospects identified include both the Jurassic and Cretaceous suprasalt and Carbonate subsalt structural plays.

Oil seeps have been recognized in the Zharkamys area since the late 1800s. A major geologic exploration program was conducted across the area from 1931 to 1938 and included geologic mapping, gravity/electric, and refraction seismic surveys. As a follow up from 1938 to 1941, nine exploration wells were drilled and some reached depths of 1100 m. Oil samples in the mid 20’s API gravities were collected.

More recently, a western-based company obtained the exploration rights in five territories, which included Zharkamys. Most of its focus was related to seismic work, but it also attempted to discover a deep oil horizon at the 4000 meter level in blocks approximately 100 km east of Zharkamys. It did not concentrate on the known shallow Jurassic formations above 2000 meters, which are very apparent in the Zharkamys block. This company was later sold and the exploration license reverted back to the government.

The Company’s first exploration well, DK #9, was drilled in Zharkamys in December 2008. This well encountered oil sands in both primary targets, at 250 m and 440 m. After an extensive logging program, the well was cased. During subsequent testing, oil samples of 25 API gravity were collected from the 440 m sand. The 250 m interval was not tested, as data already existed from an offsetting well. The DK #9 well has since been suspended for potential use in field development activities.

The remaining minimum work program commitment for 2009 to 2011 is US$45.9 million and consists of additional seismic gathering and reprocessing, exploration and appraisal well drilling, field development costs and social/infrastructure development. Efforts in 2009 are focused on:

•	Integrating recently purchased historic seismic data and maps, of 1990s vintage, into workstations;

•	Prospect generation using the aforementioned data;
•	Gathering approximately 650 km of 2D seismic over 5 major structures to refine drilling locations; and
•	Preparing for a very active 2010 drilling campaign.

Thus far, twenty six prospects/leads have been identified in the Zharkamys territory and are being matured. NHE management expects that the Zharkamys West 1 oil project could provide a solid foundation to achieve mid-tier producer status. The current 2-D seismic gathering program will ensure a robust prospect inventory is generated, which could be used to feed the planned 2010 multi-well program. This approach is expected to drive early production and associated revenues.

Selected Information

For the year ended December 31	2008	2007
Net loss	(817,540)	(1,292,267)
Net loss per share - basic and diluted	(0.01)	(0.09)
Capital expenditures	(3,859,933)	(8,481,105)

As at December 31
Total assets	17,587,126	9,931,846
Total long-term liabilities	1,468,368	1,168,458

Further details, analysis and discussion regarding the Company’s performance, current period results and comparisons to the prior period are presented in subsequent sections of this MD&A.

Interest Income

Interest income increased to $19,442 in 2008 from $13,901 in 2007 due mainly to the interest in 2008 from the short term loan included in accounts receivable.

General and Administrative Expense

The Company’s general and administrative costs decreased to $455,535 in 2008 from $653,174 in 2007. However, excluding the 2007 expense of $478,333 related to the penalty imposed on late payment of the contractually required signing bonus on the Zharkamys territory, cost in the current year increased as activity required to manage the Company’s operations expanded.

Depreciation Expense

Depreciation expense increased to $26,812 in 2008 from $6,763 in 2007 reflecting the office equipment purchases in 2008 and due to the fact that the 2007 expense only includes depreciation on equipment after the Company’s acquisition of Zharkamys on May 15, 2007.

Interest Expense

Interest expense increased to $99,880 in 2008 from $5,171 in 2007 as a result of the Company’s credit facility charging interest effective from January 31, 2008 and the timing of loan advances and subsequent loan conversions into common shares.

Foreign Exchange Gain or Loss

The Company recognized a foreign exchange gain in 2008 of $6,527 versus a loss in 2007 of $641,060. The acquisition payable recorded on May 15, 2007 was revalued at December 31, 2007 with the resulting exchange loss being the primary component of the 2007 amount. The acquisition payable was settled on January 31, 2008.

Corporate Income Taxes

Current income taxes increased in 2008 to $261,282 from nil in 2007 related to interest income on loans charged to subsidiaries. The Company has not recognized any future income tax assets or recoveries to date. NHE is subject to excess profit tax on the Zharkamys territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax in 2007 or in 2008 but may be subject to excess profit tax in future years.

Liquidity and Capital Resources

Due to the contractual commitments related to the Company’s territory in Kazakhstan which, on a total and cumulative basis, are non-discretionary and time sensitive, the Company is dependent on timely debt and equity financing. The Company’s objective is to establish a capital structure through private placements to provide funds to finance operational and exploration activities and contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases. The Company also relies on the credit facility provided by the Company’s largest shareholder which is subject to a maximum of $4.0 million at December 31, 2008 and was increased to $10.0 million effective June 19, 2009. There are no external restrictions on share capital.

Common shares

To date, the Company has raised $18.8 million through private placements, loan conversions and an acquisition payable conversion and has the following outstanding shares:

Date	Issue	Price per share	Number of shares	Share capital
December 31, 2007	Beginning of the year	0.09	109,300,100	9,310,001
January 31, 2008	Acquisition payable conversion	0.50	11,600,000	5,800,000
September 30, 2008	Loan conversion	1.25	2,976,800	3,721,000
Total at December 31, 2008		0.15	123,876,900	18,831,001

Work commitments

The Company has contractual work commitments pursuant to the Zharkamys exploration contract in Kazakhstan. The cumulative commitments to December 31, 2008 were US$12.1 million, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract.

The work commitments for each of the next three years and in total are as follows (in millions of US$):

	2009	2010	2011	Total
Zharkamys work commitments – in million of US$	11.9	15.9	18.1	45.9

Summary of Quarterly Results

The following table sets forth selected financial information of the Company for the eight most recently completed quarters to December 31, 2008:

For the quarter ended	Revenue	Net loss	Net loss per share basic and diluted
December 31, 2008	6,323	(318,392)	-
September 30, 2008	5,562	(264,962)	-
June 30, 2008	7,557	(141,544)	-
March 31, 2008	-	(92,642)	-
December 31, 2007	125	(595,091)	(0.04)
September 30, 2007	302	(468,180)	(0.03)
June 30, 2007	13,466	(185,798)	(0.01)
March 31, 2007	8	(43,198)	-

The net loss for the quarter ended December 31, 2007 is due mainly to the penalty of $478,333 imposed on the late payment of the Zharkamys territory signing bonus.

The net loss for the quarter ended September 30, 2007 is attributable primarily to the $438,307 loss on foreign exchange which arose from the acquisition payable related to Zharkamys.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Related Party Balances and Transactions

Acquisition of Falcon Oil and Gas Ltd.

NHE acquired 100% of Falcon Oil and Gas Ltd., the owner of Zharkamys, from a company of which some of the Company’s shareholders at the transaction date were also shareholders. The total consideration was $5.8 million which was settled by issuing common shares.

Loan from EurAsia Resource Holdings AG

The Company had a $10.0 million loan facility at December 31, 2007, provided by the Company’s largest shareholder, EurAsia Resource Holdings AG and was interest free until January 31, 2008. The facility was reduced to $4.0 million and interest increased to 7.0% effective January 31, 2008. Related interest expense was $40,997 in 2008 (2007 – nil). The loan balance had been fully repaid at December 31, 2008 and December 31, 2007. Subsequent to year end, the facility was increased to $10.0 million.

Conversion of loans from EurAsia Resource Holdings AG

On March 15, 2007, $180,000 of the short term loan payable to EurAsia Resource Holdings AG was converted into 18,000,000 class “A” common shares at $0.01 per share, on December 31, 2007, $8.6 million was converted into 86,000,000 shares at $0.10 per share and on September 30, 2008, $3.7 million, including $40,997 of accrued interest, was converted into 2,976,800 shares at $1.25 per share

Short term loan

During 2008 the Company provided a short term loan to a company of which a director of a Company subsidiary is a director. The total loan and accrued interest of $324,259 is included in accounts receivable at December 31, 2008. Related interest income is $15,764.

Management services received

General and administration costs include $0.3 million of management services provided by Condor Petroleum Inc., an affiliate of the company’s largest shareholder, related to the management of the NHE group of companies. The full amount is outstanding at December 31, 2008. There were no charges in 2007.

The Falcon acquisition was recorded at the carry amount and the remaining transactions were recorded at the exchange amount.

Critical Accounting Estimates and Policies

Principles of consolidation

The consolidated financial statements have been prepared in Canadian dollars following GAAP and include the accounts of NHE and its subsidiary companies. All intercompany accounts and transactions have been eliminated.

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The Company’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity. Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations. Transactions which are denominated in a currency other than the entity’s functional currency are translated at the rate in effect on the date of the transaction. Any resulting gains or losses resulting from foreign currency translation are included in the statement of operations.

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized, including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and will be depreciated and depleted using the unit of production method based upon estimated proved reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company annually applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales price less expected future capital, production, and royalties. The ceiling test is applied on a more frequent basis if factors change significantly. An impairment loss is recognized when the carrying value is not recoverable and exceeds its fair value. Any impairment loss would decrease the value of the asset and be recognized as an expense at that time.

Unproved properties are evaluated for impairment on at least an annual basis. If an unproved property is considered to be impaired, the amount of the impairment is added to costs subject to depletion

Asset retirement obligation

The Company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

Fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized on the consolidated balance sheet at the time the Company becomes a party to the contractual provisions. Upon initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods is dependent on the classification of the financial instrument.

These instruments will be classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, or other financial liabilities.

Held-for-trading instruments are financial assets and liabilities typically acquired with the intention of generating revenues in the short-term. However, an entity is allowed to designate any financial instrument as held-for-trading on initial recognition even if it would otherwise not satisfy the definition. As at December 31, 2008, the Company does not hold any financial instruments that do not satisfy the definition. Financial assets and financial liabilities required to be classified or designated held-for-trading are measured at fair value, with gains and losses recorded in net earnings for the period in which the change occurs.

Held-to-maturity investments are non-derivative financial assets, with fixed or determinable payments and fixed maturity that an entity has the intention and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. As at December 31, 2008, the Company does not have any financial assets classified as held-to-maturity.

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale or that are not classified as loans and receivables, held-to-maturity investments or held-for-trading. Available-for-sale financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until such gains or losses are realized or an other than temporary impairment is determined to have occurred. Available-for-sale assets are measured at fair value, except for assets that do not have a readily determinable fair value which are recorded at cost.

Financial assets classified as loans and receivables are measured at amortized cost using the effective-interest method.

Other financial liabilities are measured at amortized cost using the effective interest method and include all liabilities other than derivatives or liabilities that have been identified as held-for-trading.

The Company will assess at each reporting period whether there is any objective evidence that a financial asset, other than those classified as held-for-trading, is impaired.

Accounting Standard Changes

Capital Disclosures

Effective January 1, 2008 the Company adopted the CICA Section 1535 Capital Disclosures which requires companies to disclose their objectives, policies and processes for managing capital as well as compliance with any externally imposed capital requirements.

Financial instruments disclosure and presentation

Effective January 1, 2008 the Company adopted the CICA Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Disclosure and Presentation which require entities to provide information that enable users to evaluate the significance of financial instruments for the entity’s financial position and performance and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. These newly-issued presentation standards pertain to the classification of financial instruments between liabilities and equity, the classification of related interest, dividends, losses and gains and the circumstances in which financial assets and financial liabilities are offset.

Business combinations, consolidated financial statements and non-controlling interests

Sections 1582 Business Combinations, 1601 Consolidated Financial Statements and 1602 Non-controlling Interest were issued in January 2009. Entities adopting Section 1582 are required to adopt Sections 1601 and 1602 at the same time.

Section 1582 establishes standards for the accounting of business combinations that are equivalent to IFRS 3 – “Business Combinations”. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements and is equivalent to IRFS 27 – “Consolidated and Separate Financial Statements”.

These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Early adoption of these standards is permitted and the Company is currently evaluating the requirements of these new standards.

Financial Instruments

The following table presents the Company’s contractual financial liabilities. All liabilities fall due within the next year except for the other long term liabilities which are deferred during the exploration period with repayment terms during the subsequent development stage period to be determined.

As at December 31	2008	2007
Accounts payables and accrued liabilities	1,329,051	5,486
Acquisition payable	-	5,800,000
Corporate income taxes payable	261,282	-
Total current liabilities	1,590,333	5,805,486

Other long term liabilities	1,245,564	1,168,458
Total financial liabilities	2,835,897	6,973,944

Risks and Uncertainties

Credit risk

On April 22, 2008, the Company made a loan to an affiliate of the Company’s largest shareholder carrying interest at 8.5%. Subsequent to period end the loan and accrued interest was fully repaid.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. The Company requires liquidity mainly to satisfy financial obligations to fund capital requirements related to exploration activities and properties in Kazakhstan. To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. The Company also utilizes authorizations for expenditures to manage capital spending. As described above, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives.

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of the Company’s financial instruments or future cash flows.

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. The Company is exposed to significant foreign currency risk as a substantial portion of the Company’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. The Company also has a minimal exposure to transactions denominated in Euros. The Company had no forward exchange rate contracts in place at or during the year ended December 31, 2008.

Commodity price risk

The Company is not currently exposed to changes in commodity prices.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates. The Company is exposed to interest rate fluctuations on the credit facility loan. At current debt levels, the Company’s exposure to interest rate risk is not significant.

Political and economic conditions in Kazakhstan

Whilst there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Governments, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment of Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on the consolidated financial statements and financial condition of the Company.

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at December 31, 2008 no provision for potential tax liabilities is considered necessary.

Business risks

In the normal course of business the Company is exposed to a variety of risks and uncertainties. In addition to the risks associated with liquidity and capital resources, critical accounting estimates, financial instruments, credit risk and market risk described in this MD&A, the Company is exposed to various operational, technical, financial and regulatory risks and uncertainties, many of which are beyond its control and may significantly affect future results. Operations may be unsuccessful or delayed as a result of competition for services, supplies and equipment, mechanical and technical difficulties, the ability to attract and retain employees and contractors on a cost-effective basis, commodity and marketing risk and seasonality.

The Company is exposed to considerable risks and uncertainties including, but not limited to;

•	finding oil and natural gas reserves on an economical basis;
•	financial risks including access to debt or equity markets which the Company is dependent upon in order to meet obligation and liabilities as they fall due;
•	technical problems which could lead to unsuccessful wells, well blowouts and environmental damage;
•	obtaining timely regulatory approvals;
•

third party related operational risks including the ability to obtain access to wells, access to third party gathering and processing facilities, access to pipeline, railway and other transportation infrastructure;

•	fluctuations in commodity prices, interest rates and foreign currency exchange rates;
•	adverse factors including climate, geographical and weather conditions and labour disputes;
•	timing of future debt and other obligations;
•	relinquishment of land territory in Kazakhstan during and upon the completion of the exploration period;
•

regulatory legislation and policies, including the fulfilment of contractual minimum work programs, the compliance with which may require significant expenditures and non-compliance with which may result in fines, penalties, production restrictions, suspensions or revocations of contracts;

•	changes to taxation policies, laws and interpretations thereof;
•	political risks inherent with international activities and doing business in foreign jurisdictions; and
•	obtaining comprehensive and appropriate insurance coverage at reasonable rates.

Outstanding Share Data

Common shares

The following table sets forth the Company’s outstanding share data:

As at	January 20, 2010	December 31, 2008	December 31, 2007
Common shares	123,876,900	123,876,900	109,300,100

Subsequent Event Note

On December 28, 2009, the Company entered into a pre-amalgamation agreement with Condor Petroleum Inc. (“Condor”) pursuant to which the Company and Condor have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the pre-amalgamation agreement, all the outstanding common shares of the Company would be exchanged on a 1 for 1 basis for common shares of amalgamated company (“Amalco”) and all the outstanding common shares of Condor would be exchanged on a 3.4 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would, immediately upon completion of the amalgamation, entitle the holder to receive upon exercise the number of common shares of Amalco equal to the number of such shares that the holder would have received pursuant to the amalgamation if such options had been exercised immediately before the amalgamation became effective. There are no outstanding stock options of the Company.

Interim MD&A for the three and nine months ended September 30, 2009

THE FOLLOWING MD&A WAS PREPARED AS A STAND ALONE DOCUMENT AND DEFINED TERMS IN THE FOLLOWING MD&A APPLY ONLY TO SUCH MD&A, AND NOT TO THIS INFORMATION BROCHURE AS A WHOLE.

Business Description and Reader Guidance

New Horizon Energy Inc. (“New Horizon” or the “Company”) is a private oil company incorporated on December 5, 2006 with activities in the Republic of Kazakhstan (“Kazakhstan”).

Management’s Discussion and Analysis (“MD&A”) of the financial condition and results of operations and cash flows of New Horizon should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2008 and the unaudited consolidated financial statements and accompanying notes for the three and nine months ended September 30, 2009. The selected financial information herein has been prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) and is presented in Canadian dollars unless otherwise stated.

The consolidated financial statements were prepared using GAAP that are applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business as they come due. At September 30, 2009 the Company had accumulated losses of $3.6 million since inception (December 31, 2008 – $2.1 million) and a working capital deficiency of $2.2 million (December 31, 2008 – $0.8 million). The Company has work commitments in Kazakhstan of US$ 42.3 million through August, 2011 which includes US$2.2 million for the fourth quarter of 2009. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspension or revoking the contract, as described below in the Work commitments section of this MD&A. As a result, there is significant doubt as to the ability of the Company to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. The recent credit crisis has affected the Company’s ability to raise funds but the Company plans to explore all alternatives possible for securing its financial viability including joint ventures, debt and equity financings, merger opportunities and asset dispositions. There are no assurances that the Company will be successful with these initiatives and there is uncertainty as to the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Forward-Looking Information

This MD&A contains certain forward-looking information and statements about the Company’s operations, reserves estimates, production, capital spending, financing, costs of production and other expenditures, political and regulatory issues. The forward-looking information provided is based on expectations, assumptions and best estimates the Company believes were reasonable at the time such information was presented. However, the Company cannot assure these assumptions will prove correct and the forward-looking information should not be overly relied upon. The forward-looking information is subject to considerable risks and uncertainties including, but not limited to, expectations regarding financing sources, innate uncertainties in estimating reserves, capital spending projections, results of exploration and development operations, commodity prices, exchange rates, production costs and other expenditures, liabilities inherent in oil and gas operations and operating in foreign countries. These risks and uncertainties could significantly affect anticipated future results and, accordingly, actual results may differ materially from those predicted. Readers should also be aware that historical results are not necessarily indicative of future performance. The Corporation does not undertake to update any forward-looking information except in accordance with applicable securities laws.

Overall Performance

Operations in Kazakhstan

New Horizon operates the Zharkamys West 1 territory (“Zharkamys”) in western Kazakhstan in which the Company owns a 100% interest. The Zharkamys contract was signed on August 27, 2007 with the Kazakhstan Government and provides an exploration period of four years which may be extended twice for two years per extension. Upon commercial discovery, the Company has the exclusive right to enter the development stage by negotiating and signing a development contract. The property has a contractual minimum work program of US$58.0 million over the four year exploration period, of which approximately US$42.3 million remains to be spent as at September 30, 2009. The 2009 minimum work program is US$5.9 million.

Zharkamys is situated in the prolific Pre-Caspian Basin, where over 45 billion barrels (B bbls) of oil-equivalent have been discovered. This basin is home to many supergiant fields including Kashagan (+13 B bbls oil), Tengiz (9 B bbls oil), Karachaganak (6 B bbls oil + 47 TCF gas), and Astrakhan (3.4 B bbls oil + 95 TCF gas). Oil and gas reserves are located in carbonate reservoirs in reefs and structural traps of the subsalt sequence. Reserves are also located in numerous suprasalt sequence fields. These suprasalt fields are largely in shallow Jurassic and Cretaceous clastic reservoirs in salt dome-related traps. Zharkamys prospects identified include both the Jurassic and Cretaceous suprasalt and Carbonate subsalt structural plays.

Oil seeps have been recognized in the Zharkamys area since the late 1800s. A major geologic exploration program was conducted across the area from 1931 to 1938 and included geologic mapping, gravity/electric, and refraction seismic surveys. As a follow up from 1938 to 1941, nine exploration wells were drilled and some reached depths of 1100 m. Oil samples in the mid 20’s API gravities were collected.

More recently, a western-based company obtained the exploration rights in five territories, which included Zharkamys.  Most of its focus was related to seismic work, but it also attempted to discover a deep oil horizon at the 4000 meter level in blocks approximately 100 km east of Zharkamys. It did not concentrate on the known shallow Jurassic formations above 2000 meters, which are very apparent in the Zharkamys block. This company was later sold and the exploration license reverted back to the government.

The Company’s first exploration well, DK #9, was drilled in Zharkamys in December 2008. This well encountered oil sands in both primary targets, at 250 m and 440 m. After an extensive logging program, the well was cased. During subsequent testing, oil samples of 25 API gravity were collected from the 440 m sand. The 250 m interval was not tested, as data already existed from an offsetting well. The DK #9 well has since been suspended for potential use in field development activities.

The remaining minimum work program commitment for 2009 to 2011 is US$42.3 million and consists of additional seismic gathering and reprocessing, exploration and appraisal well drilling, field development costs and social/infrastructure development. Efforts in 2009 are focused on:

•	Purchasing historic seismic data and maps, of 1990s vintage – completed in the first quarter;
•	Integrating this data into workstations – commenced in the second quarter with activities continuing;
•	Prospect generation using the aforementioned data – commenced in the third quarter and continuing;
•	Gathering approximately 650 km of 2D seismic over 5 major structures to refine drilling locations – completed in early November; and
•	Preparing for a very active 2010 drilling campaign – commenced in the third quarter and continuing.

The 650 km of new 2D seismic data is currently being processed. The Company expects to receive a large percentage of this data by year end. It will significantly enhance our mapping and prospect generation efforts. Six promising prospects have already been identified and are being matured. Steps are also being taken to secure the equipment necessary (rigs, tubulars, etc) to execute the 2010 multi-well drilling program.

Thus far, twenty six prospects/leads have been identified in the Zharkamys territory and are being matured. New Horizon management expects that the Zharkamys West 1 oil project could provide a solid foundation to achieve mid-tier producer status. The current 2-D seismic gathering program will ensure a robust prospect inventory is generated, which could be used to feed the planned 2010 multi-well program. This approach is expected to drive early production and associated revenues.

Selected Information

For the three months ended September 30	2009	2008
Net Loss	(692,927)	(264,962)
Net loss per share – basic and diluted	(0.01)	0.00
Capital expenditures	2,921,261	1,019,134

For the nine months ended September 30	2009	2008
Net loss	(1,488,372)	(499,148)
Net loss per share – basic and diluted	(0.01)	0.00
Capital expenditures	5,051,563	1,557,364

As at	September 30, 2009	December 31, 2008
Total assets	19,854,910	17,587,126
Total long-term liabilities	6,397,579	1,468,368

Further details, analysis and discussion regarding the Company’s performance, current period results and comparisons to the prior period are presented in subsequent sections of this MD&A.

Interest And Other Income

Interest and other income increased to $8,484 in the three months ended September 30, 2009 from $5,562 for the same period in 2008 and increased to $25,600 in the nine months ended September 30, 2009 from $13,119 for the same period in 2008 due to interest earned on a short term loan of US$250,000. This loan was made in the second quarter of 2008 and interest income is subject to fluctuations in the prevailing foreign exchange rates.

General And Administrative Expense

The Company’s general and administrative costs increased to $0.5 million in the three months ended September 30, 2009 and $1.3 million year to date versus $0.1 million for the three months ended September 30, 2008 and $0.2 million for the nine months ended September 30, 2008 as activity required to manage the Company’s operations have expanded significantly during the year.

Depreciation Expense

Depreciation expense increased to $20,522 in the three months ended September 30, 2009 from $9,622 for the three months ended September 30, 2008 and increased to $46,854 in the nine months ended September 30, 2009 from $19,030 for the same period in 2008 due to the office equipment purchases in 2009.

Interest Expense

Interest expense increased to $92,449 in the third quarter of 2009 from $32,465 for the third quarter of 2008 and increased to $218,772 in the nine months ended September 30, 2009 from $45,193 for the nine months ended September 30, 2008 due to the interest charged on the credit facility loan draws during 2009 and the discounting to present value of the Kazakh VAT receivable.

Foreign Exchange Gain Or Loss

The foreign exchange loss in the three months ended September 30, 2009 decreased to $88,240 from $90,341 for the three months ended September 30, 2008. There is a foreign exchange gain of $116,326 in the nine months ended September 30, 2009 compared to a foreign exchange loss of $42,825 in the nine months ended September 30, 2008 due primarily to the devaluation of the Kazakhstan Tenge in the first quarter of 2009.

Corporate Income Taxes

Current income taxes decreased to a recovery of $397 in the three months ended September 30, 2009 (expense of $67,662 in the three months ended September 30, 2008) and an expense of $94,472 in the nine months ended September 30, 2009 (expense of $172,275 in the nine months ended September 30, 2008) due mainly to the increased administrative costs in the current year offsetting interest income on loans charged to subsidiaries. The Company has not recognized any future income tax assets or recoveries to date. New Horizon is subject to excess profit tax on the Zharkamys territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax to date but may be subject to excess profit tax in future years.

Liquidity and Capital Resources

Due to the contractual commitments related to the Company’s territory in Kazakhstan which, on a total and cumulative basis, are non-discretionary and time sensitive, the Company is dependent on timely debt and equity financing. The Company’s objective is to establish a capital structure through private placements to provide funds to finance operational and exploration activities and contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases. The Company also relies on the credit facility provided by the Company’s largest shareholder which is subject to a maximum of $10.0 million. At September 30, 2009, the Company had drawn $5.0 million on the facility and $5.0 million remained available. There are no external restrictions on share capital.

Common shares

To September 30, 2009, the Company has raised $18.8 million through private placements, loan conversions and an acquisition payable conversion and has the following outstanding shares:

Date	Issue	Price per share	Number of shares	Share capital
December 31, 2007	Beginning of the year	0.09	109,300,100	9,310,001
January 31, 2008	Acquisition payable conversion	0.50	11,600,000	5,800,000
September 30, 2008	Loan conversion	1.25	2,976,800	3,721,000
Total at December 31, 2008 & September 30, 2009		0.15	123,876,900	18,831,001

Work commitments

The Company has contractual work commitments pursuant to the Zharkamys exploration contract in Kazakhstan. The cumulative commitments to September 30, 2009 were approximately US$15.7 million, which the Company believes have been satisfied. The Company’s request to reduce the 2009 work program to US$5.9 million has been approved by the Ministry of Energy and Mineral Resources and the Zharkamys contract and work program have been amended accordingly. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract. The remaining work commitments for each of the next three years and in total are as follows (in millions of US$):

2009	2010	2011	Total
Zharkamys work commitments – in million of US$	2.2	15.9	24.2	42.3

Summary Of Quarterly Results

The following table sets forth selected financial information of the Company for the eight most recently completed quarters to September 30, 2009:

For the quarter ended	Revenue	Net loss	Net income per share basic and diluted
September 30, 2009	8,484	(692,927)	(0.01)
June 30, 2009	10,027	(414,994)	0.00
March 31, 2009	7,089	(380,451)	(0.00)
December 31, 2008	6,323	(318,392)	(0.00)
September 30, 2008	5,562	(264,962)	(0.00)
June 30, 2008	7,557	(141,544)	(0.00)
March 31, 2008	-	(92,642)	(0.00)
December 31, 2007	125	(595,091)	(0.04)

The net loss for the quarter ended September 30, 2009 is due mainly the increased general and administrative activity required to manage the Company’s operations.

The net loss for the quarter ended December 31, 2007 is due mainly to the penalty of $478,333 imposed on the late payment of the Zharkamys territory signing bonus.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Related Party Balances And Transactions

Acquisition of Falcon Oil and Gas Ltd.

New Horizon acquired 100% of Falcon Oil and Gas Ltd., the owner of Zharkamys, from a company of which some of the Company’s shareholders at the transaction date were also shareholders. The purchase price of $5.8 million was settled by issuing class “A” common shares at $0.50 per share on January 31, 2008.

Loan from EurAsia Resource Holdings AG

The Company has a credit facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The credit limit on the facility was increased during the quarter to $10.0 million (December 31, 2008 – $4.0 million). The credit facility carries interest on outstanding balances at 7.0% and is due December 31, 2011. If written cancellation notice is not provided at least one month in advance, the facility is automatically renewed for another year. Related interest expense for the three months ended

September 30, 2009 is $79,215 (three months ended September 30, 2008 – $40,997). Related interest expense for the nine months ended September 30, 2009 is $133,264 (nine months ended September 30, 2008 – $40,997). The balance outstanding at September 30, 2009 is $5.0 million (December 31, 2008 – nil). On September 30, 2008, the outstanding balance of $3.7 million was converted into 2,976,800 class “A” common shares at $1.25 per share.

Short term loan receivable

During 2008 the Company provided a short term loan of US$250,000 to a company of which a director of a Company subsidiary is a director. Total loan and accrued interest at September 30, 2009 of $300,946 (December 31, 2008 – $324,260) is included in accounts receivable. Interest income for the three months ended September 30, 2009 is $6,267 (three months ended September 30, 2008 – $5,500). Interest income for the nine months ended September 30, 2009 is $18,597 (nine months ended September 30, 2008 – $9,605).

Management services received

General and administration costs for the three and nine months ended September 30, 2009 include management services provided by affiliates of the company’s largest shareholder related to the management of the New Horizon group of companies. The expense for the three and nine months ended September 30, 2009 is $0.2 million and $0.6 million respectively (three and nine months ended September 30, 2008 is $0.05 million and $0.2 million) and the full amount is outstanding at September 30, 2009 and recorded as accounts payable and accrued liabilities.

These transactions were recorded at the exchange amount.

Critical Accounting Estimates And Policies

Principles of consolidation

The consolidated financial statements have been prepared in Canadian dollars following GAAP and include the accounts of New Horizon and its subsidiary companies. All intercompany accounts and transactions have been eliminated.

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, impairment of property and equipment, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The Company’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity. Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations. Transactions which are denominated in a currency other than the entity’s functional currency are translated at the rate in effect on the date of the transaction. Any resulting gains or losses resulting from foreign currency translation are included in the statement of operations.

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized, including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and will be depreciated and depleted using the unit of production method based upon estimated proved gross reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company annually applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales price less expected future capital, production, and royalties. The ceiling test is applied on a more frequent basis if factors change significantly. An impairment loss is recognized when the carrying value is not recoverable and exceeds its fair value. Any impairment loss would decrease the value of the asset and be recognized as an expense at that time.

Unproved properties are evaluated for impairment on at least an annual basis. If an unproved property is considered to be impaired, the amount of the impairment is added to costs subject to depletion.

Asset retirement obligation

The Company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

Fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized on the consolidated balance sheet at the time the Company becomes a party to the contractual provisions. Upon initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods is dependent on the classification of the financial instrument.

These instruments will be classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, or other financial liabilities.

Held-for-trading instruments are financial assets and liabilities typically acquired with the intention of generating revenues in the short-term. However, an entity is allowed to designate any financial instrument as held-for-trading on initial recognition even if it would otherwise not satisfy the definition. Financial assets and financial liabilities required to be classified or designated held-for-trading are measured at fair value, with gains and losses recorded in net earnings for the period in which the change occurs.

Held-to-maturity investments are non-derivative financial assets, with fixed or determinable payments and fixed maturity that an entity has the intention and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. As at September 30, 2009, the Company does not have any financial assets classified as held-to-maturity.

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale or that are not classified as loans and receivables, held-to-maturity investments or held-for-trading. Available-for-sale financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until such gains or losses are realized or an other than temporary impairment is determined to have occurred. Available-for-sale assets are measured at fair value, except for assets that do not have a readily determinable fair value which are recorded at cost.

Financial assets classified as loans and receivables are measured at amortized cost using the effective-interest method.

Other financial liabilities are measured at amortized cost using the effective interest method and include all liabilities other than derivatives or liabilities that have been identified as held-for-trading.

The Company will assess at each reporting period whether there is any objective evidence that a financial asset, other than those classified as held-for-trading, is impaired.

Future accounting standards

In January 2006 the CICA adopted a strategic plan for accounting standards in Canada and under the current plan, accounting standards for public companies in Canada are expected to converge with International Financial Reporting Standards by the end of 2011. The Company continues to monitor the developments and has not yet assessed the impact of these prospective changes on the Company’s financial statements.

As of January 1, 2011, the Company will be required to adopt the following CICA Handbook sections:

“Business Combinations”, Section 1582, which replaces the previous business combinations standard. The standard requires assets and liabilities acquired in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair values as of the date of acquisition. In addition, acquisition-related and restructuring costs are to be recognized separately from the business combination and included in the statement of earnings. The adoption of this standard will impact the accounting treatment of future business combinations.

“Consolidated Financial Statements”, Section 1601, which together with Section 1602 below, replace the former consolidated financial statements standard. Section 1601 establishes the requirements for the preparation of consolidated financial statements. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

“Non-controlling Interests”, Section 1602. The standard establishes the accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. This standard requires a non-controlling interest in a subsidiary to be classified as a separate component of equity. In addition, net earnings and components of other comprehensive income are attributed to both the parent and non-controlling interest. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

Financial Instruments

The following table presents the Company’s contractual financial liabilities. All liabilities fall due within the next year except for the other long term liabilities which are deferred during the exploration period with repayment terms during the subsequent development stage period to be determined and long term debt which is due December 31, 2011.

As at	September 30, 2009	December 31, 2008
Accounts payables and accrued liabilities	2,796,618	1,329,051
Corporate income taxes payable	-	261,282
Total current liabilities	2,796,618	1,590,333

Long term debt	5,018,861	\-
Other long term liabilities	1,172,961	1,245,564
Total financial liabilities	8,988,440	2,835,897

Risks And Uncertainties

Credit risk

On April 22, 2008, the Company made a loan to an affiliate of the Company’s largest shareholder carrying interest at 8.5%. Subsequent to period end the loan and accrued interest was fully repaid.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. The Company requires liquidity mainly to satisfy financial obligations to fund capital requirements related to exploration activities and properties in Kazakhstan. To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. The Company also utilizes authorizations for expenditures to manage capital spending. As described above, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives.

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of the Company’s financial instruments or future cash flows.

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. The Company is exposed to significant foreign currency risk as a substantial portion of the Company’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. The Company also has a minimal exposure to transactions denominated in Euros. The Company had no forward exchange rate contracts in place at or during the period ended September 30, 2009. The majority of costs incurred to date in Kazakhstan have been capitalized to oil and gas properties and the exposure of earnings to exchange rate fluctuations is not significant.

Commodity price risk

The Company is not currently exposed to changes in commodity prices.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates. The Company is not currently exposed to interest rate fluctuations as the credit facility interest rate is fixed at 7.0%.

Political and economic conditions in Kazakhstan

Whilst there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Governments, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment of Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on the consolidated financial statements and financial condition of the Company.

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at September 30, 2009 no provision for potential tax liabilities is considered necessary.

Business risks

In the normal course of business the Company is exposed to a variety of risks and uncertainties. In addition to the risks associated with liquidity and capital resources, critical accounting estimates, financial instruments, credit risk and market risk described in this MD&A, the Company is exposed to various operational, technical, financial and regulatory risks and uncertainties, many of which are beyond its control and may significantly affect future results. Operations may be unsuccessful or delayed as a result of competition for services, supplies and equipment, mechanical and technical difficulties, the ability to attract and retain employees and contractors on a cost-effective basis, commodity and marketing risk and seasonality.

The Company is exposed to considerable risks and uncertainties including, but not limited to;

•	finding oil and natural gas reserves on an economical basis;
•	financial risks including access to debt or equity markets which the Company is dependent upon in order to meet obligation and liabilities as they fall due;
•	technical problems which could lead to unsuccessful wells, well blowouts and environmental damage;
•	obtaining timely regulatory approvals;
•

third party related operational risks including the ability to obtain access to wells, access to third party gathering and processing facilities, access to pipeline, railway and other transportation infrastructure;

•	fluctuations in commodity prices, interest rates and foreign currency exchange rates;
•	adverse factors including climate, geographical and weather conditions and labour disputes;
•	timing of future debt and other obligations;
•	relinquishment of land territory in Kazakhstan during and upon the completion of the exploration period;
•

regulatory legislation and policies, including the fulfilment of contractual minimum work programs, the compliance with which may require significant expenditures and non-compliance with which may result in fines, penalties, production restrictions, suspensions or revocations of contracts;

•	changes to taxation policies, laws and interpretations thereof;
•	political risks inherent with international activities and doing business in foreign jurisdictions; and
•	obtaining comprehensive and appropriate insurance coverage at reasonable rates.

Outstanding Share Data

Common shares

The following table sets forth the Company’s outstanding share data:

As at	January 20, 2010	September 30, 2009	December 31, 2008
Common shares	123,876,900	123,876,900	123,876,900

Subsequent Event Note

On December 28, 2009, the Company entered into a pre-amalgamation agreement with Condor Petroleum Inc. (“Condor”) pursuant to which the Company and Condor have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the pre-amalgamation agreement, all the outstanding common shares of the Company would be exchanged on a 1 for 1 basis for common shares of amalgamated company (“Amalco”) and all the outstanding common shares of Condor would be exchanged on a 3.4 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would, immediately upon completion of the amalgamation, entitle the holder to receive upon exercise the number of common shares of Amalco equal to the number of such shares that the holder would have received pursuant to the amalgamation if such options had been exercised immediately before the amalgamation became effective. There are no outstanding stock options of the Company.

CONSOLIDATED CAPITALIZATION

Other than as described under “Prior Sales”, there has been no material change in the share and loan capital of NHE, on a consolidated basis, since the date of NHE’s financial statements for the nine month period ended September 30, 2009 included in this Information Brochure.

OPTIONS TO PURCHASE SECURITIES

NHE does not currently have a stock option plan in place, and as of the date hereof, there were no outstanding options to purchase securities of NHE or a subsidiary of NHE.

PRIOR SALES

NHE did not issue any NHE Common Shares during the 12 months preceding the date of this Information Brochure.

PROPOSED PRIVATE PLACEMENTS

Prior to the completion of the Amalgamation, NHE may undertake one or more private placement financings consisting of NHE Common Shares and possibly NHE Common Share purchase warrants.

PRINCIPAL SECURITYHOLDERS

To the knowledge of the directors and officer of NHE, no person, as of the date hereof, beneficially owns, directly or indirectly, or exercises control or direction over NHE Common Shares carrying more than 10% of the voting rights attached to all NHE Common Shares other than EurAsia RH which beneficially owns 100,576,800 NHE Common Shares, and Herman Maurer in Trust which beneficially owns 23,300,000 NHE Common Shares.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and municipality of residence of each director and executive officer of NHE, as well as such individual’s position with NHE, principal occupation within the five preceding years and period of service as a director (if applicable). Each of the directors of NHE will hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Name and Occupation

Name, Position with NHE, and Residence(1)	Principal Occupation and Occupation During the Past 5 Years(1)	Director Since
Sean Roosen President and Director Quebec, Canada	Chief Executive Officer of Osisko Exploration Ltd., a public gold mining company	December, 2006
John Burzynski Secretary and Treasurer, and Director Ontario, Canada	Vice-President, Corporate Development of Osisko Exploration Ltd., a public gold mining company	December, 2006

Notes:

(1)	The information respecting each individual set out above, not being within the knowledge of NHE, has been furnished by such individual.

Sean Roosen, President and Director

Mr. Roosen received a T.Eng. degree from the Haileybury School of Mines in 1984, and has over 20 years experience in international mining and development projects. He worked extensively in West Africa with groups including Hansa Geomin, Echo Bay and Placer Dome, and was Operations Manager for Etruscan Resources during the development phase of the Samira Hill mine. Sean is currently President, CEO and a director of Osisko Mining Corporation (“Osisko”), a TSX listed gold mining company. Mr. Roosen is a founding director and the Chief Operating Officer of EurAsia Holding AG, a German-based private resource fund that is one of Osisko’s largest shareholders. Mr. Roosen was a co-winner of the Prospectors and Developers Association of Canada’s “Prospector of the Year Award” for 2007, and was named, together with John Burzynski and Robert Wares as “Mining Men of the Year” for 2009 by the Northern Miner.

John Burzynski, Secretary and Treasurer, and Director

Mr. Burzynski holds a B.Sc. (Honors) degree in geology from Mount Allison University and an M.Sc. in exploration and mineral economics from Queen’s University. He is a registered P.Geo. in the province of Quebec, and as a professional geologist has over 20 years experience on international mining and development projects. Mr. Burzynski has worked as project and country manager in Canada, the US and in West, Central and East Africa on a variety of gold, base metal and diamond projects with groups including IGR-Echo Bay and Pangea Goldfields-Barrick. He is a founding member and Vice-President Corporate Development for Osisko Mining Corporation, owner of the world-class Canadian Malartic deposit, and is also a founding member of EurAsia Holding AG. He was a co-winner of the Prospectors and Developers Association of Canada’s “Prospector of the Year Award” for 2007, and was named, together with Sean Roosen and a Robert Wares as “Mining Men of the Year” for 2009 by the Northern Miner.

Ownership of NHE Common Shares by Directors and Executive Officers

As of the date hereof, the current directors and officers of NHE as a group, own, directly or indirectly, an aggregate of 3,000,000NHE Common Shares or approximately 2.42% of the outstanding NHE Common Shares.

Cease Trade Orders, Bankruptcies, Penalties Or Sanctions

For a description of any cease trade orders, bankruptcies or penalties or sanctions relating to any of NHE’s directors, or its Chief Executive Officer or Chief Financial Officer, see “Particulars of Matters to be Acted Upon at the Meetings – Annual Business of NHE – Cease Trade Orders and Bankruptcies, Corporate Bankruptcies, Personal Bankruptcies and Penalties and Sanctions” in the Information Circular.

Conflicts Of Interest

Certain of the directors of NHE also serve as directors and/or officers of other companies involved in the oil and gas exploration and development business and consequently there exists the possibility for such directors to be in a position of conflict. Any decision made by any of such directors involving NHE will be made in accordance with their duties and obligations under the ABCA.

EXECUTIVE COMPENSATION

For a description of NHE’s executive compensation structures and policies for its financial year-ended December 31, 2008, see “Information Concerning NHE - Executive Compensation” in the Information Circular.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

No executive officer, director or employee, or former executive officer, director or employee, of NHE was indebted to NHE as at the date of this Information Brochure.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

No director or executive officer of NHE nor any associate of any such director or executive officer is or at any time since January 1, 2008 has been, indebted to NHE or another entity, for which such indebtedness is, or at any time since January 1, 2008 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by NHE, in respect of any security purchase program or any other program.

RISK FACTORS

Below are certain risk factors related to NHE which should be carefully considered. If any event arising from these risk factors occurs, NHE’s business, prospects, financial condition, results of operation or cash flows could be materially adversely affected.

Oil and natural gas prices are volatile and low prices will adversely affect NHE’s business.

Fluctuations in the prices of oil and natural gas may affect many aspects of NHE’s business, including:

•	NHE’s revenues, cash flows and earnings;
•	NHE’s ability to attract capital to finance its operations;
•	NHE’s cost of capital;
•	NHE’s level of credit and ability to obtain borrowings; and
•	the value of NHE’s oil and natural gas properties.

Both oil and natural gas prices are extremely volatile. Oil and natural gas prices have fluctuated widely during recent years and are likely to continue to be volatile in the future. Oil and natural gas prices may fluctuate in response to a variety of factors beyond NHE’s control, including:

•	global energy policy, including the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;
•	geopolitical conditions;
•	global and domestic economic conditions;
•	weather conditions;
•	the supply and price of imported oil and liquefied natural gas;
•	the production and storage levels of North American natural gas;
•	the level of consumer demand;
•	the price and availability of alternative fuels;
•	the proximity of reserves to, and capacity of, transportation facilities;
•	the effect of world-wide energy conservation measures; and
•	government regulations.

NHE’s operations are highly focused on crude oil.Any material decline in oil prices could result in a significant reduction of NHE’s production revenue and overall value.

The economics of producing from some oil and natural gas wells could change as a result of lower prices. As a result, NHE could elect not to produce from certain wells. Any material decline in oil and/or natural gas prices could also result in a reduction in NHE’s oil and natural gas acquisition and development activities.

Any substantial and extended weakness in the price of oil or natural gas would have an adverse effect, possibly significant, on NHE’s operating results.

NHE’s actual reserves could be lower than estimates.

Estimates of oil and natural gas reserves involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Estimates of oil and natural gas reserves also require numerous assumptions relating to operating conditions and economic factors, including, among others:

•	the price at which recovered oil and natural gas can be sold;
•	the costs associated with recovering oil and natural gas;
•	the prevailing environmental conditions associated with drilling and production sites;
•	the availability of enhanced recovery techniques;
•	the ability to transport oil and natural gas to markets; and
•	governmental and other regulatory factors, such as taxes and environmental laws.

A change in one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production of that oil or natural gas commercially uneconomical. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves and future net cash flows expected from them are prepared by different independent engineers, or by the same engineers at different times, and may vary substantially.

Furthermore, in accordance with Canadian GAAP, NHE could be required to write-down the carrying value of its oil and natural gas properties if oil and natural gas prices become depressed for even a short period of time, or if there are substantial downward revisions to NHE’s quantities of reserves. A write-down would result in a charge to earnings and a reduction of oil and gas properties.

If NHE is unsuccessful in acquiring and developing oil and natural gas properties, it will be prevented from establishing its reserves and its business will be adversely affected.

NHE’s future success depends upon its ability to find, develop and acquire oil and natural gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, NHE cannot establish reserves, revenues or cash flow. NHE cannot assure shareholders that it will be able to find and develop or acquire reserves at an acceptable cost or at all. The successful acquisition and development of oil and natural gas properties requires an assessment of:

•	recoverable reserves;
•	future oil and natural gas prices and operating and capital costs;
•	potential environmental and other liabilities; and
•	productivity of new wells drilled.

These assessments are inexact and, if NHE makes them inaccurately, it might not recover the purchase price of a property from the sale of production from the property or might not recognize an acceptable return from properties it acquires. In addition, the costs of exploitation and development could materially exceed NHE’s initial estimates.

Factors beyond NHE’s control affect its ability to market production and could adversely affect NHE’s business.

NHE’s ability to market its oil and natural gas depends upon numerous factors beyond its control. These factors include:

•	the availability of processing capacity;
•	the availability and proximity of pipeline and railway capacity;
•	the supply of and demand for oil and natural gas;
•	the availability of alternative fuel sources;
•	the effects of weather conditions;
•	regulation of oil and natural gas marketing; and
•	regulation of international oil and natural gas sales or transportation.

Because of these factors, NHE could be unable to market all of the oil or natural gas it produces. In addition, NHE may be unable to obtain favorable prices for the oil and natural gas it produces.

NHE is a medium-sized company operating in a highly competitive industry. Companies and other entities in the industry with greater resources or greater access to capital markets can outbid NHE for acquisitions or secure acquisitions which NHE cannot.

The oil and natural gas industry is highly competitive. Many of NHE’s competitors have greater financial and personnel resources and/or have greater access to capital markets than NHE does. NHE’s ability to acquire additional properties and to discover reserves depends upon its ability to evaluate and select suitable properties and to complete transactions in a highly competitive and challenging environment.

NHE may not have or be able to obtain necessary capital when required to fund its exploration, development and operations.

NHE may not have, or be able to obtain, through financings, asset dispositions or otherwise on terms acceptable to NHE or at all, necessary capital when required to fund its exploration, development and operations. Failure to have or obtain necessary capital when required could result in NHE’s inability to develop its properties, discover new reserves and make acquisitions or could result in the termination or reduction of NHE’s property interests, either of which may have a material adverse effect on NHE’s assets, results of operations and ability to execute its business plan.

Drilling activities are subject to many risks and any interruption or lack of success in NHE’s drilling activities will adversely affect NHE’s business.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered and that NHE will not recover all or any portion of its investment. The cost of drilling, completing and operating wells is often uncertain. NHE’s drilling operations could be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond its control, including:

•	weather conditions;
•	required compliance with governmental requirements; and
•	shortages or delays in the delivery of equipment and services.

If NHE is unable to access its properties or conduct its operations due to surface conditions, NHE’s business will be adversely affected.

The exploration for and development of oil and natural gas reserves depends upon access to areas where operations are to be conducted.

NHE operates in Kazakhstan where access is often hampered by poor roads, or in some cases, no roads. There are few main hard-surface highways in Kazakhstan, and little road maintenance on such hard surface highways. There are severe pot-holes on many of such highways that could seriously delay or prevent the passage of certain motor vehicles. After exiting the hard-surface highway, some roads are merely sand based trails across desert. Only off-road vehicles with desert tires are able to cross poor sections of such roads. NHE will incur costs to maintain and upgrade existing roads and either establish passable tracks or construct roads to provide field access which could cause severe delays. Road access can also be negatively affected by adverse weather conditions, particularly related to periods of sand storms, blizzards and heavy rain or flooding. Also in Kazakhstan operations can be delayed or shut down due to cold weather in the winter due to insufficient winterizing of drilling rigs, service rigs and support equipment.

NHE’s inability to access its properties or to conduct its operations as planned could result in a shutdown or slow down of its operations, which will adversely affect its business.

Complying with environmental and other government requirements could be costly and could negatively affect NHE’s business.

NHE’s operations are governed by numerous Kazakhstan laws and regulations at the local, regional and federal levels. These laws and regulations govern the operation and maintenance of NHE’s facilities, the discharge of materials into the environment, storage, treatment and disposal of wastes, remediation of contaminated sites, reclamation of facilities to be abandoned and other environmental protection issues. NHE believes it is in material compliance with applicable requirements.

If environmental damage occurs, NHE could be liable for personal injury, clean-up costs, remedial measures and other environmental and property damage, as well as administrative, civil and criminal penalties, and NHE could also be required to cease production.

Changes in environmental laws and policies or newly discovered environmental conditions could negatively affect NHE’s results of operations.

The costs of complying with new environmental laws, regulations or guidelines, or changes in enforcement policy, or newly discovered environmental conditions, may have a material adverse effect on NHE’s financial condition or results of operations. Future changes in environmental legislation could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on NHE’s financial condition or results of operations. Such changes may also apply to NHE’s service providers, which in turn pass on such compliance costs to NHE.

NHE’s future exploration, exploitation and development projects are subject to change.

Whether NHE ultimately undertakes an exploration, exploitation or development project will depend upon the following factors among others:

•	the availability and cost of capital;
•	the receipt of additional seismic data or the reprocessing of existing data;
•	the current and projected oil or natural gas prices;
•	the cost and availability of drilling rigs, other equipment, supplies and personnel necessary to conduct operations;
•	access to transportation and processing;
•	the success or failure of activities in similar areas;
•	changes in the estimates of the costs to complete a project;
•	NHE’s ability to attract other industry partners to acquire a portion of the working interest so as to reduce NHE’s costs and risk exposure;
•	the decisions of NHE’s joint working interest owners; and
•	the ability of joint interest partners to meet financial commitments.

NHE will continue to gather data about NHE’s projects and it is possible that additional information will cause NHE to alter its schedule or determine that a project should not be pursued at all. NHE’s plans regarding its projects might change.

NHE’s operations are affected by operating hazards and uninsured risks, and a shutdown or slowdown of its operations will adversely affect NHE’s business.

There are many operating hazards in exploring for and producing oil and natural gas, including:

•	NHE’s drilling operations could encounter unexpected formations or pressures that could cause damage to NHE’s employees or other persons, equipment and other property or the environment;
•	NHE could experience blowouts, accidents, oil spills, fires or incur other damage to a well that could require NHE to re-drill the well or take other corrective action;
•	NHE could experience equipment failure that curtails or stops production; and
•	NHE’s drilling and production operations, such as trucking of oil, are often interrupted by bad weather.

Any of these events could result in damage to, or destruction of, oil and natural gas wells, production facilities or other property. In addition, any of the above events could result in environmental damage or personal injury for which NHE will be liable.

The occurrence of a significant event against which NHE is not fully insured or indemnified could seriously harm NHE’s financial condition, operating results and ability to carry on its business.

Essential equipment and/or personnel might not be available.

Oil and natural gas exploration and development activities depend upon the availability of drilling and related equipment in the particular areas in which those activities will be conducted and qualified personnel. Demand for that equipment or access restrictions may affect the availability of that equipment and delay NHE’s exploration and development activities. Likewise, a shortage of qualified personnel may delay NHE’s exploration and development activities.

Risks Related to the Republic of Kazakhstan

General

Kazakhstan is a developing country with a relatively short history of political stability as an independent nation, and as a result there is significant potential for social, political, economic, legal and fiscal instability and uncertainty which could have a material adverse affect on NHE’s business, financial condition and results of operations. Kazakhstan is located in Central Asia, a politically and economically sensitive region, and hence NHE could also be materially adversely impacted by political, military, economic, political and environmental developments occurring in countries neighbouring Kazakhstan.

Since 1992, Kazakhstan has actively pursued a program of economic reform designed to establish a free market economy through privatisation of state enterprises and deregulation and is more advanced in this respect than many other countries of the Commonwealth of Independent States. However, as with any transition economy, there can be no assurance that such reforms will continue or that such reforms will achieve all or any of their intended aims.

Kazakhstan’s foreign investment, petroleum, subsoil use, licensing, corporate, tax, customs, currency, banking and antimonopoly laws and legislation are still developing and uncertain. From time to time, including the present, draft laws on these subjects are prepared by government ministries and some have been submitted to Parliament for approval. Legislation in respect of some or all of these areas could be passed. Currently, the regulatory system contains many inconsistencies and contradictions. Many of the laws are structured to provide substantial administrative discretion in their application and enforcement. In addition, the laws are subject to changing and different interpretations. These factors mean that even NHE’s best efforts to comply with applicable law may not always result in compliance. Non-compliance may have consequences disproportionate to the violation. The uncertainties, inconsistencies and contradictions in Kazakhstan laws and their interpretation and application could have a material adverse affect on NHE’s business and results of operations.

Foreign Currency Risk

A significant portion of NHE’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. To the extent that NHE or its subsidiaries or affiliates hold Tenge positions, there is a risk from foreign exchange fluctuations. In the period between its introduction in 1993 until 2002, the Tenge depreciated significantly against the U.S. dollar. In the period from 2002 until early February, 2009 the Tenge appreciated approximately 23% versus the U.S. dollar. However, over a period of a few days in February, 2009, the Tenge depreciated against the U.S. dollar almost 23%. No assurance can be given that the Tenge will not experience steady or rapid depreciation against the U.S. dollar in the future. No assurance can be given that Tenge will continue to be freely exchangeable into U.S. dollars. Although expenses incurred inside Kazakhstan and future revenues, if any, generated there are, and will be, in Tenge for domestic sales and U.S. dollars for export sales, NHE’s financial statements are reported in Canadian dollars, and Falcon in Kazakhstan keeps its accounts in Tenge, which are then translated into United States dollars, which is the functional currency of Falcon. If the exchange rate of the Tenge fluctuates substantially or the rate of inflation materially increases in Kazakhstan in the future, NHE’s financial statements may not be indicative of its future performance and may not accurately reflect the Canadian dollar value of its assets or current operations.

PROMOTER

EurAsia RH may be considered the promoter of NHE pursuant to applicable securities law. EurAsia RH beneficially owns 100,576,800NHE Common Shares, representing 81.2% of the issued and outstanding NHE Common Shares.

Other than as described in this Information Brochure, no promoter of NHE has received or will receive anything of value, including money, property, contracts, options or rights of any kind received or to be received by the promoter directly or indirectly from NHE or any of its subsidiaries in respect of acting as a promoter of NHE.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

As of the date of this Information Brochure there are no legal proceedings, current or of which NHE knows to be contemplated, to which NHE is or was a party, or of which any of NHE’s property is or was subject, since the beginning of NHE’s most recently completed financial year.

Regulatory Actions

Since the date of NHE’s incorporation, there have been no penalties or sanctions imposed against NHE by a court relating to provincial and territorial securities legislation or by a securities regulatory authority, or any other penalties or sanctions imposed by a court or regulatory body against NHE necessary for this Information Circular to contain full, true and plain disclosure of all material facts relating to the Amalgamation, and there have been no settlement agreements entered into by NHE before a court relating to provincial or territorial securities legislation or with a securities regulatory authority within the three years immediately preceding the date of this Information Brochure.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Brochure and other transactions carried out in the ordinary course of business of NHE, none of the directors, officers or executive officers of NHE, any person or company beneficially owning, directly or indirectly, voting securities or exercising control or direction over voting securities, directly or indirectly, or a combination of both, carrying more than 10% of the voting rights attached to all outstanding NHE Common Shares, nor any director, executive officer, associate or affiliate of the foregoing had since January 1, 2008 (being the commencement of NHE’s last completed fiscal year) any material interest, in any transaction or proposed transaction, which materially affected or would materially affect NHE or any of its subsidiaries.

MATERIAL CONTRACTS

The only material contracts entered into by NHE or its subsidiaries, other than in the ordinary course of business, since the date of incorporation of NHE are as follows:

(a)

the Zharkamys territory subsurface contract dated August 27, 2007 between Falcon and the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, respecting the Zharkamys territory. For more information, see “Description of the Business – History since Incorporation – (December 4, 2006) – Kazakhstan Oil and Gas Operations”;

(b)

the agreement of purchase and assignment dated May 15, 2007 between Eurasia Holding AG and New Horizon Energy Netherlands BV, respecting NHE’s acquisition of 100% of the shares of Falcon. For more information, see “Description of the Business – History since Incorporation – (October 20, 2006) – Kazakhstan Oil and Gas Operations – Zharkamys Territory” and “Interests of Management and Others in Material Territory”;

(c)

the credit and facility agreement dated February 1, 2007, as amended on January 31, 2008, June 18, 2009, August 27, 2009 and September 30, 2009 between Eurasia RH and NHE, respecting the $10,000,000 credit facility obtained by NHE from Eurasia RH. For more information, see “Interests of Management and Others in Material Transactions”; and

(d)

the pre-amalgamation agreement dated December 28, 2009 between Condor Petroleum Inc. and NHE respecting the Amalgamation. For more information, see “Particulars of Matters to be Acted Upon at the Meetings - Special Business of NHE - Amalgamation - Pre-Amalgamation Agreement” in the Information Circular.

The above material contracts may be inspected at the head office of NHE, at 500, 520 – 5th Avenue South West, Calgary, Alberta T2P 3R7, during normal business hours.

EXPERTS AND INTERESTS OF EXPERTS

Certain legal matters relating to the Amalgamation will be passed upon by Macleod Dixon LLP and Peterson Law Professional Corporation on behalf of NHE. The partners and associates of Macleod Dixon LLP as a group and Peterson Law Professional Corporation as a group, each own less than one percent of the outstanding NHE Common Shares and any other outstanding securities of any associate or affiliate of NHE.

NHE’s auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have prepared an independent auditors’ report dated September 23, 2009 (except as to note 14 which is as of January 20, 2010) in respect of NHE’s consolidated financial statements as at December 31, 2008, 2007 and 2006 and for the years ended December 31, 2008 and 2007 and the period from December 5, 2006 to December 31, 2006. PricewaterhouseCoopers has advised that they are independent with respect to NHE within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

FINANCIAL STATEMENT DISCLOSURE

AUDITORS' CONSENT

We have read the joint management proxy and information circular (the “Circular”) of New Horizon Energy Inc. (“NHE”) and Condor Petroleum Inc. (“Condor”) dated January 20, 2010 relating to the annual and special meeting of shareholders of NHE and the annual and special meeting of shareholders of Condor, each to be held on February 24, 2010. We have complied with Canadian generally accepted accounting standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned circular of our report to the directors of NHE on the consolidated balance sheets of NHE as at December 31, 2008, 2007 and 2006 and the consolidated statements of operations and deficit, comprehensive income (loss) and accumulated other comprehensive income (loss) and cash flows for the years ended December 31, 2008 and 2007 and the period from December 5, 2006 to December 31, 2006. Our report is dated September 23, 2009 (except at to note 14 which is as of January 20, 2010).

Chartered Accountants

Calgary, Alberta

January 20, 2010

September 23, 2009 (except at to note 14 which is as of January 20, 2010

To the Directors of New Horizon Energy Inc.

We have audited the consolidated balance sheets of New Horizon Energy Inc. as at December 31, 2008, 2007 and 2006 and the consolidated statements of operations and deficit, comprehensive income (loss), accumulated other comprehensive income, and cash flows for the years ended December 31, 2008 and 2007 and the period ended December 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2008, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007 and the period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Calgary

Consolidated Financial Statements

For the year ended December 31, 2008

Expressed in Canadian Dollars

New Horizon Energy Inc.
Consolidated Balance Sheet

As at December 31		2008	2007	2006
	Note
Assets
Cash		276,240	334,100	1
Accounts receivable	11	324,260	-	-
Other current assets		210,538	69,685	-
Total current assets		811,038	403,785	1

Property and equipment	5	16,666,271	9,511,255	-
Other long term assets		109,817	16,806	-
Total assets		17,587,126	9,931,846	1

Liabilities
Accounts payables and accrued liabilities		1,329,051	5,486	-
Acquisition payable		-	5,800,000	-
Corporate income taxes payable		261,282	-	-
Total current liabilities		1,590,333	5,805,486	-

Other long term liabilities	8	1,245,564	1,168,458	-
Asset retirement obligations	9	222,804	-	-
Total liabilities		3,058,701	6,973,944

Shareholder's equity
Share capital	10	18,831,001	9,310,001	1
Accumulated other comprehensive income		3,411,907	544,844	-
Deficit		(7,714,483)	(6,896,943)	-
Total equity		14,528,425	2,957,902	1

Total liabilities and equity		17,587,126	9,931,846	1

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 12) – see accompanying notes

Approved by the Board of Directors:

Signed	Signed

Sean Roosen, Director	John Burzynski, Director

New Horizon Energy Inc.
Consolidated Statement of Operations and Deficit

For the period ended December 31		Year 2008	Year 2007	December 5-31 2006
	Note
Revenues
Interest income		19,442	13,901	-
Net revenues		19,442	13,901	-

Expenses
General and administrative		455,535	653,174	-
Depreciation expense		26,812	6,763	-
Interest expense		99,880	5,171	-
Foreign exchange loss (gain)		(6,527)	641,060	-
Loss before taxes		(556,258)	(1,292,267)	-

Current income tax		261,282	-	-
Net loss		(817,540)	(1,292,267)	-

Purchase consideration in excess of carrying value	4	-	(5,604,676)	-
Deficit, beginning of the year		(6,896,943)	-	-
Deficit, end of the year		(7,714,483)	(6,896,943)	-

Loss per share
Basic and diluted	10	(0.01)	(0.09)	-

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 12) – see accompanying notes

New Horizon Energy Inc.
Consolidated Statement of Comprehensive Income (Loss) and
Consolidated Statement of Accumulated Other Comprehensive Income

For the period ended December 31	Year 2008	Year 2007	December 5-31 2006

Comprehensive income (loss)
Net loss	(817,540)	(1,292,267)	-
Cumulative translation adjustment	2,867,063	544,844	-
Comprehensive income (loss)	2,049,523	(747,423)	-

Accumulated other comprehensive income
Accumulated other comprehensive income, beginning	544,844	-	-
Cumulative translation adjustment	2,867,063	544,844	-
Accumulated other comprehensive income, ending	3,411,907	544,844	-

See accompanying notes

New Horizon Energy Inc.
Consolidated Statement of Cash Flows

For the period ended December 31		Year 2008	Year 2007	December 5-31 2006
	Note
Operating Activities
Net loss		(817,540)	(1,292,267)	-
Items not affecting cash:
Depreciation		26,812	6,763	-
Unrealized foreign exchange (gain) loss		-	614,794	-
		(790,728)	(670,710)	-
Changes in non-cash working capital		334,462	(45,620)	-
		(456,266)	(716,330)	-

Financing Activities
Common shares	10	-	-	1
Proceeds from short term loans payable	7	3,721,000	9,310,000	-
		3,721,000	9,310,000	1

Investing Activities
Capital expenditures	5	(3,859,933)	(8,481,105)	-
Loan receivable advanced		(324,259)	-	-
Cash obtained in acquisition	4	-	260,468	-
Changes in non-cash working capital		805,472	-	-
		(3,378,720)	(8,220,637)	-

Change in cash during the period		(113,986)	373,033	1
Effect of foreign exchange on cash		56,126	(38,934)	-
Cash, beginning of period		334,100	1	-
Cash, end of period		276,240	334,100	1

Supplemental information
Interest paid		-	-	-
Income tax paid		-	-	-

See accompanying notes

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations and principles of consolidation

New Horizon Energy Inc. (“New Horizon” or the “Company”) is a private oil company with operations in the Republic of Kazakhstan (“Kazakhstan”). The consolidated financial statements have been prepared in Canadian dollars following Canadian generally accepted accounting principles (“GAAP”) and include the accounts of New Horizon and its subsidiary companies, which are registered under the laws of Alberta (Canada), the Netherlands and Kazakhstan. All intercompany accounts and transactions have been eliminated.

In Kazakhstan, the Company operates the Zharkamys West 1 territory (“Zharkamys”) in western Kazakhstan in which the Company owns a 100% interest. The Zharkamys contract was signed on August 27, 2007 with the Kazakhstan Government and provides an exploration period of four years which may be extended twice for two years per extension. Upon commercial discovery, the Company has the exclusive right to enter the development stage by negotiating and signing a development contract.

Going concern

The consolidated financial statements were prepared using GAAP that are applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business as they come due. At December 31, 2008 the Company had accumulated losses of $2.1 million since inception (December 31, 2007 – $1.3 million) and a working capital deficiency of $0.8 million (December 31, 2007 – $5.4 million). The Company also has work commitments in Kazakhstan of US$ 45.9 million through August, 2011, as described in Note 12. As a result, there is significant doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. The recent credit crisis has affected the Company’s ability to raise funds but the Company plans to explore all alternatives possible for securing its financial viability including joint ventures, debt and equity financings, merger opportunities and asset dispositions. There are no assurances that the Company will be successful with these initiatives and there is uncertainty as to the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, impairment of property and equipment, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The company’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity. Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations. Transactions which are denominated in a currency other than the entity’s functional currency are translated at the rate in effect on the date of the transaction. Any resulting gains or losses resulting from foreign currency translation are included in the statement of operations.

Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized on the consolidated balance sheet at the time the Company becomes a party to the contractual provisions. Upon initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods is dependent on the classification of the financial instrument.

These instruments will be classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, or other financial liabilities.

Held-for-trading instruments are financial assets and liabilities typically acquired with the intention of generating revenues in the short-term. However, an entity is allowed to designate any financial instrument as held-for-trading on initial recognition even if it would otherwise not satisfy the definition. Financial assets and financial liabilities required to be classified or designated held-for-trading are measured at fair value, with gains and losses recorded in net earnings for the period in which the change occurs.

Held-to-maturity investments are non-derivative financial assets, with fixed or determinable payments and fixed maturity that an entity has the intention and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. As at December 31, 2008, the Company does not have any financial assets classified as held-to-maturity.

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale or that are not classified as loans and receivables, held-to-maturity investments or held-for-trading. Available-for-sale financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until such gains or losses are realized or an other than temporary impairment is determined to have occurred. Available-for-sale assets are measured at fair value, except for assets that do not have a readily determinable fair value which are recorded at cost.

Financial assets classified as loans and receivables are measured at amortized cost using the effective-interest method.

Other financial liabilities are measured at amortized cost using the effective interest method and include all liabilities other than derivatives or liabilities that have been identified as held-for-trading.

The Company will assess at each reporting period whether there is any objective evidence that a financial asset, other than those classified as held-for-trading, is impaired.

Cash

Cash includes short term, highly liquid investments that mature within three months of purchase and are recorded at fair value.

Other current assets

Other current assets include prepaid expenses and refundable goods and services tax.

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized, including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and will be depreciated and depleted using the unit of production method based upon estimated proved gross reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company annually applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales price less expected future capital, production, and royalties. The ceiling test is applied on a more frequent basis if factors change significantly. An impairment loss is recognized when the carrying value is not recoverable and exceeds its fair value. Any impairment loss would decrease the value of the asset and be recognized as an expense at that time.

Unproved properties are evaluated for impairment on at least an annual basis. If an unproved property is considered to be impaired, the amount of the impairment is added to costs subject to depletion.

Asset retirement obligation

The company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Office equipment and related amortization

Office equipment is amortized on a straight line basis over the estimated useful life of 3 to 6 years.

Other long term assets

Other long term assets are comprised of refundable Kazakhstan value added taxes (“VAT”) and are considered non-current due to the expected timing of the VAT refunds. The Company estimates that any VAT refunds will only be realized after the period in which the Company record its initial revenues from petroleum and natural gas sales in Kazakhstan, which is not expected in the following twelve months.

Revenue recognition

Interest income is recognized as the interest accrues at the effective interest rate applicable.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

3.	CHANGES IN ACCOUNTING POLICIES AND FUTURE CHANGES IN ACCOUNTING STANDARDS

Capital disclosures

Effective January 1, 2008 the Company adopted Section 1535 Capital Disclosures which establishes standards for disclosing information about the objectives, policies and processes for managing capital and compliance with any externally imposed capital requirements. The disclosures have been included in Note 13.

Financial instruments disclosure and presentation

Effective January 1, 2008 the Company adopted Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Presentation. These disclosure standards were adopted prospectively and require additional information on the risks associated with the Company’s financial instruments and how those risks are managed. The additional disclosures are presented in Note 13.

Business combinations, consolidated financial statements and non-controlling interests

Sections 1582 Business Combinations, 1601 Consolidated Financial Statements and 1602 Non-controlling Interest were issued in January 2009. Entities adopting Section 1582 are required to adopt Sections 1601 and 1602 at the same time.

Section 1582 establishes standards for the accounting of business combinations that are equivalent to IFRS 3 – “Business Combinations”. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements and is equivalent to IRFS 27 – “Consolidated and Separate Financial Statements”.

These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Early adoption of these standards is permitted and the Company is currently evaluating the requirements of these new standards.

4.	ACQUISITION

Falcon Oil and Gas Ltd.

On May 15, 2007 the Company acquired 100% of Falcon Oil and Gas Ltd., the owner of Zharkamys, from a company of which some of the Company’s shareholders at the transaction date were also shareholders. The purchase price was $5.8 million, which was settled in shares as discussed in Note 10. The acquisition is accounted for as a related party transaction whereby the carrying value of the assets and liabilities of the combined entities are maintained. Accordingly, the acquisition is recorded at book value with the difference between the carrying value of the net assets acquired and the purchase price being reflected in deficit as follows:

Cash	260,468
Current assets	67,271
Other long term assets	18,674
Property and equipment	71,814
Current liabilities	(222,903)
Deficit	5,604,676
5,800,000

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

5.	PROPERTY AND EQUIPMENT
December 31, 2008	Cost	Accumulated depreciation and depletion	Net book value
Oil and gas properties	16,521,766	-	16,521,766
Office equipment	191,194	46,689	144,505
Total property and equipment	16,712,960	46,689	16,666,271

December 31, 2007
Oil and gas properties	9,451,358	-	9,451,358
Office equipment	73,647	13,750	59,897
Total property and equipment	9,525,005	13,750	9,511,255

During the year ended December 31, 2008, the Company capitalized $0.9 million of general and administrative costs (year ended December 31, 2007 – $0.3 million). Capitalized costs of $16.5 million relating to unproved properties in Kazakhstan have been excluded from the depletion calculation (2007 – $9.5 million). As described in note 2, an impairment evaluation is performed annually on the unproved properties. No ceiling test was performed as the Company has not established proved reserves.

6.	FUTURE INCOME TAXES

Future income tax asset	2008	2007
Income tax losses	522,550	360,994
Property and equipment	316,041	190,152
Other	(32,945)	(5,042)
Future income tax asset before valuation allowance	805,646	546,104

Valuation allowance	(805,646)	(546,104)
Future income tax asset	-	-

The provision for income taxes differs from the amount computed by applying the statutory rates to earnings before taxes. The difference results from the following items:

	2008	2007
Accounting loss before taxes	(556,258)	(1,292,267)
Statutory rate	29.5%	29.5%
Tax provision at statutory rate	(164,096)	(381,219)

Effect on taxes of
Change in valuation allowance	411,400	186,343
Non-deductible expenses	-	169,916
Effect of changes in tax rates	519	2,651
Foreign tax rate differentials	13,459	22,309
Tax provision per financial statements	261,282	-

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

For income tax purposes, the company has non-capital losses carried forward which can be used to reduce future years’ taxable income expiring as follows:

Year	Canada	Kazakhstan	Netherlands	Total
2009		3,432		3,432
2010		27,018		27,018
2011		392,814		392,814
2012		346,411		346,411
2016			737,723	737,723
2017			356,116	356,116
2027	39,350			39,350
2028	11,523			11,523
Total	50,873	769,675	1,093,839	1,914,387

7.	SHORT TERM LOANS PAYABLE

The Company has a credit facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The credit limit on the facility was $4.0 million at December 31, 2008 (December 31, 2007 – $10.0 million). The credit facility was interest free until January 31, 2008 and carries interest on outstanding balances at 7.0% thereafter. At December 31, 2008 the due date for the facility was February 1, 2009. If written cancellation notice is not provided at least one month in advance, the facility is automatically renewed for another year. Subsequent to year end, the facility was renewed until February 1, 2010.

As described in Note 10, several transactions were completed in 2007 and 2008 in which the prevailing loan balances and accrued interest, if applicable, were converted into class “A” common shares of the Company. The outstanding loan balance at December 31, 2008 is nil (December 31, 2007 – nil).

Related interest expense was $40,997 in 2008 (2007 – nil). No amounts were outstanding as at December 31, 2008 and December 31, 2007.

Subsequent to year end, the credit limit was increased to $10.0 million on June 17. 2009.

8.	OTHER LONG TERM LIABILITIES

The Company is obligated to reimburse the Government of Kazakhstan for historical geological and exploration expenditures incurred in its licensed areas. The liabilities are deferred during the four year exploration period with repayment terms during the subsequent development period to be determined. The liabilities are non-interest bearing and the undiscounted amount at December 31, 2008 of $2.5 million (December 31, 2007 – $2.0 million) has been discounted to a value of $1.2 million (December 31, 2007 – $1.2 million) based on the estimated timing of future payments.

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

9.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations are estimated based on the expected costs to abandon existing wells and facilities and to restore the existing sites along with the estimated timing of future payments. At December 31, 2008, the estimated total undiscounted cash flows required to settle the future liabilities is $0.2 million (December 31, 2007 – nil) which is expected to be incurred in 2011. The Company’s credit adjusted risk free rate of 7.3% along with a Kazakhstan inflation rate of 8.7% is used to calculate the net present value of the asset retirement obligations.

Year ended December 31	2008	2007
Balance, beginning of period	-	-
Increase in liabilities	222,804	-
Accretion expense	-	-
Balance, end of period	222,804	-

10.	SHARE CAPITAL
Authorized:
Unlimited class “A”, class “B” and class “C” common shares, without par value Unlimited first and second preferred shares, without par value
Class A common shares issued and outstanding	Number	CAD
Balance at December 31, 2006	100	1
Arising from loan conversions	109,300,000	9,310,000
Balance at December 31, 2007	109,300,100	9,310,001

Arising from loan conversions	14,576,800	9,521,000
Balance at December 31, 2008	123,876,900	18,831,001

On December 5, 2006, 100 class “A” common shares were issued at $0.01 per share for cash proceeds of $1. On March 15, 2007, the outstanding balance of the short term loan payable of $180,000 was converted into 18,000,000 shares at $0.01 per share. On December 31, 2007, the outstanding balance of the short term loan payable of $9.13 million was converted into 91,300,000 shares at $0.10 per share. On January 31, 2008, $5.8 million of the acquisition payable was converted into 11,600,000 shares at $0.50 per share. On September 30, 2008, the outstanding short term loan payable balance of $3.7 million, including $40,997 of accrued interest, was converted into 2,976,800 shares at $1.25 per share.

Earnings per share

Per share amounts are calculated using the weighted average number of common shares outstanding during the year ended December 31 as follows:

Weighted average common shares	2008	2007
Basic and diluted	120,996,444	14,350,785

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

11.	RELATED PARTY BALANCES AND TRANSACTIONS

Acquisition of Falcon Oil and Gas Ltd.

As discussed in Note 4, on May 15, 2007 the Company acquired 100% of Falcon Oil and Gas Ltd., the owner of Zharkamys, from a company of which some of the Company’s shareholders at the transaction date were also shareholders. The purchase price of $5.8 million was settled by issuing common shares, as disclosed in Note 10.

Credit facility from EurAsia Resource Holdings AG

As discussed in Note 7, the Company had a $10.0 million credit facility at December 31, 2007, provided by the Company’s largest shareholder, EurAsia Resource Holdings AG and was interest free until January 31, 2008. The facility was reduced to $4.0 million and interest increased to 7.0% effective January 31, 2008. Related interest expense was $40,997 in 2008 (2007 – nil). The loan balance had been fully repaid at December 31, 2008 and December 31, 2007.

Conversion of loans from EurAsia Resource Holdings AG

As discussed in Note 10, on March 15, 2007, $180,000 of the short term loan payable to EurAsia Resource Holdings AG was converted into 18,000,000 class “A” common shares at $0.01 per share, on December 31, 2007, $8.6 million was converted into 86,000,000 shares at $0.10 per share and on September 30, 2008, $3.7 million, including $40,997 of accrued interest, was converted into 2,976,800 shares at $1.25 per share

Short term loan

During 2008 the Company provided a short term loan to a company of which a director of a Company subsidiary is a director. The total loan and accrued interest of $324,260 is included in accounts receivable at December 31, 2008. Related interest income is $15,764.

Management services received

General and administration costs include $0.3 million of management services provided by Condor Petroleum Inc., an affiliate of the company’s largest shareholder, related to the management of the New Horizon group of companies. The full amount is outstanding at December 31, 2008. There were no charges in 2007.

The Falcon acquisition was recorded at the carry amount and the remaining transactions were recorded at the exchange amount.

12.	COMMITMENTS AND CONTINGENT LIABILITIES

Work commitments

The Company has contractual work commitments pursuant to the Zharkamys exploration contract in Kazakhstan. The cumulative commitments to December 31, 2008 were approximately US$12.1 million, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract. The remaining work commitments for each of the next three years and in total are as follows (in millions of US$):

2009		2010	2011	Total
Zharkamys work commitments – in millions of US$	11.9	15.9	18.1	45.9

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Excess profit tax

New Horizon is subject to excess profit tax on the Zharkamys territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax in 2008 or 2007 and accordingly has not accrued any related costs but may be subject to excess profit tax in future years.

Political and economic conditions in Kazakhstan

While there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial, and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Government, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment in Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on these financial statements.

Taxation

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at December 31, 2008 no provision for potential tax liabilities has been recorded.

13.	RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Credit risk

On April 22, 2008, the Company made a loan to an affiliate of the Company’s largest shareholder. This loan is due June 30, 2009 and carries an interest rate of 8.5%. The Company considers the amount fully collectible and no provision has been recorded.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. The company requires liquidity mainly to satisfy financial obligations to fund capital requirements related to exploration activities and properties in Kazakhstan. To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. The Company also utilizes authorizations for expenditures to manage capital spending. As described in Note 1, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives.

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of the Company’s financial instruments or future cash flows.

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. The Company is exposed to significant foreign currency risk as a substantial portion of the Company’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. The Company also has a minimal exposure to transactions denominated in Euros. The Company had no forward exchange rate contracts in place at or during the year ended December 31, 2008. The majority of costs incurred to date in Kazakhstan have been capitalized to oil and gas properties and the exposure of earnings to exchange rate fluctuations is not significant.

Commodity price risk

The Company is not currently exposed to changes in commodity prices.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates.

Capital management

Due to the contractual commitments related to the Company’s territory in Kazakhstan which, on a total and cumulative basis, are non-discretionary and time sensitive, the Company is dependent on timely debt and equity financing. The Company’s objective is to establish a capital structure through private placements to provide funds to finance operational and exploration activities and contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases.

The Company also relies on the credit facility provided by the Company’s largest shareholder which, as described in Note 7, is subject to a maximum of $4.0 million. The key measures of the Company’s capital structure are cash, excess credit facility capacity and net current assets, which are total current assets less total current liabilities, and share capital. There are no external restrictions on share capital.

As at December 31	2008	2007

Cash	276,240	334,100

Excess credit facility capacity	4,000,000	10,000,000

Total current assets	811,038	403,785
Accounts payables and accrued liabilities	(1,329,051)	(5,805,486)
Corporate income taxes payable	(261,282)	-
Working capital deficiency	(779,295)	(5,401,701)

Share capital	18,831,001	9,310,001

New Horizon Energy Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Fair value of financial instruments

Financial instruments held for trading include cash; loans and receivables include accounts receivable; other financial liabilities include accounts payable and accrued liabilities, acquisition payable and other long term liabilities. The fair value of cash and accounts receivable approximate their carrying values due to the short term nature of these instruments. The fair value of accounts payable, accrued liabilities, acquisition payable, and other long term liabilities is significantly less that the carrying value due to the credit risk of the company.

14.	SUBSEQUENT EVENTS

Short term loans payable

Subsequent to year end, the credit facility, as described in Note 7, was extended until December 31, 2011 and the limit was raised to $10.0 million.

Condor Petroleum Inc. pre-amalgamation agreement signed

On December 28, 2009, the Company entered into a pre-amalgamation agreement with Condor Petroleum Inc. (“Condor”) pursuant to which the Company and Condor have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the agreement, all the outstanding common shares of the Company would be exchanged on a 1 for 1 basis for common shares of the amalgamated company (“Amalco”) and all the outstanding common shares of Condor would be exchanged on a 3.4 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would be exchanged for equivalent options of Amalco on a 3.4 for 1 basis.

Unaudited Consolidated Financial Statements

For the three and nine months ended September 30, 2009

(Expressed in Canadian Dollars)

New Horizon Energy Inc.

Consolidated Balance Sheet - unaudited

As at		September 30, 2009	December 31, 2008
	Note
Assets
Cash		92,401	276,240
Accounts receivable	8	301,308	324,260
Prepaid income tax		126,343	-
Other current assets		57,021	210,538
Total current assets		577,073	811,038

Property and equipment	3	18,820,327	16,666,271
Other long term assets		457,510	109,817
Total assets		19,854,910	17,587,126

Liabilities
Accounts payables and accrued liabilities		2,796,618	1,329,051
Corporate income taxes payable		-	261,282
Total current liabilities		2,796,618	1,590,333

Long term debt	4	5,018,861	-
Other long term liabilities	5	1,172,961	1,245,564
Asset retirement obligations	6	205,757	222,804

Shareholder's equity
Share capital	7	18,831,001	18,831,001
Accumulated other comprehensive income (loss)		1,032,567	3,411,907
Deficit		(9,202,855)	(7,714,483)
Total equity		10,660,713	14,528,425

Total liabilities and equity		19,854,910	17,587,126

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 9) – see accompanying notes

New Horizon Energy Inc.
Consolidated Statement of Operations and Deficit - unaudited

For the period ended September 30		Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008
	Note
Revenues
Interest and other income		8,484	5,562	25,600	13,119
Net revenues		8,484	5,562	25,600	13,119

Expenses
General and administrative	8	496,950	70,434	1,258,543	232,944
Depletion and depreciation	3	20,522	9,622	46,854	19,030
Accretion expense		3,647	-	11,657	-
Interest expense	4	92,449	32,465	218,772	45,193
Foreign exchange (gain) loss		88,240	90,341	(116,326)	42,825
Income (loss) before taxes		(693,324)	(197,300)	(1,393,900)	(326,873)

Current income tax		(397)	67,662	94,472	172,275
Net loss		(692,927)	(264,962)	(1,488,372)	(499,148)

Deficit, beginning of the period		(8,509,928)	(7,131,129)	(7,714,483)	(6,896,943)
Deficit, end of the period		(9,202,855)	(7,396,091)	(9,202,855)	(7,396,091)

Loss per share
Basic and diluted		(0.01)	0.00	(0.01)	0.00

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 9) – see accompanying notes

New Horizon Energy Inc.

Consolidated Statement of Comprehensive Income (Loss) and
Consolidated Statement of Accumulated Other Comprehensive Income - unaudited

For the period ended September 30	Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008

Comprehensive income (loss)
Net loss	(692,927)	(264,962)	(1,488,372)	(499,148)
Cumulative translation adjustment	(1,565,381)	469,355	(2,379,340)	768,345
Comprehensive income (loss)	(2,258,308)	204,393	(3,867,712)	269,197

Accumulated other comprehensive income
Accumulated other comprehensive income (loss), beginning of period	2,597,948	843,834	3,411,907	544,844
Cumulative translation adjustment	(1,565,381)	469,355	(2,379,340)	768,345
Accumulated other comprehensive income (loss), end of period	1,032,567	1,313,189	1,032,567	1,313,189

See accompanying notes

New Horizon Energy Inc.

Consolidated Statement of Cash Flows - unaudited

For the period ended September 30	Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008

Operating Activities
Net loss	(692,927)	(264,962)	(1,488,372)	(499,148)
Items not affecting cash:
Depletion and depreciation	20,522	9,622	46,854	19,030
Accretion expense	3,647	-	11,657	-
Unrealized foreign exchange loss (gain)	(189,086)	-	(189,086)	-
Funds from (used in) operations	(857,844)	(255,340)	(1,618,947)	(480,118)
Changes in non-cash working capital	433,236	(15,185)	981,312	(684,671)
	(424,608)	(270,525)	(637,635)	(1,164,789)

Financing Activities
Proceeds from long term debt	1,968,946	3,169,754	5,018,861	3,756,128
	1,968,946	3,169,754	5,018,861	3,756,128

Investing Activities
Capital expenditures	(2,921,261)	(1,019,134)	(5,051,563)	(1,557,364)
Changes in non-cash working capital	1,305,248	27,165	499,776	697,142
	(1,616,013)	(991,969)	(4,551,787)	(860,222)

Change in cash during the period	(71,675)	1,907,260	(170,561)	1,731,117
Effect of foreign exchange on cash	(26,818)	85,048	(13,278)	91,639
Cash, beginning of period	190,894	164,548	276,240	334,100
Cash, end of period	92,401	2,156,856	92,401	2,156,856

Supplemental information
Interest paid	-	-	-	-
Income tax paid	482,097	-	482,097	-

See accompanying notes

New Horizon Energy Inc.

Notes to the unaudited consolidated financial statements

For the three and nine months ended September 30, 2009

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations and principles of consolidation

New Horizon Energy Inc. (“New Horizon” or the “Company”) was incorporated on December 4, 2006 and is a private oil company with operations in the Republic of Kazakhstan (“Kazakhstan”). The consolidated financial statements have been prepared in Canadian dollars following Canadian generally accepted accounting principles (“GAAP”) and include the accounts of New Horizon and its subsidiary companies, which are registered under the laws of Alberta (Canada), the Netherlands and Kazakhstan. All intercompany accounts and transactions have been eliminated.

These unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and follow the same accounting policies and methods of computation as the audited consolidated financial statements for the year ended December 31, 2008. Certain disclosures, which are normally required to be included in the notes to the annual consolidated financial statements have been condensed or omitted. These interim consolidated financial statements should be read in conjunction with the audited annual financial statements for the year ended December 31, 2008.

In Kazakhstan, the Company operates the Zharkamys West 1 territory (“Zharkamys”) in western Kazakhstan in which the Company owns a 100% interest. The Zharkamys contract was signed on August 27, 2007 with the Kazakhstan Government and provides an exploration period of four years which may be extended twice for two years per extension. Upon commercial discovery, the Company has the exclusive right to enter the development stage by negotiating and signing a development contract.

Going concern

The consolidated financial statements were prepared using GAAP that are applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business as they come due. At September 30, 2009 the Company had accumulated losses of $3.6 million since inception (December 31, 2008 – $2.1 million) and a working capital deficiency of $2.2 million (December 31, 2008 – $0.8 million). The Company has work commitments in Kazakhstan of US$ 42.3 million through August, 2011 which includes US$2.2 million for the fourth quarter of 2009. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract, as described in Note 8. As a result, there is significant doubt as to the ability of the Company to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. The recent credit crisis has affected the Company’s ability to raise funds but the Company plans to explore all alternatives possible for securing its financial viability including joint ventures, debt and equity financings, merger opportunities and asset dispositions. There are no assurances that the Company will be successful with these initiatives and there is uncertainty as to the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES AND FUTURE STANDARDS

The Company’s accounting policies are consistent with those in effect on December 31, 2008.

In January 2006 the CICA adopted a strategic plan for accounting standards in Canada and under the current plan, accounting standards for public companies in Canada are expected to converge with International Financial Reporting Standards by the end of 2011. The Company continues to monitor the developments and has not yet assessed the impact of these prospective changes on the Company’s financial statements.

New Horizon Energy Inc.

Notes to the unaudited consolidated financial statements

For the three and nine months ended September 30, 2009

As of January 1, 2011, the Company will be required to adopt the following CICA Handbook sections:

“Business Combinations", Section 1582, which replaces the previous business combinations standard. The standard requires assets and liabilities acquired in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair values as of the date of acquisition. In addition, acquisition-related and restructuring costs are to be recognized separately from the business combination and included in the statement of earnings. The adoption of this standard will impact the accounting treatment of future business combinations.

"Consolidated Financial Statements", Section 1601, which together with Section 1602 below, replace the former consolidated financial statements standard. Section 1601 establishes the requirements for the preparation of consolidated financial statements. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

"Non-controlling Interests", Section 1602. The standard establishes the accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. This standard requires a non-controlling interest in a subsidiary to be classified as a separate component of equity. In addition, net earnings and components of other comprehensive income are attributed to both the parent and non-controlling interest. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

3.	PROPERTY AND EQUIPMENT
September 30, 2009	Cost	Accumulated depreciation and depletion	Net book value
Oil and gas properties	18,569,927	-	18,569,927
Office building and equipment	332,063	81,663	250,400
Total property and equipment	18,901,990	81,663	18,820,327

December 31, 2008
Oil and gas properties	16,521,766	-	16,521,766
Office equipment	191,194	46,689	144,505
Total property and equipment	16,712,960	46,689	16,666,271

During the three months ended September 30, 2009, the Company capitalized $0.4 million of general and administrative costs (three months ended September 30, 2008 – $0.4 million). During the nine months ended September 30, 2009, the Company capitalized $1.1 million of general and administrative costs (nine months ended September 30, 2008 – $0.7 million). Capitalized costs of $18.6 million relating to unproved properties in Kazakhstan have been excluded from the depletion calculation (2008 – $16.5 million). An impairment evaluation is performed annually on the unproved properties or when impairment indicators exist.

4.	LONG TERM DEBT

The Company has a credit facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The credit limit on the facility is $10.0 million at September 30, 2009 (December 31, 2008 – $4.0 million), and carries interest on outstanding balances at 7.0%. The loan is due December 31, 2011. If written cancellation notice is not provided at least one month in advance, the facility is automatically renewed for another year. Related interest expense for the three months ended September 30, 2009 is $79,215 (three months ended September 30, 2008 – $32,465). Related interest expense for the nine

New Horizon Energy Inc.

Notes to the unaudited consolidated financial statements

For the three and nine months ended September 30, 2009

months ended September 30, 2009 is $133,264 (nine months ended September 30, 2008 – $40,997). The balance outstanding at September 30, 2009 is $5.0 million (December 31, 2008 – nil). As described in Note 7, on September 30, 2008, the outstanding balance of $3.7 million was converted into 2,976,800 class “A” common shares at $1.25 per share.

5.	OTHER LONG TERM LIABILITIES

The Company is obligated to reimburse the Government of Kazakhstan for historical geological and exploration expenditures incurred in its licensed areas. The liabilities are deferred during the exploration period with repayment terms during the subsequent development period to be determined. The liabilities are non-interest bearing and the undiscounted amount at September 30, 2009 of $2.2 million (December 31, 2008 – $2.5 million) has been discounted to a value of $1.2 million (December 31, 2008 – $1.2 million) based on the estimated timing of future payments.

6.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations are estimated based on the expected costs to abandon existing wells and facilities and to restore the existing sites along with the estimated timing of future payments. At September 31, 2009, the estimated total undiscounted cash flows required to settle the future liabilities is $0.2 million (December 31, 2008 – $0.2 million) which is expected to be incurred in 2011. The Company’s credit adjusted risk free rate of 7.3% along with a Kazakhstan inflation rate of 8.7% is used to calculate the net present value of the asset retirement obligations.

As at	September 30, 2009	December 31, 2008
Balance, beginning of period	222,804	-
Increase in liabilities	-	222,804
Effect of foreign exchange on ARO liability	(28,704)	-
Accretion expense	11,657	-
Balance, end of period	205,757	222,804

7.	SHARE CAPITAL
Authorized:
Unlimited class “A”, class “B” and class “C” common shares, without par value Unlimited first and second preferred shares, without par value
Class A common shares issued and outstanding	Number of shares	Amount
Balance at December 31, 2007	109,300,100	9,310,001
Arising from loan conversions during 2008	14,576,800	9,521,000
Balance at December 31, 2008 and September 30, 2009	123,876,900	18,831,001

On January 31, 2008, $5.8 million of the acquisition payable which arose from the 2007 acquisition of Falcon Oil & Gas was converted into 11,600,000 shares at $0.50 per share. On September 30, 2008, the outstanding short term loan payable balance of $3.7 million, including $40,997 of accrued interest, was converted into 2,976,800 shares at $1.25 per share.

New Horizon Energy Inc.

Notes to the unaudited consolidated financial statements

For the three and nine months ended September 30, 2009

Earnings per share

Per share amounts are calculated using the weighted average number of common shares outstanding during the period ending September 30, 2009 as follows:

Weighted average common shares	Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008
Basic and diluted	123,876,900	120,932,457	123,876,900	119,598,555

8.	RELATED PARTY BALANCES AND TRANSACTIONS

Acquisition of Falcon Oil and Gas Ltd.

On May 15, 2007 the Company acquired 100% of Falcon Oil and Gas Ltd., the owner of Zharkamys, from a company of which some of the Company’s shareholders at the transaction date were also shareholders. The purchase price of $5.8 million was settled on January 31, 2008 by issuing common shares, as disclosed in Note 7.

Loan from EurAsia Resource Holdings AG

As discussed in Note 4, the Company has a credit facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The credit limit on the facility was increased during the year to $10.0 million (December 31, 2008 – $4.0 million). The credit facility carries interest on outstanding balances at 7.0% and is due December 31, 2011. If written cancellation notice is not provided at least one month in advance, the facility is automatically renewed for another year. Related interest expense for the three months ended September 30, 2009 is $79,215 (three months ended September 30, 2008 – $40,997). Related interest expense for the nine months ended September 30, 2009 is $133,264 (nine months ended September 30, 2008 – $40,997). The balance outstanding at September 30, 2009 is $5.0 million (December 31, 2008 – nil). As described in Note 7, on September 30, 2008, the outstanding balance of $3.7 million was converted into 2,976,800 class “A” common shares at $1.25 per share.

Short term loan receivable

During 2008 the Company provided a short term loan of US$250,000 to a company of which a director of a Company subsidiary is a director. Total loan and accrued interest at September 30, 2009 of $300,946 (December 31, 2008 – $324,260) is included in accounts receivable. Interest income for the three months ended September 30, 2009 is $6,267 (three months ended September 30, 2008 – $5,500). Interest income for the nine months ended September 30, 2009 is $18,597 (nine months ended September 30, 2008 – $9,605).

Management services received

General and administration costs for the three and nine months ended September 30, 2009 include management services provided by affiliates of the company’s largest shareholder related to the management of the New Horizon group of companies. The expense for the three and nine months ended September 30, 2009 is $0.2 million and $0.6 million respectively (three and nine months ended September 30, 2008 is $0.05 million and $0.2 million) and the full amount for 2009 is outstanding at September 30, 2009 and recorded as accounts payable and accrued liabilities.

These transactions were recorded at the exchange amount.

9.	COMMITMENTS AND CONTINGENT LIABILITIES

Work commitments

The Company has contractual work commitments pursuant to the Zharkamys exploration contract in Kazakhstan. The cumulative commitments to September 30, 2009 were approximately US$15.7 million,

New Horizon Energy Inc.

Notes to the unaudited consolidated financial statements

For the three and nine months ended September 30, 2009

which the Company believes have been satisfied. The Company’s request to reduce the 2009 work program to US$5.9 million has been approved by the Ministry of Energy and Mineral Resources and the Zharkamys contract and work program have been amended accordingly. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract. The remaining work commitments for each of the next three years and in total are as follows (in millions of US$):

	2009	2010	2011	Total
Zharkamys work commitments – in million of US$	2.2	15.9	24.2	42.3

Excess profit tax

New Horizon is subject to excess profit tax on the Zharkamys territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax to September 30, 2009 and accordingly has not accrued any related costs but may be subject to excess profit tax in future years.

10.	SUBSEQUENT EVENTS

Condor Petroleum Inc. pre-amalgamation agreement signed

On December 28, 2009, the Company entered into a pre-amalgamation agreement with Condor Petroleum Inc. (“Condor”) pursuant to which the Company and Condor have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the agreement, all the outstanding common shares of the Company would be exchanged on a 1 for 1 basis for common shares of the amalgamated company (“Amalco”) and all the outstanding common shares of Condor would be exchanged on a 3.4 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would be exchanged for equivalent options of Amalco on a 3.4 for 1 basis.

APPENDIX G

CONDOR PETROLEUM INC.

INFORMATION BROCHURE

The information contained in this brochure is supplemental to and forms part of the information provided in the Information Circular of New Horizon Energy Inc. and Condor Petroleum Inc., which this Information Brochure accompanies. Unless otherwise noted, the information contained herein is given as of January 20, 2010.

All information contained herein relating to Condor Petroleum Inc. was supplied by such company.

TABLE OF CONTENTS

	Page
ABBREVIATIONS	**4**
CURRENCY	**4**
CORPORATE STRUCTURE	**5**
Name, Address and Incorporation	5
Inter-corporate Relationships	5
DESCRIPTION OF THE BUSINESS	**5**
Description of the Business	5
Competitive Conditions	7
Environmental and Worker Protection	7
Employees	7
Specialized Skill and Knowledge	7
Foreign Operations	7
History since Incorporation on October 20, 2006	8
Oil and Natural Gas Reserves, Properties and Prospects	8
DIVIDENDS	**28**
MANAGEMENT'S DISCUSSION AND ANALYSIS	**29**
Annual MD&A for the year ended December 31, 2007	29
Annual MD&A for the year ended December 31, 2008	45
Interim MD&A for the nine-month period ended September 30, 2009	61
CONSOLIDATED CAPITALIZATION	**79**
OPTIONS TO PURCHASE SECURITIES	**79**
PRIOR SALES	**80**
PRINCIPAL SECURITYHOLDERS	**80**
DIRECTORS AND EXECUTIVE OFFICERS	**80**
Name and Occupation	81
Ownership of Condor Common Shares by Directors and Executive Officers	82
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	82
Conflicts of Interest	82
EXECUTIVE COMPENSATION	**83**
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	**83**
Aggregate Indebtedness	83

ABBREVIATIONS

Capitalized terms not otherwise defined in this Information Brochure have the meanings ascribed to such terms in the Information Circular. Unless the context otherwise requires, the following terms have the following meanings when used in this Information Brochure:

“bbl” means barrel;

“boe” means barrels of oil equivalent;

“GJ” means Gigajoule;

“mbbls” means thousand barrels;

“mboe” means thousands of barrels of oil equivalent;

“mcf” means thousand cubic feet;

“mmcf” means million cubic feet; and

“NGL” means natural gas liquids.

CURRENCY

All dollar amounts in this Information Brochure are expressed in Canadian dollars unless otherwise specifically indicated.

CORPORATE STRUCTURE

Name, Address and Incorporation

Condor Petroleum Inc. (“Condor”) was incorporated on October 20, 2006, pursuant to the ABCA. By Articles of Amendment dated September 26, 2007 the share structure of Condor was reorganized by changing the issued and outstanding Class “A” common shares into common shares (each, a “Condor Common Share”) on a 1:1 basis and removing the authorized Class “B” common shares and Class “C” common shares. The registered office of Condor is located at 800, 640 – 8th Avenue South West, Calgary, Alberta T2P 1G7. The head office of Condor is located at 500, 520 5th Avenue SW, Calgary, Alberta, T2P 3R7.

Inter-corporate Relationships

The following diagram illustrates Condor’s subsidiaries, together with the jurisdiction of incorporation of each company and the percentage of voting securities beneficially owned or over which control or direction is exercised by Condor:

DESCRIPTION OF THE BUSINESS

Description of the Business

Summary

Condor is an international oil and gas company engaged, through its subsidiaries, in the exploration for, and the acquisition, development and production of, oil natural gas and NGL resources in Canada and Kazakhstan.

Canada

On January 2, 2007 Condor acquired a package of producing oil and gas properties in Alberta and Saskatchewan which provided Condor with an asset base upon which to establish operating activities in Canada. Condor is the operator of certain of the properties in Alberta and Saskatchewan and holds a non-

operating working interest and royalty interest in a number of other properties in Alberta. According to the independent reserve report (the “Sproule Report”) as at December 31, 2008 and dated February 27, 2009 prepared by Sproule Associates Limited (“Sproule”), the properties had proved and probable reserves of 619,800 boe. A capital program of approximately $2.8MM to the end of 2010 is required to increase developed producing reserves. The program would include the drilling of 2 development wells and the implementation of a waterflood program. Production from the Canadian properties averaged 157 boe/d during 2008 which generated sales revenue of $4.7 million and a loss of $1.7 million.

Kazakhstan

On May 18, 2007, Condor acquired a 66% participation interest in Marsel Petroleum LLP (“Marsel”) which subsequently acquired oil and gas exploration rights covering an 18,500 square kilometer region (12,210 square kilometers net) in the Chu-Sarysu Basin in Southern Kazakhstan (the “Marsel Contract Territory”), providing Condor a large exploration play and potential world class gas property in a prolific and fast growing international market. See “Description of the Business - Kazakhstan Oil and Gas Operations” for details. The property has a contractual minimum work program of US$78.1 million over the five year exploration period, of which approximately US$61.3 million remains to be spent as at September 30, 2009. The estimated remaining minimum work program for 2009 as at September 30, 2009 is US$3.3 million.

The Marsel territory is in a previously explored structural basin and extends over 18,500 square kilometers in the Chu-Sarysu Basin. The territory offers drilling opportunities on several structures that are indicative of being gas-bearing and on a number of previously un-drilled but either seismically defined or subsurface mapped structures in known hydrocarbon-producing areas. The Marsel territory currently has no Company assigned reserves. The Company continues to acquire and process the historical exploration well data, exploration 2D seismic data for reprocessing and reinterpretation, and new 2D seismic data over selective structures to better define the subsurface features. To date, 34 large structures have been identified, of which sixteen have been drilled and seven have tested natural gas.

Efforts continue to build a prospect inventory that supports a planned 2010 drilling campaign. Ongoing work includes designing and acquiring modern 2D seismic data over 11 prospective structures, including two important regional and semi-regional lines. A project to refine the regional stratigraphic framework is also underway, as well as continued integration of historical documents into geologic models.

One of the more promising structures being characterized in detail is Tamgalytar. Historical seismic data from 1975-1977 was sufficient to define the general extent of this large 64 km2 structure; however seismic resolution at the time was inadequate to resolve reservoir details. Five wells drilled in the mid 1970’s with one testing approximately 3 MMCFD, suggesting that this well had penetrated a gas charged reservoir. As the geology is complex, modern high resolution seismic data was acquired in 2008 to help define the extent of the productive reservoir. This 2D seismic data has been processed and interpretation of the new lines has commenced. Depending on results, the company intends to firm a possible well location by early 2010. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Condor’s first Marsel exploration well, Kendyrlik 5RD, was completed in the fourth quarter of 2008. The well reached its target depth of 2320 meters with zero safety incidents. Well 5RD was drilled as a 300 meter offset to the Kendyrlik 2 well which had been drilled in 1983. Although historic records indicated Kendyrlik 2 flowed up to 4,150 boe/d of gas, the lack of reservoir quality and areal extent towards the 5RD location made these limestone reservoirs non-commercial at the 5RD well. Kendyrlik 5RD did however encounter a massive sand package (126 meters with 39 meters of very good reservoir quality)

not previously penetrated by the Kendyrlik 2 well. Unfortunately this sand contained only water. Hence after a thorough logging program, 5RD was abandoned.

Despite the lack of commercial hydrocarbons in 5RD, this well provided critical data for ongoing exploration efforts, including 26 meters of core, drilling cuttings and modern mud logs to substantially increase our knowledge of the Marsel depositional environment, modern electric logs to enhance our ability to interpret the historical log data and the first modern velocity seismic profile to allow correlation of seismic data with historic well logs. The information will be extremely useful in the current geologic characterization and modeling activities, identification of upcoming exploration targets and outlining development scenarios for this extensive asset.

Competitive Conditions

The oil and gas industry is highly competitive. Condor competes for acquisitions and in the exploration, development, production and marketing of oil and gas with numerous other participants, some of whom may have greater financial resources, staff and facilities than Condor.

Condor’s ability to increase reserves in the future will depend not only on its ability to develop or continue to develop existing properties, but also on its ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and gas include price, methods and reliability of delivery and availability of imported products.

Environmental and Worker Protection

Condor’s operations are subject to environmental regulations which require environmental impact assessments and permitting in the jurisdictions in which it operates. Such regulations cover a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labour regulations and worker safety. Under such regulations there are clean-up costs and liabilities for toxic or hazardous substances which may exist on or under any of its properties or which may be produced as a result of its operations. Environmental legislation and legislation relating to exploration and production of natural resources are likely to evolve in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their directors and employees. Such stricter standards could impact Condor’s costs and have an adverse effect on results of operations.

Employees

As at September 30, 2009, Condor and its subsidiaries had a total of 65 employees.

Specialized Skill and Knowledge

Condor believes its success is largely dependent on the performance of its management and key employees, many of whom have specialized skills and knowledge relating to oil and gas operations. Condor believes that it has adequate personnel with the specialized skills and knowledge to successfully carry out Condor’s business and operations.

Foreign Operations

Condor’s assets are currently located in Canada and Kazakhstan. Consequently, Condor is subject to certain risks, including currency fluctuations and possible political or economic instability. See “Risk

Factors” in this Information Brochure for a further description of the risk factors affecting Condor’s foreign operations.

History since Incorporation on October 20, 2006

Condor is engaged in the exploration, development and production of crude oil, natural gas and NGL resources in Alberta, Saskatchewan and Kazakhstan.

On January 2, 2007 Condor completed the acquisition of certain oil and gas properties located in Alberta and Saskatchewan for a purchase price of $10,000,000 on an “as is, where is” basis, pursuant to a purchase and sale agreement dated November 22, 2006 among Connacher Oil and Gas Limited, Luke Energy Ltd., Luke Energy Partnership, 641910 Canada Inc. and Condor Canada Petroleum Inc. Pursuant to such agreement, Condor assumed all ongoing obligations relating to the abandonment and reclamation of the properties as well as all past, present and future environmental liabilities. For more information on such properties see “Canadian Oil and Gas Operations - Principle Properties” in this Information Brochure. According to the Sproule Report, the properties contain proved plus probable reserves of 619,800 boe as at December 31, 2008 using forecast prices. The average daily production during the first nine months of 2009 was 163 boe from these properties.

On May 18, 2007, Condor completed the acquisition of a 66% participation interest in Marsel which subsequently acquired oil and gas exploration rights covering the Marsel Contract Territory in Kazakhstan, where exploration work including initial drilling and seismic evaluation is currently underway. Condor holds this interest through a wholly owned Netherlands subsidiary. There are no current reserves assigned to Condor’s net acreage and no current production.

Oil and Natural Gas Reserves, Properties and Prospects

Condor has producing oil and natural gas properties in Alberta and Saskatchewan in Canada. Condor also has a 66% interest in an unproved property (the “Marsel Contract Territory”) in the Chu-Sarysu Basin region of south Kazakhstan.

The following paragraphs describe Condor's principal properties. Readers are cautioned that the estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation. References to reserves in the following property descriptions are to Condor’s share of reserves (comprised of working interest plus royalty interest).

Canadian Oil and Gas Operations

Principal Properties

Condor’s principal properties in Alberta and Saskatchewan are summarized below. Unless otherwise stated, operational information provided below for Condor's Canadian principal properties with respect to 2009 is provided for the period beginning January 1, 2009 to the date of this Information Brochure.

Bashaw, Alberta

In this region of central Alberta, Condor holds various working interests in 320 gross acres of petroleum and natural gas leases (316 net acres). Condor's properties in this area produce lightgravity crude oil and natural gas.

Since acquiring this property, Condor has not drilled any wells here. Bashaw accounted for 19.2%, 27.1% and 29.3% of Condor’s production for the years ended December 31, 2007 and 2008 and for 2009 thru September 30, respectively. Production at Bashaw averaged 34.8 boe/d in 2007, 42.5 boe/d in 2008 and 47.8 boe/d for 2009 thru September 30, with 80.3% of the 2007 production, 83.9% of the 2008 production and 83.3% of the 2009 thru September 30 production being lightgravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable crude oil and natural gas reserves at Bashaw to be 96.6 mboe and 75.4 mboe, respectively. Condor operates 100% of its production at Bashaw.

The crude oil and natural gas produced at Bashaw is initially sent to a battery operated by Harvest Energy Inc. (“Harvest”), and then travels via pipeline to a battery operated by Fairborne Energy Ltd. (“Fairborne”) where the crude oil is separated and sent out on the Interprovincial Pipeline where it is marketed by Nexen Inc. (“Nexen”).

The natural gas travels via another pipeline to the natural gas processing plant operated by Spectra Energy Corp. (“Spectra Energy”) and is processed with the natural gas being marketed by Nexen and gas by-products being purchased by Spectra Energy.

Nexen pays Condor directly for the crude oil and natural gas marketed.

Bassano, Alberta

In this region of southern Alberta, Condor holds various working interests in 3,530 gross acres of petroleum and natural gas leases (1,588 net acres). This area is rich in both crude oil and natural gas and has been relatively densely drilled. Condor's properties in this area produce lightgravity crude oil and natural gas.

In 2007 and 2008, Condor drilled two gross (0.5 net) wells at Bassano. In 2009 to date Condor did not drill any wells at Bassano. Bassano accounted for 24.7%, 22.8% and 16.8% of Condor’s production for the years ended December 31, 2007 and 2008 and for 2009 thru September 30, respectively. Production at Bassano averaged 44.9 boe/d in 2007, 35.7 boe/d in 2008 and 27.4 boe/d for 2009 thru September 30, with 64.3% of the 2007 production, 63.8% of the 2008 production and 73.2% of the 2009 thru September 30 production being light gravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable reserves at Bassano to be 83.7 mboe and 45.1 mboe, respectively. Condor does not operate any of its production at Bassano.

The majority of the crude oil and natural gas produced at Bassano is sent either to batteries operated by Conoco Phillips Company or Harvest. The crude oil is separated and sent out for marketing by Nexen. The natural gas is processed with the natural gas being marketed by Nexen and the natural gas by-products being marketed by Harvest which pays Condor for its share.

Nexen pays Condor directly for the crude oil and natural gas marketed.

There are 2 small wells operated by Endev Energy Inc. (“Endev”) in which Condor has a 25% interest. The natural gas and by-products are marketed by Endev and it pays Condor for its share.

Ferrybank, Alberta

In this region of south-central Alberta, Condor holds various working interests in 10,133 gross acres of petroleum and natural gas leases (837 net acres). The properties are developed with at least one gas well per section.

The lands lie to the east of the Ferrybank field, which produces oil from various reservoirs within the Cretaceous Belly River Group, natural gas from the overlying Edmonton and the Belly River, gas and oil from various Lower Cretaceous reservoirs, and natural gas from the Mississippian Banff Formation. Further west lies the prolific Westerose South field, which produces natural gas. To the east lies the Chigwell field, producing oil from the Viking Formation. The area is also undergoing drilling for coalbed methane.

A number of wells on Condor's lands have been completed only in one zone, leaving potential for further development. Condor's properties in this area produce light gravity crude oil and natural gas.

Since acquiring this property, Condor has not drilled any wells here. Ferrybank accounted for 4.9%, 5.6% and 6.0% of Condor’s production for the years ended December 31, 2007 and 2008 and for 2009 thru September 30, respectively. Production at Ferrybank averaged 8.8 boe/d in 2007, 8.8 boe/d in 2008 and 9.7 boe/d for 2009 thru September 30, with 20.3% of the 2007 production, 25.0% of the 2008 production and 21.8% of the 2009 thru September 30 production being light gravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable reserves at Ferrybank to be 11.4 mboe and 5.0 mboe, respectively. Condor does not operate any of its production at Ferrybank.

The crude oil and natural gas wells located at Ferrybank are operated by Land Petroleum International Inc. (“Land Petroleum”) and Signalta Resources Limited (“Signalta”). The production is transported via pipeline to various batteries where the crude oil is separated and sent out for marketing. The natural gas is piped to a natural gas plant operated by Land Petroleum where it is processed and the by-products are sent to another gas plant operated by Keyera Energy Ltd.

Land Petroleum and Signalta pay Condor directly for the crude oil and natural gas marketed.

Mikwan, Alberta

In this region of south-central Alberta, Condor holds various working interests in 1,280 gross acres of petroleum and natural gas leases (1,152 net acres). All of the parcels of land have been drilled. Condor's properties in this area produce lightgravity crude oil.

Since acquiring this property, Condor has not drilled any wells here. Mikwan accounted for 28.4%, 18.1% and 21.5% of Condor’s production for the years ended December 31, 2007 and 2008 and for 2009 thru September 30, respectively. Production at Mikwan averaged 51.7 boe/d in 2007, 28.4 boe/d in 2008 and 35.0 boe/d for 2009 thru September 30, with 88.2% of the 2007 production, 88.2% of the 2008 production and 85.3% of the 2009 thru September 30 production being light gravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable reserves at Mikwan to be 56.5 mboe and 22.8 mboe, respectively. Condor operates 100% of its production at Mikwan.

The crude oil and natural gas produced at Mikwan are transported by pipeline to a battery operated by Fairborne. The crude oil is separated and sent out on the Edmonton Inter Pipeline and is marketed by Nexen, which pays Condor directly for the crude oil.

The natural gas travels via another pipeline to the natural gas processing plant operated by Keyera and is processed with the natural gas being marketed by Nexen and gas by-products being purchased by Keyera Energy.

Nexen pays Condor directly for the crude oil and natural gas marketed.

Spirit River, Alberta

In this region of west-central Alberta, Condor holds a royalty interest in 4,480 gross acres of petroleum and natural gas leases (1,100 net acres). Condor does not have a working interest in the production from these properties. Condor's holdings lie within the Rycroft and Spirit River fields in an area rich in both oil and natural gas. Condor's lands have been drilled and reserves have been assigned to several intervals, or offer potential for drilling. Condor's properties in this area produce light gravity crude oil and natural gas.

Since acquiring this property, Condor has not drilled any wells here. Production at Spirit River averaged 74.2 boe/d in 2007, 113.7* boe/d in 2008 and 65.7 boe/d for 2009 thru September 30, with 63.9% of the 2007 production, 72.3% of the 2008 production and 64.8% of the 2009 thru September 30 production being light gravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable reserves at Spirit River to be 6.7 mboe (net) and 1.8 mboe (net), respectively. Condor does not operate any of the production at Spirit River.

Stettler, Alberta

In this region of south-central Alberta, Condor holds various working interests in 1,920 gross acres of petroleum and natural gas leases (1,640 net acres). Condor's properties in this area produce light gravity crude oil and natural gas.

Since acquiring this property, Condor has not drilled any wells here. Stettler accounted for 4.8%, 4.8% and 3.6% of Condor’s production for the years ended December 31, 2007 and 2008 and for 2009 thru September 30, respectively. Production at Stettler averaged 8.6 boe/d in 2007, 7.5 boe/d in 2008 and 5.8 boe/d for 2009 thru September 30, with 16.4% of the 2007 production, 17.3% of the 2008 production and 23.1% of the 2009 thru September 30 production being light gravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable reserves at Stettler to be 5.3 mboe and 2.9 mboe, respectively.

The crude oil produced at Stettler is transported by truck to the CCS Big Valley pipeline and is marketed by Nexen, which pays Condor directly for the crude oil.

The natural gas is sweet (without by-products) and travels via pipeline to the natural gas processing plant operated by Devon and is marketed by Nexen, which pays Condor directly for the natural gas.

Steelman, Saskatchewan

In this region of southern Saskatchewan, Condor holds a 100% working interest in 1,760 gross acres of petroleum and natural gas leases (1,760 net acres). Condor's properties in this area produce medium gravity crude oil.

Since acquiring this property, Condor has not drilled any wells here. Steelman accounted for 18.1%, 21.7% and 22.8% of Condor’s production for the years ended December 31, 2007 and 2008 and for 2009 thru September 30, respectively. Production at Steelman averaged 32.9 boe/d in 2007, 33.9 boe/d in 2008 and 37.1 boe/d for 2009 thru September 30, with 77.6% of 2007 production, 78.4% of the 2008 production and 73.1% of the 2009 thru September 30 production being medium gravity crude oil. At December 31, 2008, the Sproule Report estimates Condor’s gross proved and probable reserves at Steelman to be 140.8 mboe and 74.3 mboe, respectively. Condor operates 100% of its production at Steelman.

The crude oil and natural gas produced at Steelman are transported by pipeline to the battery owned by Condor. The oil is separated and transported by truck to a facility operated by Enbridge Inc. and then sent via pipeline to the Cromer Terminal in Manitoba. The crude oil is marketed by Canadian Natural Resources Ltd. and Condor is paid directly.

The gas is sweet (without by-products) and sent by pipeline directly to BP Canada Energy Company which pays Condor.

Disclosure of Reserves Data

Reserves Data

Condor engaged Sproule to prepare a report relating to the Condor's crude oil and natural reserves as of December 31, 2008. The information set forth below relating to Condor's reserves constitute forward looking information which is subject to certain risks and uncertainties. See “Caution Regarding Forward-Looking Information” in the Information Circular and “Risk Factors” in this Information Brochure. All of Condor's crude oil and natural gas reserves are located in Alberta and Saskatchewan.

Set out below is a summary of the crude oil and natural gas reserves and the value of future net revenue of Condor as at December 31, 2008 as evaluated by Sproule in the Sproule Report. The preparation date of the Sproule Report is February 20, 2009. The pricing used in the forecast price evaluations is set forth in the notes to the tables. Columns and rows may not add in the following tables due to rounding.

The evaluation by Sproule was prepared in accordance with the standards contained in the Canadian Oil and Gas Evaluation Handbook (“COGE Handbook”) and the reserves definitions contained in National Instrument 51-101 of the Canadian Securities Administrators (“NI 51-101”).

Under NI 51-101, proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

All evaluations of future revenue are after the deduction of royalties, development costs, production costs and well abandonment costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimated future net revenue shown below is representative of the fair market value of Condor’s properties. There is no assurance that the forecast price and cost assumptions contained in the Sproule Report will be attained and variances could be material. The recovery and reserve estimates of crude oil and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual crude oil and natural gas reserves may be greater than or less than the estimates provided herein. 6 mcf of natural gas and 1 bbl of NGL each equal 1 bbl of oil. Disclosure provided herein in respect of boes may be misleading, particularly if used in isolation. A boe conversion ratio of 6 mcf:1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

OIL AND NATURAL GAS RESERVES

BASED ON FORECAST PRICES AND COSTS(7)

	Light/Medium Crude Oil (Includes NGL)		Natural Gas
	Gross(1) (Mbbl)	Net(1) (Mbbl)	Gross(1) (Mmcf)	Net(1) (Mmcf)
Proved Developed Producing(2)(4)	266	222	263	223
Proved Developed Non-Producing(2)(5)	-	-	-	-
Proved Undeveloped(2)(6)	75	72	56	54
Total Proved(2)	341	294	319	277
Total Probable(3)	197	160	170	145
Total Proved Plus Probable(2)(3)	538	454	489	422

NET PRESENT VALUE OF FUTURE NET REVENUE

BASED ON FORECAST PRICES AND COSTS(7)

	Before Deducting Income Taxes Discounted At					After Deducting Income Taxes Discounted At				Net Unit Value Before Income Tax Discounted at 10%/year
(M$)	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%	($/Boe)
Proved Developed Producing(2)(4)	9,119	7,262	6,033	5,169	4,532	8,691	6,898	5,717	4,893	4,288	23.28
Proved Developed Non-Producing(2)(5)	-	-	-	-	-	-	-	-	-	-	-
Proved Undeveloped(2)(6)	2,021	1,136	610	277	54	1,588	839	401	125	(58)	7.58
Total Proved(2)	11,140	8,398	6,643	5,445	4,586	10,280	7,737	6,118	5,018	4,230	19.56
Total Probable(3)	7,809	4,643	3,004	2,051	1,449	5,895	3,430	2,169	1,441	984	16.29
Total Proved Plus Probable(2)(3)	18,949	13,041	9,647	7,497	6,035	16,174	11,167	8,287	6,459	5,214	18.41

FUTURE NET REVENUE BY PRODUCTION GROUP

BASED ON FORECAST PRICES AND COSTS(7)

	Production Group	Future Net Revenue Before Income Taxes (Discounted at 10%/Year) (M$)	Net Unit Value
			($/Boe)
Total Proved(2)	Light and medium crude oil (including solution gas and by-products)	6,422	20.16
	Natural gas (including associated by-products)	221	10.49
Total Proved Plus Probable(2)(3)	Light and medium crude oil (including solution gas and by-products)	9,293	18.84
	Natural gas (including associated by-products)	353	11.49

Notes:

(1)

“Gross Reserves” are Condor’s working interest (operating or non-operating) share before deducting royalties and without including any royalty interests of Condor. “Net Reserves” are Condor’s working interest (operating or non-operating) share after deduction of royalty obligations, plus Condor’s royalty interests in reserves.

(2)

“Proved” reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

(3)

“Probable” reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(4)

“Developed Producing” reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

(5)

“Developed Non-Producing” reserves are those reserves that either have not been on production, or have previously been on production, but are shut in, and the date of resumption of production is unknown.

(6)

“Undeveloped” reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

(7)

The pricing assumptions used in the Sproule Report with respect to values of future net revenue (forecast) are set forth below. The inflation rates used for operating and capital costs was an increase of 2% per year. Sproule is an independent qualified reserves evaluator appointed pursuant to NI 51-101.

	Light and Medium Crude Oil		Natural Gas		Bank of Canada Average Noon Exchange Rate
	WTI Cushing Oklahoma ($US/Bbl)	Edmonton Par Price 40° API ($Cdn/Bbl)	Alberta AECO-C Spot ($Cdn/MMbtu)	Henry Hub ($US/MMbtu)	$US/$Cdn
Forecast
2009	53.73	65.35	6.82	6.30	0.800
2010	63.41	72.78	7.56	7.32	0.850
2011	69.53	79.95	7.84	7.56	0.850
2012	79.59	86.57	8.38	8.49	0.900
2013	92.01	94.97	9.20	9.74	0.950
2014	93.85	96.89	9.41	9.94	0.950
2015	95.72	98.85	9.62	10.14	0.950
2016	97.64	100.84	9.83	10.34	0.950
2017	99.59	102.88	10.05	10.54	0.950
2018	101.58	104.96	10.27	10.76	0.950
2019	103.61	107.08	10.50	10.97	0.950
Thereafter	+2.0%/yr	+2.0%/yr	+2%/yr	+2%/yr	0.950

(8)	Values include processing and other income.
(9)	Values include Alberta Royalty Tax Credit.

Weighted average historical prices realized by Condor for the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009 were $69.42/bbl for light and medium crude and $6.79/mcf for natural gas, $91.68/bbl for light and medium crude and $8.42/mcf for natural gas, and $56.61/bbl for light and medium crude and $3.96/mcf for natural gas, respectively.

Product prices rose during 2008 until October when the market price dropped due to the credit and economic crisis that began in September 2008. The price paid for December 2008 oil production was $32.79 per BOE. This had increased to $60.51 per BOE for September 2009 oil production.

Additional Information Relating to Reserves Data

Undeveloped Reserves

Proved undeveloped reservesare generally those reserves related to planned infill drilling locations. Such reserves may also relate to wells that have been drilled and not yet tied in because of seasonal access issues, the need for further testing of the wells or construction of pipelines and production facilities for the well.

At December 31, 2008, Condor had proved undeveloped reserves of 75.2 mbbls of crude oil located at Steelman and proved undeveloped reserves of 56.0 mmcf of natural gas located at Steelman respectively.

Condor expects to develop all of its proved undeveloped reserves over the next two years. See “Caution Regarding Forward-Looking Information” in the Information Circular.

The following table sets out the volumes of proved undeveloped reserves that were attributed for each of Condor’s product types for each of Condor’s most recent two financial years using forecast prices and costs:

Period	Light and Medium Crude Oil (Mbbl)	Natural Gas (associated and non-associated) (Mmcf)
December 31, 2007	31.9	15.0
December 31, 2008	75.2	56.0

The increases in proved undeveloped reserves are associated with one horizontal drill location and waterflood potential at Steelman.

At December 31, 2008, Condor had probable undeveloped reserves of 38.2 mbbls of light crude oil located at Bashaw and probable undeveloped reserves of 11 mmcf of natural gas located at Bashaw respectively. The significant changes in reserves are for the most part related to moving undeveloped reserves associated with a horizontal well location from the proved to the probable category at Bashaw.

At December 31, 2008, Condor also had probable undeveloped reserves of 22.0 mbbls of light crude oil located at Steelman and probable undeveloped reserves of 18.0 mmcf of natural gas located at Steelman respectively.

The significant increases in probable undeveloped reserves are associated with one horizontal drill location and waterflood potential at Steelman.

Probable undeveloped reserves relate to wells to be drilled, tied in and brought on-stream in the future.

The following table sets out the volumes of probable undeveloped reserves that were attributed for each of Condor’s product types for each of Condor’s most recent two financial years using forecast prices and costs:

Period	Light and Medium Crude Oil (Mbbl)	Natural Gas (associated and non-associated) (Mmcf)
December 31, 2007	6.4	3.0
December 31, 2008	60.2	29.0

Condor expects to develop all of its proved and probable undeveloped reserves over the next two years. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Significant Factors or Uncertainties

Condor does not anticipate that any important economic factors or significant uncertainties would affect particular components of the reserves data; however, a number of factors which are beyond Condor’s control can significantly affect the reserves, including product pricing, royalty and tax regimes, changing operating and capital costs, surface access issues, availability of services and processing facilities and technical issues affecting well performance. See “Risk Factors”.

Future Development Costs

The following table sets forth the development costs deducted in the estimation of future net revenue attributable to each of the following reserves categories contained in the Sproule Report:

	Total Proved Future Development Costs Using Forecast Dollar Costs (M$)	Total Proved Plus Probable Future Development Costs Using Forecast Dollar Costs (M$)
2009	1,375 (*)	1,550 (* +**)
2010		1,505 (^ + ^^)
2011	-	-
2012	-	-
2013	-	-
Total for all remaining years	-	-
Total, undiscounted	1,375	3,055

Future development costs are expected to be funded from a combination of the following: operational cash flow, debt and equity financings and/or farmout arrangements with other companies. The timing of such funding may influence the timing of the developmental work expenditures. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Other Oil and Gas Information

Crude Oil and Gas Properties and Wells

The following table sets forth the number of crude oil and natural gas wells in which Condor held a working interest as at December 31, 2008:

	Crude Oil		Natural Gas
	Gross(1)	Net(1)	Gross(1)	Net(1)
Alberta
Producing	8.0	5.2	20.0	3.8
Non-producing	5.0	4.4	9.0	4.1
Saskatchewan
Producing	6.0	6.0	-	-
Non-producing	10.0	10.0	-	-
Total	29.0	25.6	29.0	7.9

Notes:

(1)	“Gross Wells” are the total number of wells in which Condor has an interest. “Net Wells” are the number of wells obtained by aggregating Condor’s working interest in each of its gross wells.

Costs Incurred

The following table summarizes the capital expenditures made by Condor on its crude oil and natural gas properties for the year ended December 31, 2008.

	Property Acquisition Costs (M$)		Exploration Costs (M$)	Development Costs (M$)
	Proved Properties	Unproved Properties
2007 2008	9,820 -	- -	14 -	47 5

Exploration and Development Activities

During its 2007 and 2008 financial years Condor purchased seismic data and commissioned geological consulting relating to an identified exploration drilling location in Bindloss and participated in the drilling of two development wells in Bassano.

In 2009 and 2010 the domestic exploration and development activities will focus on the Bashaw and Steelman properties. A cash capital budget of $2.8 million is required through to the end of 2010 to realize the Proven and Probable Reserves as defined by the Sproule Report. The budget includes expenditures related to drilling at Bashaw and expenditures to implement a waterflood project and the drilling of a horizontal well at Steelman. The allocation of anticipated expenditures may be adjusted depending on, among other things, access to equipment and results of exploration and development initiatives. See “Caution Regarding Forward-Looking Information” in the Information Circular and “Risk Factors” in this Information Brochure.

Properties with No Attributed Reserves

The following table sets out Condor’s undeveloped land position effective December 31, 2008.

	Undeveloped Acreage (Acres)
	Gross(1)	Net(1)
Alberta
Working Interest	17,823	6,173
Royalty Interest	4,480	1,100
Saskatchewan	1,760	1,760
Total	24,063	9,033

Notes:

(1)

“Gross” means the total area of properties in which Condor has a working or royalty interest. “Net” means the total area in which Condor has a working or royalty interest multiplied by the working or royalty interest held by Condor.

A lease at Bindloss was allowed to expire in March 2009. The Bindloss prospect did not meet economic hurdles and was therefore deleted from the prospect inventory. Condor does not expect its rights to explore, develop and exploit any of its other unproved property to expire within the next year.

The following table sets out Condor’s undeveloped land position by field effective December 31, 2008.

Undeveloped Land Position by Field
Field	Gross Acres	Net Acres
Bashaw	320	316
Bassano	3,530	1,588
Bindloss	640	640
Ferrybank	9,573	667
Ferrybank (Majeau)	160	56
Ferrybank (Pembina)	160	56
Ferrybank (Southwest)	80	2
Ferrybank (West)	160	56
Mikwan	1,280	1,152
Spirit River	4,480	1,100
Stettler	1,920	1,640
Steelman	1,760	1,760
TOTAL	24,063	9,033

Asset Retirement Obligations

Condor follows the Canadian Institute of Chartered Accountants’ standard on Asset Retirement Obligations. This standard requires liability recognition for retirement obligations associated with long-

lived assets, which would include abandonment of oil and natural gas wells, related facilities, compressors and gas plants, removal of equipment from leased acreage and returning such land to its original condition. Under the standard, the estimated fair value of each asset retirement obligation is recorded in the period a well or related asset is drilled, constructed or acquired. Fair value is estimated using the present value of the estimated future cash outflows for the restoration of the asset at Condor’s credit-adjusted risk-free interest rate. The obligation is reviewed regularly by management of Condor based upon current regulations, costs, technologies and industry standards. The discounted obligation is recognized as a liability and is accreted against income until it is settled or the property is sold and is shown as a separate line item under Expenses. Actual restoration expenditures are charged to the accumulated obligation as incurred.

As at December 31, 2008, the estimated total undiscounted amount required to settle the asset retirement obligations in respect of Condor’s wells and facilities was $1.4 million. These obligations will be settled over the useful lives of the underlying assets, which currently extend up to 18 years. The 7% discounted present value of this amount is $520,837. Condor does not expect to incur any of these expenditures over the next three years.

Tax Horizon

Income earned in Canada is not expected to attract taxes until Condor utilizes its accumulated tax pools and loss carry forwards, which exceed $0.6 million. Based on anticipated capital spending, which augment the tax pools, Condor does not expect to pay Canadian income taxes in 2009.

Production Estimates

The following table sets forth the volume of working interest production, before royalties, estimated for 2009 in the Sproule Report on a proved plus probable basis:

Light/Medium Crude Oil (Mbbl)	Natural Gas (Mmcf)
44.70	61.00

The following table indicates the volume of working interest production, before royalties, estimated for 2009 from fields considered to be individually important:

Field	Light/Medium Crude Oil (Mbbl)	Natural Gas (Mmcf)
Bashaw	13.0	8.0
Bassano	7.6	16.0
Mikwan	12.4	6.0
Steelman	11.5	11.0

Production History

The following table sets forth certain information in respect of production, product prices received, royalties, production costs and netbacks received by Condor for each quarter of the financial year ended December 31, 2008:

	Three Months Ended March 31, 2008	Three Months Ended June 30, 2008	Three Months Ended September 30, 2008	Three Months Ended December 31, 2008

Average Daily Production
Light and Medium Oil (bbl/d)	120.48	105.14	113.95	114.48
Natural Gas (mcf/d)	266.51	262.95	258.59	249.00

	Three Months Ended March 31, 2008	Three Months Ended June 30, 2008	Three Months Ended September 30, 2008	Three Months Ended December 31, 2008

Average Net Prices Received
Light and Medium Oil ($/bbl)	88.75	115.67	105.64	59.06
Natural Gas ($/mcf)	9.03	9.95	11.01	5.72
Royalties
Light and Medium Oil ($/bbl)	16.89	35.95	24.75	14.49
Natural Gas ($/mcf)	0.44	2.79	1.36	1.07
Production Costs
Light and Medium Oil ($/bbl)	25.55	19.86	23.47	43.82
Natural Gas ($/mcf)	2.02	1.91	2.21	2.79
Netback Received
Light and Medium Oil ($/bbl)	46.31	59.85	57.42	0.76
Natural Gas ($/mcf)	6.57	5.25	7.44	1.86

The following table indicates Condor’s average daily production for the year ended December 31, 2008 from fields considered to be individually important:

Field	Light/Medium Crude Oil (bbl/d)	Natural Gas (mcf/d)
Bashaw	35.7	41.0
Bassano	22.7	77.4
Mikwan	25.0	20.2
Steelman	26.6	44.0

Kazakhstan Oil and Gas Operations

In 2007, Condor acquired a 66% participation interest in Marsel which holds the rights to explore for hydrocarbons pursuant to the terms of the Marsel Contract (as defined below). The Marsel Contract permits Marsel to explore for oil and gas within an 18,500 square kilometer (12,210 square kilometers net) region in the Chu-Sarysu Basin in Southern Kazakhstan (the “Marsel Contract Territory”). The Marsel Contract Territory is natural gas prone, has a number of undeveloped gas-bearing structures, several undrilled structures, and appears to have a variety of as yet untested stratigraphic and fault-related plays.

The Marsel Contract Territory is situated in the west central portion of the Chu-Sarysu Basin of Southern Kazakhstan, east of the Aral Sea, and is within the South-Kazakhstan Oblast extending westward into the Kyzylorda Oblast. The area extends northeastward from the Karatau mountain range, and is one of several large sedimentary basins in the region. The Marsel Contract Territory includes Blocks XXX-42, 43 (partial), 44, 45 (partial); XXXI-42, 43 (partial), 44 (partial), 45 (partial); XXXII-42, 43, 44, 45 (partial), and XXXIII-42 (partial), 43 (partial), 44 (partial), 45 (partial). The Marsel Contract Territory surrounds, but excludes the West Oppak field and the Ortalyk and Pridorozhnaya gas fields.

During the Soviet era the Chu-Sarysu Basin was subject to hydrocarbon exploration although little attention has been paid to the region since 1984, when focus shifted to the neighboring Turgay basin following the discovery of the Kumkol field. There is currently no commercial oil or natural gas production within the Marsel Contract Territory.

Construction in Kazakhstan is proceeding on the second phase of a gas pipeline infrastructure project designed to deliver one trillion cubic feet of gas to China annually. The second phase of the pipeline is expected to pass approximately 80 km south of the Marsel Contract Territory which could allow connection to both the Chinese and Almaty markets. Phase I, Turkmenistan-Ukbekistan-Kazakhstan-China, was completed in 2009 and ahead of schedule. The phase II pipeline is jointly owned by the China National Petroleum Corporation and KazMunaiGaz, Kazakhstan's national oil and gas company, with each owning a 50% stake. See “Caution Regarding Forward-Looking Information” in the Information Circular.

The Amangeldy-Taraz pipeline is located approximately 200 kilometers southeast of the Marsel Contract Territory. The Amangeldy-Taraz pipeline links the Amangeldy field to Taraz. From Taraz gas can enter pipelines to either the Shymkent or Almaty markets. Alternatively, Marsel may choose to market natural gas within the Marsel Contract Territory. Kazatomprom has approached Marsel about the possibility of supplying natural gas for cogeneration of electricity for Kazatomprom’s uranium operations.

The following map depicts the location of the Marsel Contract Territory within Kazakhstan.

Marsel Exploration Contract

On May 18, 2007, Condor, through a wholly-owned Netherlands subsidiary, acquired a 66% participation interest in Marsel from EurAsia Holding AG. The Government of Kazakhstan signed an exploration contract with Marsel (the “Marsel Contract”) on July 27, 2007, and committed Marsel, as the license holder, to a five-year US$78,100,000 exploration program with two optional extension periods of two-years each. Condor funds 100% of the capital program and exploration commitments of Marsel and is entitled to 66% of any production value generated from the Marsel Contract Territory. Condor has the exclusive right to develop any commercial discovery made during the exploration phase following the negotiation and execution of a development contract with the Government of Kazakhstan.

The Marsel Contract requires preferential use of Kazakhstani equipment, companies and personnel throughout the term of the agreement. In addition, Marsel must allocate 1.1% of the annual exploration program budget to professional training of the Kazakh personnel, 3.1% to social development within the exploration region and 1% to a liquidation fund for remediation of the licensed area. Moreover, Marsel is solely responsible for any restoration expenses associated with damage to the natural environment, geological, archaeological or historic sites within the licensed area or harm to the health of the local population and shall provide additional funding if actual restoration costs exceed the liquidation fund but is entitled to any amount remaining if the liquidation fund exceeds the actual restoration costs.

The Marsel Contract requires Marsel to reimburse the Government of Kazakhstan for historical geological expenditures incurred in the territory. Payments are deferred during the five-year exploration period with repayment terms during the subsequent development period to be determined. The liabilities are non-interest bearing.

The Marsel Contract will terminate upon the expiration of the five-year term, save possible extensions, if no commercial discovery is made or no decision to enter into production is announced. Violation of certain provisions of the Marsel Contract, bankruptcy of Marsel or failure to complete obligations under the exploration work program could lead to fines, suspensions or the premature termination of the Marsel Contract by the Government of Kazakhstan. Termination of the Marsel Contract for any reason does not release Marsel from its obligation to restore the contract territory to pre-exploration condition. Upon the expiry of the Marsel Contract all geological information, however acquired, becomes property of the Government of Kazakhstan. During the term of the Marsel Contract, the Government of Kazakhstan has a priority right to purchase oil and gas produced by Marsel at rates not exceeding world market prices and has the right to control the transfer of the license to a third party.

In accordance with the Tax Code of the Republic of Kazakhstan, a mineral production tax is paid by a subsoil user separately for each type of mineral produced on the territory of the Republic of Kazakhstan. The mineral production tax is normally paid in cash unless the Government of Kazakhstan specifically requires payment in kind.

Cash royalties will usually be calculated by multiplying the production by a weighted average price and applying the appropriate mineral production tax rate.

The mineral production tax rate for produced oil and gas condensate is determined by a sliding scale and depends on the volume of accumulated oil, including gas condensate, for each calendar year.

For export sales for the years 2009 to 2012, the tax rate ranges from 5% (for up to 250,000 tons of produced oil), to 18% (for over 10,000,000 tons of produced oil); for 2013, the tax rate will range from 6% (for up to 250,000 tons of produced oil), to 19% (for over 10,000,000 tons of produced oil); and for 2014 the tax rate ranges from 7% (for up to 250,000 tons of produced oil), to 20% (for over 10,000,000 tons of produced oil).

For domestic sales for the years 2009 to 2012, the tax rate ranges from 2.5% (for up to 250,000 tons of produced oil), to 9% (for over 10,000,000 tons of produced oil); for 2013, the tax rate ranges from 3% (for up to 250,000 tons of produced oil), to 9.5% (for over 10,000,000 tons of produced oil); and for 2014 the tax rate ranges from 3.5% (for up to 250,000 tons of produced oil), to 10% (for over 10,000,000 tons of produced oil).

The mineral production tax rate for gas hydrocarbons is determined by a sliding scale and depends on the volume of accumulated gas hydrocarbons, for each calendar year according to the below rates:

Annual Gas Production	Rate
Export	10%
Domestic
- up to 1 billion cubic meters	0.5%
- up to 2 billion cubic meters	1.0%
- above 2 billion cubic meters	1.5%

The mineral production tax rates in the table above may change by the time that Marsel will be entitled to proceed with production operations. In addition, such rates may be different from those established by the tax regulations as a result of negotiations with the Government of Kazakhstan (currently represented by the Ministry of Energy and Mineral Resources).

Exploration and Development to Date

Exploration on the Marsel Contract Territory began locally in the mid-1950’s and continued until the mid-1980’s. Mapping of subsurface geology and structures included various programs of remote sensing utilizing gravity anomaly and aeromagnetic regional surveys followed by regional exploration and detailed geophysical survey programs, electric and seismic exploration. These study programs were followed by revised structural mapping and the drilling of a number of structural and stratigraphic test wells. Within the Marsel Contract Territory, 34 structures have been identified, 16 of which have been drilled.

A total of 30 exploration wells were drilled on the Marsel Contract Territory between the late 1960’s and the mid 1980’s, and by June 30, 2008, 22 of these wells were transferred to Marsel’s balance. These exploration wells were tested in open-hole, and in some wells cased-hole conditions, and then abandoned or, in one case, conserved. Other than exploration testing, the wells were never produced. Of the 22 wells transferred, seven wells had tested gas. The remaining eight historical exploration wells will similarly be taken onto Marsel's balance at a later date.

Identified Structures in Marsel Contract Territory

A significant amount of regional and detailed 2D seismic was conducted across the Marsel Contract Territory during early exploration periods up until the 1980’s, when exploration activity was curtailed with the discovery of oil in the South Turgay Basin to the west. Based on this exploration research, combined with gravity and magnetic surveys, 34 structures have been identified as shown in the following figure.

The following structures include the most significant structures identified to date and those with exploration drilling and well testing activities.

Tamgalytar Structure

The Tamgalytar structure is situated in the west-central part of the Marsel Contract Territory. The structure is a large fault-bounded anticline, covering an area of 64 km2 and with 240 m amplitude. Depth to the Lower Carboniferous Visean formation is approximately 2,300 meters.

From 1978 to 1983, five wells were drilled and tested on the Tamgalytar structure. The Tamgalytar 1 well drilled to basement and tested 2.8 mmcf/day after acid stimulation in the Lower Carboniferous Serpukhovian/Upper Visean formations. The gas consist of 90.2% methane, 8.5% nitrogen and a small amount of other hydrocarbon gases. The deeper Devonian interval tested tight.

Four additional wells were drilled on structure, all encountering salt in the equivalent interval and testing tight in all objectives. Although none of the other wells reported successful gas tests except the Tamgalytar 1, none were similarly stimulated.

Vintage 2D seismic data is sufficient to broadly delineate the Tamgalytar structure, however is inadequate for detailed reservoir evaluation. Marsel acquired and processed 451 km of high-resolution 2D seismic over Tamgalytar in 2008-09 and is currently conducting a detailed reservoir analysis to better define the extent of productive reservoir. Condor anticipates a possible well to be drilled in 2010. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Oppak Structure

The Oppak structure is located in the north-central part of the Marsel Territory, 15 km east of the West Oppak gas field. The structure is a fault-bounded anticline covering an area of approximately 72 km2 and with 600 m amplitude. The Lower Carboniferous Visean formation is at a depth of approximately 1000 meters.

The Oppak 1 well was drilled on this structure in 1971, reaching the Upper Devonian formation. The well encountered weak gas shows while drilling the Permian through Lower Carboniferous intervals, however no tests were conducted. Recovered core indicated highly fractured rocks, suggesting that the well may have been drilled into a fault zone. As the Oppak structure is large and poorly defined by vintage seismic data, additional potential may exist in adjacent faultblocks and along structural strike.

Marsel is currently acquiring 141.5 km (4 lines) of new 2D seismic data over the Oppak structure, to support additional prospect definition. Seismic acquisition will complete in early 2010, with processing and interpretation conducted in early 2010. If an attractive prospect is defined, it will be a candidate for the 2010 drilling campaign.

Tamgalinskaya Structure

The Tamgalinskaya structure is located in the west-central part of the Marsel Contract Territory. This north-south trending anticlinal structure is fault-bounded, and represented by two slightly elongated domes, separated by a shallow saddle. The main, or northern dome, has a closure of approximately 100 meters over a 7 km2 area at the Base of Carboniferous. The southern dome has an amplitude of approximately 150 meters, over a 112 km2 area at the Top of Jurassic. Expected depth to the Lower Carboniferous Visean formation is approximately 2,600 meters.

Tamgalynskaya is the largest undrilled structure identified to date on the Marsel Territory. Reservoir objectives include Lower Carboniferous sandstones and carbonates, and Devonian sandstones. Seismic coverage is limited to poor quality 1975-81 vintage 2D lines. Marsel is currently acquiring 207.5 km (5 lines) of new 2D seismic data over the Tamgalynskaya structure, to support prospect development for the 2010 drilling campaign.

Central Irkuduk Structure

The Central Irkuduk structure is located in the west-central part of the Marsel Contract Territory. The structure is a NE-SW trending faulted anticline, covering an area of 40 km2 and with an amplitude of 150 meters. Depth of the Lower Carboniferous Visean formation is approximately 2,800 meters.

The structure is undrilled, and nearest well control is 15 km to the NW where the Terekhovskaya 1 well tested a strong water flow saturated with gas in the Lower Carboniferous Serpukhovian formation. Central Irkuduk reservoir objectives include Lower Carboniferous sandstones and carbonates, and Devonian sandstones. Marsel is currently acquiring 179 km (5 lines) of new 2D seismic data over the Central Irkuduk structure in 2009 to support prospect development for the 2010 drilling campaign.

Bayadinskaya Structure

The Bayadinskaya structure is located in the west-central part of the Marsel Contract Territory, approximately 11 km northeast of Central Irkuduk. The structure is a NE-SW trending faulted anticline, covering an area of 37 km2 and with an amplitude of 110 meters. Depth of the Lower Carboniferous Visean formation is approximately 3,000 meters.

The structure is undrilled, and prospective for Lower Carboniferous sandstones and carbonates, and Devonian sandstones. Marsel is currently acquiring 95.3 km (3 lines) of new 2D seismic data over the Bayadinskaya structure in 2009 to support prospect development for the 2010 drilling campaign.

South Arin Structure

The South Arin structure is located in the central part of the Marsel Contract Territory, approximately 12 km southwest of Ortalyk gas field. The structure is an east-west trending anticline, covering an area of 48 km2 and with an amplitude of 110 meters. Depth of the Lower Carboniferous Visean formation is approximately 2,400 meters.

The structure is undrilled, and prospective for Lower Permian, Lower Carboniferous, Devonian and Fractured Basement reservoirs. Adjacent Ortalyk field has been proven productive in the Lower Permian and Fractured Basement, with strong gas shows in the Lower Carboniferous.

Vintage (1975-88) 2D seismic coverage of the South Arin structure is very poor. Marsel is currently acquiring 86 km (3 lines) of new 2D seismic data over the structure in 2009 to support prospect development for the 2010 drilling campaign.

Zholotken-Assa Structures

The Zholotken-Assa structures consist of 3 anticlinal closures located in the north-central portion of the Marsel Contract Territory. The structures are positioned south of West Oppak gas field, east of Ortalyk gas field and north of Pridorozhnia gas field. The structural closures at West Zholotken, Assa and North Assa are all undrilled, and are within a proven productive fairway for Lower Carboniferous and Devonian gas.

The West Zholotken structure is a faulted anticline, approximately 14 km2 in area and with 80 meters of amplitude. Depth of the Lower Carboniferous Visean formation is approximately 2400 meters. The Zholotken 1 well drilled on the adjacent structure to the east encountered gas shows in the Devonian formation, but tested tight.

The North Assa structure is an east-west trending 4-way closed anticline, located southeast of Zholotken. The structure covers an area of 21 km2 and has an amplitude of 65 meters. Primary objectives include Lower Carboniferous sandstones and carbonates, and Devonian sandstones. Depth of the Lower Carboniferous Visean formation is approximately 2300 meters.

The Assa structure is located 7 km south of North Assa, and is a north-south trending 4-way closed anticline. The structure covers a 27 km2 area and has an amplitude of 80 meters. Depth of the Lower Carboniferous Visean formation is approximately 2100 meters, with objective reservoirs similar to North Assa.

The Zholotken-Assa structures are covered by fair quality 1975-79 vintage 2D seismic data. Marsel is currently acquiring 100.7 km (3 lines) of new 2D seismic data over the structure in 2009 to support prospect development for the 2010 drilling campaign.

Structures With Additional Potential

The structures described above are the primary focus of current exploration on the Marsel Contract Territory. However, additional potential has been identified in several previously tested structures, in other undrilled structures, and in areas of the lease with little vintage seismic coverage.

Previously drilled structures include South Pridorozhnia, Kendyrlik, Terekhovskaya and West Bulak all of which may have potential for development. These reservoirs will require further study to assess their viability.

At South Pridorozhnia, the S. Pridorozhnia 17 well experienced a controlled gas blow-out while drilling through the Lower Carboniferous Visean formation, flowing at an estimated rate of 10.6 mmcf/day. After the well was cased, testing of the same limestone interval through perforations resulted in weak gas inflow. Offset wells 15 and 16 also encountered gas in Visean limestones, with subsequent weak gas flows on cased hole tests. The South Pridorozhnia Visean reservoir appears to be a fractured carbonate, and may require a non-conventional approach to develop.

At the Kendyrlik structure, the Kendyrlik 2 well encountered lost circulation and gas cut mud in the Lower Carboniferous Visean formation. Open hole testing of the interval yielded a maximum flow rate of 12.4 mmcf/day. Three additional wells were drilled on the Kendyrlik structure, but were found to be tight in the correlative section and wet in the deeper Devonian reservoir. Fractured Visean carbonates are suspected, similar to South Pridorozhnia.

The Terekhovskaya and West Bulak structures have also been tested by one and two wells respectively, however existing seismic data suggests that neither of these structures was tested in a crestal position. Additional potential updip of existing well control may be available.

Ten additional untested structural closures have been identified on the Marsel Contract Territory. Several of these (West Irkuduk, Shaklan) will be investigated with new 2D seismic data acquired in 2009/2010, and further delineated using vintage seismic data. Condor anticipates possible additional seismic acquisition in 2011 and following years to mature these prospects to drilling stage. See “Caution Regarding Forward-Looking Information” in the Information Circular.

The eastern and north-western portions of the Marsel Contract Territory have seen little exploration to date. Seismic coverage is extremely sparse and insufficient to identify structures that may be prospective. Of particular interest are the Ortasynarlynskaya Swell and Kyzymchekskaya Syncline in the eastern portion of the Territory.

The Ortasynarlynskaya Swell is a large basement cored feature which crests near the eastern boundary of the Marsel Territory, exposing Devonian strata at the surface. The structure plunges northward in the northeast corner of the Territory, where it may be prospective for Lower Carboniferous and Devonian reservoirs. Only 3 vintage seismic lines are available over this large feature. Marsel will acquire one new 2D seismic line over the structure in 2009/2010 to evaluate its potential for future drilling. See “Caution Regarding Forward-Looking Information” in the Information Circular.

The Kyzymchekskaya Syncline is located in the east-central portion of the Marsel Territory, adjacent and to the southwest of the Ortasynarlynskaya Swell. This synclinal feature is oriented NW-SE, extending northward to the Kendyrlik and Oppak structures. Only one vintage seismic line is available over this feature, and it is essentially unexplored. Thrust bounded structures are possible, particularly near adjacent ramparts to the northeast and southwest.

The north-western portion of the Marsel Contract Territory is similarly unexplored. This area is near the western margin of the Kokpansor Basin which is characterized by large thrust faults and complex structures. Only 4 vintage seismic lines are available in the area, and prior interpretation suggests a large structural high in the Lower Carboniferous and Devonian formations (West Kokpansor).

Marsel plans to evaluate these areas of additional potential over the next few years, to develop a portfolio of high quality prospects for further exploration of the Territory.

Exploration and Development Plans

Marsel’s 2009-10 exploration program for the Marsel Contract Territory is primarily focused on maturing structures for exploration drilling, and secondarily focused on building a well-defined exploration framework to aid this and future programs.

Marsel is currently acquiring 700.4 km (19 lines) of high resolution 2D seismic data over the Marsel Contract Territory. The acquisition program commenced in November and is projected to complete in February, 2010. The program is designed to provide detailed subsurface control sufficient to mature a portfolio of prospects to drilling stage, in support of a planned 2010 drilling campaign. The 2009/2010 2D seismic program is illustrated in the following figure.

Seismic processing of the new data will commence in early 2010 and complete in early 2010. Seismic interpretation, mapping and prospect maturation will follow, providing a portfolio of prospects available for the 2010 drilling campaign. The most attractive prospects will be selected, and 2 exploration wells are anticipated to be drilled in 2010. See “Caution Regarding Forward-Looking Information” in the Information Circular.

Marsel has acquired and analyzed numerous historical geotechnical reports from Soviet era exploration, and efforts will continue to integrate prior work into current exploration evaluations.

Marsel has also commenced a block-wide stratigraphic analysis project, integrating logs, core data, paleontologic and petrophysical data, well test results and seismic stratigraphy to better define the spatial variation in reservoir quality for the known reservoir intervals in the Marsel Contract Territory. This project is intended to provide a more accurate risk assessment of reservoir quality for all prospects developed within the Territory. One regional NE-SW trending 2D seismic line will be acquired in 2009/2010, calibrating existing wells to seismic and providing the basis for seismic stratigraphic analysis See “Caution Regarding Forward-Looking Information” in the Information Circular and “Risk Factors” in this Information Brochure.

The following table sets forth the budgeted work program for the Marsel Contract Territory for the balance of the Exploration term of the Contract.

Remaining Marsel Minimum Work Program (“MWP”) Commitments (US $MM) as at September 30, 2009.
Contract date: July 27, 2007 End of MWP: July 27, 2012 Extensions: 2 @ 2 years each
Description	2009	2010	2011	2012	Total
New Wells - Drilling and Testing	1.4	7.6	14.0	22.0	45.0
Seismic acquisition and processing	1.6	6.0	4.5	-	12.1
Equipment & field development	-	0.2	0.2	0.6	1.0
Indirect Training Social	-	1.2	1.3	1.2	3.7
Total MWP	3.0	15.0	20.0	23.8	61.8
Well Count		2	3	5	10

The allocation of anticipated expenditures may be adjusted within the stated categories depending on, among other things, access to equipment and results of exploration initiatives. See “Caution Regarding Forward-Looking Information” in the Information Circular and “Risk Factors” in this Information Brochure.

No reserves have been assigned in connection with the Marsel Contract Territory given its early stage of development. Marsel has a right to explore and appraise such assets, but does not have a right to produce same until such time as the reserves are determined to be commercial. Exploration, appraisal and development of crude oil and natural gas reserves is speculative and involves a significant degree of risk. There is no guarantee that exploration or appraisal of the Marsel Contract Territory will lead to a commercial discovery or, if there is commercial discovery, that Marsel will be able to realize such reserves as intended. See “Risk Factors”.

DIVIDENDS

Condor has not declared any dividends since its incorporation, and has no plans to declare any dividends for the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Annual MD&A for the year ended December 31, 2007

THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS ("MD&A") WAS PREPARED AS A STAND ALONE DOCUMENT AND DEFINED TERMS IN THE FOLLOWING MD&A APPLY ONLY TO SUCH MD&A, AND NOT TO THIS INFORMATION BROCHURE AS A WHOLE.

Business Description and Reader Guidance

Condor Petroleum Inc. (“Condor”) is an international oil and gas company incorporated on October 20, 2006 with activities in Canada, the Republic of Kazakhstan (“Kazakhstan”) and the United States of America (“USA”).

The annual Management’s Discussion and Analysis (“MD&A”) of the financial condition and results of operations and cash flows of Condor should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2007. The selected financial information herein has been prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) and is presented in Canadian dollars unless otherwise stated.

The consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. At December 31, 2007 Condor has accumulated losses of $15.3 million since inception (December 31, 2006 – $0.1 million) and a working capital deficiency of $6.1 million (December 31, 2006 – $0.1 million). As a result, there is doubt as to the ability of Condor to continue as a going concern. Condor’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that Condor will be successful with these initiatives. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should Condor be unable to continue as a going concern. Such adjustments could be material.

Boe is a measure used throughout the MD&A which may be misleading, particularly if used in isolation. Boe amounts have been calculated using an energy equivalency conversion ratio of 6 mcf of natural gas to one barrel of oil. This conversion method is primarily applicable at the burner tip and does not represent value equivalency at the wellhead.

Non-GAAP Measures

Condor uses certain terms which are specific to the oil and gas industry and reports certain non-GAAP measures in the evaluation of operating and financial performance. These terms include “sales netback” which is calculated by deducting royalty expense, production costs and transportation costs from gross petroleum and natural gas sales and “cash flow from operations” which is calculated by adding non-cash items depletion and depreciation and accretion expense to net income/loss. These non-GAAP measures do not have standardized meanings prescribed by Canadian GAAP and therefore are unlikely to be comparable to similar measures presented by other issuers.

Forward-Looking Information

This MD&A contains certain forward-looking information and statements about Condor’s operations, reserves estimates, production, capital spending, financing, costs of production and other expenditures,

political and regulatory issues. The forward-looking information provided is based on expectations, assumptions and best estimates Condor believes were reasonable at the time such information was presented. However, Condor cannot assure these assumptions will prove correct and the forward-looking information should not be overly relied upon. The forward-looking information is subject to considerable risks and uncertainties including, but not limited to, expectations regarding financing sources, innate uncertainties in estimating reserves, capital spending projections, results of exploration and development operations, commodity prices, exchange rates, production costs and other expenditures, liabilities inherent in oil and gas operations and operating in foreign countries. These risks and uncertainties could significantly affect anticipated future results and, accordingly, actual results may differ materially from those predicted. Readers should also be aware that historical results are not necessarily indicative of future performance.

Comparisons To Prior Year 2006

Condor was established on October 20, 2006. Activity during 2006 was limited mainly to the due diligence and setting up of loans to acquire properties and administrative expenses. There was no operating activity, production, sales or sales costs in 2006. As a result, comparisons of 2007 activity, operating and financial results to 2006 are limited and where there are no corresponding amounts or costs for 2006, only 2007 figures are provided. Within this MD&A, reference to the 2006 year is taken to mean the period from incorporation, October 20, 2006, until December 31, 2006.

Overall Performance

During Condor’s first full year of operations, considerable oil and gas assets, including interests in properties in Canada and the Marsel Contract, were acquired. These acquired assets are described separately below. Overall during 2007, Condor raised $26.7 million in share capital, capital expenditures were $23.4 million, production averaged 184 boe per day (“boepd”), revenues from oil and gas sales and royalties were $4.1 million, cash flow used in operating activities was $1.0 million and the net loss was $15.2 million.

Canada

On January 2, 2007 Condor acquired a package of producing oil and gas properties in Alberta and Saskatchewan which provided Condor with an asset base upon which to establish operating activities in Canada and lead the way for additional growth in the domestic market. Condor is the operator of certain of the properties in Alberta and Saskatchewan and holds a non-operated working interest and royalty interest in a number of other properties in Alberta. According to the Sproule Report, the properties had proved and probable reserves of 551,100 boe as at December 31, 2007. Condor plans a capital program in 2008 aimed at maintaining and increasing reserves, including drilling one production well, three injection wells and several workovers. Production from the Canadian properties averaged 182 boepd during 2007 which generated $4.1 million sales revenue, a loss of $1.2 million and cash flow from operations** of $12.20 per boe.

(** “cash flow from operations” is a non-GAAP measure and is calculated by adding non-cash items depletion and depreciation and accretion expense to net income/loss).

Kazakhstan

On May 18, 2007, Condor acquired a 66% participation interest in Marsel which subsequently acquired oil and gas exploration rights covering the Marsel Contract Territory, providing Condor a large exploration play and potential world class oil and gas property in a prolific and fast growing international market. The property has a contractual minimum work program of US$78.1 million over the five year exploration period. Marsel is the operator and expects to commence exploration geological and drilling activities during 2008 and anticipates spending $11.9 million in 2008 as per the minimum work program. The Marsel Contract Territory currently has no assigned reserves.

The Marsel Contract Territory is in a partially explored structural basin. The territory offers drilling opportunities on several structures that are indicative of being gas-bearing and on a number of previously un-drilled but either seismically defined or subsurface mapped structures in known hydrocarbon-producing areas.

Marsel is currently acquiring and processing the historical exploration well data, exploration 2D seismic data for reprocessing and reinterpretation, and new 2D seismic data over selective structures to better define the subsurface features. To date, 34 large structures have been identified, of which sixteen have been drilled by previous operators and seven have tested natural gas. The un-drilled structures and a number of stratigraphic plays have yet to be fully evaluated and require further geologic reviews of the reprocessed and reinterpreted existing 2D seismic data and the interpretations of the new 2D seismic data expected to be acquired in 2008. Marsel expects to drill the first exploration well in the third quarter of 2008.

USA

Condor has a non-operated four well farm-in agreement providing a 66?% working interest in the related properties in Mississippi, USA. At December 31, 2007, three wells had been drilled and due to the lack of proved economical reserves, all costs were recognized as depletion and depreciation expense during the year. The fourth well was drilled subsequent to year end and the costs were expensed in the quarter ending March 31, 2008. Condor has no further work commitments for this project and no plans for additional exploration. The loss from this segment for 2007 was $12.7 million.

Selected Annual Information

As at and for the year ended December 31,	2007	2006
Gross petroleum and natural gas sales	$4,145,360	$ -
Net loss	(15,204,091)	(128,864)
Net loss per share - basic and diluted	(1.05)	(1,288.64)
Capital expenditures	(23,392,957)	-
Total assets	16,976,513	10,253,053
Total long-term liabilities	1,167,868	-

Further details, analysis and discussion regarding Condor’s performance, 2007 results, and comparisons to 2006 are presented in subsequent sections of this MD&A.

Production

Condor produced 66,981 boe or the equivalent to 184 boepd during 2007. The production was derived mainly from the Canadian properties during 2007 with a small amount from the USA properties. Condor had no production in 2006.

For the year ended December 31, 2007	boe	boepd
Production of crude oil	48,084	132
Production of natural gas	18,897	52
Total production	66,981	184

Sales And Marketing

Condor sold 66,905 boe in 2007 comprised of 48,008 barrels of crude oil and 18,897 boe of natural gas or 113,382 mcf. The average price for crude oil sales was $69.42 per barrel resulting in revenues of $3,332,750 and the average price for natural gas sales was $6.79 per mcf amounting to revenues of $769,891. Royalty income from the Canadian properties amounted to $42,719 during 2007. Sales revenues were derived mainly from the Canadian properties during 2007 with a small amount from the USA properties. Condor had no sales in 2006.

For the year ended December 31, 2007	Boe	Revenue	Price - boe	Price - mcf
Revenues from crude oil sales	48,008	$3,332,750	$69.42
Revenues from natural gas sales	18,897	$769,891	$40.74	$6.79
Royalty income		$42,719
Gross petroleum and natural gas sales	66,905	$4,145,360	$61.96

Royalty Expense

Royalty expense of $0.8 million relate mainly to the Canadian operations. As presented in the netbacks for Canadian operations section below, the royalties in Canada for 2007 were $12.11 per boe or 19% of sales. There were no royalties in 2006.

Production Costs

Production costs of $1.5 million relate mainly to the Canadian operations. As presented in the netbacks section below, production costs for the Canadian operations were $22.33 per boe. There were no production costs in 2006.

General And Administrative Expenses

Condor’s general and administrative costs increased to $1.5 million in 2007 from $85,341 in 2006. The increase resulted from the commencement of operations, property acquisitions and establishment of various offices to support Canadian and international activities in 2007.

Depletion And Depreciation

Depletion and depreciation costs during 2007 amounted to $13.4 million which includes $2.0 million or $30.20 per boe related to the Canadian properties and $11.4 million related to an impairment write down of the USA properties associated with the unsuccessful farm-in agreement which has subsequently been abandoned. Condor had a further impairment write down in the first quarter of 2008 of $3.7 million related to the USA properties. There were no depletion and depreciation costs in 2006.

Interest Expense

Interest expense increased from $43,523 in 2006 to $679,260 in 2007. Although the ending loan balance only increased 15%, the increased interest expense reflects the higher average outstanding loan balance during 2007 and longer interest period in 2007 as Condor was formed in late October 2006.

Provision For Unrecoverable Loan

During 2007, Condor provided a $1.0 million loan to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, Condor does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of Condor to collect this loan. Condor has recorded a provision of $1.0 million in 2007 and the balance of the loan at December 31, 2007 is nil.

Corporate Income Taxes

Condor does not have taxable income and consequently is not currently subject to corporate income taxes and has not recognized any future income tax assets or recoveries to date. Condor is subject to excess profit tax on the Marsel Contract in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. Condor was not subject to excess profit tax in 2007 but may be subject to excess profit tax in future years.

Netbacks From Canadian Operations

The table below presents Condor’s netback per boe for 2007 from the Canadian operating segment, as calculated by dividing total segment revenues and costs by total boe sales volumes. Although Condor’s operating segments in 2007 were Canada, Kazakhstan and USA., essentially all production, sales and associated sales costs were derived from the Canadian operations and therefore only the netback from this operating segment is meaningful and therefore provided. There were no petroleum and natural gas sales or associated costs in 2006.

For the Canadian operations for year ended December 31, 2007

Per boe netbacks	Canada
Gross petroleum and natural gas sales	$62.17
Royalty expense	(12.11)
Production costs	(22.33)
Transportation costs	(0.70)
Sales netback*	$27.04

Interest income	$0.03
General and administrative expense	(14.35)
Depletion and depreciation	(30.20)
Accretion expense	(0.34)
Interest expense	(0.51)
Net loss	$(18.34)

Per boe netbacks	Canada

Items not affecting cash:
Depletion and depreciation	$30.20
Accretion expense	0.34
Cash flow from operations **	$12.20

* “Sales netback” is a non-GAAP measure and is calculated by deducting royalty expense, production costs and transportation costs from gross petroleum and natural gas sales.

** “Cash flow from operations” is a non-GAAP measure and is calculated by adding non-cash items depletion and depreciation and accretion expense to net income/loss.

Summary Of Quarterly Results

The table below sets forth selected financial information of Condor for the five most recently completed quarters to December 31, 2007. Due to Condor’s formation in October 2006, only five historical quarters are available for presentation rather than the standard eight.

The loss in the quarter ended December 31, 2007 includes $8.2 million related to the write down of the USA properties due to the unsuccessful drilling program and $1.0 million related to the provision for the unrecoverable loan.

The loss in the quarter ended June 30, 2007 includes $3.2 million related to the write down of the USA properties due to the unsuccessful drilling program and $1.2 million related to foreign exchange losses.

There was no production or sales in 2006 as Condor acquired the producing properties in Canada in January 2007.

For the quarter ended	Gross petroleum & natural gas sales	Net loss	Net income per share basic and diluted
December 31, 2007	$1,111,982	$(8,968,880)	$(0.16)
September 30, 2007	1,078,709	(620,485)	(6,204.85)
June 30, 2007	980,964	(5,149,700)	(51,497.00)
March 31, 2007	973,705	(465,026)	(4,650.26)
December 31, 2006	-	(128,864)	(1,288.64)

Liquidity And Capital Resources

Due to the contractual commitments related to the Marsel Contract, which, on a total and cumulative basis, are non-discretionary and time sensitive, Condor is dependent on timely future debt and equity financing. Condor’s objective is to establish a capital structure through private placements and an initial public offering in conjunction with the planned exchange listing that will provide funds to finance the operational and exploration activities and the contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases. Condor also relies on operating cash flows from its Canadian properties and the $10.0 million credit facility provided by Condor’s largest shareholder.

Common shares

During 2007 and subsequent to year end, Condor raised nearly $40 million through a number of private placements and loan conversions and has the following outstanding shares:

Date	Common share issue	Number of Shares	Price per Share	Share Capital
20-Oct-06	Founding shares	100	$0.01	$1
28-Nov-07	Private placement	40,000,000	0.03	1,200,000
30-Nov-07	Loan conversion - EurAsia Resource Holdings AG	125,000,000	0.20	25,000,000
30-Nov-07	Private placement	3,000,000	0.20	600,000
31-Dec-07	Share issue costs			(67,072)
	Share capital at December 31, 2007	$168,000,100		$26,732,929

1-Mar-08	Loan conversion - EurAsia Resource Holdings AG	$15,000,000	$0.60	$9,000,000
	Share capital at May 30, 2008	183,000,100		$35,732,929

	Common shares subject to retraction rights
8-Jan-08	Private placement	$5,975,000	$0.50	$2,987,500
4-Feb-08	Private placement	2,228,000	0.50	1,114,000
7-Apr-08	Private placement	100,000	0.60	60,000
	Common shares subject to retraction rights	$8,303,000		$4,161,500

	Common shares outstanding at May 30, 2008	$191,303,100		$39,894,429

The Condor Common Shares subject to retraction rights are classified for accounting purposes as short-term liabilities and not share capital. These shares contain a retraction right in respect of which each subscriber has the right to require Condor to repurchase the shares if, by September 30, 2008, Condor has yet to qualify the shares for trading on a public stock exchange. The Retraction Right expires on October 31, 2008.

Loans from EurAsia Resource Holdings AG

Tranche A – Condor had a $40.0 million loan facility provided by Condor’s largest shareholder, EurAsia Resource Holdings AG (“EurAsia RH”). The loan carried interest at 7% until June 30, 2007 and was interest free thereafter. Subsequent to year end, the loan balance and accrued interest was converted into 10.8 million Condor Common Shares at $0.60 per share and loan facility was subsequently cancelled.

Tranche B – EurAsia RH also provides a $10.0 million loan facility carrying interest at 7% and is due October 10, 2008. Condor expects the facility to be extended upon maturity. Subsequent to year end, $2.5 million of the loan was converted into 4.2 million Condor Common Shares at $0.60 per share and $1.5 million was repaid in cash. The available credit as at the date hereof is $2.5 million.

Working capital

Condor’s working capital deficiency, as shown in the following table, increased to $6.1 million at December 31, 2007. Subsequent to year end, $9.0 million of the shareholder loans payable to EurAsia RH described above was converted into equity and $1.5 million was repaid.

As at December 31	2007	2006
Cash and cash equivalents	$1,954,537	$8,239,847

Total current assets	6,699,742	10,253,053
Total current liabilities	12,801,411	10,381,916
Working capital deficiency	$(6,101,669)	$(128,863)

Work commitments

Condor has a contractual minimum work commitment program pursuant to the Marsel Contract. The cumulative commitments to December 31, 2007 were US$1.0 million, which Condor believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract. The work commitments for each of the next five years and in total are as follows (in millions of US$):

	2008	2009	2010	2011	2012	Total
Marsel work commitments	11.9	14.5	19.0	21.1	10.6	77.1

Carried working interest

Condor holds a 66% participation interest in Marsel, which holds the Marsel Contract, and funds 100% of the capital program, including the work commitments.

Leases

Condor has the following office and office equipment lease commitments (in millions of Cdn$):

	2008	2009	2010	2011	2012	Total
Lease commitments	0.3	0.3	0.1	0.1	0.1	0.9

Off-Balance Sheet Arrangement

Condor does not have any off-balance sheet arrangements.

Related Party Balances And Transactions

Marsel acquisition

Effective May 18, 2007 Condor acquired a 66% participation interest of Marsel, which holds the Marsel Contract from EurAsia Holding AG, an affiliate of Condor’s largest shareholder. The consideration paid by Condor was $7.4 million in cash. There was no outstanding liability related to the acquisition at December 31, 2007.

Loan from EurAsia Holding AG

Interest expense for 2007 includes $132,158 (2006 – $43,523) related to the loan provided by EurAsia Holding AG. At December 31, 2007 Condor had fully repaid the loan and accrued interest and subsequently cancelled the facility. At December 31, 2006 the outstanding loan balance, including accrued interest, was $8.2 million.

Loan from EurAsia Resource Holdings AG – Tranche A

Interest expense for 2007 includes $474,360 related to Tranche A of the loan provided by EurAsia RH. At December 31, 2007 the outstanding loan balance, including accrued interest, was $6.5 million (2006 – $2.1 million).

Loan from EurAsia Resource Holdings AG – Tranche B

Interest expense for 2007 includes $72,742 related to Tranche B of the loan provided by EurAsia RH. At December 31, 2007 the outstanding loan balance, including accrued interest, was $5.4 million (2006 – nil).

Office rent and equipment

During 2007, Condor recognized general and administrative expenses of $23,726 for office rent, leasehold improvements of $75,491 and office furniture of $69,249 from a company of which a director of Condor is a director. At December 31, 2007 accounts payables and accrued liabilities include related costs of $168,466.

Critical Accounting Estimates And Policies

Principles of consolidation

The consolidated financial statements have been prepared in Canadian dollars following GAAP and include the accounts of Condor and its subsidiary companies. All intercompany accounts and transactions have been eliminated. Some of Condor’s activities are conducted jointly with others and the consolidated financial statements reflect only Condor’s proportionate interest.

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

Condor’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated to Canadian dollars at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. Monetary assets and liabilities of Condor that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations.

Oil and gas properties

Condor follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and are depreciated and depleted using the unit of production method based upon estimated proved reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

Condor applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales prices less expected future capital, production, royalties and asset retirement obligation, together with the cost of unproved properties. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Asset retirement obligation

Condor provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Income tax

Condor follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

Financial instruments and financial risk

The fair value of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities and short term loans payable approximate their carrying values due to the short term nature of these instruments. Other long term liabilities are non-interest bearing and have been discounted to fair value based on the estimated timing of future payments.

Marsel acquisition

Effective May 18, 2007 Condor acquired a 66% participation interest in Marsel, the holder of the Marsel Contract from EurAsia Holding AG, an affiliate of EurAsia RH, which at the time of the transaction was Condor’s 100% shareholder. The consideration paid by Condor was $7.4 million in cash.

As the acquisition did not result in a significant change in Marsel’s ownership interests, the acquisition is accounted for as a related party transaction whereby the carrying value of the assets and liabilities of the combined entities are maintained. Accordingly, the acquisition is recorded at book value with the difference between the carrying value of the net assets acquired and the purchase price being reflected in deficit.

Accounting Standard Changes

Effective January 1, 2007 Condor adopted the new Canadian Institute of Chartered Accountants (CICA) handbook sections discussed below. The standards have been adopted prospectively and as such the comparative consolidated financial statements have not been restated. The adoption of these Handbook sections had no impact on the financial statements.

Comprehensive Income

Section 1530 establishes standards for reporting and presenting comprehensive income and other comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from non-owner sources and other comprehensive income comprises revenues, expenses, gains and losses that, in accordance with GAAP, are recognized in comprehensive income but excluded from net income.

Financial Instruments – Recognition and Measurement

Section 3855 prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. All financial instruments must be classified as one of the following five categories: held-for-trading; held-to-maturity instruments; loans and receivables; available-for-sale financial assets; or other financial liabilities. All financial instruments, with the exception of loans and receivables, held-to-maturity investments and other financial liabilities measured at amortized cost, are reported on the balance sheet at fair value. Subsequent measurement and changes in fair value will depend on their initial classification. Held-for-trading financial assets are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in earnings.

Derivatives

All derivative instruments, including embedded derivatives, are recorded on the balance sheet at fair value unless they qualify for the normal sale and purchase exemption. All changes in fair value are included in earnings unless cash flow hedge is used, in which case changes in fair value are recorded in other comprehensive income, to the extent the hedge is effective, and in earnings, to the extent it is ineffective.

Accounting Changes

Section 1506 provides expanded disclosures for changes in accounting policies, accounting estimates and corrections of errors. Under the revised standards, voluntary changes in accounting policies are permitted only when required by a primary source of GAAP or the changes result in financial statements which provide more reliable and relevant information. Accounting policy changes are applied retrospectively unless otherwise permitted or it is impractical to determine the period or cumulative impact of the change. Corrections of prior period errors are applied retrospectively and changes in accounting estimates are applied prospectively by including these changes in earnings. These standards are effective for all changes in accounting policies, changes in accounting estimates and corrections of prior period errors initiated in periods beginning on or after January 1, 2007.

Recent Accounting Pronouncements

Capital Disclosures

In December 2006 the CICA issued Section 1535 Capital Disclosures which requires companies to disclose their objectives, policies and processes for managing capital as well as compliance with any externally imposed capital requirements. This Section was adopted by Condor on January 1, 2008. The adoption of this section is not expected to have a significant effect on the financial statements.

Financial Instrument Disclosure and Presentation

The CICA issued Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Disclosure and Presentation in December of 2006. These disclosure standards require entities to provide information that enable users to evaluate the significance of financial instruments for the entity’s financial position and performance and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. These newly-issued presentation standards pertain to the classification of financial instruments between liabilities and equity, the classification of related interest, dividends, losses and gains and the circumstances in which financial assets and financial liabilities are offset. These standards were adopted by Condor on January 1, 2008. It is not expected that the adoption of these standards will have a significant effect on the financial results of Condor.

International Financial Reporting Standards

In January 2006 the CICA adopted a strategic plan for accounting standards in Canada and under the current plan, accounting standards for public companies in Canada are expected to converge with International Financial Reporting Standards by the end of 2011. Condor continues to monitor the developments and has not yet assessed the impact of these prospective changes on Condor’s financial statements.

Financial Instruments

The following table presents Condor’s contractual financial liabilities. All liabilities fall due within the next year except for the other long term liabilities which are deferred during the five year exploration period related to the Marsel Territory, with repayment terms during the subsequent development stage period to be determined:

As at December 31	2007	2006
Accounts payables and accrued liabilities	954,308	48,393
Short term loans payable	11,847,103	10,333,523
Total current liabilities	12,801,411	10,381,916

Other long term liabilities	779,312	-
Total financial liabilities	13,580,723	10,381,916

The short term loans payable relates to the credit facilities provided by Condor’s largest shareholder, EurAsia RH.

The majority of the asset retirement obligations and other long term liabilities are not expected to fall due within the next five years.

Risks And Uncertainties

Credit risk

Credit risk on trade receivables is mainly related to joint venture partners and petroleum and natural gas marketers and the risk of financial loss if a customer, partner or counterparty to a financial instrument fails to meet its contractual obligations. A substantial portion of Condor’s accounts receivable are with customers in the energy industry and are subject to normal industry credit risk. Condor generally grants unsecured credit but routinely assesses the financial strength of its customers.

Receivables from petroleum and natural gas marketers are normally collected on the 25th day of the month following production. Condor sells the majority of its production to two petroleum and natural gas marketers and is therefore subject to concentration risk which is mitigated by management’s policies and practices related to credit risk, as discussed above. Condor historically has not experienced any collection issues with its petroleum and natural gas marketers.

Joint venture receivables are typically collected within three months of the joint venture bill being issued to the partner. However, the receivables are from participants in the petroleum and natural gas sector, and collection of the outstanding balances is dependent upon normal industry factors. Condor has examined its accounts receivable and concluded that an allowance for doubtful accounts is not necessary and that the amount shown as accounts receivable is valid and collectible.

Credit risk is also related to receivables from Condor’s joint venture partners. The first relates to funds provided to the 34% shareholder of Marsel. Condor has determined the full amount is collectible and no provision has been recorded for doubtful accounts.

Condor also provided a loan to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, Condor does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of Condor to collect this loan. Condor recorded a provision for the full amount of the loan in 2007 and the carrying amount of the loan at December 31, 2007 is nil.

Liquidity risk

Liquidity risk is the risk Condor will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. Condor requires liquidity mainly to satisfy financial obligations related to production activities and properties in Canada and to fund capital requirements related to exploration activities and properties in Kazakhstan.

For the Canadian operations, reliance is generally on operating cash flows to provide liquidity. In Kazakhstan, Condor has certain contractual work commitments related to exploration activities and properties. Due to the long cycle-time of these properties and the early stage of the exploration program, Condor relies mainly on the ability to raise equity financing to meet these obligations as they fall due. In addition, Condor also maintains significant undrawn credit and loan facilities.

To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. Condor also utilizes authorizations for expenditures to manage capital spending,

As described in the critical accounting estimates and policies, there is doubt as to the ability of Condor to continue as a going concern and the capacity to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that Condor will be successful with these initiatives.

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of Condor’s financial instruments or future cash flows.

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. Although Condor’s current petroleum and natural gas sales are all derived from properties in Canada and are denominated in Canadian dollars, the underlying benchmark prices are impacted by changes in the exchange rate between the Canadian and United States dollar.

A significant portion of Condor’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. Condor also has a minimal exposure to transactions denominated in Euros. Condor had no forward exchange rate contracts in place at or during the year ended December 31, 2007.

Commodity price risk

Condor is exposed to changes in commodity prices inherent in the oil and gas industry. Commodity prices for petroleum and natural gas are impacted by worldwide economic events and factors which are beyond Condor’s control. Fluctuations in petroleum and natural gas prices may have a significant effect on Condor’s results of operations and cash flows from operating activities and subsequently, may also affect the value of the oil and gas properties and the level of spending for exploration and development. The majority of Condor’s petroleum and natural gas production is sold under short-term contracts, which exposes Condor to the risk of price movements. Condor had no forward exchange price contracts or derivatives in place at or during the year ended December 31, 2007. The current impact to Condor of small fluctuations in commodity prices is not significant.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates. Condor is exposed to interest rate fluctuations on the credit facility loan although such exposure is delayed somewhat as the interest rate on the facility is non-variable and only reviewed by the facility provider on the anniversary date of the loan, which is in October, 2008. At current debt levels, Condor’s exposure to interest rate risk is not significant.

Political and economic conditions in Kazakhstan

Whilst there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include,

but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Governments, together with legal, regulatory and political developments, which are beyond Condor’s control.

The financial condition and future operations of Condor may be adversely affected by continued uncertainties in the business environment of Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on the consolidated financial statements and financial condition of Condor.

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of Condor may not coincide with that of management. As a result, transactions may be challenged by tax authorities and Condor may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. Condor believes its interpretation of the relevant legislation is appropriate and accordingly, at December 31, 2007 no provision for potential tax liabilities has been recorded.

Business risks

In the normal course of business Condor is exposed to a variety of risks and uncertainties. In addition to the risks associated with liquidity and capital resources, critical accounting estimates, financial instruments, credit risk and market risk described in this MD&A, Condor is exposed to various operational, technical, financial and regulatory risks and uncertainties, many of which are beyond its control and may significantly affect future results. Operations may be unsuccessful or delayed as a result of competition for services, supplies and equipment, mechanical and technical difficulties, the ability to attract and retain employees and contractors on a cost-effective basis, commodity and marketing risk and seasonality.

Condor is exposed to considerable risks and uncertainties including, but not limited to;

•	finding oil and natural gas reserves on an economical basis;
•	uncertainties related to estimating Condor’s reserves;
•	financial risks including access to debt or equity markets which Condor is dependent upon in order to meet obligation and liabilities as they fall due;
•	technical problems which could lead to unsuccessful wells, well blowouts and environmental damage;
•	obtaining timely regulatory approvals;
•

third party related operational risks including the ability to obtain access to wells, access to third party gathering and processing facilities, access to pipeline, railway and other transportation infrastructure;

•	fluctuations in commodity prices, interest rates and foreign currency exchange rates;
•	adverse climate, geographical and weather conditions and labour disputes;
•	timing of future debt and other obligations;
•	relinquishment of land territory in Kazakhstan during and upon the completion of the exploration period;
•

regulatory legislation and policies, including the fulfilment of contractual minimum work programs, the compliance with which may require significant expenditures and non-compliance with which may result in fines, penalties, production restrictions, suspensions or revocations of contracts;

•	changes to taxation policies, laws and interpretations thereof;
•	political risks inherent with international activities and doing business in foreign jurisdictions; and
•	obtaining comprehensive and appropriate insurance coverage at reasonable rates.

Outstanding Share Data

The following table sets forth Condor’s outstanding share data:

As at:	May 30, 2008	December 31, 2007	December 31, 2006
Common shares	183,000,100	168,000,100	100
Common shares subject to retraction rights	8,303,000	-	-
Total common shares	191,303,100	168,000,100	100

Common shares subject to retraction rights

Subsequent to year end, Condor completed a private placement in two tranches, the first tranche on January 8, 2008 and the second on February 4, 2008, issuing approximately 8.2 million Condor Common Shares at $0.50 per share for total proceeds of approximately $4.1 million. Condor also completed a private placement on April 7, 2008 and issued 100,000 Condor Common Shares at $0.60 per share for total proceeds of $60,000. These shares contain a retraction right in respect of which each subscriber has the right to require Condor to repurchase the shares if, by September 30, 2008, Condor has yet to qualify the shares for trading on a public stock exchange. The retraction rights expire October 31, 2008.

Stock option plan

Condor established a stock option plan on February 14, 2008 under which the board of directors may grant options for the purchase of Condor Common Shares to directors, officers, consultants and employees up to a maximum of 10% of the issued and outstanding Condor Common Shares. The exercise price of options shall not be less than the volume weighted average trading price of the shares on the TSX, or another stock exchange where the majority of the trading volume and value of the shares occurs, for the five trading days immediately preceding the day the option is granted and, where the shares are not listed on any exchange, the exercise price shall be such price as determined by the Board. The options are granted for a maximum term of five years and are fully vested after either two or three years from the date of grant.

Stock option grants

Condor granted 3,635,000 stock options on April 7, 2008 and 1,150,000 stock options on May 23, 2008 for a total of 4,785,000 under the stock option plan each at an exercise price of $0.60. Each stock option entitles the holder to purchase one common share of Condor, subject to the vesting terms, for up to five years from the date of the grant.

Annual MD&A for the year ended December 31, 2008

THE FOLLOWING MD&A WAS PREPARED AS A STAND ALONE DOCUMENT AND DEFINED TERMS IN THE FOLLOWING MD&A APPLY ONLY TO SUCH MD&A, AND NOT TO THIS INFORMATION BROCHURE AS A WHOLE.

Business Description and Reader Guidance

Condor Petroleum Inc. (“Condor” or in this Management’s Discussion and Analysis section, the “Company”) is an international oil and gas company incorporated on October 20, 2006 with activities in Canada, the Republic of Kazakhstan (“Kazakhstan”) and the United States of America (“USA”).

Management’s Discussion and Analysis (“MD&A”) of the financial condition and results of operations and cash flows of Condor should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2008. The selected financial information herein has been prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) and is presented in Canadian dollars unless otherwise stated.

The consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. At December 31, 2008 the Company had accumulated losses of $24.9 million since inception (December 31, 2007 – $15.3 million) and a working capital surplus of $2.4 million (December 31, 2007 – deficiency of $6.1 million). As per its contractual commitments, the Company is required to spend $7.0 million US on exploratory work on the Marsel territory in Kazakhstan in 2009. As a result, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Barrel of oil equivalent (“boe”) is a measure used throughout the MD&A which may be misleading, particularly if used in isolation. Boe amounts have been calculated using an energy equivalency conversion ratio of six thousand cubic feet (“mcf”) of natural gas to one barrel of oil. This conversion method is primarily applicable at the burner tip and does not represent value equivalency at the wellhead.

Non-GAAP Measures

The Company uses certain terms which are specific to the oil and gas industry and reports certain non-GAAP measures in the evaluation of operating and financial performance. These terms include “sales netback” which is calculated by deducting royalty expense, production costs and transportation costs from gross petroleum and natural gas sales and “cash flow from operations” which is calculated by adding non-cash items depletion and depreciation, unrealized foreign exchange, non-controlling interest, stock based compensation and accretion expense to net income/loss. These non-GAAP measures do not have standardized meanings prescribed by Canadian GAAP and therefore are unlikely to be comparable to similar measures presented by other issuers.

Forward-Looking Information

This MD&A contains certain forward-looking information and statements about the Company’s operations, reserves estimates, production, capital spending, financing, costs of production and other expenditures, political and regulatory issues. The forward-looking information provided is based on expectations, assumptions and best estimates the Company believes were reasonable at the time such information was presented. However, the Company cannot assure these assumptions will prove correct and the forward-looking information should not be overly relied upon. The forward-looking information is subject to considerable risks and uncertainties including, but not limited to, expectations regarding financing sources, innate uncertainties in estimating reserves, capital spending projections, results of exploration and development operations, commodity prices, exchange rates, production costs and other expenditures, liabilities inherent in oil and gas operations and operating in foreign countries. These risks and uncertainties could significantly affect anticipated future results and, accordingly, actual results may differ materially from those predicted. Readers should also be aware that historical results are not necessarily indicative of future performance. The Corporation does not undertake to update any forward-looking information except in accordance with applicable securities laws.

Overall Performance

The Company issued common shares of $31.2 million during 2008 and $26.8 million during 2007 through private placements. Revenues for the year from crude oil and natural gas sales increased to $4.7 million in 2008 from $4.1 million in 2007, production averaged 157 boe per day (“boepd”), down from 186 boepd in 2007, capital expenditures were $20.1 million compared to $23.4 million in 2007 and the net loss was $9.6 million in 2008 compared to $15.2 million in 2007.

Canada

The Company is the operator of certain oil and gas properties in Alberta and Saskatchewan and holds non-operated working interests and royalty interests in a number of other properties in Alberta. According to the Company’s December 31, 2008 reserve report, the properties had proved and probable reserves of 619,800 boe (2007 – 551,100 boe). During 2008 the properties generated average production of 157 boepd (2007 – 186 boepd), sales revenues of $4.7 million (2007 – $4.1 million) and cash flow from operations** of $18.00 per boe (2007 – $12.20).

(** “cash flow from operations” is a non-GAAP measure and is calculated by adding non-cash items depletion and depreciation, unrealized foreign exchange, non-controlling interest, stock based compensation and accretion expense to net income/loss).

Kazakhstan

Condor owns a 66% interest in Marsel Petroleum LLP (“Marsel”) which holds the rights to the Marsel territory in southern Kazakhstan via a subsurface contract signed with the government of Kazakhstan on July 27, 2007. The contract provides an exploration period of five years which may be extended twice for two years per extension. Upon commercial discovery, Marsel has the exclusive right to enter the development stage by negotiating and signing a development contract. The property has a contractual minimum work program of US$78.1 million over the five year exploration period, of which approximately US$65.8 million remains to be spent as at December 31, 2008. The 2009 minimum work program is US$7.0 million.

The Marsel territory is in a previously explored structural basin and extends over 18,500 square kilometers in the Chu-Sarysu Basin. The territory offers drilling opportunities on several structures that are indicative of being gas-bearing and on a number of previously un-drilled but either seismically defined or subsurface mapped structures in known hydrocarbon-producing areas. The Marsel territory currently has no Company assigned reserves. The Company continues to acquire and process the historical exploration well data, exploration 2D seismic data for reprocessing and reinterpretation, and new 2D seismic data over selective structures to better define the subsurface features. To date, 34 large structures have been identified, of which sixteen have been drilled and seven have tested natural gas.

Condor’s first Marsel exploration well, Kendyrlik 5RD, was completed in the fourth quarter of 2008. The well reached its target depth of 2320 meters with zero safety incidents. Well 5RD was drilled as a 300 meter offset to the Kendyrlik 2 well which had been drilled in 1983. Although historic records indicated Kendyrlik 2 flowed up to 4,150 boepd of gas, the lack of reservoir quality and areal extent towards the 5RD location made these limestone reservoirs non-commercial at the 5RD well. Kendyrlik 5RD did however encounter a massive sand package (126 meters with 39 meters of very good reservoir quality) not previously penetrated by the Kendyrlik 2 well. Unfortunately this sand contained only water. Hence after a thorough logging program, 5RD was abandoned.

Despite the lack of commercial hydrocarbons in 5RD, the results reflect the inherent risks of exploration activities in a frontier territory. These risks are reduced with time as new information is obtained and further insights of the hydrocarbon system are refined. This well has provided critical data for ongoing exploration efforts, including 26 m of core, drilling cuttings and modern mud logs to substantially increase our knowledge of Marsel’s depositional environment, modern electric logs to enhance our ability to interpret the historical log data and the first modern velocity seismic profile to allow correlation of seismic data with historic well logs. The information will be extremely useful in the current geologic characterization and modelling activities, identification of upcoming exploration targets and outlining development scenarios for this extensive asset.

During the fourth quarter, a 2-D seismic program was initiated on another of Marsel’s prospective structures called Tamgalytar. The program was completed ahead of schedule and the data is about to be processed. Once processed, this data will further define the potential of this very large (64 square kilometres) Tamgalytar structure.

EM Resources Proposed Amalgamation and Conditional Approval For Listing

On July 25, 2008, the Company entered into a pre-amalgamation agreement with EM Resources Inc. (“EM”) pursuant to which the Company and EM agreed to amalgamate conditional upon, among other things, the necessary shareholder approvals and the continuance of EM into Alberta. Shareholder approval was obtained on September 15, 2008. Pursuant to the amalgamation, all of the outstanding common shares of EM were to have been exchanged on a 2:1 basis for common shares of the amalgamated company (“EM Amalco”) and all outstanding common shares of Condor were to have been exchanged on a 1:1 basis for common shares of EM Amalco. On September 18, 2008, the Company received conditional approval for listing EM Amalco shares on the Toronto Stock Exchange (“TSX”). However, due to market volatility and instability, the TSX application was withdrawn and the pre-amalgamation agreement was terminated on December 23, 2009.

Selected Information

For the year ended December 31	2008	2007
Gross petroleum and natural gas sales	4,742,597	4,145,360
Net income (loss)	(9,571,848)	(15,204,091)
Net income (loss) per share - basic and diluted	(0.05)	(1.05)
Capital expenditures	20,104,078	23,392,957

As at December 31	2008	2007
Total assets	39,624,396	16,976,513

Total long-term liabilities	2,529,849	1,167,868

Further details, analysis and discussion regarding the Company’s performance, current period results and comparisons to the prior period are presented in subsequent sections of this MD&A.

Production

The Company’s overall production for the year ended December 31, 2008 decreased 14% to 57,365 boe or the equivalent of 157 boepd compared to 66,981 boe or 184 boepd in 2007. Production decreased mainly due to technical down time on certain wells, natural declines and a delayed capital investment program.

For the year ended December 31

Production - boe	2008	2007	Change	Change %
Crude oil	41,547	48,084	(6,537)	(14%)
Natural gas	15,818	18,897	(3,079)	(16%)
Total production	57,365	66,981	(9,616)	(14%)

Average daily production - boe		2008	2007	Change
Crude oil		114	132	(18)
Natural gas		43	52	(9)
Total production		157	184	(27)

Sales and Marketing

Revenues from crude oil sales increased 14% to $3.8 million in 2008 compared to $3.3 million in 2007. This was due to the significant rise in prices, as reflected by the 32% increase in average realized crude oil prices to $91.68 per barrel in 2008 from $69.42 in 2007, despite the 13% volume decrease due to lower production.

Revenues from natural gas sales increased 4% to $0.8 million in 2008 compared to $0.7 million in 2007. This was due to the significant rise in prices, as reflected by the 24% increase in average realized natural gas prices to $8.42 per mcf in 2008 from $6.79 in 2007, despite the 16% volume decrease due to lower production.

Royalty income from the Canadian properties increased to $134,328 in 2008 compared to $42,719 in 2007. The increases are due primarily to increased prices for crude oil and natural gas outlined above and increased production on royalty generating properties (41,605 boe in 2008 compared to 27,068 boe in 2007).

For the year ended December 31

Revenue	2008	2007	Change	Change %
Crude oil sales	3,809,198	3,332,750	476,448	14%
Natural gas sales	799,071	769,891	29,180	4%
Royalty income	134,328	42,719	91,609	214%
Gross petroleum and natural gas sales	4,742,597	4,145,360	597,237	14%

Sales volume - in boe
Crude oil	41,547	48,084	(6,537)	(14%)
Natural gas	15,818	18,897	(3,079)	(16%)
Total sales volume	57,365	66,981	(9,616)	(14%)

Realized sales prices
Crude oil sales - $/barrel	91.68	69.31	22.37	32%
Natural gas sales - $/mcf	8.42	6.79	1.63	24%
Natural gas sales - $/boe	50.52	40.74	9.78	24%
Total sales - $/boe	82.67	61.89	20.79	34%

Royalty Expense

Total royalty expense increased to $1.1 million in 2008 compared to $0.8 million in 2007 and as a percentage of gross sales, increased to 23% in 2008 from 19% in 2007 due primarily to commodity price increases and increased production on certain wells which have higher associated royalty rates.

Production Costs

Production costs, all of which relate to the Canadian operations, increased to $23.61 per boe in 2008 from $22.33 per boe in 2007. This increase is due to the unexpected workovers required on 4 wells in the fourth quarter of 2008. These costs were $4.21 per boe.

General and Administrative Expenses

The Company’s general and administrative costs increased to $3.9 million in 2008 from $1.5 million in 2007 due to the increased personnel, office, and other infrastructure costs required to manage the Company’s expanding operations as well as the legal and accounting costs incurred during 2008 related to the TSX listing application.

Depletion And Depreciation

Depletion and depreciation costs for the year ended December 31, 2008 decreased to $5.5 million compared to $13.4 million for the same period in 2007. The 2008 amount includes a provision of $3.9 million and the 2007 amount includes a provision of $11.4 million related to respective impairment write downs of the USA properties associated with the unsuccessful farm in agreement which has subsequently been discontinued.

Stock Based Compensation

During 2008 the Company granted 10,510,000 stock options under the Company stock option plan. The total valuation of the stock options is $5.4 million which will be recognized as an expense over the respective 2 and 3 year vesting periods. The total expense is $1.7 million for the year ended December 31, 2008.

Interest Expense

Interest expense decreased to $0.3 million in 2008 from $0.7 million in 2007 due to the decreased average loan balances resulting from various loan conversions into common shares and cash repayments.

Provision For Unrecoverable Loans

Prior to the Company’s acquisition of Marsel Petroleum LLP, Marsel Petroleum LLP provided a loan to the current non-controlling interest owner. During 2008, the Company determined the collection of this amount had become unlikely due the severe downturn in the economy and credit crisis. The Company has recorded a provision of $0.6 million in 2008 and the balance of the loan at December 31, 2008 is nil.

During 2007, the Company provided a $1.0 million loan to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, the Company does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of the Company to collect this loan. The Company recorded a provision of $1.0 million in 2007 and the balance of the loan at December 31, 2007 is nil.

Corporate Income Taxes

The Company does not have taxable income and consequently is not currently subject to corporate income taxes and has not recognized any future income tax assets or recoveries to date. Condor is subject to excess profit tax on the Marsel territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax in 2007 or in 2008 but may be subject to excess profit tax in future years.

Netbacks From Canadian Operations

The table below presents the Company’s netback per boe for the period from the Canadian operating segment, as calculated by dividing total segment revenues and costs by total boe sales volumes. Although Condor’s operating segments include Canada, Kazakhstan and USA, all production, sales and associated sales costs in 2008 and essentially all amounts in 2007 were derived from the Canadian operations and therefore only the netback for this operating segment is meaningful and herein provided.

For the year ended December 31,	2008	2007	Change
Gross petroleum and natural gas sales	82.67	62.17	20.50
Royalty expense	(18.75)	(12.11)	(6.64)
Production costs	(23.61)	(22.33)	(1.29)
Transportation costs	(0.60)	(0.70)	0.10
Sales netback*	39.71	27.04	12.67

Interest and other income	1.78	0.03	1.75
General and administrative expense	(22.78)	(14.35)	(8.43)
Depletion and depreciation	(25.78)	(30.20)	4.42
Stock based compensation	(21.64)	0.00	(21.64)
Accretion expense	(0.56)	(0.34)	(0.22)
Interest expense	(1.05)	(0.51)	(0.54)
Foreign exchange gain	0.35	0.00	0.35
Net loss	(29.97)	(18.34)	(11.63)

For the year ended December 31,	2008	2007	Change
Items not affecting cash:
Depletion and depreciation	25.78	30.20	(4.42)
Stock option compensation	21.64	0.00	21.64
Accretion expense	0.56	0.34	0.22
Cash flow from operations**	18.00	12.20	5.80

* “Sales netback” is a non-GAAP measure and is calculated by deducting royalty expense, production costs and transportation costs from gross petroleum and natural gas sales.

** “Cash flow from operations” is a non-GAAP measure and is calculated by adding non-cash items depletion and depreciation, unrealized foreign exchange, non-controlling interest, stock based compensation and accretion expense to net income/loss.

Liquidity And Capital Resources

Due to the contractual commitments related to the Company’s properties in Kazakhstan which, on a total and cumulative basis, are non-discretionary and time sensitive, the Company is dependent on timely future debt and equity financing. The Company’s objective is to establish a capital structure through private placements and an initial public offering in conjunction with the planned exchange listing that will provide funds to finance the operational and exploration activities and the contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases. The Company also relies on operating cash flows from the Canadian properties and the credit facility which was subject to a maximum of $2.0 million at December 31, 2008 and increased to $10.0 million effective March 30, 2009.

Common shares

To date, the Company has raised $57.9 million through private placements and has the following outstanding shares:

Date	Issue	Number of Shares	Price per Share	Share Capital

December 31, 2007	Share capital, beginning of the year	168,000,100	0.16	26,732,929
January 8, 2008	Private placement	5,975,000	0.50	2,987,500
February 4, 2008	Private placement	2,228,000	0.50	1,114,000
March 1, 2008	Loan conversion	15,000,000	0.60	9,000,000
April 7, 2008	Private placement	100,000	0.60	60,000
June 10, 2008	Private placement	2,648,200	1.25	3,310,250
July 17, 2008	Private placement	2,331,766	1.25	2,914,708
July 31, 2008	Private placement	982,664	1.25	1,228,330
August 1, 2008	Private placement	6,500,000	1.25	8,125,000
September 16, 2008	Private placement	1,697,126	1.25	2,121,408
October 31, 2008	Private placement	298,078	1.25	372,598
	Share issue costs during 2008			(25,066)
	Share capital at December 31, 2008	205,760,934	0.28	57,941,655

Work commitments

The Company has contractual work commitments pursuant to the Marsel exploration contract in Kazakhstan. The cumulative commitments for 2008 were US$11.6 million, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract.

The work commitments for each of the next four years and in total are as follows (in millions of US$):

	2009	2010	2011	2012	Total
Marsel work commitments	7.0	15.0	20.0	23.8	65.8

Carried working interest

Condor owns 66% interest in the Marsel territory in Kazakhstan and funds 100% of the capital program, including the work commitments.

Leases

The Company has the following office and office equipment lease commitments (in millions):

	2009	2010	2011	2012	Total
Lease commitments - third parties	0.2	0.1	0.0	0.0	0.3
Lease commitments - related parties	0.1	0.1	0.1	0.1	0.4
Lease commitments - total	0.3	0.2	0.1	0.1	0.7

Summary Of Quarterly Results

The following table sets forth selected financial information of the Company for the eight most recently completed quarters to December 31, 2008:

For the quarter ended	Gross petroleum & natural gas sales	Net loss	Net loss per share basic and diluted
December 31, 2008	626,119	(3,591,589)	(0.02)
September 30, 2008	1,436,919	(900,183)	0.00
June 30, 2008	1,411,744	(1,059,067)	(0.01)
March 31, 2008	1,267,815	(4,021,009)	(0.02)
December 31, 2007	1,111,982	(10,033,524)	(0.17)
September 30, 2007	1,078,709	(25,784)	(257.84)
June 30, 2007	980,964	(4,679,757)	(46,797.57)
March 31, 2007	973,705	(465,026)	(4,650.26)

Revenues decreased significantly in the quarter ended December 31, 2008 due primarily to the decrease in prices for crude oil and natural gas. The net loss is due mainly to increased general and administration costs related to the Company’s TSX listing application and to the provision for unrecoverable loans.

Revenues increased during the first three quarters of 2008 due primarily to higher realized crude oil and natural gas prices despite lower production volumes.

The loss in the quarter ended March 31, 2008 includes $3.7 million related to the write down of the USA properties due to the unsuccessful drilling program.

The loss in the quarter ended December 31, 2007 includes $8.2 million related to the write down of the USA properties due to the unsuccessful drilling program and $1.0 million related to the provision for unrecoverable loan.

The loss in the quarter ended June 30, 2007 includes $3.2 million related to the write down of the USA properties due to the unsuccessful drilling program and $0.8 million related to foreign exchange losses.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Related Party Balances And Transactions

Acquisition of Marsel Petroleum LLP

On May 18, 2007 the Company acquired 66% of the shares of Marsel Petroleum LLP, the owner of the Marsel territory exploration contract in Kazakhstan from EurAsia Holding AG, an affiliate of EurAsia Resource Holdings AG, which at the time of the transaction was the Company’s 100% shareholder. The consideration paid by Condor was $7.4 million in cash.

Loan from EurAsia Resource Holdings AG – Tranche A

The Company had a $40.0 million loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG, which carried interest at 7% until June 30, 2007 and was interest free thereafter. On March 1, 2008, the loan balance and accrued interest of $6.5 million was converted into 10.8 million common shares at $0.60 per share and loan facility was subsequently cancelled. The interest expense in 2008 was nil (2007 - $474,360). The total principal and interest outstanding at December 31, 2008 is nil (December 31, 2007 - $6.5 million).

Loan from EurAsia Resource Holdings AG – Tranche B

The Company has a loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG which carries interest at 7%. Interest expense for 2008 includes $116,470 ($72,743 in 2007) related to Tranche B. On March 1, 2008, $2.5 million of the loan was converted into 4.2 million common shares at $0.60 per share and the remaining $2.8 million loan balance and accrued interest was fully repaid during 2008. The total principal and interest outstanding at December 31, 2008 is nil (December 31, 2007 - $5.4 million).

Office rent and equipment

During 2008, the Company recognized general and administrative expenses of $151,953 (2007 – $23,726) for office rent and expenses from a company of which a director of Condor is a director. At December 31, 2008 and December 31, 2007 there were no related accounts payables and accrued liabilities.

Management services received

General and administration costs in 2008 include management services provided by EurAsia Holding AG and RV Resource Value Holding PLC, affiliates of the company’s largest shareholder, related to the management of the Marsel territory in Kazakhstan. The 2008 expense is US$529,106 and the full amount is outstanding at December 31, 2008. There were no charges in 2007.

Management services provided

During the year, the Company charged New Horizon Energy Netherlands B.V. and East Aral Petroleum B.V., affiliates of the company’s largest shareholder, for management services related to their respective oil and gas operations. The amount charged in 2008 is US$497,654 and is treated as a reduction of general and administration costs. The full amount is outstanding at December 31, 2008. There were no charges in 2007.

These transactions were recorded at the exchange amount.

Critical Accounting Estimates And Policies

Principles of consolidation

The consolidated financial statements have been prepared in Canadian dollars following GAAP and include the accounts of Condor and its subsidiary companies. All intercompany accounts and transactions have been eliminated. Some of the Company’s activities are conducted jointly with others and the consolidated financial statements reflect only the Company’s proportionate interest.

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The company’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated to Canadian dollars at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity.

Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations.

Transactions which are denominated in a currency other than the entity’s functional currency are translated at the rate in effect on the date of the transaction. Any resulting gains or losses resulting from foreign currency translation are included in the statement of operations.

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized, including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and are depreciated and depleted using the unit of production method based upon estimated proved reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales price less expected future capital, production and royalties, together with the cost of unproved properties. This test is performed annually on a country by country basis on the Company’s oil and gas properties or when indicators or impairment exist. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Asset retirement obligation

The company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

Fair value of financial instruments

Financial instruments held for trading include cash and cash equivalents, loans and receivables include accounts receivable and other current assets and other financial liabilities include accounts payable and accrued liabilities, short term loans payable and other long term liabilities. The fair value of cash and cash equivalents, accounts receivable and other current assets approximate their carrying values due to the short term nature of these instruments. The fair value of accounts payable, accrued liabilities and other long term liabilities is significantly less that the carrying value due to the credit risk of the company. Other long term assets are initially recorded at fair value, and subsequently carried at amortized cost.

Accounting Standard Changes

Capital Disclosures

Effective January 1, 2008 the Company adopted the CICA Section 1535 Capital Disclosures which requires companies to disclose their objectives, policies and processes for managing capital as well as compliance with any externally imposed capital requirements.

Financial instruments disclosure and presentation

Effective January 1, 2008 the Company adopted the CICA Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Disclosure and Presentation which require entities to provide information that enable users to evaluate the significance of financial instruments for the entity’s financial position and performance and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. These newly-issued presentation standards pertain to the classification of financial instruments between liabilities and equity, the classification of related interest, dividends, losses and gains and the circumstances in which financial assets and financial liabilities are offset.

Inventory

Effective January 1, 2008 the Company adopted Section 3031 Inventories which provides more extensive guidance on the determination of cost including allocation of overhead, and required impairment testing. There is no impact on current year inventory.

Financial Instruments

The following table presents the Company’s contractual financial liabilities. All liabilities fall due within the next year except for the other long term liabilities which are deferred during the exploration period, related to the Kazakhstan property, with repayment terms during the subsequent development stage period to be determined.

As at December 31	2008	2007
Accounts payables and accrued liabilities	7,979,860	954,308
Short term loans payable	-	11,847,103
Total current liabilities	7,979,860	12,801,411

Other long term liabilities	2,009,012	779,312
Total financial liabilities	9,988,872	13,580,723

The short term loans payable relate to the $2.0 million credit facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The repayment date for the loan is December 31, 2010 and the available credit on this facility as at December 31, 2008 is $2.0 million. The facility was increased to $10.0 million effective March 30, 2009.

Risks And Uncertainties

Credit risk

Credit risk on trade receivables is mainly related to joint venture partners and petroleum and natural gas marketers and the risk of financial loss if a customer, partner or counterparty to a financial instrument fails to meet its contractual obligations. A substantial portion of the Company’s accounts receivable are with customers in the energy industry and are subject to normal industry credit risk. The Company generally grants unsecured credit but routinely assesses the financial strength of its customers.

Receivables from petroleum and natural gas marketers are normally collected on the 25th day of the month following production. During the year ended December 31, 2008, the company derived 68% and 20% for a total of 88% (2007 – 78% and 16%, respectively, for a total of 94%) of petroleum and natural gas sales from two customers and is therefore subject to concentration risk. This risk is mitigated by management’s policies and practices related to credit risk, as discussed above. The Company historically has not experienced any collection issues with its petroleum and natural gas marketers.

Joint venture receivables are typically collected within three months of the joint venture bill being issued to the partner. However, the receivables are from participants in the petroleum and natural gas sector, and collection of the outstanding balances is dependent upon normal industry factors. The Company has examined its Accounts receivable and concluded that an allowance for doubtful accounts is not necessary and that the amount shown as accounts receivable is valid and collectible.

The Company has credit risk related to receivables from affiliated companies of the Company’s largest shareholder, EurAsia Resource Holdings AG. The Company has determined that the full amounts are collectible and no related provisions have been recorded for doubtful accounts.

The Company also provided a loan during 2007 to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, the Company does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of the Company to collect this loan. The Company recorded a provision for the full amount of the loan in 2007 and the balance of the loan at December 31, 2008 is nil.

The Company also has credit risk associated with loans receivable from foreign joint venture partners. The first relates to funds provided, prior to acquisition, to the non-controlling interest owner in the Marsel territory in Kazakhstan. Collection of this amount has become unlikely due a downturn in the Kazakh economy which has negatively affected the NCIO’s businesses for which the loan was granted. The Company has recorded a provision in 2008 for the full amount of this loan. The Company recorded a provision for the full amount of the loan in 2007 and the balance of the loan at December 31, 2008 is nil.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. The company requires liquidity mainly to satisfy financial obligations related to production activities and properties in Canada and to fund capital requirements related to exploration activities and properties in Kazakhstan.

For the Canadian operations, reliance is generally on operating cash flows to provide liquidity. In Kazakhstan, the Company has certain contractual work commitments related to exploration activities and. Due to the long cycle-time of these properties and the early stage of the exploration program, the Company relies mainly on the ability to raise equity financing to meet these obligations as they fall due. In addition, the Company also maintains undrawn credit facilities.

To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. The Company also utilizes authorizations for expenditures to manage capital spending.

There is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives.

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of the Company’s financial instruments or future cash flows.

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. Although the Company’s current petroleum and natural gas sales are all derived from properties in Canada and are denominated in Canadian dollars, the underlying benchmark prices are impacted by changes in the exchange rate between the Canadian and United States dollar.

The Company is exposed to significant foreign currency risk as a substantial portion of the Company’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. The Company also has a minimal exposure to transactions denominated in Euros. The Company had no forward exchange rate contracts in place at or during the year ended December 31, 2008.

Commodity price risk

The Company is exposed to changes in commodity prices inherent in the oil and gas industry. Commodity prices for petroleum and natural gas are impacted by worldwide economic events and factors which are beyond the Company’s control. Fluctuations in petroleum and natural gas prices may have a significant effect on the Company’s results of operations and cash flows from operating activities and subsequently, may also affect the value of the oil and gas properties and the level of spending for exploration and development. The majority of the Company’s petroleum and natural gas production is sold under short-term contracts, which exposes the Company to the risk of price movements. The Company had no forward exchange price contracts or derivatives in place at or during the year ended December 31, 2008.

There has been a significant softening in oil and gas prices in the fourth quarter of 2008. While it appears in 2009 that the decline in prices has ceased, there is no certainty that material price erosion will not occur. In the event of significant, additional commodity price declines, some or all of the Company’s development projects and other prospects may not be economically viable.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates. The Company is exposed to interest rate fluctuations on the credit facility loan. At current debt levels, the Company’s exposure to interest rate risk is not significant.

Political and economic conditions in Kazakhstan

Whilst there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Governments, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment of Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on the consolidated financial statements and financial condition of the Company.

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at December 31, 2008 no provision for potential tax liabilities has been recorded.

Business risks

In the normal course of business the Company is exposed to a variety of risks and uncertainties. In addition to the risks associated with liquidity and capital resources, critical accounting estimates, financial instruments, credit risk and market risk described in this MD&A, the Company is exposed to various operational, technical, financial and regulatory risks and uncertainties, many of which are beyond its control and may significantly affect future results. Operations may be unsuccessful or delayed as a result of competition for services, supplies and equipment, mechanical and technical difficulties, the ability to attract and retain employees and contractors on a cost-effective basis, commodity and marketing risk and seasonality.

The Company is exposed to considerable risks and uncertainties including, but not limited to;

•	finding oil and natural gas reserves on an economical basis;
•	uncertainties related to estimating the Company’s reserves;
•	financial risks including access to debt or equity markets which the Company is dependent upon in order to meet obligation and liabilities as they fall due;
•	technical problems which could lead to unsuccessful wells, well blowouts and environmental damage;
•	obtaining timely regulatory approvals;
•

third party related operational risks including the ability to obtain access to wells, access to third party gathering and processing facilities, access to pipeline, railway and other transportation infrastructure;

•	fluctuations in commodity prices, interest rates and foreign currency exchange rates;
•	adverse factors including climate, geographical and weather conditions and labour disputes
•	timing of future debt and other obligations;
•	relinquishment of land territory in Kazakhstan during and upon the completion of the exploration period;
•	regulatory legislation and policies, including the fulfilment of contractual minimum work programs, the compliance with which may require significant expenditures and non-compliance with which may result in fines, penalties, production restrictions, suspensions or revocations of contracts;
•	changes to taxation policies, laws and interpretations thereof;
•	political risks inherent with international activities and doing business in foreign jurisdictions; and
•	obtaining comprehensive and appropriate insurance coverage at reasonable rates.

Outstanding Share Data

Common shares

The following table sets forth the Company’s outstanding share data:

As at	January 20, 2010	December 31, 2008	December 31, 2007
Common shares	205,760,934	205,760,934	168,000,100

Stock Options

The Company established a stock option plan during 2008 under which the board of directors may grant options for the purchase of common shares to directors, officers, consultants and employees up to a maximum of 10% of the issued and outstanding common shares of the Company. The exercise price of options shall not be less than the volume weighted average trading price of the shares on the TSX, or another stock exchange where the majority of the trading volume and value of the shares occurs, for the five trading days immediately preceding the day the option is granted and, where the shares are not listed on any exchange, the exercise price shall be such price as determined by the Board. The options are granted for a maximum term of five years and are fully vested after either two or three years from the date of grant.

The Company granted stock options as shown in the table below. Each stock option entitles the holder to purchase one common share of the Company, subject to the vesting terms, for up to five years from the date of the grant.

	Number of options	Weighted average exercise price
Balance, beginning of the period	-	-
Granted April 7, 2008	3,635,000	0.60
Granted May 23, 2008	1,150,000	0.60
Granted September 15, 2008	5,725,000	1.25
Balance at December 31, 2008	10,510,000	0.95

Subsequent Event Note

On December 28, 2009, the Company entered into a pre-amalgamation agreement with New Horizon Energy Inc. (“New Horizon”) pursuant to which the Company and New Horizon have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the pre-amalgamation agreement, all the outstanding common shares of the Company would be exchanged on a 3.4 for 1 basis for common shares of the amalgamated company (“Amalco”) and all the outstanding common shares of New Horizon would be exchanged on a 1 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would, immediately upon completion of the amalgamation, entitle the holder to receive upon exercise the number of common shares of Amalco equal to the number of such shares that the holder would have received pursuant to the amalgamation if such options had been exercised immediately before the amalgamation became effective. There are no outstanding New Horizon stock options.

Interim MD&A for the nine-month period ended September 30, 2009

THE FOLLOWING MD&A WAS PREPARED AS A STAND ALONE DOCUMENT AND DEFINED TERMS IN THE FOLLOWING MD&A APPLY ONLY TO SUCH MD&A, AND NOT TO THIS INFORMATION BROCHURE AS A WHOLE.

Business Description And Reader Guidance

Condor Petroleum Inc. (“Condor” or in this Management’s Discussion and Analysis section, the “Company”) is an international oil and gas company incorporated on October 20, 2006 with activities in Canada, the Republic of Kazakhstan (“Kazakhstan”) and the United States of America (“USA”).

Management’s Discussion and Analysis (“MD&A”) of the financial condition and results of operations and cash flows of Condor should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2008 and the unaudited consolidated financial statements and accompanying notes for the three and nine months ended September 30, 2009. The selected financial information herein has been prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) and is presented in Canadian dollars unless otherwise stated.

The consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. At September 30, 2009 the Company had accumulated losses of $29.4 million since inception (December 31, 2008 – $24.9 million), a working capital surplus of $1.2 million (December 31, 2008 – $2.4 million), and estimated remaining work commitments in Kazakhstan of US$ 61.3 million through July, 2012. As a result, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Barrel of oil equivalent (“boe”) is a measure used throughout the MD&A which may be misleading, particularly if used in isolation. Boe amounts have been calculated using an energy equivalency conversion ratio of six thousand cubic feet (“mcf”) of natural gas to one barrel of oil. This conversion method is primarily applicable at the burner tip and does not represent value equivalency at the wellhead.

Forward-Looking Information

This MD&A contains certain forward-looking information and statements about the Company’s operations, reserves estimates, production, capital spending, financing, costs of production and other expenditures, political and regulatory issues. The forward-looking information provided is based on expectations, assumptions and best estimates the Company believes were reasonable at the time such information was presented. However, the Company cannot assure these assumptions will prove correct and the forward-looking information should not be overly relied upon. The forward-looking information is subject to considerable risks and uncertainties including, but not limited to, expectations regarding financing sources, innate uncertainties in estimating reserves, capital spending projections, results of exploration and development operations, commodity prices, exchange rates, production costs and other expenditures, liabilities inherent in oil and gas operations and operating in foreign countries. These risks and uncertainties could significantly affect anticipated future results and, accordingly, actual results may differ materially from those predicted. Readers should also be aware that historical results are not necessarily indicative of future performance. The Company does not undertake to update any forward-looking information except in accordance with applicable securities laws.

Overall Performance

Revenues for the three months ended September 30, 2009 from crude oil and natural gas sales decreased to $0.8 million in 2009 from $1.4 million for the same period in 2008, production averaged 160 boe per day (“boepd”), up from 157 boepd in 2008, capital expenditures were $1.2 million compared to $5.2 million in 2008, the net loss was $1.7 million in 2009 compared to $0.9 million in 2008 and cash from operating activities was $(0.2) million versus $0.5 million in 2008.

Revenues for the nine months ended September 30, 2009 from crude oil and natural gas sales decreased to $2.2 million in 2009 from $4.1 million for the same period in 2008, production averaged 163 boe per day (“boepd”), up from 157 boepd in 2008, capital expenditures were $4.3 million compared to $13.6 million in 2008, the net loss was $4.5 million in 2009 compared to $6.0 million in 2008 and cash from operating activities was ($0.4) million versus $5.2 million in 2008.

Canada

The Company is the operator of certain oil and gas properties in Alberta and Saskatchewan and holds non-operated working interests and royalty interests in a number of other properties in Alberta. According to the Company’s December 31, 2008 reserve report, the properties had proved and probable reserves of 619,800 boe (December 31, 2007 – 551,100 boe). During the three months ended September 30, 2009 the properties generated average production of 160 boepd (2008 – 157 boepd), sales revenues of $0.8 million (2008 – $1.4 million) and a loss of $0.9 million (2008 – income of $23,574). During the nine months ended September 30, 2009 the properties generated average production of 163 boepd (2008 – 157 boepd), sales revenues of $2.2 million (2008 – $4.1 million) and a loss of $3.0 million (2008 – loss of $0.4 million).

Kazakhstan

Condor owns a 66% interest in Marsel Petroleum LLP (“Marsel”) which holds the rights to the Marsel territory in southern Kazakhstan via a subsurface contract signed with the government of Kazakhstan on July 27, 2007. The contract provides an exploration period of five years which may be extended twice for two years per extension. Upon commercial discovery, Marsel has the exclusive right to enter the development stage by negotiating and signing a development contract. The property has a contractual minimum work program of US$78.1 million over the five year exploration period, of which approximately US$61.3 million remains to be spent as at September 30, 2009. The estimated remaining minimum work program for 2009 is US$3.3 million.

The Marsel territory is in a previously explored structural basin and extends over 18,500 square kilometers in the Chu-Sarysu Basin. The territory offers drilling opportunities on several structures that are indicative of being gas-bearing and on a number of previously un-drilled but either seismically defined or subsurface mapped structures in known hydrocarbon-producing areas. The Marsel territory currently has no Company assigned reserves. The Company continues to acquire and process the historical exploration well data, exploration 2D seismic data for reprocessing and reinterpretation, and new 2D seismic data over selective structures to better define the subsurface features. To date, 34 large structures have been identified, of which sixteen have been drilled and seven have tested natural gas.

The Company recently started gathering 700 km (19 lines) high resolution 2D seismic program, with acquisition expected to be completed by early 2010. This program is designed to provide detailed subsurface control sufficient to mature a portfolio of prospects to drilling stage, in support of a planned 2010 drilling campaign. Interpretation of 450 km of 2D seismic data gathered over the Tamgalytar structure commenced in the fourth quarter of 2010. This data has identified a large carbonate accumulation which is capable of supporting several hundred billion cubic feet of gas. Work is ongoing to further characterize this structure, which could be one of the wells drilled in 2010.

The Company has also commenced with a block-wide stratigraphic analysis project, integrating logs, core data, paleontologic and petrophysical data, well test results and seismic stratigraphy to better define the spatial variation in reservoir quality for the known reservoir intervals in the Marsel Contract Territory. This project is intended to provide a more accurate risk assessment of reservoir quality for all prospects developed within the Territory. One regional NE-SW trending 2D seismic line will be acquired as part of the ongoing seismic program, calibrating existing wells to seismic and providing the basis for seismic stratigraphic analysis.

Em Resources Proposed Amalgamation And Conditional Approval For Listing

On July 25, 2008, the Company entered into a pre-amalgamation agreement with EM Resources Inc. (“EM”) pursuant to which the Company and EM agreed to amalgamate conditional upon, among other things, the necessary shareholder approvals and the continuance of EM into Alberta. Shareholder approval was obtained on September 15, 2008. Pursuant to the amalgamation, all of the outstanding common shares of EM were to have been exchanged on a 2:1 basis for common shares of the amalgamated company (“EM Amalco”) and all outstanding common shares of Condor were to have been exchanged on a 1:1 basis for common shares of EM Amalco. On September 18, 2008, the Company received conditional approval for listing EM Amalco shares on the Toronto Stock Exchange (“TSX”). However, due to market volatility and instability, the TSX application was withdrawn and the pre-amalgamation agreement was terminated on December 23, 2009.

Selected Information

For the three months ended September 30	2009	2008
Gross petroleum and natural gas sales	794,029	1,436,919
Net loss	(1,703,463)	(900,183)
Net loss per share – basic and diluted	(0.01)	0.00
Capital expenditures	1,185,765	5,198,717

For the nine months ended September 30	2009	2008
Gross petroleum and natural gas slaes	2,181,517	4,116,478
Net loss	(4,487,817)	(5,980,259)
Net loss per share – basic and diluted	(0.02)	(0.03)
Capital expenditures	4,336,425	13,575,618

As at	September 30, 2009	December 31, 2008
Total assets	30,061,902	39,624,396
Total long-term liabilities	4,150,732	2,529,849

Further details, analysis and discussion regarding the Company’s performance, current period results and comparisons to the prior period are presented in subsequent sections of this MD&A.

Production

The Company’s overall production for the three months ended September 30, 2009 increased 2% to 14,725 boe or the equivalent of 160 boepd compared to 14,448 boe or 157 boepd for the same period in 2008. Production for the nine months ended September 30, 2009 increased 3% to 44,438 boe or 163 boepd versus 43,010 boe or 157 boepd for the same period in 2008.

For the three months ended September 30

Production - boe	2009	2008	Change	Change %
Crude Oil	11,014	10,483	531	5&
Natural Gas	3,711	3,965	(254)	(6%)
Total Production	14,725	14,448	277	2%

Average daily production - boe		2009	2008	Change
Crude Oil		120	114	6
Natural Gas		40	43	(3)
Total Production		160	157	3

For the nine months ended September 30

Production - boe	2009	2008	Change	Change %
Crude Oil	32,830	31,015	1,815	65
Natural Gas	11,608	11,995	(387)	(3%)
Total Production	44,438	43,010	1,428	3%

Average daily production - boe		2009	2008	Change
Crude Oil		120	113	7
Natural Gas		43	44	(1)
Total Production		163	157	6

Sales And Marketing

Crude oil sales

Revenues from crude oil sales decreased 35% to $0.7 million for the three months ended September 30, 2009 compared to $1.1 million for the same period in 2008. This was due to the significant decrease in prices, as reflected by the 38% decrease in average realized crude oil prices to $65.79 per barrel in 2009 from $105.64 in 2008. The price decrease was partially offset by the 5% volume increase in production from the same period in 2008.

Revenues from crude oil sales decreased 42% to $1.9 million for the nine months ended September 30, 2009 compared to $3.2 million for the same period in 2008. This was due to the significant decrease in prices, as reflected by the 45% decrease in average realized crude oil prices to $56.61 per barrel in 2009 from $102.76 in 2008. The price decrease was partially offset by the 6% volume increase in production from the same period in 2008.

Natural gas sales

Revenues from natural gas sales decreased 77% to $0.1 million for the three months ended September 30, 2009 compared to $0.3 million for the same period in 2008. This was due to the significant decrease in prices, as reflected by the 76% decrease in average realized natural gas prices to $2.93 per mcf in 2009 from $12.06 in 2008. The 6% volume decrease due to lower production also contributed to the decrease in revenue.

Revenues from natural gas sales decreased 67% to $0.3 million for the nine months ended September 30, 2009 compared to $0.8 million for the same period in 2008. This was due to the significant decrease in prices, as reflected by the 66% decrease in average realized natural gas prices to $3.96 per mcf in 2009 from $11.56 in 2008. The 3% volume decrease due to lower production also contributed to the decrease in revenue.

Royalty income

Royalty income from the Canadian properties decreased to $4,154 for the three months ended September 30, 2009 compared to $42,521 for the same period in 2008. The decrease is due primarily to decreased prices for crude oil and natural gas as outlined above. The decrease in production on royalty generating properties (3,912 boe for the three months ended September 30, 2009 compared to 10,398 boe for the same period in 2008) also contributed to the decline in royalty income.

Royalty income from the Canadian properties decreased to $47,223 for the nine months ended September 30, 2009 compared to $97,092 for the same period in 2008 due mainly to the decline in sales prices and production volumes in 2009.

For the three months ended September 30

Revenue	2009	2008	Change	Change %
Crude oil sales	724,601	1,107,389	(382,788)	(35%)
Natural gas sales	65,274	287,009	(221,735)	(77%)
Royalty income	4,154	42,521	(38,367)	(90%)
Gross petroleum and natural gas sales	794,029	1,436,919	(642,890)	(45%)

Sales volume – in boe
Crude Oil	11,014	10,483	531	5%
Natural Gas	3,711	3,965	(254)	(6%)
Total sales volume	14,725	14,448	277	2%

Realized sales prices
Crude oil sales - $/barrel	65.79	105.64	(39.85)	(38%)
Natural gas sales - $/mcf	2.93	12.06	(9.13)	(76%)
Natural gas sales - $/boe	17.59	72.39	(54.80)	(76%)
Total sales - $/boe	53.92	99.45	(45.53)	(46%)

For the nine months ended September 30

Revenue	2009	2008	Change	Change %
Crude oil sales	1,858,448	3,187,151	(1,328,703)	(42%)
Natural gas sales	275,846	832,235	(556,389)	(67%)
Royalty income	47,223	97,092	(49,869)	(51%)
Gross petroleum and natural gas sales	2,181,517	4,116,478	(1,934,961)	(47%)

Sales volume – in boe	2009	2008	Change	Change %
Crude Oil	32,830	31,015	1,815	6%
Natural Gas	11,608	11.995	(387)	(3%)
Total sales volume	44,438	43,010	1,428	3%

Realized sales prices
Crude oil sales - $/barrel	56.61	102.76	(46.15)	(45%)
Natural gas sales - $/mcf	3.96	11.56	(7.60)	(66%)
Natural gas sales - $/boe	23.76	69.38	(45.62)	(66%)
Total sales - $/boe	49.09	95.71	(46.62)	(49%)

Royalty Expense

Total royalty expense decreased to $189,164 for the three months ended September 30, 2009 compared to $291,843 for the same period in 2008, and as a percentage of gross sales, increased to 24% for the three months ended September 30, 2009 from 20% for the same period in 2008 due primarily to increased revenue proportionately on certain wells which have higher associated royalty rates. Royalty expense for the nine months ended September 30, 2009 decreased to $501,438 versus $898,579 for the same period in 2008 due mainly to decreased sales prices.

Production Costs

Production costs, all of which relate to the Canadian operations, decreased to $18.43 per boe for the three months ended September 30, 2009 compared to $19.98 per boe for the three months ended September 30, 2008. Production costs increased to $21.94 per boe for the nine months ended September 30, 2009 compared to $19.40 per boe for the nine months ended September 30, 2008. The 2009 increase is due primarily to extra snow removal costs during the early months of 2009, increased usage of corrosion inhibitor, and increased energy usage at the Company’s production facilities.

General And Administrative Expenses

The Company’s general and administrative costs remained constant at $1.0 million for the three months ended September 30, 2009 and for the same period in 2008 and decreased to $2.2 million for the nine months ended September 30, 2009 from $2.5 million for the same period in 2008 due mainly to the costs incurred in 2008 regarding the preparation of the TSX listing application.

Depletion And Depreciation

Depletion and depreciation costs for the three months ended September 30, 2009 decreased to $0.4 million from $0.5 million for the same period in 2008. The costs for the nine months ended September 30, 2009 decreased to $1.7 million from $4.9 million for the same period in 2008 due primarily to the USA property impairments recognized in previous periods. The 2009 cost includes a first quarter impairment of $0.4 million related to the final costs of the USA properties associated with the unsuccessful farm in agreement which was discontinued on April 13, 2009. The 2008 cost includes a first quarter impairment of $3.7 million related to respective impairment write downs of the USA properties associated with the unsuccessful farm in agreement which was discontinued on April 13, 2009.

Stock Based Compensation

Stock based compensation expense in the three months ended September 30, 2009 of $0.6 million is higher than the expense of $0.3 million for the same period in 2008 due to certain stock options being granted near the end of the third quarter in 2008. For the nine months ended September 30, 2009, the expense of $1.7 million is higher than the $1.0 million for the same period in 2008 due to stock options being granted in the second quarter and third quarters in 2008.

Interest Expense

Interest expense increased to $15,513 for the three months ended September 30, 2009 compared to $5,621 for the same period in 2008 due to the increased average outstanding loan balance on the company’s credit facility in the third quarter. Interest expense decreased to $41,293 for the nine months ended September 30, 2009 compared to $116,470 for the same period in 2008 due to the decreased average outstanding loan balance on the company’s credit facility.

Corporate Income Taxes

The Company does not have taxable income and consequently is not currently subject to corporate income taxes and has not recognized any future income tax assets or recoveries to date. Condor is subject to excess profit tax on the Marsel territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax in 2009 or in 2008 but may be subject to excess profit tax in future years.

Liquidity And Capital Resources

Due to the contractual commitments related to the Company’s properties in Kazakhstan which, on a total and cumulative basis, are non-discretionary and time sensitive, the Company is dependent on timely future debt and equity financing. The Company’s objective is to establish a capital structure through private placements and an initial public offering in conjunction with the planned exchange listing that will provide funds to finance the operational and exploration activities and the contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases. The Company also relies on operating cash flows from the Canadian properties and the credit facility which was subject to a maximum of $10.0 million at September 30, 2009.

Common shares

To date, the Company has raised $57.9 million through private placements and loan conversions and has 205,760,934 outstanding shares.

Work commitments

The Company has contractual work commitments pursuant to the Marsel exploration contract in Kazakhstan. The cumulative commitments to September 30, 2009 were approximately US$16.8 million, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract.

The work commitments for each of the next four years and in total are as follows (in millions of US$):

2009		2010	2011	2012	Total
Marsel work commitments – in millions of US$	3.3	15.0	20.0	23.0	61.3

Carried working interest

Condor owns 66% interest in the Marsel territory in Kazakhstan and funds 100% of the capital program, including the work commitments.

Summary Of Quarterly Results

The following table sets forth selected financial information of the Company for the eight most recently completed quarters to September 30, 2009:

For the quarter ended	Revenue	Gross petroleum & natural gass sales	Net loss per share basic and diluted
September 30, 2009	794,029	(1,703,463)	(0.01)
June 30, 2009	750,076	(971,241)	0.00
March 31, 2009	637,412	(1,813,113)	(0.01)
December 31, 2008	626,119	(3,591,589)	(0.02)
September 30, 2008	1,436,919	(900,183)	(0.00)
June 30, 2008	1,411,744	(1,059,067)	(0.01)
March 31, 2008	1,267,815	(4,021,009)	(0.02)
December 31, 2007	1,111,982	(10,033,524)	(01.7)

The decreased prices experienced in the fourth quarter of 2008 continued into 2009, resulting in lower revenues as compared to previous quarters.

The quarter ended March 31, 2009 includes an impairment of $0.4 million related to the final costs of the USA properties associated with the unsuccessful farm in agreement which was discontinued on April 13, 2009. The Company recognized a foreign exchange gain of $0.9 million during the quarter, primarily due to the devaluation of the Kazakhstan Tenge.

Revenues decreased significantly in the quarter ended December 31, 2008 due primarily to the decrease in prices for crude oil and natural gas. The net loss is due mainly to increased general and administration costs related to the Company’s TSX listing application and to the provision for unrecoverable loans.

The loss in the quarter ended March 31, 2008 includes $3.7 million related to the write down of the USA properties due to the unsuccessful drilling program.

The loss in the quarter ended December 31, 2007 includes $8.2 million related to the write down of the USA properties due to the unsuccessful drilling program and $1.0 million related to the provision for unrecoverable loan.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Related Party Balances And Transactions

Loan from EurAsia Resource Holdings AG

The Company has a loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG, which carries interest at 7%. On March 1, 2008, $2.5 million of the loan was converted into 4.2 million common shares at $0.60 per share and the remaining $2.8 million loan balance and accrued interest was fully repaid during 2008. Interest expense for the three months ended September 30, 2009 was $24,809 (three months ended September 30, 2008 - $5,621). Interest expense for the nine months ended September 30, 2009 was $27,762 (nine months ended September 30, 2008 - $116,470). The total principal and interest outstanding at September 30, 2009 is $1.6 million (December 31, 2008 - nil).

Management services received

General and administration costs for the nine months ended September 30, 2009 include management services provided by affiliates of the company’s largest shareholder related to the management of the Marsel territory in Kazakhstan. The expense for the three and nine months ended September 30, 2009 is $75,816 and $227,449 respectively (three and nine months ended September 30, 2008 – nil) and the full amount is outstanding at September 30, 2009 and recorded as accounts payable and accrued liabilities.

Management services provided

During the year, the Company charged affiliates of the company’s largest shareholder for management services related to their respective oil and gas operations. The amount charged in the three and nine months ended September 30, 2009 is $186,602 and $476,148 (three and nine months ended September 30, 2008 – nil) and is treated as a reduction of general and administration costs. The full amount is outstanding at September 30, 2009 and recorded as accounts receivable.

Critical Accounting Estimate and Policies

Principles of consolidation

The consolidated financial statements have been prepared in Canadian dollars following GAAP and include the accounts of Condor and its subsidiary companies. All intercompany accounts and transactions have been eliminated. Some of the Company’s activities are conducted jointly with others and the consolidated financial statements reflect only the Company’s proportionate interest.

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The company’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity.

Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations.

Transactions which are denominated in a currency other than the entity’s functional currency are translated at the rate in effect on the date of the transaction. Any resulting gains or losses resulting from foreign currency translation are included in the statement of operations.

Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized on the consolidated balance sheet at the time the Company becomes a party to the contractual provisions. Upon initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods is dependent on the classification of the financial instrument.

These instruments will be classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, or other financial liabilities.

Held-for-trading instruments are financial assets and liabilities typically acquired with the intention of generating revenues in the short-term. However, an entity is allowed to designate any financial instrument as held-for-trading on initial recognition even if it would otherwise not satisfy the definition. Financial assets and financial liabilities required to be classified or designated held-for-trading are measured at fair value, with gains and losses recorded in net earnings for the period in which the change occurs.

Held-to-maturity investments are non-derivative financial assets, with fixed or determinable payments and fixed maturity that an entity has the intention and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. As at September 30, 2009, the Company does not have any financial assets classified as held-to-maturity.

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale or that are not classified as loans and receivables, held-to-maturity investments or held-for-trading. Available-for-sale financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until such gains or losses are realized or an other than temporary impairment is determined to have occurred. Available-for-sale assets are measured at fair value, except for assets that do not have a readily determinable fair value which are recorded at cost.

Financial assets classified as loans and receivables are measured at amortized cost using the effective-interest method.

Other financial liabilities are measured at amortized cost using the effective interest method and include all liabilities other than derivatives or liabilities that have been identified as held-for-trading.

The Company will assess at each reporting period whether there is any objective evidence that a financial asset, other than those classified as held-for-trading, is impaired.

Cash and cash equivalents

Cash and cash equivalents include short term, highly liquid investments that mature within three months of purchase and are recorded at fair value.

Inventory

Inventory is shown at cost, which management estimates is less than its net realizable value. The Company did not recognize any expense related to inventory in 2009 or 2008.

Other current assets

Other current assets include prepaid expenses and refundable value added taxes.

Other long term assets

Other long term assets are comprised of refundable Kazakhstan value added taxes (“VAT”) and are considered non-current due to the expected timing of the VAT refunds. The Company estimates that any VAT refunds will only be realized after the period in which the Company record its initial revenues from petroleum and natural gas sales in Kazakhstan, which is not expected in the following twelve months.

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized, including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and are depreciated and depleted using the unit of production method based upon estimated proved reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales price less expected future capital, production, and royalties, together with the cost of unproved properties. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Asset retirement obligation

The company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Revenue recognition

Petroleum and natural gas sales are recorded in the period in which title transfers to the customer and collectability is reasonably assured.

Stock based compensation

The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. The model employs various assumptions, based on management’s best estimates at the time of grant, which impact the fair value calculated and ultimately, the expense that is recognized over the life of the stock option award. The value of the stock options is recognized as an expense over the vesting period with an offsetting credit to contributed surplus. Consideration paid for shares on exercise of the stock options will be credited to share capital together with the amount of any contributed surplus that arose as a result of the grant of the exercised stock options.

Office equipment and related amortization

Office equipment is amortized on a straight line basis over the estimated useful life of 3 to 6 years.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

Future accounting standards

In January 2006 the CICA adopted a strategic plan for accounting standards in Canada and under the current plan, accounting standards for public companies in Canada are expected to converge with International Financial Reporting Standards by the end of 2011. The Company continues to monitor the developments and has not yet assessed the impact of these prospective changes on the Company’s financial statements.

As of January 1, 2011, the Company will be required to adopt the following CICA Handbook sections:

“Business Combinations”, Section 1582, which replaces the previous business combinations standard. The standard requires assets and liabilities acquired in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair values as of the date of acquisition. In addition, acquisition-related and restructuring costs are to be recognized separately from the business combination and included in the statement of earnings. The adoption of this standard will impact the accounting treatment of future business combinations.

“Consolidated Financial Statements”, Section 1601, which together with Section 1602 below, replace the former consolidated financial statements standard. Section 1601 establishes the requirements for the preparation of consolidated financial statements. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

“Non-controlling Interests”, Section 1602. The standard establishes the accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. This standard requires a non-controlling interest in a subsidiary to be classified as a separate component of equity. In addition, net earnings and components of other comprehensive income are attributed to both the parent and non-controlling interest. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

Financial Instruments

The following table presents the Company’s contractual financial liabilities. All accounts payable and accrued liabilities fall due within the next year, long term debt due on December 31, 2011 and other long term liabilities are deferred during the exploration period, related to the Kazakhstan property, with repayment terms during the subsequent development stage period to be determined.

As at	September 30, 2009	December 31, 2008
Accounts payables and accrued liabilities	1,960,024	7,979,860
Total current liabilities	1,960,024	7,979,860

Long term debt	1,647,762	-
Other long term liabilities	1,891,909	2,009,012
Total financial liabilities	5,499,695	9,988,872

The long term debt relates to the $10.0 million credit facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The repayment date for the loan is December 31, 2011 and the available credit on this facility as at September 30, 2009 was $8.4 million. The available credit on this facility as at the date hereof is $2.5 million.

Risks and Uncertainties

Credit risk

Credit risk on trade receivables is mainly related to joint venture partners and petroleum and natural gas marketers and the risk of financial loss if a customer, partner or counterparty to a financial instrument fails to meet its contractual obligations. A substantial portion of the Company’s accounts receivable are with customers in the energy industry and are subject to normal industry credit risk. The Company generally grants unsecured credit but routinely assesses the financial strength of its customers.

Receivables from petroleum and natural gas marketers are normally collected within 25 days of the month end. During the three months ended September 30, 2009, the company derived 71% and 24% for a total of 95% (for the same period in 2008 – 64% and 19%, respectively, for a total of 83%) of petroleum and natural gas sales from two customers and is therefore subject to concentration risk. This risk is mitigated by management’s policies and practices related to credit risk, as discussed above. The Company historically has not experienced any collection issues with its petroleum and natural gas marketers.

Joint venture receivables are typically collected within three months of the joint venture bill being issued to the partner. However, the receivables are from participants in the petroleum and natural gas sector, and collection of the outstanding balances is dependent upon normal industry factors. The Company has examined its Accounts receivable and concluded that an allowance for doubtful accounts is not necessary and that the amount shown as accounts receivable is valid and collectible.

The Company also has credit risk associated with loans receivable from foreign joint venture partners related to funds provided, prior to acquisition, to the non-controlling interest owner in the Marsel territory in Kazakhstan. Collection of this amount has become unlikely due a downturn in the Kazakh economy which has negatively affected the NCIO’s businesses for which the loan was granted. In 2008, the Company recorded a provision for the full amount of the loan and the balance of the loan at December 31, 2008 and September 30, 2009 is nil.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. The company requires liquidity mainly to satisfy financial obligations related to production activities and properties in Canada and to fund capital requirements related to exploration activities and properties in Kazakhstan.

For the Canadian operations, reliance is generally on operating cash flows to provide liquidity. In Kazakhstan, the Company has certain contractual work commitments related to exploration activities. Due to the long cycle-time of these properties and the early stage of the exploration program, the Company relies mainly on the ability to raise equity financing to meet these obligations as they fall due. In addition, the Company also maintains undrawn credit facilities that can be utilized.

To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. The Company also utilizes authorizations for expenditures to manage capital spending.

There is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives.

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of the Company’s financial instruments or future cash flows.

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. Although the Company’s current petroleum and natural gas sales are all derived from properties in Canada and are denominated in Canadian dollars, the underlying benchmark prices are impacted by changes in the exchange rate between the Canadian and United States dollar.

The Company is exposed to significant foreign currency risk as a substantial portion of the Company’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. The Company also has a minimal exposure to transactions denominated in Euros. The Company had no forward exchange rate contracts in place at or during the three months ended September 30, 2009.

Commodity price risk

The Company is exposed to changes in commodity prices inherent in the oil and gas industry. Commodity prices for petroleum and natural gas are impacted by worldwide economic events and factors which are beyond the Company’s control. Fluctuations in petroleum and natural gas prices may have a significant effect on the Company’s results of operations and cash flows from operating activities and subsequently, may also affect the value of the oil and gas properties and the level of spending for exploration and development. The majority of the Company’s petroleum and natural gas production is sold under short-term contracts, which exposes the Company to the risk of price movements. The Company had no forward exchange price contracts or derivatives in place at or during the three months ended September 30, 2009.

There was a significant softening in oil and gas prices in the fourth quarter of 2008. While it appears in 2009 that the decline in oil prices has recovered substantially, there is no certainty that material price erosion will not occur in the future. In the event of significant, additional commodity price declines, some or all of the Company’s development projects and other prospects may not be economically viable.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates. Since the long term debt interest rate is fixed at 7%, the Company is not currently exposed to interest rate fluctuations.

Political and economic conditions in Kazakhstan

Whilst there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Governments, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment of Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on the consolidated financial statements and financial condition of the Company.

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at September 30, 2009 no provision for potential tax liabilities has been recorded.

Business risks

In the normal course of business the Company is exposed to a variety of risks and uncertainties. In addition to the risks associated with liquidity and capital resources, critical accounting estimates, financial instruments, credit risk and market risk described in this MD&A, the Company is exposed to various operational, technical, financial and regulatory risks and uncertainties, many of which are beyond its control and may significantly affect future results. Operations may be unsuccessful or delayed as a result of competition for services, supplies and equipment, mechanical and technical difficulties, the ability to attract and retain employees and contractors on a cost-effective basis, commodity and marketing risk and seasonality.

The Company is exposed to considerable risks and uncertainties including, but not limited to;

•	finding oil and natural gas reserves on an economical basis;
•	uncertainties related to estimating the Company’s reserves;
•	financial risks including access to debt or equity markets which the Company is dependent upon in order to meet obligation and liabilities as they fall due;

•	technical problems which could lead to unsuccessful wells, well blowouts and environmental damage;
•	obtaining timely regulatory approvals;
•

third party related operational risks including the ability to obtain access to wells, access to third party gathering and processing facilities, access to pipeline, railway and other transportation infrastructure;

•	fluctuations in commodity prices, interest rates and foreign currency exchange rates;
•	adverse factors including climate, geographical and weather conditions and labour disputes;
•	timing of future debt and other obligations;
•	relinquishment of land territory in Kazakhstan during and upon the completion of the exploration period;
•

regulatory legislation and policies, including the fulfilment of contractual minimum work programs, the compliance with which may require significant expenditures and non-compliance with which may result in fines, penalties, production restrictions, suspensions or revocations of contracts;

•	changes to taxation policies, laws and interpretations thereof;
•	political risks inherent with international activities and doing business in foreign jurisdictions; and
•	obtaining comprehensive and appropriate insurance coverage at reasonable rates.

Outstanding Share Data

Common shares

The following table sets forth the Company’s outstanding share data:

As at	January 20, 2010	September 30, 2009	December 31, 2008
Common shares	205,760,934	205,760,934	205,760,934

Stock Options

The Company established a stock option plan during 2008 under which the board of directors may grant options for the purchase of common shares to directors, officers, consultants and employees up to a maximum of 10% of the issued and outstanding common shares of the Company. The exercise price of options shall not be less than the volume weighted average trading price of the shares on the TSX, or another stock exchange where the majority of the trading volume and value of the shares occurs, for the five trading days immediately preceding the day the option is granted and, where the shares are not listed on any exchange, the exercise price shall be such price as determined by the Board. The options are granted for a maximum term of five years and are fully vested after either two or three years from the date of grant.

The Company granted stock options as shown in the table below. Each stock option entitles the holder to purchase one common share of the Company, subject to the vesting terms, for up to five years from the date of the grant.

	Number of options	Weighted average exercise price
Balance, at January 1, 2008	-	-
Granted April 7, 2008	3,635,000	0.60
Granted May 23, 2008	1,150,000	0.60
Granted September 15, 2008	5,725,000	1.25
Balance at December 31, 2008	10,510,000	0.95

Forfeited during the second quarter of 2009	(225,000)	0.60
Forfeited during the second quarter of 2009	(150,000)	1.25
Balance at September 30, 2009	10,135,000	0.96

Subsequent Event Note

On December 28, 2009, the Company entered into a pre-amalgamation agreement with New Horizon Energy Inc. (“New Horizon”) pursuant to which the Company and New Horizon have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the pre-amalgamation agreement, all the outstanding common shares of the Company would be exchanged on a 3.4 for 1 basis for common shares of the amalgamated company (“Amalco”) and all the outstanding common shares of New Horizon would be exchanged on a 1 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would, immediately upon completion of the amalgamation, entitle the holder to receive upon exercise the number of common shares of Amalco equal to the number of such shares that the holder would have received pursuant to the amalgamation if such options had been exercised immediately before the amalgamation became effective. There are no outstanding New Horizon stock options.

CONSOLIDATED CAPITALIZATION

Other than as described under “Prior Sales”, there has been no material change in the share and loan capital of Condor, on a consolidated basis, since the date of Condor’s financial statements for the nine month period ended September 30, 2009 included in this Information Brochure.

OPTIONS TO PURCHASE SECURITIES

The following table provides information as of the date hereof, with respect to Condor Common Shares that may be issued under Condor’s stock option plan, which is Condor’s only equity compensation plan.

	Aggregate Number of Applicable Individuals	Number of Condor Common Shares to be issued upon exercise of outstanding options held	Exercise Price(1)	Expiry Date
Executive officers and past executive officers	2	1,250,000 2,800,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013

	Aggregate Number of Applicable Individuals	Number of Condor Common Shares to be issued upon exercise of outstanding options held	Exercise Price(1)	Expiry Date
Directors and past directors	3	1,500,000 750,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013
Executive officers and past executive officers of Condor subsidiaries	Nil	Nil	N/A	N/A
Directors and past directors of Condor subsidiaries	3	1,000,000 1,500,000	$0.60 $1.25	May 23, 2013 Sept. 15, 2013
Employees and past employees	5	410,000 75,000	$0.60 $1.25	April 7, 2013 Sept. 15, 2013
Employees and past employees of Condor subsidiaries	2	250,000 150,000	$0.60 $0.60	April 7, 2013 May 23, 2013
Consultants	3	450,000	$1.25	Sept. 15, 2013
Other	Nil	Nil	N/A	N/A
Total	18	10,135,000

Notes:

(1)

Assuming the requisite Condor Shareholder approval is obtained with respect to the proposed repricing of Condor Options, as described under “Particulars of Matters to be Acted Upon at the Meetings - Special Business of Condor - Option Amendment” in the Information Circular, the exercise prices set out in the above table may be amended.

PRIOR SALES

Condor did not issue any Condor Common Shares during the 12 months preceding the date of this Information Brochure.

PRINCIPAL SECURITYHOLDERS

To the knowledge of the directors and officer of Condor, no person, as of the date hereof, beneficially owns, directly or indirectly, or exercises control or direction over Condor Common Shares carrying more than 10% of the voting rights attached to all Condor Common Shares other than EurAsia RH which beneficially owns 142,500,100 Condor Common Shares.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and municipality of residence of each director and executive officer of Condor, as well as such individual’s position with Condor, principal occupation within the five preceding years and period of service as a director (if applicable). Each of the directors of Condor will hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Name and Occupation

Name, Position with Condor, and Residence(1)	Principal Occupation and Occupation During the Past 5 Years(1)	Director Since
Donald Streu President and Chief Executive Officer Alberta, Canada	President and Chief Executive Officer of Condor since September 2008 and prior thereto Asset Manager of Chevron Corp. based in Lagos, Nigeria and Duri, Indonesia	N/A
Sandy Quilty Vice-President of Finance and Chief Financial Officer Alberta, Canada	Chief Financial Officer of Condor since September 2007 and prior thereto Vice-President of Finance of Arawak Energy Corp., a public oil and gas production company	N/A
John Burzynski Secretary-Treasurer and Director Ontario, Canada	Vice-President, Corporate Development of Osisko Exploration Ltd., a public gold mining company	October, 2006
Sean Roosen Director Quebec, Canada	Chief Executive Officer of Osisko Exploration Ltd., a public gold mining company	October, 2006
Norman Storm Director Riga, Latvia	President and Chief Executive Officer of EurAsia Holding AG, a private German-based resource fund	November, 2007

Notes:

(1)	The information respecting each individual set out above, not being within the knowledge of Condor, has been furnished by such individual.

Donald Streu, President and Chief Executive Officer

Mr. Streu is a graduate of the University of Alberta. Mr. Streu has worked over 22 years with Chevron Canada Resources working internationally (including Canada, United States, Angola, Indonesia, and Nigeria). As Asset Manager in Angola, he progressed projects from discovery to first oil in only 30 months. As Chevron Indonesia’s Planning Manager he was responsible for developing strategic and tactical plans for an organization producing in excess of 350,000 barrels of oil per day. While working with Chevron Nigeria Mr. Streu was accountable for managing an asset with a world-class resource base producing 250,000 barrels of oil per day.

Sandy Quilty, Vice-President of Finance and Chief Financial Officer

Mr. Quilty is a Chartered Accountant with 17 years of experience gained at PricewaterhouseCoopers LLP in the international oil and gas industry, including 7 years in Kazakhstan. A former Vice-president of Finance for Arawak Energy Corp., Mr. Quilty holds a degree of Management from university of Lethbridge.

John Burzynski, Secretary-Treasurer and Director

Mr. Burzynski holds a B.Sc. (Honours) degree in geology from Mount Allison University and an M.Sc. in exploration and mineral economics from Queen’s University. He is a registered P.Geo. in the province of Quebec, and as a professional geologist has over 20 years experience on international mining and development projects. Mr. Burzynski has worked as project and country manager in Canada, the US and in West, Central and East Africa on a variety of gold, base metal and diamond projects with groups including IGR-Echo Bay and Pangea Goldfields-Barrick. He is a founding member and Vice-President Corporate Development for Osisko Mining Corporation, owner of the world-class Canadian Malartic deposit, and is also a founding member of EurAsia Holding AG. He was a co-winner of the Prospectors and Developers Association of Canada’s “Prospector of the Year Award” for 2007, and was named, together with Sean Roosen and a Robert Wares as “Mining Men of the Year” for 2009 by the Northern Miner.

Sean Roosen, Director

Mr. Roosen received a T.Eng. degree from the Haileybury School of Mines in 1984, and has over 20 years experience in international mining and development projects. He worked extensively in West Africa with groups including Hansa Geomin, Echo Bay and Placer Dome, and was Operations Manager for Etruscan Resources during the development phase of the Samira Hill mine. Sean is currently President, CEO and a director of Osisko Mining Corporation, a TSX listed gold mining company. Mr. Roosen is a founding director and the Chief Operating Officer of EurAsia Holding AG, a German-based private resource fund that is one of Osisko’s largest shareholders. Mr. Roosen was a co-winner of the Prospectors and Developers Association of Canada’s “Prospector of the Year Award” for 2007, and was named, together with John Burzynski and Robert Wares as “Mining Men of the Year” for 2009 by the Northern Miner.

Norman Storm, Director

Mr. Storm is Chief Executive Officer of EurAsia Holding AG and EurAsia RH, and a director of Osisko. He has 25 years experience in international transportation, logistics, oil, mining and financing.

Ownership of Condor Common Shares by Directors and Executive Officers

As of the date hereof, the current directors and officers of Condor as a group, own, directly or indirectly, an aggregate of 5,218,000 Condor Common Shares or approximately 2.5% of the outstanding Condor Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

For a description of any cease trade orders, bankruptcies or penalties or sanctions relating to any of Condor’s directors, or its Chief Executive Officer or Chief Financial Officer, see “Particulars of Matters to be Acted Upon at the Meetings – Annual Business of Condor – Cease Trade Orders and Bankruptcies, Corporate Bankruptcies, Personal Bankruptcies and Penalties and Sanctions” in the Information Circular, and for the purpose of this section, “Condor Nominee” shall include the current directors of Condor, Condor’s Chief Executive Officer and Condor’s Chief Financial Officer.

Conflicts of Interest

Certain of the directors of Condor also serve as directors and/or officers of other companies involved in the oil and gas exploration and development business and consequently there exists the possibility for such directors to be in a position of conflict. Any decision made by any of such directors involving Condor will be made in accordance with their duties and obligations under the ABCA.

EXECUTIVE COMPENSATION

For a description of Condor’s executive compensation structures and policies for its financial year-ended December 31, 2008, see “Information Concerning Condor - Executive Compensation” in the Information Circular.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

No executive officer, director or employee, or former executive officer, director or employee, of Condor was indebted to Condor as at the date of this Information Brochure.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

No director or executive officer of Condor nor any associate of any such director or executive officer is or at any time since January 1, 2008 has been, indebted to Condor or another entity, for which such indebtedness is, or at any time since January 1, 2008 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Condor, in respect of any security purchase program or any other program.

RISK FACTORS

Below are certain risk factors related to Condor which should be carefully considered. If any event arising from these risk factors occurs, Condor’s business, prospects, financial condition, results of operation or cash flows could be materially adversely affected.

Oil and natural gas prices are volatile and low prices will adversely affect Condor’s business.

Fluctuations in the prices of oil and natural gas may affect many aspects of Condor’s business, including:

•	Condor’s revenues, cash flows and earnings;
•	Condor’s ability to attract capital to finance its operations;
•	Condor’s cost of capital;
•	Condor’s level of credit and ability to obtain borrowings; and
•	the value of Condor’s oil and natural gas properties.

Both oil and natural gas prices are extremely volatile. Oil and natural gas prices have fluctuated widely during recent years and are likely to continue to be volatile in the future. Oil and natural gas prices may fluctuate in response to a variety of factors beyond Condor’s control, including:

•	global energy policy, including the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;
•	geopolitical conditions;
•	global and domestic economic conditions;

•	weather conditions;
•	the supply and price of imported oil and liquefied natural gas;
•	the production and storage levels of North American natural gas;
•	the level of consumer demand;
•	the price and availability of alternative fuels;
•	the proximity of reserves to, and capacity of, transportation facilities;
•	the effect of world-wide energy conservation measures; and
•	government regulations.

Condor’s operations are highly focused on natural gas. Any material decline in natural gas prices could result in a significant reduction of Condor’s production revenue and overall value. Any material decline in oil prices could also result in a reduction of Condor’s production revenue and overall value.

The economics of producing from some oil and natural gas wells could change as a result of lower prices. As a result, Condor could elect not to produce from certain wells. Any material decline in oil and/or natural gas prices could also result in a reduction in Condor’s oil and natural gas acquisition and development activities.

Any substantial and extended weakness in the price of oil or natural gas would have an adverse effect, possibly significant, on Condor’s operating results.

Condor is highly dependent on certain senior officers.

Condor is highly dependent on its Chief Executive Officer and President and its Chief Financial Officer. The loss of either of these officers could impede the achievement of Condor’s objectives and could adversely affect Condor’s business and results of operations.

Condor’s actual reserves could be lower than estimates.

Estimates of oil and natural gas reserves involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Estimates of oil and natural gas reserves also require numerous assumptions relating to operating conditions and economic factors, including, among others:

•	the price at which recovered oil and natural gas can be sold;
•	the costs associated with recovering oil and natural gas;
•	the prevailing environmental conditions associated with drilling and production sites;
•	the availability of enhanced recovery techniques;
•	the ability to transport oil and natural gas to markets; and
•	governmental and other regulatory factors, such as taxes and environmental laws.

A change in one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production of that oil or natural gas commercially uneconomical. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves and future net cash flows expected from them are prepared by different independent engineers, or by the same engineers at different times, and may vary substantially.

Furthermore, in accordance with Canadian GAAP, Condor could be required to write-down the carrying value of its oil and natural gas properties if oil and natural gas prices become depressed for even a short period of time, or if there are substantial downward revisions to Condor’s quantities of reserves. A write-down would result in a charge to earnings and a reduction of oil and gas properties.

Royalty rates and regulations are subject to change.

On October 25, 2007, the Government of Alberta announced a new Alberta Royalty Framework (“NRF”) which became effective January 1, 2009. The NRF establishes new, simplified royalty formulas for conventional oil and natural gas that operate on sliding scales that are determined by commodity prices and well productivity. The formulas eliminate the need for conventional oil and natural gas tiers and several royalty exemption programs. Substantial legislative, regulatory and systems updates were introduced to accommodate the changes in the NRF.

In response to global financial events and decreased commodities prices the Government of Alberta introduced several incentive programs, including drilling and production incentives. Such incentives result in adjustments to the royalty rates payable under the NRF. The Government of Alberta has extended certain of these incentives beyond their initial term and is currently conducting a competitiveness review to determine if among other matters, the NRF needs to be revised or additional incentives introduced.

If the Government of Alberta ultimately further modifies the province’s royalty regime or if other jurisdictions in which Condor operates change their royalty regimes, such changes could have a material adverse affect on Condor’s assets, results of operations and its ability to execute its business plan.

If Condor is unsuccessful in acquiring and developing oil and natural gas properties, it will be prevented from increasing its reserves and its business will be adversely affected because it will eventually deplete its reserves.

Condor’s future success depends upon its ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, Condor’s reserves, revenues and cash flow will decline. Condor cannot assure shareholders that it will be able to find and develop or acquire additional reserves at an acceptable cost or at all. The successful acquisition and development of oil and natural gas properties requires an assessment of:

•	recoverable reserves;
•	future oil and natural gas prices and operating and capital costs;
•	potential environmental and other liabilities; and
•	productivity of new wells drilled.

These assessments are inexact and, if Condor makes them inaccurately, it might not recover the purchase price of a property from the sale of production from the property or might not recognize an acceptable return from properties it acquires. In addition, the costs of exploitation and development could materially exceed Condor’s initial estimates.

If Condor is unable to increase its reserves, Condor’s business will be adversely affected because it will eventually deplete its reserves.

Factors beyond Condor’s control affect its ability to market production and could adversely affect Condor’s business.

Condor’s ability to market its oil and natural gas depends upon numerous factors beyond its control. These factors include:

•	the availability of processing capacity;
•	the availability and proximity of pipeline and railway capacity;
•	the supply of and demand for oil and natural gas;
•	the availability of alternative fuel sources;
•	the effects of weather conditions;
•	regulation of oil and natural gas marketing; and
•	regulation of international oil and natural gas sales or transportation.

Because of these factors, Condor could be unable to market all of the oil or natural gas it produces. In addition, Condor may be unable to obtain favorable prices for the oil and natural gas it produces.

Condor is a medium-sized company operating in a highly competitive industry. Companies and other entities in the industry with greater resources or greater access to capital markets can outbid Condor for acquisitions or secure acquisitions which Condor cannot.

The oil and natural gas industry is highly competitive. Many of Condor’s competitors have greater financial and personnel resources and/or have greater access to capital markets than Condor does. Condor’s ability to acquire additional properties and to discover reserves depends upon its ability to evaluate and select suitable properties and to complete transactions in a highly competitive and challenging environment.

Condor may not have or be able to obtain necessary capital when required to fund its exploration, development and operations.

Condor may not have, or be able to obtain, through financings, asset dispositions or otherwise on terms acceptable to Condor or at all, necessary capital when required to fund its exploration, development and operations. Failure to have or obtain necessary capital when required could result in Condor’s inability to develop its existing reserves and resources, discover new reserves and make acquisitions or could result in the termination or reduction of Condor’s property interests, either of which may have a material adverse effect on Condor’s assets, results of operations and ability to execute its business plan.

Drilling activities are subject to many risks and any interruption or lack of success in Condor’s drilling activities will adversely affect Condor’s business.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered and that Condor will not recover all or any portion of its investment. The cost of drilling, completing and operating wells is often uncertain. Condor’s drilling operations could be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond its control, including:

•	weather conditions;
•	required compliance with governmental requirements; and
•	shortages or delays in the delivery of equipment and services.

If Condor is unable to access its properties or conduct its operations due to surface conditions, Condor’s business will be adversely affected.

The exploration for and development of oil and natural gas reserves depends upon access to areas where operations are to be conducted.

Canadian oil and gas industry operations are affected by road bans imposed from time to time during the break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water which can restrict access to Condor’s well sites and production facility sites.

Condor also operates in remote locations in Kazakhstan where access is often hampered by poor roads, or in some cases, no roads. There are few main hard-surface highways in Kazakhstan, and little road maintenance on such hard surface highways. There are severe pot-holes on many of such highways that could seriously delay or prevent the passage of certain motor vehicles. After exiting the hard-surface highway, some roads are merely sand based trails across desert. Only off-road vehicles with desert tires are able to cross poor sections of such roads. Condor will incur costs to maintain and upgrade existing roads and either establish passable tracks or construct roads to provide field access which could cause severe delays. Road access can also be negatively affected by adverse weather conditions, particularly related to periods of sand storms, blizzards and heavy rain or flooding. Also in Kazakhstan operations can be delayed or shut down due to cold weather in the winter due to insufficient winterizing of drilling rigs, service rigs and support equipment.

Condor’s inability to access its properties or to conduct its operations as planned could result in a shutdown or slow down of its operations, which will adversely affect its business.

Aboriginal peoples may make claims regarding the lands on which Condor’s operations are conducted.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. If any aboriginal peoples file a claim asserting aboriginal title or rights to the lands on which any of Condor’s properties are located, and if any such claim is successful, it could have an adverse effect on Condor’s assets, results of operations and ability to execute its business plan.

Complying with environmental and other government requirements could be costly and could negatively affect Condor’s business.

Condor’s operations are governed by numerous Canadian, USA and Kazakhstan laws and regulations at the municipal, provincial, state and federal levels. These laws and regulations govern the operation and maintenance of Condor’s facilities, the discharge of materials into the environment, storage, treatment and disposal of wastes, remediation of contaminated sites, reclamation of facilities to be abandoned and other environmental protection issues. Condor believes it is in material compliance with applicable requirements.

If environmental damage occurs, Condor could be liable for personal injury, clean-up costs, remedial measures and other environmental and property damage, as well as administrative, civil and criminal penalties, and Condor could also be required to cease production.

Changes in environmental laws and policies or newly discovered environmental conditions could negatively affect Condor’s results of operations.

The costs of complying with new environmental laws, regulations or guidelines, or changes in enforcement policy, or newly discovered environmental conditions, may have a material adverse effect on Condor’s financial condition or results of operations. Future changes in environmental legislation could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on Condor’s financial condition or results of operations. Such changes may also apply to Condor’s service providers, which in turn pass on such compliance costs to Condor.

For example, Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder, which requires signatory nations to reduce their nation wide emissions of carbon dioxide and other greenhouse gases (“GHGs”). In order to meet its obligations under the Kyoto Protocol, the Canadian federal government will likely implement domestic legislation that applies to companies operating facilities in Canada. In April 2007, the federal government published its Regulatory Framework for Air Emissions (“Framework”), which outlines proposed new requirements governing the emission of GHGs and other industrial air pollutants through mandatory emissions reductions on a sector-by-sector basis, including the upstream oil and gas industry, which includes some of Condor's activities and many of Condor's service providers (e.g. crude oil battery operators). The Framework indicates sector-specific regulations are expected to come into force in 2010 and targets would be set relative to units of production rather than absolute reductions.

Condor’s future exploration, exploitation and development projects are subject to change.

Whether Condor ultimately undertakes an exploration, exploitation or development project will depend upon the following factors among others:

•	the availability and cost of capital;
•	the receipt of additional seismic data or the reprocessing of existing data;
•	the current and projected oil or natural gas prices;
•	the cost and availability of drilling rigs, other equipment, supplies and personnel necessary to conduct operations;
•	access to transportation and processing;
•	the success or failure of activities in similar areas;
•	changes in the estimates of the costs to complete a project;
•	Condor’s ability to attract other industry partners to acquire a portion of the working interest so as to reduce Condor’s costs and risk exposure;

•	the decisions of Condor’s joint working interest owners; and
•	the ability of joint interest partners to meet financial commitments.

Condor will continue to gather data about Condor’s projects and it is possible that additional information will cause Condor to alter its schedule or determine that a project should not be pursued at all. Condor’s plans regarding its projects might change.

Condor’s operations are affected by operating hazards and uninsured risks, and a shutdown or slowdown of its operations will adversely affect Condor’s business.

There are many operating hazards in exploring for and producing oil and natural gas, including:

•	Condor’s drilling operations could encounter unexpected formations or pressures that could cause damage to Condor’s employees or other persons, equipment and other property or the environment;
•	Condor could experience blowouts, accidents, oil spills, fires or incur other damage to a well that could require Condor to re-drill the well or take other corrective action;
•	Condor could experience equipment failure that curtails or stops production; and
•	Condor’s drilling and production operations, such as trucking of oil, are often interrupted by bad weather.

Any of these events could result in damage to, or destruction of, oil and natural gas wells, production facilities or other property. In addition, any of the above events could result in environmental damage or personal injury for which Condor will be liable.

The occurrence of a significant event against which Condor is not fully insured or indemnified could seriously harm Condor’s financial condition, operating results and ability to carry on its business.

Condor does not control all of its operations.

Condor does not operate all of its properties, so it has limited influence over the operations of some of its properties. Condor’s lack of control could result in the following:

•	the operator might initiate exploration or development on a faster or slower pace than Condor prefers;
•

the operator might propose to drill more wells or build more facilities on a project than Condor has funds for or that Condor deems appropriate, which could mean that Condor is unable to participate in the project or share in the revenues generated by the project even though Condor paid its share of exploration costs; and

•	if an operator refuses to initiate a project, Condor might be unable to pursue the project.

Any of these events could materially reduce the value of Condor’s properties.

Essential equipment and/or personnel might not be available.

Oil and natural gas exploration and development activities depend upon the availability of drilling and related equipment in the particular areas in which those activities will be conducted and qualified personnel. Demand for that equipment or access restrictions may affect the availability of that equipment and delay Condor’s exploration and development activities. Likewise, a shortage of qualified personnel may delay Condor’s exploration and development activities.

Risks Related to the Republic of Kazakhstan

General

Kazakhstan is a developing country with a relatively short history of political stability as an independent nation, and as a result there is significant potential for social, political, economic, legal and fiscal instability and uncertainty which could have a material adverse affect on Condor’s business, financial condition and results of operations. Kazakhstan is located in Central Asia, a politically and economically sensitive region, and hence Condor could also be materially adversely impacted by political, military, economic, political and environmental developments occurring in countries neighbouring Kazakhstan.

Since 1992, Kazakhstan has actively pursued a program of economic reform designed to establish a free market economy through privatisation of state enterprises and deregulation and is more advanced in this respect than many other countries of the Commonwealth of Independent States. However, as with any transition economy, there can be no assurance that such reforms will continue or that such reforms will achieve all or any of their intended aims.

Kazakhstan’s foreign investment, petroleum, subsoil use, licensing, corporate, tax, customs, currency, banking and antimonopoly laws and legislation are still developing and uncertain. From time to time, including the present, draft laws on these subjects are prepared by government ministries and some have been submitted to Parliament for approval. Legislation in respect of some or all of these areas could be passed. Currently, the regulatory system contains many inconsistencies and contradictions. Many of the laws are structured to provide substantial administrative discretion in their application and enforcement. In addition, the laws are subject to changing and different interpretations. These factors mean that even Condor’s best efforts to comply with applicable law may not always result in compliance. Non-compliance may have consequences disproportionate to the violation. The uncertainties, inconsistencies and contradictions in Kazakhstan laws and their interpretation and application could have a material adverse affect on Condor’s business and results of operations.

Foreign Currency Risk

A significant portion of Condor’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. To the extent that Condor or its subsidiaries or affiliates hold Tenge positions, there is a risk from foreign exchange fluctuations. In the period between its introduction in 1993 until 2002, the Tenge depreciated significantly against the U.S. dollar. In the period from 2002 until early February, 2009 the Tenge appreciated approximately 23% versus the U.S. dollar. However, over a period of a few days in February, 2009, the Tenge depreciated against the U.S. dollar almost 23%. No assurance can be given that the Tenge will not experience steady or rapid depreciation against the U.S. dollar in the future. No assurance can be given that Tenge will continue to be freely exchangeable into U.S. dollars. Although expenses incurred inside Kazakhstan and future revenues, if any, generated there are, and will be, in Tenge for domestic sales and U.S. dollars for export sales, Condor’s financial statements are reported in Canadian dollars, and Falcon in Kazakhstan keeps its accounts in Tenge, which are then translated into United States dollars, which is the functional currency of Falcon. If the exchange rate of the Tenge fluctuates substantially or the rate of inflation materially increases in Kazakhstan in the future, Condor’s financial statements may not be indicative of its future performance and may not accurately reflect the Canadian dollar value of its assets or current operations.

PROMOTER

EurAsia RH may be considered the promoter of Condor pursuant to applicable securities law. EurAsia RH beneficially owns 142,500,100 Condor Common Shares, representing 69.3% of the issued and outstanding Condor Common Shares.

Other than as described in this Information Brochure, no promoter of Condor has received or will receive anything of value, including money, property, contracts, options or rights of any kind received or to be received by the promoter directly or indirectly from Condor or any of its subsidiaries in respect of acting as a promoter of Condor.

For more information concerning assets acquired within two years before the date of this Information Circular by Condor from EurAsia RH, see “Interests of Management and Others in Material Transactions” in this Information Brochure.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

As of the date of this Information Brochure there are no legal proceedings, current or of which Condor knows to be contemplated, to which Condor is or was a party, or of which any of Condor’s property is or was subject, since the beginning of Condor’s most recently completed financial year.

Regulatory Actions

Since the date of Condor’s incorporation, there have been no penalties or sanctions imposed against Condor by a court relating to provincial and territorial securities legislation or by a securities regulatory authority, or any other penalties or sanctions imposed by a court or regulatory body against Condor necessary for this Information Circular to contain full, true and plain disclosure of all material facts relating to the Amalgamation, and there have been no settlement agreements entered into by Condor before a court relating to provincial or territorial securities legislation or with a securities regulatory authority within the three years immediately preceding the date of this Information Brochure.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Brochure and other transactions carried out in the ordinary course of business of Condor, none of the directors, officers or executive officers of Condor, any person or company beneficially owning, directly or indirectly, voting securities or exercising control or direction over voting securities, directly or indirectly, or a combination of both, carrying more than 10% of the voting rights attached to all outstanding Condor Common Shares, nor any director, executive officer, associate or affiliate of the foregoing had since January 1, 2008 (being the commencement of Condor’s last completed fiscal year) any material interest, in any transaction or proposed transaction, which materially affected or would materially affect Condor or any of its subsidiaries.

Pursuant to a credit and facility agreement made October 27, 2006 between Condor and EurAsia Holding AG (an affiliate of EurAsia RH), EurAsia Holding AG provided Condor with a credit facility of $10,000,000, under which Condor paid annual interest of 6.79% on the amount drawn down from time to time. An aggregate of $8,150,000 was advanced to Condor and was repaid in early 2007. The agreement was cancelled effective May 30, 2007.

Pursuant to a credit and facility agreement made December 19, 2007, as amended, between Condor and EurAsia RH, EurAsia RH provided Condor with a credit facility of $40,000,000, under which Condor paid annual interest of 7% on the amount drawn down from time to time until June 30, 2007 after which time no interest was charged. An aggregate of $31,000,000 was advanced to Condor. On November 30, 2007 $25,000,000 of the loan balance was converted into 125 million Condor Common Shares at $0.20 per share. The remaining loan balance and accrued interest, totalling $6,500,000, was converted into 10.8 million Condor Common Shares at $0.60 per share on March 1, 2008. The agreement was cancelled effective March 1, 2008.

Pursuant to a credit and facility agreement made October 10, 2007, as amended, between Condor and EurAsia RH, EurAsia RH provides Condor with a credit facility of $10,000,000, under which Condor pays annual interest of 7% on the amount drawn down from time to time. On March 1, 2008, principal totalling $2,500,000, was converted into 4.2 million Condor Common Shares at $0.60 per share. As at the date of this Information Brochure the credit facility available to Condor is $2,500,000.

Pursuant to an agreement of purchase and assignment between EurAsia Holding AG (an affiliate of EurAsia RH) and Condor Netherlands Petroleum B.V. (“Condor Netherlands”), effective May 18, 2007, EurAsia Holding AG sold to Condor Netherlands its 66% participation interest in Marsel, which holds the Marsel Contract, for an aggregate purchase price of $8,350,000 (for more information see “Description of the Business – Oil and Gas Reserves, Properties and Prospects – Kazakhstan Oil and Gas Operations”). Pursuant to the agreement, the shareholder loans owing by Marsel to EurAsia Holding AG (in the aggregate amount of $902,842) were assigned to Condor Netherlands. The determination of the consideration paid by Condor was made by EurAsia RH. In conjunction with the agreement, EurAsia RH undertook to provide Condor Netherlands with major funding (described above), including significant lines of credit to fund the exploration of the Marsel Contract Territory. Part of such funding was used by Condor Netherlands to pay the foregoing purchase price. The 66% interest in Marsel was acquired by EurAsia Holding AG in two stages. The initial 61% interest was acquired on December 20, 2005 from three shareholders of Marsel for a nominal sum, and the remaining 5% was acquired from three shareholders of Marsel on May 5, 2006 for a nominal sum. In conjunction with the purchase, EurAsia Holding AG undertook to provide funding and technical expertise to Marsel.

MATERIAL CONTRACTS

The only material contracts entered into by Condor or its subsidiaries, other than in the ordinary course of business, since the date of incorporation of Condor are as follows:

(a)

the Marsel territory subsurface contract dated July 27, 2007 between Marsel and the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, respecting the Marsel territory. For more information, see “Description of the Business – History since Incorporation – (October 20, 2006) – Kazakhstan Oil and Gas Operations”;

(b)

the agreement of purchase and assignment dated May 18, 2007 between Eurasia Holding AG and Condor Netherlands Petroleum BV, respecting Condor’s acquisition of a 66% participation interest in Marsel. For more information, see “Description of the Business – History since Incorporation – (October 20, 2006) – Kazakhstan Oil and Gas Operations – Marsel Territory” and “Interests of Management and Others in Material Territory”;

(c)

the purchase and sale agreement dated November 22, 2006 among Connacher Oil and Gas Limited, Luke Energy Ltd., Luke Energy Partnership, 641910 Canada Inc. and Condor Canada Petroleum Inc. respecting the acquisition of the Canadian properties by Condor. For more information, see “Description of the Business – History since

Incorporation – (October 20, 2006)”;

(d)

the credit and facility agreement dated October 10, 2007, as amended on July 18, 2008, December 15, 2008, March 30, 2009 and September 30, 2009 between Eurasia RH and Condor, respecting the $10,000,000 credit facility obtained by Condor from Eurasia RH. For more information, see “Interests of Management and Others in Material Transactions”; and

(e)

the pre-amalgamation agreement dated December 28, 2009 between Condor and New Horizon Energy Inc. respecting the Amalgamation. For more information, see “Particulars of Matters to be Acted Upon at the Meetings - Special Business of NHE - Amalgamation - Pre-Amalgamation Agreement” in the Information Circular.

The above material contracts may be inspected at the head office of Condor, at 500, 520-5th Avenue SW, Calgary, Alberta, T2P 3R7, during normal business hours.

EXPERTS AND INTERESTS OF EXPERTS

Certain legal matters relating to the Amalgamation will be passed upon by Macleod Dixon LLP on behalf of Condor. The partners and associates of Macleod Dixon LLP as a group owns less than one percent of the outstanding Condor Common Shares and any other outstanding securities of any associate or affiliate of Condor.

Condor's auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have prepared an independent auditors' report dated April 3, 2009 (except as to Note 16 which is as of January 20, 2010) in respect of Condor's consolidated financial statements as at December 31, 2008 and 2007 and for the years then ended, and an auditors' report dated May 30, 2008 in respect of Condor's consolidated financial statements as at December 31, 2007 and the year ended December 31, 2007 and the period from October 20, 2006 to December 31, 2006. PricewaterhouseCoopers LLP has advised that they are independent with respect to Condor within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

Sproule are Condor’s independent engineers and have prepared the Sproule Report dated April 11, 2008 and effective December 31, 2008, evaluating the land holdings of Condor. Neither Sproule nor its officers, directors, employees or consultants beneficially own, directly or indirectly, any of the outstanding Condor Common Shares. In addition, none of the officers, directors, employees or consultants of Sproule are currently expected to be elected, appointed or employed as a director, officer or employee of Condor or any of its associates or affiliates.

FINANCIAL STATEMENT DISCLOSURE

AUDITORS' CONSENT

We have read the joint management proxy and information circular (the “Circular”) of New Horizon Energy Inc. (“NHE”) and Condor Petroleum Inc. (“Condor”) dated January 20, 2010 relating to the annual and special meeting of shareholders of NHE and the annual and special meeting of shareholders of Condor, each to be held on February 24, 2010. We have complied with Canadian generally accepted accounting standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned circular of our report to the directors of Condor on the consolidated balance sheets of Condor as at December 31, 2008 and 2007 and the consolidated statements of operations and deficit, comprehensive income (loss), accumulated other comprehensive income (loss) and cash flows for the years ended December 31, 2008 and 2007. Our report is dated April 3, 2009 (except as to Note 16 which is as of January 20, 2010).

We also consent to the use in the above-mentioned circular of our report to the directors of Condor on the consolidated balance sheet of Condor as at December 31, 2007 and the consolidated statements of operations and deficit, comprehensive income (loss), accumulated other comprehensive income (loss) and cash flows for the year ended December 31, 2007 and for the period from October 20, 2006 to December 31, 2006. Our report is dated May 30, 2008.

Chartered Accountants

Calgary, Alberta

January 20, 2010

AUDITORS’ REPORT

To the Directors of Condor Petroleum Inc.

We have audited the consolidated balance sheets of Condor Petroleum Inc. as at December 31, 2007 and 2006 and the consolidated statements of operations and deficit, comprehensive income (loss) and accumulated other comprehensive income (loss) and cash flows for the year ended December 31, 2007 and the period from October 20, 2006 to December 31, 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and the period from October 20, 2006 to December 31, 2006 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Calgary, Alberta

May 30, 2008

Consolidated Financial Statements

For the year ended December 31, 2007

Expressed in Canadian Dollars

Condor Petroleum Inc.

Consolidated Balance Sheet

As at December 31		2007	2006
	Note
Assets
Cash and cash equivalents		1,954,537	8,239,847
Accounts receivable	6	4,466,066	2,000,006
Inventory		2,612	-
Other current assets		276,527	13,200
Total current assets		6,699,742	10,253,053

Property and equipment	7	10,276,771	-
Total assets		16,976,513	10,253,053

Liabilities
Accounts payables and accrued liabilities		954,308	48,393
Short term loans payable	9	11,847,103	10,333,523
Total current liabilities		12,801,411	10,381,916

Other long term liabilities	10	779,312	-
Asset retirement obligations	11	388,556	-
Non-controlling interest		110,111	-

Shareholder's equity
Share capital	12	26,732,929	1
Accumulated other comprehensive income (loss)		(577,727)	-
Deficit		(23,258,079)	(128,864)
Total equity		2,897,123	(128,863)

Total liabilities and equity		16,976,513	10,253,053

Nature of operations and going concern (Note 1)

Approved by the Board of Directors:

Sean Roosen, Director                                                   John Burzynski, Director

Condor Petroleum Inc.

Consolidated Statement of Operations and Deficit

For the		Year 2007	Period Oct 20 to Dec 31, 2006
	Note
Revenues
Gross petroleum and natural gas sales		4,145,360	-
Royalties		(802,460)	-
Net petroleum and natural gas sales		3,342,900	-

Interest income		170,193	-
Net revenues		3,513,093	-

Expenses
Production costs		1,490,029	-
Transportation		49,374	-
General and administrative		1,523,089	85,341
Depletion and depreciation		13,426,117	-
Accretion expense		22,705	-
Interest expense		679,260	43,523
Provision for unrecoverable loan	13	991,321	-
Foreign exchange loss		546,453	-
Loss before taxes		(15,215,255)	(128,864)

Future income tax recovery	8	-	-
Loss before non-controlling interests		(15,215,255)	(128,864)

Loss attributable to non-controlling interests		11,164	-
Net loss		(15,204,091)	(128,864)

Purchase consideration in excess of carrying value	5	(7,925,124)	-
Deficit, beginning of the year		(128,864)	-
Deficit, end of the year		(23,258,079)	(128,864)

Loss per share
Basic	12	(1.05)	(1,288.64)
Diluted	12	(1.05)	(1,288.64)

Nature of operations and going concern (Note 1)

Condor Petroleum Inc.

Consolidated Statement of Comprehensive Income (Loss) and
Consolidated Statement of Accumulated Other Comprehensive Income (Loss)

For the	Year 2007	Period Oct 20 to Dec 31, 2006

Comprehensive income (loss)
Net loss	(15,204,091)	(128,864)
Cumulative translation adjustment	(577,727)	-
Comprehensive income (loss)	(15,781,818)	(128,864)

Accumulated other comprehensive income
Accumulated other comprehensive income (loss), beginning	-	-
Cumulative translation adjustment	(577,727)	-
Accumulated other comprehensive income (loss), ending	(577,727)	-

Condor Petroleum Inc.

Consolidated Statement of Cash Flows

For the		Year 2007	Period Oct 20 to Dec 31, 2006
	Note
Operating Activities
Net loss		(15,204,091)	(128,864)
Items not affecting cash:
Depletion and depreciation		13,426,117	-
Provision for unrecoverable loan	13	991,321	-
Accretion expense	11	22,705	-
Changes in non-cash working capital		(198,917)	35,187
		(962,865)	(93,677)

Financing Activities
Issuance of share capital	12	26,800,000	1
Share issue costs	12	(67,072)	-
Increase in short term loans payable	9	9,839,261	10,333,523
Short term loan repayments	9	(8,325,681)	-
		28,246,508	10,333,524

Investing Activities
Capital expenditures		(23,392,957)	-
Acquisitions	5	(7,447,158)	-
Loan receivable advanced	13	(991,321)	-
Changes in non-cash working capital		(1,737,517)	(2,000,000)
		(33,568,953)	(2,000,000)

Change in cash during the period		(6,285,310)	8,239,847
Cash and cash equivalents, beginning of period		8,239,847	-
Cash and cash equivalents, end of period		1,954,537	8,239,847

Supplemental information
Interest paid		175,681	-
Income tax paid		-	-

See the accompanying notes

Condor Petroleum Inc.

Notes to the consolidated financial statements
For the year ended December 31, 2007

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations and principles of consolidation

Condor Petroleum Inc. (“Condor” or the “Company”) is an international oil and gas company with activities in Canada, the Republic of Kazakhstan (“Kazakhstan”) and the United States of America (“USA”). The consolidated financial statements have been prepared in Canadian dollars following Canadian generally accepted accounting principles (“GAAP”) and include the accounts of Condor and its subsidiary companies, which are registered in under the laws of Alberta (Canada), the Netherlands, Kazakhstan and Delaware (USA). All intercompany accounts and transactions have been eliminated. Some of the Company’s activities are conducted jointly with others and the consolidated financial statements reflect only the Company’s proportionate interest.

In Canada, Condor is the operator of certain properties in Alberta and Saskatchewan and holds a non-operated working interest and royalty interest in a number of other properties in Alberta.

In Kazakhstan, the Company operates the Marsel Block in south eastern Kazakhstan in which the Company owns a 66 percent interest. The Marsel contract was signed on July 27, 2007 with the Government of Kazakhstan and provides an exploration period of five years which may be extended twice for two years per extension. Upon commercial discovery, Condor has the exclusive right to enter the development stage by negotiating and signing a development contract.

The Company has a non-operated four well farm in agreement providing a two thirds working interest in the related properties in Mississippi, USA. At December 31, 2007, three wells had been drilled.

Going concern

The consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. At December 31, 2007 the Company has accumulated losses of $15.3 million since inception (December 31, 2006 – $0.1 million) and a working capital deficiency of $6.1 million (December 31, 2006 – $0.1 million). As a result, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements, and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The company's operations are considered self-sustaining and are translated into Canadian dollars using the current rate method.  Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated to Canadian dollars at the averages rates in effect during the

Condor Petroleum Inc.

Notes to the consolidated financial statements
For the year ended December 31, 2007

period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholders' equity. Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations.

Cash and cash equivalents

Cash and cash equivalents include short term, highly liquid investments that mature within three months of purchase and are recorded at cost.

Inventory

Supplies inventory is recorded at the lower of cost, determined on a weighted average basis, and net replacement cost.

Other current assets

Other current assets include prepaid expenses and refundable value added taxes.

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and are depreciated and depleted using the unit of production method based upon estimated proved reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales prices less expected future capital, production, royalties and asset retirement obligation, together with the cost of unproved properties. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Asset retirement obligation

The Company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Revenue recognition

Petroleum and natural gas sales are recorded in the period in which title transfers to the customer and collectability is reasonably assured.

Office equipment and related amortization

Office equipment is amortized on a straight line basis over the estimated useful life of 3 to 6 years.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method,

Condor Petroleum Inc.

Notes to the consolidated financial statements
For the year ended December 31, 2007

income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

Financial instruments and financial risk

The fair value of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities and short term loans payable approximate their carrying values due to the short term nature of these instruments. Other long term liabilities are non-interest bearing and have been discounted to fair value based on the estimated timing of future payments.

3.	CHANGES IN ACCOUNTING POLICIES

Effective January 1, 2007 the Company adopted the new Canadian Institute of Chartered Accountants (CICA) handbook sections discussed below. The standards have been adopted prospectively and as such the comparative consolidated financial statements have not been restated. The adoption of these Handbook sections had no impact on the financial statements.

Comprehensive Income

Section 1530 establishes standards for reporting and presenting comprehensive income and other comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from non-owner sources and other comprehensive income comprises revenues, expenses, gains and losses that, in accordance with GAAP, are recognized in comprehensive income but excluded from net income.

Financial Instruments – Recognition and Measurement

Section 3855 prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. All financial instruments must be classified as one of the following five categories: held-for-trading; held-to-maturity instruments; loans and receivables; available-for-sale financial assets; or other financial liabilities. All financial instruments, with the exception of loans and receivables, held-to-maturity investments and other financial liabilities measured at amortized cost, are reported on the balance sheet at fair value. Subsequent measurement and changes in fair value will depend on their initial classification. Held-for-trading financial assets are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in earnings.

Derivatives

All derivative instruments, including embedded derivatives, are recorded on the balance sheet at fair value unless they qualify for the normal sale and purchase exemption. All changes in fair value are included in earnings unless cash flow hedge is used, in which case changes in fair value are recorded in other comprehensive income, to the extent the hedge is effective, and in earnings, to the extent it is ineffective.

Accounting Changes

Section 1506 provides expanded disclosures for changes in accounting policies, accounting estimates and corrections of errors. Under the revised standards, voluntary changes in accounting policies are permitted only when required by a primary source of GAAP or the changes result in financial statements which provide more reliable and relevant information. Accounting policy changes are applied retrospectively unless otherwise permitted or it is impractical to determine the period or cumulative impact of the change. Corrections of prior period errors are applied retrospectively and changes in accounting

Condor Petroleum Inc.

Notes to the consolidated financial statements
For the year ended December 31, 2007

estimates are applied prospectively by including these changes in earnings. These standards are effective for all changes in accounting policies, changes in accounting estimates and corrections of prior period errors initiated in periods beginning on or after January 1, 2007.

4.	FUTURE CHANGES IN ACCOUNTING STANDARDS

Capital Disclosures

In December 2006 the CICA issued Section 1535 Capital Disclosures which requires companies to disclose their objectives, policies and processes for managing capital as well as compliance with any externally imposed capital requirements. This Section will be adopted by the Company on January 1, 2008. The adoption of this section is not expected to have a significant effect on the financial statements.

Financial Instrument Disclosure and Presentation

The CICA issued Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Disclosure and Presentation in December of 2006. These disclosure standards require entities to provide information that enable users to evaluate the significance of financial instruments for the entity’s financial position and performance and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. These newly-issued presentation standards pertain to the classification of financial instruments between liabilities and equity, the classification of related interest, dividends, losses and gains and the circumstances in which financial assets and financial liabilities are offset. These standards will be adopted by the Company on January 1, 2008. It is not expected that the adoption of these standards will have a significant effect on the financial results of the Company.

International Financial Reporting Standards

In January 2006 the CICA adopted a strategic plan for accounting standards in Canada and under the current plan, accounting standards for public companies in Canada are expected to converge with International Financial Reporting Standards by the end of 2011. The Company continues to monitor the developments and has not yet assessed the impact of these prospective changes on the Company’s financial statements.

5.	ACQUISITION

Marsel Petroleum LLP

Effective May 18, 2007 the Company acquired 66% of the shares of Marsel Petroleum LLP, the owner of the Marsel Block exploration contract in Kazakhstan from EurAsia Holding AG, an affiliate of EurAsia Resource Holdings AG, which at the time of the transaction was the Company’s 100% shareholder. The consideration paid by Condor was $7.4 million in cash.

As the acquisition did not result in a significant change in Marsel Petroleum LLP’s ownership interests, the acquisition is accounted for as a related party transaction whereby the carrying value of the assets and liabilities of the combined entities are maintained. Accordingly, the acquisition is recorded at book value with the difference between the carrying value of the net assets acquired and the purchase price being reflected in deficit as follows:

Condor Petroleum Inc.

Notes to the consolidated financial statements
For the year ended December 31, 2007

Current assets	403,569
Property and equipment	226,227
Current liabilities	(986,487)
Minority interest	(121,275)
Deficit	7,925,124
Total consideration	7,447,158

6.	ACCOUNTS RECEIVABLE
	2007	2006
Trade accounts receivable	806,436	6
Cash calls	3,659,630	2,000,000
Total accounts receivable	4,466,066	2,000,006

7.	PROPERTY AND EQUIPMENT
December 31, 2007	Cost	Accumulated depreciation and depletion	Net book value
Oil and gas properties	22,328,930	12,573,490	9,755,440
Office equipment	729,754	208,423	521,331
Total property and equipment	23,058,684	12,781,913	10,276,771

During 2007, the Company capitalized $0.2million of general and administrative costs (2006 – nil). Capitalized costs of $1.7 million relating to unproved properties in Kazakhstan have been excluded from the depletion calculation. Future development costs on proved undeveloped reserves of $1.8 million are included in the year end depletion and depreciation calculations.

An impairment test calculation was performed on a country by country basis on the Company’s oil and gas properties at December 31, 2007 and resulted in a write down of the USA properties of $11.4 million (2006 – nil). This amount has been included in depletion and depreciation.

Prices used in calculating the expected future cash flows were based on the following forecast prices:

	2008	2009	2010	2011	2012	Thereafter
Edmonton Light 40 API (per bbl)	88.17	84.54	83.16	81.26	80.73	84.58
Cromer Medium 29.3 API (per bbl)	75.83	72.71	71.51	69.89	69.43	72.74
Alberta AECO (per million btu)	6.51	7.22	7.69	7.70	7.61	8.14

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

8.	FUTURE INCOME TAXES

Future income tax asset	2007	2006
Property and equipment	4,397,997	-
Income tax losses	403,016	41,391
Other	379,560	-
Future income tax asset before valuation allowance	5,180,573	41,391

Valuation allowance	(5,180,573)	(41,391)
Future income tax asset	-	-

The provision for income taxes differs from the amount computed by applying the statutory rates to earnings before taxes. The difference results from the following items:

	2007	2006
Accounting income	(15,215,255)	(128,864)
Statutory rate	32.12%	32.12%
Tax provision at statutory rate	(4,887,140)	(41,391)

Effect on taxes of
Change in valuation allowance	5,139,182	41,391
Non-deductible expenses	249,045	-
Effect of changes in tax rates	118,817	-
Foreign tax rate differentials	(619,904)	-
Tax provision per financial statements	-	-

For income tax purposes, the company has losses carried forward which can be used to reduce future years’ taxable income expiring as follows:

Year	Canada	Kazakhstan	Other	Total
2014	-	133,401	-	133,401
2016	-	-	559,640	559,640
2026	128,864	-	-	128,864
2027	714,943	-	429	715,372
Total	843,807	133,401	560,069	1,537,277

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

9.	SHORT TERM LOANS PAYABLE

Loan from EurAsia Holding AG

EurAsia Holding AG, an affiliate of the Company’s largest shareholder, provided a one year $10.0 million loan facility in October, 2006 carrying interest at 6.79%. The facility, including accrued interest, was repaid in early 2007 and subsequently cancelled.

Loan from EurAsia Resource Holdings AG

Tranche A – Condor had a $40.0 million loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG. The loan carried interest at 7% until June 30, 2007 and was interest free thereafter. Subsequent to year end, the loan balance and accrued interest was converted into 10.8 million common shares at $0.60 per share and loan facility was subsequently cancelled.

Tranche B – EurAsia Resource Holdings AG also provides a $10.0 million loan facility carrying interest at 7% and is due October 10, 2008. Subsequent to year end, $2.5 million of the loan was converted into 4.2 million common shares at $0.60 per share and $1.5 million was repaid in cash.

The loan and accrued interest balances at December 31 are as follows:

	2007	2006
EurAsia Holding AG	-	8,193,523
EurAsia Resource Holdings AG - Tranche A	6,474,360	2,140,000
EurAsia Resource Holdings AG - Tranche B	5,372,743	-
Total short term loans payable	11,847,103	10,333,523

10.	OTHER LONG TERM LIABILITIES

The Company is obligated to reimburse the Government of Kazakhstan for historical geological and exploration expenditures incurred in its licensed areas. The liabilities are deferred during the five year exploration period with repayment terms during the subsequent development stage period to be determined. The liabilities are non-interest bearing and the undiscounted amount of $1.8 million has been discounted to a fair value of $0.8 million based on the estimated timing of future payments.

11.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations are estimated based on the expected costs to abandon existing wells and facilities and to restore the existing sites along with the estimated timing of future payments. The estimated total undiscounted cash flows required to settle the future liabilities is $1.0 million (2006 – nil) which is expected to be incurred between 2008 and 2025. The Company’s credit adjusted risk free rate of 7% is used to calculate the net present value of the asset retirement obligations.

	2007	2006
Balance, beginning of period	-	-
Increase in liabilities	365,851	-
Accretion expense	22,705	-
Balance, end of period	388,556	-

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

12.	SHARE CAPITAL

Authorized:
Unlimited common shares, without par value Unlimited preference shares, without par value
Common shares issued and outstanding	Number	CAD

Issued on incorporation, October 20, 2006	100	1
Balance at December 31, 2006	100	1

Private placements	168,000,000	26,800,000
Share issue costs	-	(67,072)
Balance at December 31, 2007	168,000,100	26,732,929

The Company issued 40.0 million common shares upon closing a private placement on November 28, 2007 at a price of $0.03 per share for total gross proceeds of $1.2 million.

The Company completed a private placement and issued 128.0 million common shares at a price of $0.20 per share for total gross proceeds of $25.6 million on November 30, 2007.

Earnings per share

Per share amounts are calculated using the weighted average number of common shares outstanding during the period as follows:

Weighted average common shares	2007	2006
Basic	14,487,771	100
Diluted	14,487,771	100

13.	PROVISION FOR UNRECOVERABLE LOAN

During 2007, the Company provided a $1.0 million loan to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, the Company does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of the Company to collect this loan. The Company has recorded a provision of $1.0 million in 2007 and the balance of the loan at December 31, 2007 is nil.

14.	RELATED PARTY BALANCES AND TRANSACTIONS

Marsel acquisition

Effective May 18, 2007 the Company acquired 66% of the shares of Marsel Petroleum LLP, which holds the Marsel Block contract in Kazakhstan from EurAsia Holding AG, an affiliate of the Company’s largest shareholder. The consideration paid by Condor was $7.4 million in cash. There was no outstanding

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

liability related to the acquisition at December 31, 2007.

Loan from EurAsia Holding AG
Interest expense for 2007 includes $132,158 (2006 – $43,523) related to the loan provided by EurAsia Holding AG, as described in Note 9. At December 31, 2007 the Company had fully repaid the loan and accrued interest and subsequently cancelled the facility. At December 31, 2006 the outstanding loan balance, including accrued interest, was $8.2 million.

Loan from EurAsia Resource Holdings AG – Tranche A
Interest expense for 2007 includes $474,360 related to Tranche A of the loan provided by EurAsia Resource Holdings AG, as described in Note 9. At December 31, 2007 the outstanding loan balance, including accrued interest was $6.5 million (2006 – $2.1 million).

Loan from EurAsia Resource Holdings AG – Tranche B
Interest expense for 2007 includes $72,742 related to Tranche B of the loan provided by EurAsia Resource Holdings AG, as described in Note 9. At December 31, 2007 the outstanding loan balance, including accrued interest was $5.4 million (2006 – nil).

Office rent and equipment
During 2007, the Company recognized general and administrative expenses of $23,726 for office rent, leasehold improvements of $75,491 and office furniture of $69,249 from a company of which a director of Condor is a director. At December 31, 2007 accounts payables and accrued liabilities include related costs of $168,466.

These transactions were recorded at the exchange amount.

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Work commitments

The Company has a contractual minimum work commitment program pursuant to the Marsel exploration contract in Kazakhstan. The cumulative commitments to December 31, 2007 were 1.0 million USD, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract.

The work commitments for each of the next five years and in total are as follows (in millions of USD):

	2008	2009	2010	2011	2012	Total
Marsel work commitments	11.9	14.5	19.0	21.1	10.6	77.1

Carried working interest

Condor owns 66% of the Marsel Block in Kazakhstan and funds 100% of the capital program, including the work commitments.

Leases

The Company has the following office and office equipment lease commitments (in millions):

	2008	2009	2010	2011	2012	Total
Lease commitments	0.3	0.3	0.1	0.1	0.1	0.9

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

Excess profit tax

Condor is subject to excess profit tax on the Marsel Block in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax in 2007 and has not accrued any related costs but may be subject to excess profit tax in future years.

Political and economic conditions in Kazakhstan

Whilst there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Governments, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment of Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on these financial statements.

Taxation

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at December 31, 2007 no provision for potential tax liabilities has been recorded.

16.	SEGMENTED INFORMATION

Condor is an oil and gas company with commercial activities concentrated in Canada, USA and Kazakhstan, which are considered separate business segments for operational and presentation purposes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The table below presents the key financial data for the Company by geographical segment. In 2006, all activities relate to one segment (Canada).

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

	Canada	Kazakhstan	USA	Total
For the year ended December 31, 2007
Capital expenditures	11,140,224	867,917	11,384,816	23,392,957

Revenues
Gross petroleum and natural gas sales	4,120,000	-	25,360	4,145,360
Interest income	1,836	3,702	164,655	170,193

Expenses
Royalties	802,460	-	-	802,460
Production costs	1,479,431	-	10,598	1,490,029
Transportation	46,509	-	2,865	49,374
General and administrative	950,822	322,611	249,656	1,523,089
Depletion and depreciation	2,001,126	40,175	11,384,816	13,426,117
Accretion expense	22,705	-	-	22,705
Interest expense	33,963	373,593	271,704	679,260
Provision for unrecoverable loan	-	-	991,321	991,321
Foreign exchange loss	-	546,453	-	546,453
Loss attributable to non-controlling interests	-	(11,164)	-	(11,164)
Net loss	(1,215,180)	(1,267,966)	(12,720,945)	(15,204,091)

As at December 31, 2007
Property and equipment	8,526,125	1,717,165	33,481	10,276,771
Total assets	10,479,295	2,638,994	3,858,224	16,976,513
Total liabilities	973,982	864,109	12,131,188	13,969,279

17.	SUBSEQUENT EVENTS

Common shares at $0.50

The Company completed a private placement in two tranches, the first tranche on January 8, 2008 and the second on February 4, 2008, issuing a total of 8.2 million common shares at $0.50 per share for total proceeds of $4.1 million. The issued shares contain a retraction clause whereby the shareholders have the right to require the Company to repurchase the shares if, by September 30, 2008, the Company has yet to qualify the shares for trading on a public stock exchange. The retraction rights expire October 31, 2008.

Stock option plan

The Company established a stock option plan on February 14, 2008 under which the board of directors may grant options for the purchase of common shares to directors, officers, consultants and employees up to a maximum of 10% of the issued and outstanding common shares of the Company. The exercise price of options shall not be less than the volume weighted average trading price of the shares on the TSX, or another stock exchange where the majority of the trading volume and value of the shares occurs, for the five trading days immediately preceding the day the option is granted and, where the shares are not listed on any exchange, the exercise price shall be such price as determined by the Board. The options are granted for a maximum term of five years and are fully vested after either two or three years from the date of grant.

Stock option grants

The Company granted 3,635,000 stock options on April 7, 2008 and 1,150,000 stock options on May 23,

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2007

2008 under the stock option plan each at an exercise price of $0.60. Each stock option entitles the holder to purchase one common share of the Company, subject to the vesting terms, for up to five years from the date of the grant.

Loan from EurAsia Resource Holdings AG – Tranche A

On March 1, 2008 the loan balance and accrued interest of $6.5 million related to Tranche A of the loan provided by EurAsia Resource Holdings AG was converted into 10.8 million common shares at $0.60 per share and the loan facility was subsequently cancelled, as described in Note 9.

Loan from EurAsia Resource Holdings AG – Tranche B

On March 1, 2008, $2.5 million of the Tranche B loan provided by EurAsia Resource Holdings AG was converted into 4.2 million common shares at $0.60 per share, as described in Note 9.

Common shares at $0.60

The Company completed a private placement on April 7, 2008 and issued 100,000 common shares at $0.60 per share for total gross proceeds of $60,000. The issued shares contain a retraction clause whereby the shareholders have the right to require the Company to repurchase the shares if, by September 30, 2008, the Company has yet to qualify the shares for trading on a public stock exchange. The retraction rights expire October 31, 2008.

April 3, 2009 (except as to Note 16 which is as of January 20, 2010)

To the Directors of Condor Petroleum Inc.

We have audited the consolidated balance sheets of Condor Petroleum Inc. as at December 31, 2008 and 2007 and the consolidated statements of operations and deficit, comprehensive income (loss), accumulated other comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Calgary, Alberta

Consolidated Financial Statements

For the year ended December 31, 2008

Expressed in Canadian Dollars

Condor Petroleum Inc.

Consolidated Balance Sheet

As at December 31		2008	2007
	Note
Assets
Cash and cash equivalents		8,560,068	1,954,537
Accounts receivable	12	1,304,752	4,466,066
Inventory		269,810	2,612
Other current assets		254,630	276,527
Total current assets		10,389,260	6,699,742

Other long term assets		454,783	-
Property and equipment	5	28,780,353	10,276,771
Total assets		39,624,396	16,976,513

Liabilities
Accounts payables and accrued liabilities	12	7,979,860	954,308
Short term loans payable	7	-	11,847,103
Total current liabilities		7,979,860	12,801,411

Other long term liabilities	8	2,009,012	779,312
Asset retirement obligations	9	520,837	388,556
Non-controlling interest		94,584	110,111

Shareholder's equity
Share capital	10	57,941,655	26,732,929
Contributed surplus	10	1,723,974	-
Accumulated other comprehensive income (loss)		2,184,401	(577,727)
Deficit		(32,829,927)	(23,258,079)
Total equity		29,020,103	2,897,123

Total liabilities and equity		39,624,396	16,976,513

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 13) – see accompanying notes

Approved by the Board of Directors:

Sean Roosen, Director	John Burzynski, Director

Condor Petroleum Inc.

Consolidated Statement of Operations and Deficit

For the year ended December 31		2008	2007
	Note
Revenues
Gross petroleum and natural gas sales		4,742,597	4,145,360
Royalty expense		(1,075,717)	(802,460)
Net petroleum and natural gas sales		3,666,880	3,342,900

Interest and other income		200,307	170,193
Net revenues		3,867,187	3,513,093

Expenses
Production costs		1,354,435	1,490,029
Transportation costs		34,559	49,374
General and administrative		3,930,672	1,523,089
Depletion and depreciation	5	5,491,302	13,426,117
Stock based compensation	10	1,723,974	-
Accretion expense		32,058	22,705
Interest expense	7	316,869	679,260
Provision for unrecoverable loans	11	612,300	991,321
Foreign exchange (gain) loss		(41,607)	546,453
Loss before non-controlling interests		(9,587,375)	(15,215,255)

Loss attributable to non-controlling interests		15,527	11,164
Net loss		(9,571,848)	(15,204,091)

Purchase consideration in excess of carrying value	4	-	(7,925,124)
Deficit, beginning of the year		(23,258,079)	(128,864)
Deficit, end of the year		(32,829,927)	(23,258,079)

Loss per share
Basic and diluted	10	(0.05)	(1.05)

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 13) – see accompanying notes

Condor Petroleum Inc.

Consolidated Statement of Comprehensive Income (Loss) and

Consolidated Statement of Accumulated Other Comprehensive Income (Loss)

For the year ended December 31	2008	2007

Comprehensive income (loss)
Net loss	(9,571,848)	(15,204,091)
Cumulative translation adjustment	2,762,128	(577,727)
Comprehensive income (loss)	(6,809,720)	(15,781,818)

Accumulated other comprehensive income
Accumulated other comprehensive income (loss), beginning	(577,727)	-
Cumulative translation adjustment	2,762,128	(577,727)
Accumulated other comprehensive income (loss), ending	2,184,401	(577,727)

See accompanying notes

Condor Petroleum Inc.

Consolidated Statement of Cash Flows

For the year ended December 31		2008	2007
	Note
Operating Activities
Net loss		(9,571,848)	(15,204,091)
Items not affecting cash:
Depletion and depreciation	5	5,491,302	13,426,117
Stock based compensation	10	1,723,974	-
Accretion expense		32,058	22,705
Provision for unrecoverable loans	11	612,300	991,321
Unrealized foreign exchange (gain) loss		(67,380)	-
Loss attributable to non-controlling interests		(15,527)	(11,164)
		(1,795,121)	(775,112)
Changes in non-cash working capital		4,208,125	(187,753)
		2,413,004	(962,865)

Financing Activities
Common shares	10	22,233,793	26,800,000
Share issue costs	10	(25,066)	(67,072)
Proceeds from short term loans payable	7	-	9,839,261
Short term loans payable repayments	7	(2,847,103)	(8,325,681)
		19,361,624	28,246,508

Investing Activities
Capital expenditures		(20,104,079)	(23,392,957)
Acquisitions	4	-	(7,447,158)
Loan receivable advanced	11	-	(991,321)
Changes in non-cash working capital		4,858,560	(1,737,517)
		(15,245,519)	(33,568,953)

Change in cash during the year		6,529,109	(6,285,310)
Effect of foreign exchange on cash		76,422	-
Cash and cash equivalents, beginning of the year		1,954,537	8,239,847
Cash and cash equivalents, end of the year		8,560,068	1,954,537

Supplemental information
Interest paid		189,212	175,681
Income tax paid		-	-

See accompanying notes

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations and principles of consolidation

Condor Petroleum Inc. (“Condor” or the “Company”) is an international oil and gas company with activities in Canada, the Republic of Kazakhstan (“Kazakhstan”) and the United States of America (“USA”). The consolidated financial statements have been prepared in Canadian dollars following Canadian generally accepted accounting principles (“GAAP”) and include the accounts of Condor and its subsidiary companies, which are registered under the laws of Alberta (Canada), the Netherlands, Kazakhstan and Delaware (USA). All intercompany accounts and transactions have been eliminated. Some of the Company’s activities are conducted jointly with others and the consolidated financial statements reflect only the Company’s proportionate interest.

With the exception of the changes discussed in Note 3 below, the accounting principles and methods of application are consistent with those described in the Company’s audited financial statements for the year ended December 31, 2007.

In Canada, Condor is the operator of certain properties in Alberta and Saskatchewan and holds a non-operated working interest and royalty interest in a number of other properties in Alberta.

In Kazakhstan, the Company operates the Marsel territory in south eastern Kazakhstan in which the Company owns a 66% interest. The Marsel contract was signed on July 27, 2007 with the Government of Kazakhstan and provides an exploration period of five years which may be extended twice for two years per extension. Upon commercial discovery, Condor has the exclusive right to enter the development stage by negotiating and signing a development contract.

The Company has a non-operated four well farm in agreement providing a two thirds working interest in the related properties in Mississippi, USA.

Going concern

The consolidated financial statements were prepared using GAAP that are applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business as they come due. At December 31, 2008 the Company had accumulated losses of $24.9 million since inception (December 31, 2007 – $15.3 million) and a working capital surplus of $2.4 million (December 31, 2007 – deficiency of $6.1 million). The Company also has work commitments in Kazakhstan of US$ 65.8 million through July, 2012 as described in Note 13.

As a result, there is significant doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. The recent credit crisis has affected the Company’s ability to raise funds and the application for a Toronto Stock Exchange (TSX) listing has been withdrawn. The Company plans to explore all alternatives possible for securing its financial viability including joint ventures, debt and equity financings, merger opportunities and asset dispositions. There are no assurances that the Company will be successful with these initiatives and there is uncertainty as to the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of commitments and contingent liabilities at the date of the consolidated financial statements,

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

and revenues and expenses during the reporting period. These estimates, including those related to the depletion of oil and gas properties, proved reserves, asset retirement obligations, income taxes, accruals, contingent liabilities and commitments, are reviewed on an ongoing basis. These estimates are subject to measurement uncertainty and the impact on the consolidated financial statements of changes in such estimates and actual results could be material.

Foreign currency translation

The company’s operations are considered self-sustaining and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated to Canadian dollars from their functional currency using the exchange rate in effect at the consolidated balance sheet date. Revenues and expenses are translated at the average rates in effect during the period. Gains or losses on translation are included in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity.

Monetary assets and liabilities of the Company that are denominated in foreign currencies, other than the functional currencies of each entity, are translated to Canadian dollars at rates of exchange in effect at the end of the period. The resulting exchange gains and losses are included in the statement of operations.

Transactions which are denominated in a currency other than the entity’s functional currency are translated at the rate in effect on the date of the transaction. Any resulting gains or losses resulting from foreign currency translation are included in the statement of operations.

Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. Financial assets and financial liabilities are recognized on the consolidated balance sheet at the time the Company becomes a party to the contractual provisions. Upon initial recognition, financial instruments are measured at fair value. Measurement in subsequent periods is dependent on the classification of the financial instrument.

These instruments will be classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, or other financial liabilities.

Held-for-trading instruments are financial assets and liabilities typically acquired with the intention of generating revenues in the short-term. However, an entity is allowed to designate any financial instrument as held-for-trading on initial recognition even if it would otherwise not satisfy the definition. As at December 31, 2008, the Company does not hold any financial instruments that do not satisfy the definition. Financial assets and financial liabilities required to be classified or designated held-for-trading are measured at fair value, with gains and losses recorded in net earnings for the period in which the change occurs.

Held-to-maturity investments are non-derivative financial assets, with fixed or determinable payments and fixed maturity that an entity has the intention and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. As at December 31, 2008, the Company does not have any financial assets classified as held-to-maturity.

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale or that are not classified as loans and receivables, held-to-maturity investments or held-for-trading. Available-for-sale financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until such gains or losses are realized or an other than temporary impairment is determined to have occurred. Available-for-sale assets are measured at fair value, except for assets that do not have a readily determinable fair value which are recorded at cost.

Financial assets classified as loans and receivables are measured at amortized cost using the effective-interest method.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Other financial liabilities are measured at amortized cost using the effective interest method and include all liabilities other than derivatives or liabilities that have been identified as held-for-trading.

The Company will assess at each reporting period whether there is any objective evidence that a financial asset, other than those classified as held-for-trading, is impaired.

Cash and cash equivalents

Cash and cash equivalents include short term, highly liquid investments that mature within three months of purchase and are recorded at fair value.

Inventory

Inventory is shown at cost, which management estimates is less than its net realizable value. The Company did not recognize any expense related to inventory in 2008 or 2007.

Other current assets

Other current assets include prepaid expenses and refundable value added taxes.

Other long term assets

Other long term assets are comprised of refundable Kazakhstan value added taxes (“VAT”) and are considered non-current due to the expected timing of the VAT refunds. The Company estimates that any VAT refunds will only be realized after the period in which the Company record its initial revenues from petroleum and natural gas sales in Kazakhstan, which is not expected in the following twelve months.

Oil and gas properties

The Company follows the full cost method of accounting, whereby all costs for the exploration and development of oil and gas reserves are capitalized, including expenditures for land acquisition, geological and geophysical, drilling of both productive and unproductive wells, plant and equipment and administration costs that are directly attributable to these activities. Proceeds from disposals are recorded as a reduction to these costs without recognition of a gain or loss unless the disposal would result in a change of 20% or more in the depletion rate.

Capitalized costs are accumulated on a country by country basis and are depreciated and depleted using the unit of production method based upon estimated proved reserves. The carrying values of unproved properties are excluded from the depreciation and depletion calculation.

The Company applies a ceiling test to capitalized amounts to ensure that costs do not exceed estimated future net revenues from production of proved reserves using forecasted sales price less expected future capital, production, and royalties, together with the cost of unproved properties. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Asset retirement obligation

The company provides for future retirement obligations on resource properties and facilities based on estimates established by industry practice and prevailing legislation. The future retirement obligation is initially recognized at fair value and capitalized as a component of oil and gas properties. The liability is adjusted each reporting period to reflect revisions to the estimated future cash flows and for the passage of time. The liability accretes until the date of expected settlement of the retirement obligations and the related accretion expense is charged to earnings. Actual expenditures incurred for site reclamation and abandonment are charged against the liability to the extent it exists on the balance sheet with the difference recognized as a gain or loss in the period in which settlement occurs.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Revenue recognition

Petroleum and natural gas sales are recorded in the period in which title transfers to the customer and collectability is reasonably assured.

Stock based compensation

The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. The model employs various assumptions, based on management’s best estimates at the time of grant, which impact the fair value calculated and ultimately, the expense that is recognized over the life of the stock option award. These assumptions are detailed in Note 10. The value of the stock options is recognized as an expense over the vesting period with an offsetting credit to contributed surplus. Consideration paid for shares on exercise of the stock options will be credited to share capital together with the amount of any contributed surplus that arose as a result of the grant of the exercised stock options.

Office equipment and related amortization

Office equipment is amortized on a straight line basis over the estimated useful life of 3 to 6 years.

Income tax

The Company follows the liability method of accounting for future income taxes. Under this method, income tax assets and liabilities are recognized based on the estimated tax effects of temporary differences in the carrying values of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted when the timing differences are expected to reverse. The effect of a change in income tax rates on the future income tax assets and liabilities is recognized in income or loss in the period of the change.

3.	CHANGES IN ACCOUNTING POLICIES AND FUTURE CHANGES IN ACCOUNTING STANDARDS

Capital disclosures

Effective January 1, 2008 the Company adopted Section 1535 Capital Disclosures which establishes standards for disclosing information about the objectives, policies and processes for managing capital and compliance with any externally imposed capital requirements. The disclosures have been included in Note 14.

Financial instruments disclosure and presentation

Effective January 1, 2008 the Company adopted Section 3862 Financial Instruments – Disclosures and Section 3863 Financial Instruments – Presentation. These disclosure standards were adopted prospectively and require additional information on the risks associated with the Company’s financial instruments and how those risks are managed. The additional disclosures are presented in Note 14.

Convergence of Canadian GAAP with International Financial Reporting Standards (“IFRS”)

Publicly accountable profit-oriented enterprises will be required to use IFRS in interim and annual financial statements for fiscal years beginning on or after January 1, 2011. Due to the extended period of time until expected implementation and uncertainties related to the conversion standards, the impact of the IFRS standards on the Company’s accounts has not been determined but the Company is developing a plan to facilitate adoption.

Inventory

Effective January 1, 2008 the Company adopted Section 3031 Inventories which provides more extensive guidance on the determination of cost including allocation of overhead, and required impairment testing. There is no impact on current year inventory. The disclosures have been included in Note 2.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

4.	ACQUISITIONS

Marsel Petroleum LLP

Effective May 18, 2007 the Company acquired 66% of the shares of Marsel Petroleum LLP, the owner of the Marsel territory exploration contract in Kazakhstan from EurAsia Holding AG, an affiliate of EurAsia Resource Holdings AG, which at the time of the transaction was the Company’s 100% shareholder. The consideration paid by Condor was $7.4 million in cash.

As the acquisition did not result in a significant change in Marsel Petroleum LLP’s ownership interests, the acquisition is accounted for as a related party transaction whereby the carrying value of the assets and liabilities of the combined entities are maintained. Accordingly, the acquisition is recorded at book value with the difference between the carrying value of the net assets acquired and the purchase price being reflected in deficit as follows:

Current assets	403,569
Property and equipment	226,227
Current liabilities	(986,487)
Minority interest	(121,275)
Deficit	7,925,124
Total consideration	7,447,158

5.	PROPERTY AND EQUIPMENT
December 31, 2008	Cost	Accumulated depreciation and depletion	Net book value
Oil and gas properties	47,959,597	21,010,670	26,948,927
Office building and equipment	2,084,010	252,584	1,831,426
Total property and equipment	50,043,607	21,263,254	28,780,353

December 31, 2007
Oil and gas properties	22,328,930	12,573,490	9,755,440
Office equipment	729,754	208,423	521,331
Total property and equipment	23,058,684	12,781,913	10,276,771

During the year ended December 31, 2008, the Company capitalized $1.9 million of general and administrative costs (year ended December 31, 2007 – $0.2 million). Capitalized costs of $21.0 million relating to unproved properties in Kazakhstan have been excluded from the depletion calculation (2007 – $1.7 million). Future development costs on proved undeveloped reserves of $1.9 million are included in the period depletion and depreciation calculations (2007 – $1.8 million).

An impairment test calculation is performed annually on a country by country basis on the Company’s oil and gas properties or when indicators or impairment exist. The 2008 calculation resulted in a write down of the USA properties of $3.9 million (2007 – $11.4 million) and has been included in depletion and depreciation.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Prices used in calculating the estimated future cash flows were based on the following forecast prices:

	2009	2010	2011	2012	2013	Thereafter
Edmonton Light 40 API (per bbl)	65.35	72.78	79.95	86.57	94.97	100.88
Cromer Medium 29.3 API (per bbl)	58.16	66.23	72.76	79.65	87.38	92.81
Alberta AECO (per million btu)	6.82	7.56	7.84	8.38	9.20	9.84

6.	FUTURE INCOME TAXES

Future income tax asset	2008	2007
Property and equipment	417,776	4,397,997
Income tax losses	7,620,463	403,016
Other	314,054	379,560
Future income tax asset before valuation allowance	8,352,293	5,180,573

Valuation allowance	(8,352,293)	(5,180,573)
Future income tax asset	-	-

The provision for income taxes differs from the amount computed by applying the statutory rates to earnings before taxes. The difference results from the following items:

	2008	2007
Accounting loss before taxes	(9,587,375)	(15,215,255)
Statutory rate	29.50%	32.12%
Tax provision at statutory rate	(2,828,276)	(4,887,140)

Effect on taxes of
Change in valuation allowance	2,251,638	5,139,182
Non-deductible expenses	249,876	249,045
Stock based compensation	508,572	-
Tax rate changes	58,778	118,817
Foreign tax rate differentials	(240,588)	(619,904)
Tax provision per financial statements	-	-

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

For income tax purposes, the company has losses carried forward which can be used to reduce future years’ taxable income expiring as follows:

Year	Canada	Kazakhstan	Other	Total
2014		88,506		88,506
2016			559,640	559,640
2017			843,525	843,525
2026	15,669			15,669
2027	221,404		12,239,968	12,461,372
2028	1,117,054		6,142,122	7,259,176
Total	1,354,127	88,506	19,785,255	21,227,888

7.	SHORT TERM LOANS PAYABLE

Loan from EurAsia Resource Holdings AG

Tranche A – The Company had a $40.0 million loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG which carried interest at 7% until June 30, 2007 and was interest free thereafter. On March 1, 2008, the loan balance and accrued interest of $6.5 million was converted into 10.8 million common shares at $0.60 per share and loan facility was subsequently cancelled.

Tranche B – The Company has a loan facility provided by EurAsia Resource Holdings AG which carries interest at 7% and is due on December 31, 2010. The limit for the facility was $2.0 million on December 31, 2008 (December 31, 2007 – $10.0 million) and was increased to $10.0 million effective March 30, 2009. On March 1, 2008, $2.5 million of the loan was converted into 4.2 million common shares at $0.60 per share. The remaining $2.8 million loan balance and accrued interest was fully repaid during 2008.

The loan and accrued interest balances are as follows:

As at December 31	2008	2007
EurAsia Resource Holdings AG - Tranche A	-	6,474,360
EurAsia Resource Holdings AG - Tranche B	-	5,372,743
Total short term loans payable	-	11,847,103

Interest expense for 2008 also includes $0.1 million related to the present value discounting of the Kazakhstan VAT receivable as described in Note 2. This expense will be amortized beginning in 2009 with the final amount re-captured in 2012.

8.	OTHER LONG TERM LIABILITIES

The Company is obligated to reimburse the Government of Kazakhstan for historical geological and exploration expenditures incurred in its contracted territories. The liabilities are deferred during the exploration period with repayment terms during the subsequent development period to be determined. The liabilities are non-interest bearing and the undiscounted amount at December 31, 2008 of $3.6 million (December 31, 2007 – $1.8 million) has been discounted to a value of $2.0 million (December 31, 2007 – $0.8 million) based on the estimated timing of future payments.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

9.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations are estimated based on the expected costs to abandon existing wells and facilities and to restore the existing sites along with the estimated timing of future payments. At December 31, 2008, the estimated total undiscounted cash flows required to settle the future liabilities is $1.4 million (December 31, 2007 – $1.0 million) which is expected to be incurred between 2009 and 2028. The Company’s credit adjusted risk free rate of 7% along with an inflation rate of 1.5% are used to calculate the net present value of the asset retirement obligations.

As at December 31	2008	2007
Balance, beginning of period	388,556	-
Increase in liabilities due to change in estimate	90,290	365,851
Change due to foreign exchange	9,933	-
Accretion expense	32,058	22,705
Balance, end of period	520,837	388,556

10.	SHARE CAPITAL

Authorized:

Unlimited common shares, without par value

Unlimited preference shares, without par value

Common shares issued and outstanding	Number	CAD
Balance at December 31, 2006	100	1
Private Placements	168,000,000	26,800,000
Share issue costs		(67,072)
Balance at December 31, 2007	168,000,100	26,732,929

Private Placements issued for cash;
January 8, 2008 at $0.50	5,975,000	2,987,500
February 4, 2008 at $0.50	2,228,000	1,114,000
April 7, 2008 at $0.60	100,000	60,000
June 10, 2008 at $1.25	2,648,200	3,310,250
July 17, 2008 at $1.25	2,331,766	2,914,708
July 31, 2008 at $1.25	982,664	1,228,330
August 1, 2008 at $1.25	6,500,000	8,125,000
September 16, 2008 at $1.25	1,697,126	2,121,407
October 31, 2008 at $1.25	298,078	372,598
Private placements issued for cash	22,760,834	22,233,793

Private placement arising from loan conversion;
March 1, 2008 at $0.60	15,000,000	9,000,000
Total private placements issued	37,760,834	31,233,793

Share issue costs		(25,066)
Balance at December 31, 2008	205,760,934	57,941,655

The private placement completed on March 1, 2008 resulted in the issuance of 15.0 million common shares through the conversion of $9.0 million of short term loans payable and accrued interest at a price of $0.60 per share. All other private placements were issued for cash consideration.

Except for the common shares issued via loan conversion noted above, all shares issued from January through July 2008 contained a retraction right in respect of which each subscriber had the right to require the Company to repurchase the shares if, by September 30, 2008, the Company had yet to qualify the shares for

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

trading on a public stock exchange. The retraction rights expired on October 31, 2008 with no retraction rights being exercised. There are no outstanding retraction rights as at December 31, 2008.

Earnings per share

Per share amounts are calculated using the weighted average number of common shares outstanding during the year ended December 31 as follows:

Weighted average common shares	2008	2007
Basic	186,118,356	14,487,771
Diluted	187,865,158	14,487,771

The stock options are the reconciling items between the number of weighted average basic and diluted common shares.

Stock options

The Company has a stock option plan under which the board of directors may grant options for the purchase of common shares to directors, officers, consultants and employees for up to 10% of the outstanding common shares. The board establishes the exercise price of options at the date of grant, provided that such price shall not be less than the volume weighted average trading price of the shares on the TSX, or another stock exchange where the majority of the trading volume and value of the shares occurs, for the five trading days immediately preceding the date of grant and, where the shares are not listed on any exchange, the exercise price shall be such price as determined by the board. The options are granted for a term of five years and fully vest after either two or three years from the date of grant.

	Number of options	Weighted average exercise price
Balance at December 31, 2007	-	-
Granted April 7, 2008	3,635,000	0.60
Granted May 23, 2008	1,150,000	0.60
Granted September 15, 2008	5,725,000	1.25
Balance at December 31, 2008	10,510,000	0.95

The number of stock options outstanding and are exercisable at December 31, 2008 are as follows:

Number of options outstanding	10,510,000
Average remaining life in years	4.6

Number of options exercisable	1,535,004
Average remaining life in years	4.3

Contributed surplus

Balance at December 31, 2007	-
Stock based compensation expense	1,723,974
Balance at December 31, 2008	1,723,974

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

The fair value of each option granted is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions:

Fair value of options granted (dollars per share)	0.51
Expected life (years)	5.0
Risk-free interest rate	3.0%
Expected volatility	60.0%
Expected dividend yield	0.0%

11.	PROVISION FOR UNRECOVERABLE LOANS

Prior to the Company’s acquisition of Marsel Petroleum LLP, Marsel Petroleum LLP provided a loan to the current non-controlling interest owner. During 2008, the Company determined the collection of this amount had become unlikely due the severe downturn in the economy and credit crisis. The Company has recorded a provision of $0.6 million in 2008 and the balance of the loan at December 31, 2008 is nil.

During 2007, the Company provided a $1.0 million loan to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, the Company does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of the Company to collect this loan. The Company has recorded a provision of $1.0 million in 2007 and the balance of the loan at December 31, 2008 is nil.

12.	RELATED PARTY BALANCES AND TRANSACTIONS

Acquisition of Marsel Petroleum LLP

As discussed in Note 4, on May 18, 2007 the Company acquired 66% of the shares of Marsel Petroleum LLP, the owner of the Marsel territory exploration contract in Kazakhstan from EurAsia Holding AG, an affiliate of EurAsia Resource Holdings AG, which at the time of the transaction was the Company’s 100% shareholder. The consideration paid by Condor was $7.4 million in cash.

Loan from EurAsia Resource Holdings AG – Tranche A

As discussed in Note 7, the Company had a $40.0 million loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG, which carried interest at 7% until June 30, 2007 and was interest free thereafter. On March 1, 2008, the loan balance and accrued interest of $6.5 million was converted into 10.8 million common shares at $0.60 per share and loan facility was subsequently cancelled. The interest expense in 2008 was nil (2007 - $474,360). The total principal and interest outstanding at December 31, 2008 is nil (December 31, 2007 - $6.5 million).

Loan from EurAsia Resource Holdings AG – Tranche B

As discussed in Note 7, the Company has a loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG, which carries interest at 7%. On March 1, 2008, $2.5 million of the loan was converted into 4.2 million common shares at $0.60 per share and the remaining $2.8 million loan balance and accrued interest was fully repaid during 2008. Interest expense for 2008 includes $116,470 (2007 - $72,743). The total principal and interest outstanding at December 31, 2008 is nil (December 31, 2007 - $5.4 million).

Office rent and equipment

During 2008, the Company recognized general and administrative expenses of $79,620 (2007 – $23,726) for

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

office rent and expenses from a company of which a director of Condor is a director. At December 31, 2008 and December 31, 2007 there were no related accounts payables and accrued liabilities.

Management services received

General and administration costs in 2008 include management services provided by EurAsia Holding AG and RV Resource Value Holding PLC, affiliates of the company’s largest shareholder, related to the management of the Marsel territory in Kazakhstan. The 2008 expense is US$529,106 and the full amount is outstanding at December 31, 2008. There were no charges in 2007.

Management services provided

During the year, the Company charged New Horizon Energy Netherlands B.V. and East Aral Petroleum B.V., affiliates of the company’s largest shareholder, for management services related to their respective oil and gas operations. The amount charged in 2008 is US$497,654 and is treated as a reduction of general and administration costs. The full amount is outstanding at December 31, 2008. There were no charges in 2007.

These transactions were recorded at the exchange amount.

13.	COMMITMENTS AND CONTINGENT LIABILITIES

Work commitments

The Company has contractual work commitments pursuant to the Marsel exploration contract in Kazakhstan. The cumulative commitments to December 31, 2008 were approximately US$12.6 million, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract.

The remaining work commitments for each of the next four years and in total are as follows (in millions of US$):

	2009	2010	2011	2012	Total
Marsel work commitments	7.0	15.0	20.0	23.8	65.8

Excess profit tax

Condor is subject to excess profit tax on the Marsel territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax in 2008 or 2007 and accordingly has not accrued any related costs but may be subject to excess profit tax in future years.

Carried working interest

Condor owns a 66% interest in the Marsel territory in Kazakhstan and funds 100% of the capital program, including the work commitments.

Leases

The Company has the following office and office equipment lease commitments (in millions):

	2009	2010	2011	2012	Total
Lease commitments - third parties	0.2	0.1	0.0	0.0	0.3
Lease commitments - related parties	0.1	0.1	0.1	0.1	0.4
Lease commitments - total	0.3	0.2	0.1	0.1	0.7

Political and economic conditions in Kazakhstan

While there have been improvements in the economic situation in Kazakhstan in recent years, the economy continues to display some characteristics of an emerging market. The characteristics include, but are not

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

limited to, the existence of a currency that is not freely convertible outside of the country and a low level of liquidity of the securities markets.

Additionally, the oil and gas sector in Kazakhstan is impacted by political, legal, financial, and regulatory developments. The prospect for future economic stability is largely dependent upon the effectiveness of economic measures undertaken by the Government, together with legal, regulatory and political developments, which are beyond the Company’s control.

The financial condition and future operations of the Company may be adversely affected by continued uncertainties in the business environment in Kazakhstan. Management is unable to predict the extent and duration of these uncertainties, nor quantify the impact, if any, on these financial statements.

Taxation

Tax legislation and practice in Kazakhstan is in the developmental stage and therefore is subject to varying interpretations and frequent changes, which may be retroactive. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest. Tax periods remain open to review by the tax authorities for five years; however under certain circumstances a tax year may remain open longer. The Company believes its interpretation of the relevant legislation is appropriate and accordingly, at December 31, 2008 no provision for potential tax liabilities has been recorded.

14.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Credit risk

Credit risk on trade receivables is mainly related to joint venture partners and petroleum and natural gas marketers and the risk of financial loss if a customer, partner or counterparty to a financial instrument fails to meet its contractual obligations. A substantial portion of the Company’s accounts receivable are with customers in the energy industry and are subject to normal industry credit risk. The Company generally grants unsecured credit but routinely assesses the financial strength of its customers.

Receivables from petroleum and natural gas marketers are normally collected on the 25th day of the month following production. During 2008, the company derived 68% and 20% for a total of 88% (2007 – 78% and 16%, respectively, for a total of 94%) of petroleum and natural gas sales from two customers and is therefore subject to concentration risk. This risk is mitigated by management’s policies and practices related to credit risk, as discussed above. The Company historically has not experienced any collection issues with its petroleum and natural gas marketers.

Joint venture receivables are typically collected within three months of the joint venture bill being issued to the partner. However, the receivables are from participants in the petroleum and natural gas sector, and collection of the outstanding balances is dependent upon normal industry factors. The Company has examined its accounts receivable and concluded that an allowance for doubtful accounts is not necessary and that the amount shown as accounts receivable is valid and collectible. Past due accounts receivable of $0.2 million are not considered to be impaired and full collection is expected.

The Company has credit risk related to receivables from affiliated companies of the Company’s largest shareholder, EurAsia Resource Holdings AG. The Company has determined that the full amounts are collectible and no related provisions have been recorded for doubtful accounts.

The Company also has credit risk associated with loans receivable from foreign joint venture partners. The first relates to funds provided, prior to acquisition, to the non-controlling interest owner in the Marsel territory in Kazakhstan. Collection of this amount has become unlikely due a downturn in the Kazakh economy which

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

has negatively affected the businesses for which the loan was granted. The Company has recorded a provision in 2008 for the full amount of this loan.

The Company also provided a loan during 2007 to a strategic partner for surface lease acquisitions in the USA on which Condor has the right of first refusal for future exploration projects. The repayment of the loan is linked to future cash flows from the related future projects and/or the resale of these lease rights. At this time, the Company does not plan to proceed with funding the exploration activities on these leases and cannot reasonably determine the fair value on the resale market for these leases which results in uncertainty over the ability of the Company to collect this loan. The Company recorded a provision for the full amount of the loan in 2007 and the balance of the loan at December 31, 2008 is nil.

Liquidity risk

Liquidity risk is the risk the Company will encounter difficulty in meeting obligations and commitments and repaying liabilities as they fall due. The company requires liquidity mainly to satisfy financial obligations related to production activities and properties in Canada and to fund capital requirements related to exploration activities and properties in Kazakhstan.

For the Canadian operations, reliance is generally on operating cash flows to provide liquidity. In Kazakhstan, the Company has certain contractual work commitments related to exploration activities and properties as described in Note 13. Due to the long cycle-time of these properties and the early stage of the exploration program, the Company relies mainly on the ability to raise equity financing to meet these obligations as they fall due. In addition, the Company also maintains undrawn credit facilities as described in Note 7.

To manage capital spending, capital budgets are prepared, monitored regularly and updated as required. The Company also utilizes authorizations for expenditures to manage capital spending.

As described in Note 1, there is doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives.

The following table presents the Company’s contractual maturities of financial liabilities; all liabilities fall due within the next year except for the other long term liabilities which are deferred during the five year exploration period with repayment terms during the subsequent development stage period to be determined:

As at December 31	2008	2007
Accounts payables and accrued liabilities	7,979,860	954,308
Short term loans payable	-	11,847,103
Total current liabilities	7,979,860	12,801,411

Other long term liabilities	2,009,012	779,312
Total financial liabilities	9,988,872	13,580,723

All accounts payable and accrued liabilities are due within 6 months. The short term loans payable relate to the credit facility as described in Note 7.

The present value of the other long term liabilities expected to fall due in 2012 is $0.1 million and in 2013 is $0.2 million. The remaining amount is expected to fall due between 2014 and 2022.

Market risk

Market risk is the risk that changes in foreign exchange rates, commodity prices and interest rates will affect value of the Company’s financial instruments or future cash flows.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

Foreign currency risk

Foreign currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. Although the Company’s current petroleum and natural gas sales are all derived from properties in Canada and are denominated in Canadian dollars, the underlying benchmark prices are impacted by changes in the exchange rate between the Canadian and United States dollar.

The Company is exposed to significant foreign currency risk as a substantial portion of the Company’s foreign activities are transacted in or referenced to foreign currencies and, in particular, United States dollars and Kazakhstan Tenge. The Company also has a minimal exposure to transactions denominated in Euros. The Company had no forward exchange rate contracts in place at or during the year ended December 31, 2008.

Commodity price risk

The Company is exposed to changes in commodity prices inherent in the oil and gas industry. Commodity prices for petroleum and natural gas are impacted by worldwide economic events and factors which are beyond the Company’s control. Fluctuations in petroleum and natural gas prices may have a significant effect on the Company’s results of operations and cash flows from operating activities and subsequently, may also affect the value of the oil and gas properties and the level of spending for exploration and development. The majority of the Company’s petroleum and natural gas production is sold under short-term contracts, which exposes the Company to the risk of price movements. The Company had no forward exchange price contracts or derivatives in place at or during the year ended December 31, 2008.

Interest rate risk

Interest rate risk is the risk that future cash flows will fluctuate because of changes in market interest rates. The Company is exposed to interest rate fluctuations on the credit facility loan. At current debt levels, the Company’s exposure to interest rate risk is not significant.

Capital management

Due to the contractual commitments related to the Company’s properties in Kazakhstan which, on a total and cumulative basis, are non-discretionary and time sensitive, the Company is dependent on timely debt and equity financing. The Company’s objective is to establish a capital structure through private placements and potentially an initial public offering in conjunction with a TSX listing to provide funds to finance operational and exploration activities and contractual commitments related to the current portfolio of oil and gas properties and to provide a basis for further acquisitions to strengthen the production, reserve and land bases.

The Company also relies on operating cash flows from the Canadian properties and the credit facility which, as described in Note 7, was subject to a maximum of $2.0 million at December 31, 2008 and increased to $10.0 million effective March 30, 2009.

The key measures of the Company’s capital structure are cash and cash equivalents, excess credit facility capacity and net current assets, which is total current assets less total current liabilities, and share capital:

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

As at December 31	2008	2007
Cash and cash equivalents	8,560,068	1,954,537

Excess credit facility capacity	2,000,000	38,152,897

Total current assets	10,389,260	6,699,742
Accounts payables and accrued liabilities	(7,979,860)	(954,308)
Common shares subject to retraction rights	-	-
Short term loans payable	-	(11,847,103)
Working capital surplus (deficiency)	2,409,400	(6,101,669)

Share capital	57,941,655	26,732,929

Fair value of financial instruments

Financial instruments held for trading include cash and cash equivalents, loans and receivables include accounts receivable and other current assets and other financial liabilities include accounts payable and accrued liabilities, short term loans payable and other long term liabilities. The fair value of cash and cash equivalents, accounts receivable and other current assets approximate their carrying values due to the short term nature of these instruments. The fair value of accounts payable, accrued liabilities and other long term liabilities is significantly less that the carrying value due to the credit risk of the company. Other long term assets are initially recorded at fair value, and subsequently carried at amortized cost.

15.	SEGMENTED INFORMATION

Condor’s activities are concentrated in Canada, Kazakhstan and the USA and are considered separate business segments for operational and presentation purposes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. The table below presents the key financial data for the Company by geographical segment.

	Canada	Kazakhstan	USA	Total

For the year ended December 31, 2008
Capital expenditures	73,907	16,257,561	3,772,610	20,104,079

Revenues
Gross petroleum and natural gas sales	4,742,597	-	-	4,742,597
Interest and other income	102,149	98,145	13	200,307

Expenses
Royalty expense	1,075,717	-	-	1,075,717
Production costs	1,354,435	-	-	1,354,435
Transportation costs	34,559	-	-	34,559
General and administrative	1,306,918	2,216,176	407,578	3,930,672
Depletion and depreciation	1,478,591	67,185	3,945,526	5,491,302
Stock based compensation	1,241,261	482,713	-	1,723,974
Accretion expense	32,058	-	-	32,058
Interest expense	60,186	256,683	-	316,869
Provision for unrecoverable loans	-	612,300	-	612,300

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

	Canada	Kazakhstan	USA	Total

Foreign exchange (gain) loss	(19,883)	(21,724)	-	(41,607)
Loss attributable to non-controlling interests	-	(15,527)	-	(15,527)
Net loss	(1,719,096)	(3,499,661)	(4,353,091)	(9,571,848)

As at December 31, 2008
Property and equipment	7,191,964	21,478,824	109,565	28,780,353
Total assets	16,668,225	22,823,249	132,922	39,624,396
Total liabilities	1,842,106	8,614,489	53,114	10,509,709

	Canada	Kazakhstan	USA	Total
For the year ended December 31, 2007
Capital expenditures	11,140,224	867,917	11,384,816	23,392,957

Revenues
Gross petroleum and natural gas sales	4,120,000	-	25,360	4,145,360
Interest income	1,836	3,702	164,655	170,193

Expenses
Royalty expense	802,460	-	-	802,460
Production costs	1,479,431	-	10,598	1,490,029
Transportation costs	46,509	-	2,865	49,374
General and administrative	950,822	322,611	249,656	1,523,089
Depletion and depreciation	2,001,126	40,175	11,384,816	13,426,117
Accretion expense	22,705	-	-	22,705
Interest expense	33,963	373,593	271,704	679,260
Provision for unrecoverable loans	-	-	991,321	991,321
Foreign exchange loss	-	546,453	-	546,453
Gain attributable to non-controlling interests	-	(11,164)	-	(11,164)
Net loss	(1,215,180)	(1,267,966)	(12,720,945)	(15,204,091)

As at December 31, 2007
Property and equipment	8,526,125	1,717,165	33,481	10,276,771
Total assets	10,479,295	2,638,994	3,858,224	16,976,513
Total liabilities	973,982	864,109	12,131,188	13,969,279

16.	SUBSEQUENT EVENTS

Amalgamation and TSX conditional approval for listing

On July 25, 2008, the Company entered into a pre-amalgamation agreement with EM Resources Inc. (“EM”) pursuant to which the Company and EM agreed to amalgamate conditional upon, among other things, the necessary shareholder approvals and the continuance of EM into Alberta. Shareholder approval was obtained on September 15, 2008. Pursuant to the amalgamation, all of the outstanding common shares of

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the year ended December 31, 2008

EM would be exchanged on a 2:1 basis for common shares of the amalgamated company (“Amalco”) and all outstanding common shares of Condor would be exchanged on a 1:1 basis for common shares of Amalco. Based on the current issued capital of Condor and EM, upon completion of the amalgamation, the existing shareholders of Condor would, in the aggregate, hold approximately 99.5% of the issued and outstanding common shares of Amalco and the existing shareholders of EM would hold approximately 0.5%. As at December 31, 2008, Condor has 10,510,000 stock options outstanding, each option entitling the holder to acquire one common share of Condor. Such options shall be exchanged for equivalent options of Amalco on a 1:1 basis.On September 18, 2008, the Company received conditional approval for listing Amalco shares on the Toronto Stock Exchange. However, due to market volatility and instability, the TSX application has been withdrawn as the Company considers it advantageous to wait for improvements in capital market conditions before listing. The pre-amalgamation agreement was terminated on December 23, 2009.

Increase in short term loans payable credit facility limit

On March 30, 2009, the limit on the loan facility, as described in Note 7, was increased to $10.0 million.

New Horizon Energy Inc. pre-amalgamation agreement signed

On December 28, 2009, the Company entered into a pre-amalgamation agreement with New Horizon Energy Inc. (“New Horizon”) pursuant to which the Company and New Horizon have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the agreement, all the outstanding common shares of the Company would be exchanged on a 3.4 for 1 basis for common shares of the amalgamated company (“Amalco”) and all the outstanding common shares of New Horizon would be exchanged on a 1 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would be exchanged for equivalent options of Amalco on a 3.4 for 1 basis. There are no outstanding New Horizon stock options.

Unaudited Consolidated Financial Statements

For the three and nine months ended September 30, 2009

Expressed in Canadian Dollars

Condor Petroleum Inc.

Consolidated Balance Sheet

(Unaudited)

As at		September 30, 2009	December 31, 2008
	Note
Assets
Cash and cash equivalents		1,789,340	8,560,068
Accounts receivable	8	1,083,124	1,304,752
Inventory		-	269,810
Other current assets		315,025	254,630
Total current assets		3,187,489	10,389,260

Other long term assets		396,521	454,783
Property and equipment	3	26,477,892	28,780,353
Total assets		30,061,902	39,624,396

Liabilities
Accounts payables and accrued liabilities	8	1,960,024	7,979,860
Total current liabilities		1,960,024	7,979,860

Long term debt	4	1,647,762	-
Other long term liabilities	5	1,891,909	2,009,012
Asset retirement obligations	6	611,061	520,837
Non-controlling interest		343,774	94,584

Shareholder's equity
Share capital	7	57,941,655	57,941,655
Contributed surplus	7	3,417,515	1,723,974
Accumulated other comprehensive income (loss)		(434,054)	2,184,401
Deficit		(37,317,744)	(32,829,927)
Total equity		23,607,372	29,020,103

Total liabilities and equity		30,061,902	39,624,396

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 9) – see accompanying notes

Condor Petroleum Inc.

Consolidated Statement of Operations and Deficit

(Unaudited)

For the period ended September 30		Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008
	Note
Revenues
Gross petroleum and natural gas sales		794,029	1,436,919	2,181,517	4,116,478
Royalty expense		(189,164)	(291,843)	(501,438)	(898,579)
Net petroleum and natural gas sales		604,865	1,145,076	1,680,079	3,217,899

Interest income		15,349	35,760	40,410	65,812
Net revenues		620,214	1,180,836	1,720,489	3,283,711

Expenses
Production costs		271,431	288,629	974,909	834,414
Transportation costs		12,936	9,979	43,747	29,177
General and administrative		990,046	1,036,914	2,228,714	2,460,411
Depletion and depreciation	3	353,343	459,370	1,656,120	4,943,267
Stock based compensation	7	578,896	304,046	1,693,541	953,705
Accretion expense	6	9,661	6,071	39,434	18,221
Interest expense		15,513	5,621	41,293	116,470
Foreign exchange loss (gain)		172,320	(35,868)	(718,642)	(125,460)
Loss before non-controlling interests		(1,783,932)	(893,926)	(4,238,627)	(5,946,494)

Net (income) loss attributable to non-controlling interests		80,469	(6,257)	(249,190)	(33,765)
Net loss		(1,703,463)	(900,183)	(4,487,817)	(5,980,259)

Deficit, beginning of the period		(35,614,281)	(28,338,155)	(32,829,927)	(23,258,079)
Deficit, end of the period		(37,317,744)	(29,238,338)	(37,317,744)	(29,238,338)

Loss per share
Basic and diluted	7	(0.01)	(0.00)	(0.02)	(0.03)

Nature of operations and going concern (Note 1) and commitments and contingent liabilities (Note 9) – see accompanying notes

Condor Petroleum Inc.

Consolidated Statement of Comprehensive Income (Loss and

Consolidated Statement of Accumulated Other Comprehensive Income (Loss)

(Unaudited)

For the period ended September 30	Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008

Comprehensive income (loss)
Net loss	(1,703,463)	(900,183)	(4,487,817)	(5,980,259)
Cumulative translation adjustment	(1,703,432)	425,470	(2,618,455)	631,701
Comprehensive income (loss)	(3,406,895)	(474,713)	(7,106,272)	(5,348,558)

Accumulated other comprehensive income
Accumulated other comprehensive income, beginning of period	1,269,378	(371,496)	2,184,401	(577,727)
Cumulative translation adjustment	(1,703,432)	425,470	(2,618,455)	631,701
Accumulated other comprehensive income, end of period	(434,054)	53,974	(434,054)	53,974

See accompanying notes

Condor Petroleum Inc.

Consolidated Statement of Cash Flows

(Unaudited)

For the period ended September 30		Three Months 2009	Three Months 2008	Nine Months 2009	Nine Months 2008
	Note
Operating Activities
Net loss		(1,703,463)	(900,183)	(4,487,817)	(5,980,259)
Items not affecting cash:
Depletion and depreciation	3	353,343	459,370	1,656,120	4,943,267
Stock option compensation	7	578,896	304,046	1,693,541	953,705
Accretion expense	6	9,661	6,071	39,434	18,221
Net income (loss) attributable to non-controlling interests		(80,469)	6,257	249,190	33,765
Unrealized foreign exchange loss (gain)		12,381	(106,807)	(843,722)	99,423
		(829,651)	(231,246)	(1,693,254)	68,122
Changes in non-cash working capital		639,600	734,267	1,323,350	5,161,792
		(190,051)	503,021	(369,904)	5,229,914

Financing Activities
Common shares	7	-	10,246,407	-	10,246,407
Common shares subject to retraction rights	7	-	4,143,038	-	11,614,788
Share issue costs	7	-	(18,804)	-	(18,804)
Proceeds from long term debt	4	820,000	-	1,620,000	-
Long term debt repayments		-	(1,274,360)	-	(2,774,360)
		820,000	13,096,281	1,620,000	19,068,031

Investing Activities
Capital expenditures		(1,185,765)	(5,198,717)	(4,336,425)	(13,575,618)
Changes in non-cash working capital		26,720	322,280	(3,702,108)	484,467
		(1,159,045)	(4,876,437)	(8,038,533)	(13,091,151)

Change in cash during the period		(529,096)	8,722,865	(6,788,437)	11,206,794
Effect of foreign exchange on cash		1,456	-	17,709	-
Cash and cash equivalents, beginning of period		2,316,980	4,438,466	8,560,068	1,954,537
Cash and cash equivalents, end of period		1,789,340	13,161,331	1,789,340	13,161,331

Supplemental information
Interest paid		-	189,212	-	189,212
Income tax paid		-	-	-	-

See accompanying notes

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended December 31, 2009

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nature of operations and principles of consolidation

Condor Petroleum Inc. (“Condor” or the “Company”) is an international oil and gas company with activities in Canada, the Republic of Kazakhstan (“Kazakhstan”) and the United States of America (“USA”). The consolidated financial statements have been prepared in Canadian dollars following Canadian generally accepted accounting principles (“GAAP”) and include the accounts of Condor and its subsidiary companies, which are registered under the laws of Alberta (Canada), the Netherlands, Kazakhstan and Delaware (USA). All intercompany accounts and transactions have been eliminated. Some of the Company’s activities are conducted jointly with others and the consolidated financial statements reflect only the Company’s proportionate interest.

These unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and follow the same accounting policies and methods of computation as the audited consolidated financial statements for the year ended December 31, 2008. Certain disclosures, which are normally required to be included in the notes to the annual consolidated financial statements have been condensed or omitted. These interim consolidated financial statements should be read in conjunction with the audited annual financial statements for the year ended December 31, 2008.

In Canada, Condor is the operator of certain properties in Alberta and Saskatchewan and holds a non-operated working interest and royalty interest in a number of other properties in Alberta.

In Kazakhstan, the Company operates the Marsel territory in south eastern Kazakhstan in which the Company owns a 66% interest. The Marsel contract was signed on July 27, 2007 with the Government of Kazakhstan and provides an exploration period of five years which may be extended twice for two years per extension. Upon commercial discovery, the Company has the exclusive right to enter the development stage by negotiating and signing a development contract.

The Company had a non-operated four well farm-in agreement providing a two thirds working interest in the related properties in Mississippi, USA. On April 13, 2009, the Company signed an agreement with its one third interest partner whereby the Company was released from all future obligations regarding the non-operated four well farm-in agreement.

Amalgamation and Toronto Stock Exchange (“TSX”) conditional approval for listing

On July 25, 2008, the Company entered into a pre-amalgamation agreement with EM Resources Inc. (“EM”) pursuant to which the Company and EM agreed to amalgamate conditional upon, among other things, the necessary shareholder approvals and the continuance of EM into Alberta. Shareholder approval was obtained on September 15, 2008. Pursuant to the amalgamation, all of the outstanding common shares of EM would be exchanged on a 2:1 basis for common shares of the amalgamated company (“Amalco”) and all outstanding common shares of Condor would be exchanged on a 1:1 basis for common shares of Amalco.

Based on the current issued capital of Condor and EM, upon completion of the amalgamation, the existing shareholders of Condor would, in the aggregate, hold approximately 99.5% of the issued and outstanding common shares of Amalco and the existing shareholders of EM would hold approximately 0.5%. As at September 30, 2009, Condor has 10,135,000 stock options outstanding, each option entitling the holder to acquire one common share of Condor. Such options shall be exchanged for equivalent options of Amalco on a 1:1 basis.

On September 18, 2008, the Company received conditional approval for listing Amalco shares on the TSX. However, due to market volatility and instability, the TSX application was withdrawn in December 2008 as the Company considered it advantageous to wait for improvements in capital market conditions before listing.

The pre-amalgamation agreement has been extended until April 30, 2010.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended December 31, 2009

Going concern

The consolidated financial statements were prepared using GAAP that are applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business as they come due. At September 30, 2009 the Company had accumulated losses of $29.4 million since inception (December 31, 2008 – $24.9 million), a working capital surplus of $1.2 million (December 31, 2008 – $2.4 million), and remaining work commitments in Kazakhstan of US$61.3 million through July, 2012 as described in Note 9.

As a result, there is significant doubt as to the ability of the Company to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. The recent credit crisis has affected the Company’s ability to raise funds and the application for a TSX listing has been withdrawn. The Company plans to explore all alternatives possible for securing its financial viability including joint ventures, debt and equity financings, merger opportunities and asset dispositions. There are no assurances that the Company will be successful with these initiatives and there is uncertainty as to the appropriateness of the use of accounting principles applicable to a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES AND FUTURE STANDARDS

The Company’s accounting policies are consistent with those in effect on December 31, 2008.

In January 2006 the CICA adopted a strategic plan for accounting standards in Canada and under the current plan, accounting standards for public companies in Canada are expected to converge with International Financial Reporting Standards by the end of 2011. The Company continues to monitor the developments and has not yet assessed the impact of these prospective changes on the Company’s financial statements.

As of January 1, 2011, the Company will be required to adopt the following CICA Handbook sections:

“Business Combinations", Section 1582, which replaces the previous business combinations standard. The standard requires assets and liabilities acquired in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair values as of the date of acquisition. In addition, acquisition-related and restructuring costs are to be recognized separately from the business combination and included in the statement of earnings. The adoption of this standard will impact the accounting treatment of future business combinations.

"Consolidated Financial Statements", Section 1601, which together with Section 1602 below, replace the former consolidated financial statements standard. Section 1601 establishes the requirements for the preparation of consolidated financial statements. The adoption of this standard should not have a material impact on the Company’s Consolidated Financial Statements.

"Non-controlling Interests", Section 1602. The standard establishes the accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. This standard requires a non-controlling interest in a subsidiary to be classified as a separate component of equity. In addition, net earnings and components of other comprehensive income are attributed to both the parent and non-controlling interest. The adoption of this standard will have an impact on the Company’s Consolidated Financial Statements as the net (income) loss attributable to non-controlling interests which are now included in income will be included in shareholder’s equity.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended December 31, 2009

3.	PROPERTY AND EQUIPMENT
September 30, 2009	Cost	Accumulated depreciation and depletion	Net book value
Oil and gas properties	46,579,335	21,545,377	25,033,958
Office equipment	1,731,185	287,251	1,443,934
Total property and equipment	48,310,520	21,832,628	26,477,892

December 31, 2008
Oil and gas properties	47,959,597	21,010,670	26,948,927
Office equipment	2,084,010	252,584	1,831,426
Total property and equipment	50,043,607	21,263,254	28,780,353

During the three months ended September 30, 2009, the Company capitalized $0.3 million of general and administrative costs (three months ended September 30, 2008 – $0.5 million). During the nine months ended September 30, 2009, the Company capitalized $1.2 million of general and administrative costs (nine months ended September 30, 2008 – $1.2 million). Capitalized costs of $21.8 million relating to unproved properties in Kazakhstan have been excluded from the depletion calculation (2008 – $21.0 million). Future development costs on proved undeveloped reserves of $1.4 million are included in the period depletion and depreciation calculations (2008 – $1.9 million).

An impairment test was performed on a country by country basis on the Company’s oil and gas properties and there was no write down for the three months ended September 30, 2009 (three months ended September 30, 2008 – nil). There was a write down of the USA properties in the first quarter of 2009 in the amount of $0.4 million and in the first quarter of 2008 in the amount of $3.7 million, both of which are included in depletion and depreciation.

4.	LONG TERM DEBT

The Company has a loan facility provided by EurAsia Resource Holdings AG which carries interest at 7% and is due on December 31, 2011. The limit for the facility is $10.0 million on September 30, 2009 (December 31, 2008 – $2.0 million). The loan balance and accrued interest outstanding at September 30, 2009 was $1.6 million (December 31, 2008 – nil).

5.	OTHER LONG TERM LIABILITIES

The Company is obligated to reimburse the Government of Kazakhstan for historical geological and exploration expenditures incurred in its contracted territories. The liabilities are deferred during the exploration period with repayment terms during the subsequent development period to be determined. The liabilities are non-interest bearing, denominated in US$ and the undiscounted amount at September 30, 2009 of $3.8 million (December 31, 2008 – $4.4 million) has been discounted to a value of $1.9 million (December 31, 2008 – $2.0 million) based on the estimated timing of future payments.

6.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations are estimated based on the expected costs to abandon existing wells and facilities and to restore the existing sites along with the estimated timing of future payments. At September 30, 2009, the estimated total undiscounted cash flows required to settle the future liabilities is $1.3 million (December 31, 2008 – $1.4 million) which is expected to be incurred between 2009 and 2028. The Company’s credit adjusted risk free rate of 7% along with an inflation rate of 1.5% are used to calculate the

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended December 31, 2009

net present value of the asset retirement obligations.

	Nine months ended September 30, 2009	Year ended December 31, 2008
Balance, beginning of period	520,837	388,556
Increase in liabilities due to changes in cash flow estimates	50,790	100,223
Accretion expense	39,434	32,058
Balance, end of period	611,061	520,837

7.	SHARE CAPITAL
Authorized:
Unlimited common shares, without par value Unlimited first and second preferred shares, without par value

Common shares issued and outstanding	Number of shares	Amount
Balance at December 31, 2007	168,000,100	26,732,929
Private placements during 2008	37,760,834	31,233,793
Share issue costs during 2008	-	(25,067)
Balance at December 31, 2008 and September 30, 2009	205,760,934	57,941,655

All shares issued for cash from January through July 2008 contained a retraction right in respect of which each subscriber had the right to require the Company to repurchase the shares if, by September 30, 2008, the Company had yet to qualify the shares for trading on a public stock exchange. The retraction rights expired on October 31, 2008 with no retraction rights being exercised.

Earnings per share

Per share amounts are calculated using the weighted average number of common shares outstanding during the period ending September 30 as follows:

	Three months	Three months	Nine months	Nine months
Weighted average common shares	2009	2008	2009	2008
Basic and diluted	205,760,934	187,497,489	205,760,934	181,170,756

During the three and nine month periods ended September 30, 2009, 10,135,000 (September 30, 2008 – 10,510,000) and 10,135,000 (September 30, 2008 – 10,510,000) respectively of the issued stock options were excluded from the calculation of diluted weighted average shares outstanding as to include them would be anti-dilutive.

Stock options

The Company has a stock option plan under which the board of directors may grant options for the purchase of common shares to directors, officers, consultants and employees for up to 10% of the outstanding common shares. The board establishes the exercise price of options at the date of grant, provided that such price shall not be less than the volume weighted average trading price of the shares on the TSX, or another stock exchange where the majority of the trading volume and value of the shares occurs, for the five trading days immediately preceding the date of grant and, where the shares are not listed on any exchange, the exercise price shall be such price as determined by the board. The options are granted for a term of five years and fully vest after either two or three years from the date of grant.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended December 31, 2009

	Number of options	Weighted average exercise price
Balance, at January 1, 2008	-	-
Granted April 7, 2008	3,635,000	0.60
Granted May 23, 2008	1,150,000	0.60
Granted September 15, 2008	5,725,000	1.25
Balance at December 31, 2008	10,510,000	0.95

Forfeited during the second quarter of 2009	(225,000)	0.60
Forfeited during the second quarter of 2009	(150,000)	1.25
Balance at September 30, 2009	10,135,000	0.96

The number of stock options outstanding and exercisable at September 30, 2009 are as follows:

September 30, 2009
Number of options outstanding	10,135,000
Average remaining life in years	3.8

Number of options exercisable	4,888,345
Average remaining life in years	3.7

Contributed surplus

	September 30, 2009	December 31, 2008
Balance, beginning of the period	1,723,974	-
Stock based compensation expense	1,693,541	1,723,974
Balance, end of the period	3,417,515	1,723,974

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in 2008:

Fair value of options granted (dollars per share)	0.51
Expected life (years)	5.0
Risk-free interest rate	3.0%
Expected volatility	60.0%
Expected dividend yield	0.0%

8.	RELATED PARTY BALANCES AND TRANSACTIONS

Loan from EurAsia Resource Holdings AG

As discussed in Note 4, the Company has a loan facility provided by the Company’s largest shareholder, EurAsia Resource Holdings AG, which carries interest at 7%. On March 1, 2008, $2.5 million of the loan was converted into 4.2 million common shares at $0.60 per share and the remaining $2.8 million loan balance and accrued interest was fully repaid during 2008. Interest expense for the three months ended September 30, 2009 was $24,809 (three months ended September 30, 2008 - $5,621). Interest expense for the nine months ended September 30, 2009 was $27,762 (nine months ended September 30, 2008 - $116,470). The

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

total principal and interest outstanding at September 30, 2009 is $1.6 million (December 31, 2008 - nil).

Management services received

General and administration costs for the three and nine months ended September 30, 2009 include management services provided by affiliates of the company’s largest shareholder related to the management of the Marsel territory in Kazakhstan. The expense for the three and nine months ended September 30, 2009 is $75,816 and $227,449 respectively (three and nine months ended September 30, 2008 – nil) and the full amount is outstanding at September 30, 2009 and recorded as accounts payable and accrued liabilities.

Management services provided

During the year, the Company charged affiliates of the company’s largest shareholder for management services related to their respective oil and gas operations. The amount charged in the three and nine months ended September 30, 2009 is $186,602 and $476,148 respectively (three and nine months ended September 30, 2008 – nil) and is treated as a reduction of general and administration costs. The full amount is outstanding at September 30, 2009 and recorded as accounts receivable.

These transactions were recorded at the exchange amount.

9.	COMMITMENTS AND CONTINGENT LIABILITIES

Work commitments

The Company has contractual work commitments pursuant to the Marsel exploration contract in Kazakhstan. The cumulative commitments to September 30, 2009 were approximately US$16.8 million, which the Company believes have been satisfied. Non-fulfilment of contractual work commitments in Kazakhstan could result in punitive actions by the Government including suspending or revoking the contract.

The remaining work commitments for each of the next four years and in total are as follows (in millions of US$):

2009		2010	2011	2012	Total
Marsel work commitments – in millions of US$	3.3	15.0	20.0	23.0	61.3

Excess profit tax

Condor is subject to excess profit tax on the Marsel territory in Kazakhstan at rates ranging from 0% to 60% which are calculated based on the ratio of net income to deductions in excess of 20%. The Company was not subject to excess profit tax to September 30, 2009 and accordingly has not accrued any related costs but may be subject to excess profit tax in future years.

Carried working interest

Condor owns a 66% interest in the Marsel territory in Kazakhstan and funds 100% of the capital program, including the work commitments.

10.	SEGMENTED INFORMATION

Condor’s activities are concentrated in Canada, Kazakhstan and the USA and are considered separate business segments for operational and presentation purposes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2 of the December 31, 2008 audited financial statements. The tables below presents the key financial data for the Company by geographical segment.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

	Canada	Kazakhstan	USA	Total
For the three months ended September 30, 2009
Capital expenditures	60,355	1,125,410	-	1,185,765

Revenues
Gross petroleum and natural gas sales	794,029	-	-	794,029
Interest income	533	14,816	-	15,349

Expenses
Royalty expense	189,164	-	-	189,164
Production costs	271,431	-	-	271,431
Transportation costs	12,936	-	-	12,936
General and administrative	531,214	447,081	11,751	990,046
Depletion and depreciation	326,847	25,546	950	353,343
Stock based compensation	376,283	202,613	-	578,896
Accretion expense	9,661	-	-	9,661
Interest expense	3,841	11,672	-	15,513
Foreign exchange loss (gain)	(59,818)	232,138	-	172,320
Income (loss) attributable to non-controlling interests	-	(80,469)	-	(80,469)
Net income (loss)	(866,997)	(823,765)	(12,701)	(1,703,463)

For the nine months ended September 30, 2009
Capital expenditures	248,403	3,681,875	406,147	4,336,425

Revenues
Gross petroleum and natural gas sales	2,181,517	-	-	2,181,517
Interest income	12,890	27,520	-	40,410

Expenses
Royalty expense	501,438	-	-	501,438
Production costs	974,909	-	-	974,909
Transportation costs	43,747	-	-	43,747
General and administrative	1,270,687	895,330	62,697	2,228,714
Depletion and depreciation	1,200,187	75,827	380,106	1,656,120
Stock based compensation	1,100,802	592,739	-	1,693,541
Accretion expense	39,434	-	-	39,434
Interest expense	5,171	36,122	-	41,293
Foreign exchange loss (gain)	52,683	(771,325)	-	(718,642)
Income (loss) attributable to non-controlling interests	-	249,190	-	249,190
Net income (loss)	(3,001,841)	(1,043,173)	(442,803)	(4,487,817)

As at September 30, 2009
Property and equipment	6,150,773	20,318,184	8,935	26,477,892
Total assets	9,131,415	20,905,432	25,055	30,061,902
Total liabilities	3,354,716	2,755,648	392	6,110,756

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

	Canada	Kazakhstan	USA	Total
For the three months ended September 30, 2008
Capital expenditures	7,375	5,146,047	45,296	5,198,717

Revenues
Gross petroleum and natural gas sales	1,436,919	-	-	1,436,919
Interest income	35,729	25	6	35,760

Expenses
Royalty expense	291,843	-	-	291,843
Production costs	288,629	-	-	288,629
Transportation costs	9,979	-	-	9,979
General and administrative	256,040	763,233	17,641	1,036,914
Depletion and depreciation	383,859	26,250	49,261	459,370
Stock based compensation	218,914	85,132	-	304,046
Accretion expense	6,071	-	-	6,071
Interest expense	788	4,833	-	5,621
Foreign exchange	(7,049)	(28,819)	-	(35,868)
Income attributable to non-controlling interests	-	6,257	-	6,257
Net income (loss)	23,574	(856,861)	(66,896)	(900,183)

For the nine months ended September 30, 2008
Capital expenditures	32,902	9,711,694	3,831,022	13,575,618

Revenues
Gross petroleum and natural gas sales	4,116,478	-	-	4,116,478
Interest income	63,716	2,085	11	65,812

Expenses
Royalty expense	898,579	-	-	898,579
Production costs	834,414	-	-	834,414
Transportation costs	29,177	-	-	29,177
General and administrative	970,999	1,115,224	374,188	2,460,411
Depletion and depreciation	1,141,720	40,181	3,761,366	4,943,267
Stock based compensation	686,668	267,037	-	953,705
Accretion expense	18,221	-	-	18,221
Interest expense	34,941	81,529	-	116,470
Foreign exchange	(1,394)	(124,066)	-	(125,460)
Income attributable to non-controlling interests	-	33,765	-	33,765
Net income (loss)	(433,131)	(1,411,585)	(4,135,543)	(5,980,259)

As at September 30, 2008
Property and equipment	7,420,992	11,121,746	103,137	18,645,875
Total assets	18,389,755	15,056,656	140,394	33,586,805
Total liabilities	1,052,828	14,595,719	64,508	15,713,055

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

11.	SUBSEQUENT EVENTS

EM Resources pre-amalgamation agreement termination

The pre-amalgamation agreement with EM Resources, as described in Note 1, was terminated on December 23, 2009.

New Horizon Energy Inc. pre-amalgamation agreement signed

On December 28, 2009, the Company entered into a pre-amalgamation agreement with New Horizon Energy Inc. (“New Horizon”) pursuant to which the Company and New Horizon have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals. Pursuant to the agreement, all the outstanding common shares of the Company would be exchanged on a 3.4 for 1 basis for common shares of the amalgamated company (“Amalco”) and all the outstanding common shares of New Horizon would be exchanged on a 1 for 1 basis for common shares of Amalco. All outstanding Condor stock options, each option entitling the holder to acquire one common share of Condor, would be exchanged for equivalent options of Amalco on a 3.4 for 1 basis. There are no outstanding New Horizon stock options.

APPENDIX H

AMALCO

INFORMATION BROCHURE

The information contained in this brochure is supplemental to and forms part of the information provided in the joint information circular of New Horizon Energy Inc. and Condor Petroleum Inc. which this brochure accompanies. Unless otherwise noted, the information contained herein is given as of January 20, 2010.

DEFINITIONS

Capitalized terms not otherwise defined in this Information Brochure shall have the meaning ascribed to such terms in the Information Circular.

CURRENCY

All dollar amounts in this Information Brochure are expressed in Canadian dollars unless otherwise specifically indicated.

CORPORATE STRUCTURE

Name, Address And Incorporation

The amalgamated corporation Condor Petroleum Inc. (“Amalco”) will be formed by Articles of Amalgamation, pursuant to the ABCA. The registered office of Amalco will be located at 500, 520-5th Avenue S.W., Calgary, Alberta T2P 3R7.

Intercorporate Relationships

The following diagram illustrates Amalco’s subsidiaries, together with the jurisdiction of incorporation of each company and the percentage of voting securities beneficially owned or over which control or direction is exercised by Amalco.

DESCRIPTION OF THE BUSINESS

Description Of The Business

For a description of the business of Amalco upon completion of the Amalgamation, see “Description of the Business” in “Appendix F - NHE Information Brochure” and “Description of the Business” in “Appendix G - Condor Information Brochure”.

DIVIDENDS OR DISTRIBUTIONS

Amalco will have no plans to declare any dividends for the foreseeable future.

PRO-FORMA CONSOLIDATED CAPITALIZATION

The following table sets forth the pro-forma capitalization of Amalco as at September 30, 2009 (unaudited) based on the pro forma consolidated balance sheet of Amalco dated as at September 30, 2009 (see “Pro Forma Consolidated Financial Statements”), the unaudited balance sheet of NHE dated as at September 30, 2009 (see “Financial Statement Disclosure” in “Appendix F – NHE Information Brochure” attached to the Information Circular), and the unaudited consolidated balance sheet of Condor dated as at September 30, 2009 (see “Financial Statement Disclosure” in “Appendix G - Condor Information Brochure” attached to the Information Circular). The pro forma information presents Amalco’s position after giving effect to the Amalgamation.

Description	Authorized	Outstanding as at September 30, 2009 (unaudited)
Amalco Common Shares	Unlimited	$184,394,822 (184,394,822 Amalco Common Shares)(1)

Notes:

(1)	Based on a total of 123,876,900 NHE Common Shares and a total of 205,760,934 Condor Common Shares issued and outstanding as at the date hereof.

OPTIONS TO PURCHASE SECURITIES

The following table provides information as of the date hereof with respect to options to purchase Amalco Common Shares that will be outstanding upon completion of the Amalgamation, based on the number of Condor Options outstanding as described in the Information Circular. For more information concerning the treatment of Condor Options see “Special Business of NHE – Amalgamation – Pre-Amalgamation Agreement – Calculation of Exchange Ratios” in the Information Circular.

	Aggregate Number of Individuals	Number of Amalco Common Shares to be issued upon exercise of outstanding options held(1)	Exercise Price(2)	Expiry Date
Executive officers and past executive officers of Condor	2	367,648 823,530	$0.60 $1.25	April 7, 2013 Sept. 15, 2013

	Aggregate Number of Individuals	Number of Amalco Common Shares to be issued upon exercise of outstanding options held(1)	Exercise Price(2)	Expiry Date
Directors and past directors of Condor	3	441,177 220,589	$0.60 $1.25	April 7, 2013 Sept. 15, 2013
Executive officers and past executive officers Condor subsidiaries	Nil	Nil	Nil	N/A
Directors and past directors of Condor subsidiaries	3	294,118 441,177	$0.60 $1.25	May 23, 2013 Sept. 15, 2013
Employees and past employees of Condor	5	120,589 22,059	$0.60 $1.25	April 7, 2013 Sept. 15, 2013
Employees and past employees of Condor subsidiaries	2	73,530 44,118	$0.60 $0.60	April 7, 2013 May 23, 2013
Consultants	3	132,354	$1.25	Sept. 15, 2013
Other	Nil	Nil	N/A	N/A
Total	18	2,980,889

Notes:

(1)	The number of Amalco Common Shares set out in the above table are approximates based on the number of corresponding Condor Options outstanding and the Condor Ratio.
(2)

Assuming the requisite Condor Shareholder approval is obtained with respect to the proposed repricing of Condor Options, as described under “Particulars of Matters to be Acted Upon at the Meetings - Special Business of Condor - Option Amendment” in the Information Circular, the exercise prices set out in the above table may be amended.

PRINCIPAL SECURITYHOLDERS

To the knowledge of the directors and officers of Amalco, no person, upon completion of the Amalgamation, will beneficially own, directly or indirectly, or exercise control or direction over Amalco Common Shares carrying more than 10% of the voting rights attached to all Amalco Common Shares other than Eurasia Resource Holdings AG, which will beneficially own142,488,595 Amalco Common Shares, and Herman Maurer in Trust, which will beneficially own 23,300,000 Amalco Common Shares.

DIRECTORS AND EXECUTIVE OFFICERS

Name and Occupation

Upon completion of the Amalgamation, it is anticipated that the following individuals will serve as the directors and officers of Amalco:

Name, Position with Condor, and Residence(1)	Principal Occupation and Occupation During the Past 5 Years(1)
Donald Streu President and Chief Executive Officer Alberta, Canada	President and Chief Executive Officer of Condor since August 2008 and prior thereto Asset Manager of Chevron Corp. based in Lagos, Nigeria and Duri, Indonesia
Sandy Quilty Vice-President of Finance and Chief Financial Officer Alberta, Canada	Chief Financial Officer of Condor since September 2007 and prior thereto Vice-President of Finance of Arawak Energy Corp., a public oil and gas production company
John Burzynski Secretary-Treasurer and Director Ontario, Canada	Vice-President, Corporate Development of Osisko Exploration Ltd., a public gold mining company
Sean Roosen Director Quebec, Canada	Chief Executive Officer of Osisko Exploration Ltd., a public gold mining company
Norman Storm Director Riga, Latvia	President and Chief Executive Officer of EurAsia Holding AG, a private German-based resource fund

Notes:

(1)	The information respecting each individual set out above, not being within the knowledge of Condor, has been furnished by such individual.

For biographies for Messrs. Streu, Quilty, Burzynski, Roosen and Storm, see “Directors and Executive Officers” in “Appendix G - Condor Information Brochure”.

Ownership of Amalco Common Shares by Directors and Executive Officers

Upon completion of the Amalgamation the directors and officers of Amalco, as a group, will own, directly or indirectly, an aggregate of approximately 7,534,706 Amalco Common Shares or approximately 4.1% of the outstanding Amalco Common Shares, based upon the number of Condor Common Shares and NHE Common Shares held by them, the number of outstanding Condor Common Shares and NHE Common Shares as of the date hereof, the NHE Ratio and the Condor Ratio.

Cease Trade Orders, Bankruptcies, Penalties Or Sanctions

For information concerning cease trade orders, bankruptcies, penalties or sanctions related to the proposed directors and executive officers of Amalco, see “Particulars of Matters to be acted Upon at the Meetings - Annual Business of Condor - Cease Trade Orders and Bankruptcies, Corporate Bankruptcies, Personal Bankruptcies and Penalties and Sanctions” in the Information Circular, and for the purpose of this section, “Condor Nominee” shall include the proposed directors and executive officers of Amalco.

Conflicts Of Interest

Certain of the proposed directors of Amalco upon completion of the Amalgamation also serve as directors and/or officers of other companies involved in the exploration and development business and consequently there exists the possibility for such directors to be in a position of conflict. Any decision made by any of such directors involving Amalco will be made in accordance with their duties and obligations under the ABCA.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

As at the date of this Information Brochure, no proposed executive officer, director or employee of Amalco will be indebted to Condor or NHE upon the completion of the Amalgamation.

Indebtedness Of Directors And Executive Officers Under Securities Purchase And Other Programs

No proposed director or executive officer of Amalco, nor any associate of any such director, executive officer or proposed nominee is or at any time since January 1, 2008 has been, indebted to Condor or NHE or another entity, for which such indebtedness is, or at any time since January 1, 2008 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Condor or NHE, in respect of any security purchase program or any other program.

RISK FACTORS

For information concerning the risk factors related to the business of Amalco, see “Risk Factors” in “Appendix F - NHE Information Brochure” and in “Appendix G - Condor Information Brochure”.

PROMOTER

Euarasia RH may be considered the promoter of Amalco pursuant to applicable securities law. EurAsia RH will beneficially own 142,488,594 Amalco Common Shares, representing 77.3% of the outstanding Amalco Common Shares, based upon the number of outstanding Condor Common Shares and NHE Common Shares as of the date hereof.

Other than as described in this Information Brochure, “Appendix F - NHE Information Brochure” and “Appendix G – Condor Information Brochure”, no promoter of Amalco has received or will receive anything of value, including money, property, contracts, options or rights of any kind from Amalco in respect of acting as a promoter of Amalco. For information concerning transactions between Condor and EurAsia RH and EurAsia AG (an affiliate of EurAsia RH) see “Interests of Management and Others in Material Transactions” in “Appendix G – Condor Information Brochure.”

LEGAL PROCEEDINGS

As of the date of this Information Brochure there are no legal proceedings, current or of which is known to be contemplated, to which Amalco will be a party, or of which any of Amalco’s property will be subject, upon completion of the Amalgamation.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

For information concerning the interests of management and others in material transactions related to Amalco, see “Interests of Management and Others in Material Transactions” in “Appendix F - NHE Information Brochure” and in “Appendix G - Condor Information Brochure”.

MATERIAL CONTRACTS

For information on the material contracts to which Amalco will be a party, see “Material Contracts” in

“Appendix F - NHE Information Brochure” and in “Appendix G - Condor Information Brochure”.

PRO FORMA FINANCIAL STATEMENT DISCLOSURE

Unaudited Pro Forma Consolidated Financial Statements

Balance Sheet and Statement of Operations as at and for the nine months ended September 30, 2009

Statement of Operations for the year ended

December 31, 2008

Expressed in Canadian Dollars

Condor Petroleum Inc.

Pro Forma Consolidated Balance Sheet

Unaudited

As at September 30, 2009	Condor	New Horizon	Pro forma Adjustments	Note	Pro forma Consolidated

Assets
Cash and cash equivalents	1,789,340	92,401			1,881,741
Accounts receivable	1,083,124	301,308	(630,179)	3	754,253
Prepaid income tax	-	126,343			126,343
Other current assets	315,025	57,021			372,046
Total current assets	3,187,489	577,073	(630,179)		3,134,383

Other long term assets	396,521	457,510			854,031
Property and equipment	26,477,892	18,820,327	6,520,422	2	51,818,641
Total assets	30,061,902	19,854,910	5,890,243		55,807,055

Liabilities
Accounts payables and accrued liabilities	1,960,024	2,796,618	(630,179)	3	4,126,463
Total current liabilities	1,960,024	2,796,618	(630,179)		4,126,463

Long term debt	1,647,762	5,018,861			6,666,623
Other long term liabilities	1,891,909	1,172,961			3,064,870
Asset retirement obligations	611,061	205,757			816,818
Non-controlling interest	343,774	-			343,774

Shareholder's equity
Share capital	57,941,655	18,831,001			76,772,656
Contributed surplus	3,417,515	-	6,520,422	2, 4	9,937,937
Accumulated other comprehensive income (loss)	(434,054)	1,032,567			598,513
Deficit	(37,317,744)	(9,202,855)	-		(46,520,599)
Total equity	23,607,372	10,660,713	6,520,422		40,788,507

Total liabilities and equity	30,061,902	19,854,910	5,890,243		55,807,055

See accompanying notes

Condor Petroleum Inc.

Pro-Forma Consolidated Statement of Operations and Deficit

(Unaudited)

For the nine months ended September 30, 2009	Condor	New Horizon	Pro forma Adjustments	Note	Pro forma Consolidated

Revenues
Gross petroleum and natural gas sales	2,181,517	-			2,181,517
Royalties	(501,438)	-			(501,438)
Net petroleum and natural gas sales	1,680,079	-	-		1,680,079

Interest income	40,410	25,600	(4,669)	4	61,341
Net revenues	1,720,489	25,600	(4,669)		1,741,420

Expenses
Production costs	974,909	-			974,909
Transportation	43,747	-			43,747
General and administrative	2,228,714	1,258,543			3,487,257
Depletion and depreciation	1,656,120	46,854			1,702,974
Stock based compensation	1,693,541	-		4	1,693,541
Accretion expense	39,434	11,657			51,091
Interest expense	41,293	218,772	(4,669)	4	255,396
Foreign exchange loss	(718,642)	(116,326)			(834,968)
Loss before taxes	(4,238,627)	(1,393,900)	-		(5,632,527)
Current income tax	-	94,472			94,472
Future income tax recovery	-	-			-
Loss before non-controlling interests	(4,238,627)	(1,488,372)	-		(5,726,999)
Loss attributable to non-controlling interests	(249,190)	-			(249,190)
Net loss	(4,487,817)	(1,488,372)	-		(5,976,189)
Deficit, beginning of the year	(32,829,927)	(7,714,483)			(40,544,410)
Deficit, end of the year	(37,317,744)	(9,202,855)	-		(46,520,599)

Loss per share
Basic and diluted	(0.02)	(0.01)		4	(0.03)

See accompanying notes

Condor Petroleum Inc.

Pro-Forma Consolidated Statement of Operations and Deficit

(Unaudited)

For the year ended December 31, 2008	Condor	New Horizon	Pro forma Adjustments	Note	Pro forma Consolidated

Revenues
Gross petroleum and natural gas sales	4,742,597	-			4,742,597
Royalties	(1,075,717)	-			(1,075,717)
Net petroleum and natural gas sales	3,666,880	-	-		3,666,880

Interest income	200,307	19,442	-		219,749
Net revenues	3,867,187	19,442	-		3,886,629

Expenses
Production costs	1,354,435	-			1,354,435
Transportation	34,559	-			34,559
General and administrative	3,930,672	455,535			4,386,207
Depletion and depreciation	5,491,302	26,812			5,518,114
Stock based compensation	1,723,974	-		4	1,723,974
Accretion expense	32,058	-			32,058
Interest expense	316,869	99,880	-		416,749
Provision for unrecoverable loans	612,300				612,300
Foreign exchange loss	(41,607)	(6,527)			(48,134)
Loss before taxes	(9,587,375)	(556,258)	-		(10,143,633)

Current income tax	-	261,282			261,282
Future income tax recovery	-	-			-
Loss before non-controlling interests	(9,587,375)	(817,540)	-		(10,404,915)
Loss attributable to non-controlling interests	15,527	-			15,527
Net loss	(9,571,848)	(817,540)	-		(10,389,388)
Deficit, beginning of the year	(23,258,079)	(6,896,943)			(30,155,022)
Deficit, end of the year	(32,829,927)	(7,714,483)	-		(40,544,410)

Loss per share
Basic and diluted	(0.05)	(0.01)		4	(0.06)

See accompanying notes

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

1.	BASIS OF PRESENTATION

On December 28, 2009 New Horizon Energy Inc. (“New Horizon”) and Condor Petroleum Inc. (“Condor”) entered into a pre-amalgamation agreement, pursuant to which New Horizon and Condor have agreed to amalgamate conditional upon, among other things, receipt of all necessary shareholder and regulatory approvals.

The accompanying unaudited pro forma consolidated financial statements of the amalgamated company (“CPI” or “the Company”), including the Balance Sheet and Statement of Operations as at and for the nine months ended September 30, 2009 and the Statement of Operations for the year ended December 31, 2008 (the “pro forma financial statements”) have been prepared from information derived from, and should be read in conjunction with, the following:

1)	Audited consolidated financial statements of Condor as at and for the year ended December 31, 2008;
2)	Audited consolidated financial statements of New Horizon as at and for the year ended December 31, 2008
3)	The unaudited consolidated financial statements of Condor as at and for the three and nine months ended September 30, 2009; and
4)	The unaudited consolidated financial statements of New Horizon as at and for the three and nine months ended September 30, 2009.

The pro forma financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The pro forma financial statements give effect to the transactions and assumptions for the Balance Sheet as if they had occurred on September 30, 2009. The pro forma financial statements give effect to the transactions and assumptions for the Statements of Operations as if they had occurred on January 1, 2008. The pro forma financial statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future.

The accounting policies used in the preparation of the pro forma financial statements are in accordance with those disclosed in the consolidated financial statements of Condor as at and for the three and nine months ended September 30, 2009.

The Company’s ability to continue as a going concern is dependent upon the ability to generate profitable operations and/or raise the necessary debt or equity financing to meet obligations and repay liabilities as they come due. There are no assurances that the Company will be successful with these initiatives. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

In the opinion of management, the pro forma financial statements include all the necessary adjustments for the fair presentation of the ongoing entity.

2.	PRO FORMA TRANSACTION AND ASSUMPTIONS

Pursuant to the amalgamation, all outstanding common shares of Condor will be exchanged on a 3.4 for 1 basis for common shares of CPI, the amalgamated company, and all the outstanding class A common shares of New Horizon will be exchanged on a 1 for 1 basis for common shares of CPI.

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

Effective September 30, 2009 Condor had 205,760,934 shares outstanding which will be converted into approximately 60,517,922 shares of CPI.

Condor also had 10,135,000 stock options outstanding effective September 30, 2009, each option entitling the holder to acquire one share at an average exercise price of $0.96. Each Condor option shall be exchanged for an equivalent option of CPI on a 3.4 for 1 basis.

Effective September 30, 2009, New Horizon had 123,876,900 shares outstanding which will be converted into approximately 123,876,900 shares of CPI.

Condor and New Horizon have a common group of shareholders which own 80% of Condor and 100% of New Horizon and will own 93% of CPI post amalgamation. Therefore, the proposed amalgamation will not result in a significant change in ownership interests and the transaction, for the common ownership interests, is accounted for as a related party transaction whereby the carrying value of the assets and liabilities of the combined entities are maintained and the transaction is recorded at book value. For the remaining 20% ownership interest holdings of Condor, the transaction is recorded at fair value, which is calculated using discounted cash flow estimates, with the difference between the carrying value of the net assets and the fair value being reflected in oil and gas properties and contributed surplus.

The above allocation has been determined using information currently available to management and incorporates estimates. The allocation of the purchase price to the assets and liabilities of Condor will be finalized after the amalgamation transaction and once actual results have been obtained and the final fair values of the assets and liabilities have been determined, the above purchase price equation will change accordingly.

3.	BALANCE SHEET ADJUSTMENTS

The unaudited pro forma consolidated balance sheet as at September 30, 2009 gives effect to the following assumptions and adjustments as if they occurred on September 30, 2009:

Elimination of intercompany accounts

Accounts receivable and corresponding accounts payables and accrued liabilities have been adjusted to eliminate intercompany account balances as at September 30, 2009.

4.	STATEMENTS OF OPERATIONS ADJUSTMENTS

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 and for the nine months ended September 30, 2009 give effect to the following assumptions and adjustments as if the transaction had occurred on January 1, 2008:

Weighted average number of common shares

The pro forma basic and diluted per share amounts have been calculated using the weighted average number of common shares estimated to be outstanding as if the transaction had occurred on January 1, 2008.

For the year ended December 31, 2008	Basic and Diluted
Weighted average shares outstanding before acquisition	186,118,356
Condor shares at exchange ratio	(131,377,663)
Shares issued for New Horizon acquisition	120,996,444
Weighted average shares outstanding	175,737,137

Condor Petroleum Inc.

Notes to the consolidated financial statements

For the three and nine months ended September 30, 2009

For the nine months ended September 30, 2009	Basic and Diluted
Weighted average shares outstanding before acquisition	205,760,934
Condor shares at exchange ratio	(145,243,012)
Shares issued for New Horizon acquisition	123,876,900
Weighted average shares outstanding	184,394,822

The issued Condor stock options were excluded from the calculation of diluted weighted average shares outstanding as to include them would be anti-dilutive.

Stock based compensation

The potential adjustment to stock based compensation expense and contributed surplus related to the possible stock option re-pricing has not been reflected in the pro forma statements.

Elimination of interest on intercompany loans

Interest income and corresponding interest expense have been adjusted to eliminate intercompany transactions for the nine months ended September 30, 2009.